As filed with the Securities and Exchange Commission on August 26, 2005
Registration No. 333-124138

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 To
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Simmons Company
(Exact Name of Registrant as Specified in Its Charter)

Delaware	2511	20-0646221
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
One Concourse Parkway, Suite 800
Atlanta, Georgia 30328-6188
(770) 512-7700
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)
William S. Creekmuir
Simmons Company
One Concourse Parkway, Suite 800
Atlanta, Georgia 30328-6188
(770) 512-7700
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

Copies to:
Rod Miller, Esq.
Alexander D. Lynch, Esq.
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
(212) 310-8000

      Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.
      If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐
      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated August 26, 2005
PROSPECTUS
Offer to exchange all outstanding
$269,000,000 principal amount at maturity of
10% Senior Discount Notes due 2014
for
$269,000,000 principal amount at maturity of
10% Senior Discount Notes due 2014
registered under the Securities Act of 1933
     We are offering to exchange our outstanding notes described above for the new, registered notes described above. In this prospectus we refer to the outstanding notes as the “old notes” and our new notes as the “registered notes,” and we refer to the old notes and the registered notes, together, as the “notes.” The form and terms of the registered notes are identical in all material respects to the form and terms of the old notes, except for transfer restrictions, registration rights and additional interest payment provisions relating only to the old notes. We do not intend to apply to have any exchange notes listed on any securities exchange or automated quotation system and there may be no active trading market for them.
Material Terms of the Exchange Offer

•	The exchange offer expires at midnight, New York City time, on , 2005, unless extended. Whether or not the exchange offer is extended, the time at which it ultimately expires is referred to in this prospectus as the time of expiration.

•	The only conditions to completing the exchange offer are that the exchange offer not violate any applicable law, regulation or interpretation of the staff of the Securities and Exchange Commission and that no injunction, order or decree of any court or governmental agency that would prohibit, prevent or otherwise materially impair our ability to proceed with the exchange offer shall be in effect.

•	All old notes that are validly tendered and not validly withdrawn will be exchanged.

•	Tenders of old notes in the exchange offer may be withdrawn at any time prior to the time of expiration.

•	We will not receive any cash proceeds from the exchange offer.
     None of our affiliates, no broker-dealers that acquired old notes directly from us and no persons engaged in a distribution of registered notes may participate in the exchange offer. Any broker-dealer that acquired old notes as a result of market-making or other trading activities and receives registered notes for its own account in exchange for those old notes must acknowledge that it will deliver a prospectus in connection with any resale of those registered notes. The letter of transmittal states that, by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer for that purpose. We have agreed that, for a period ending on the earlier of (a) 180 days after the time of expiration and (b) the date on which broker-dealers are no longer required to deliver a prospectus in connection with market-making or other trading activities, we will make this prospectus available to any broker-dealer for use in connection with any resales by that broker-dealer. See “Underwriting.”
     Consider carefully the “Risk Factors” beginning on page 14 of this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is                   , 2005

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with any information or represent anything about us, our financial results or this exchange offer that is not contained in this prospectus. If given or made, any such other information or representation should not be relied upon as having being authorized by us. We are not making an offer to sell securities in any jurisdiction where the offer or sale is not permitted.

     This prospectus was prepared by Simmons Company, or “Holdings.” Holdings (formerly THL Bedding Holding Company) is a Delaware corporation formed by Thomas H. Lee Equity Fund V, L.P., or “THL”, an affiliate of Thomas H. Lee Partners, L.P. Holdings is owned by affiliates of THL, affiliates of Fenway Partners and certain members of our senior management and board of directors. For more information on the beneficial ownership of Holdings, see “Security Ownership of Certain Beneficial Owners and Management.” The information contained in this prospectus has been provided by Holdings, certain members of our senior management and by other sources identified in this prospectus.

PROSPECTUS SUMMARY
RISK FACTORS
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
RATIO OF EARNINGS TO FIXED CHARGES
THE EXCHANGE OFFER
USE OF PROCEEDS
CAPITALIZATION
SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER OPERATING DATA
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT AND DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
DESCRIPTION OF CERTAIN INDEBTEDNESS
DESCRIPTION OF THE NOTES
UNDERWRITING
LEGAL MATTERS
EXPERTS
AVAILABLE INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
EX-3.3 AMENDED AND RESTATED BY-LAWS OF SIMMONS COMPANY
EX-5.1 OPINION OF WEIL, GOTSHAL & MANGES LLP
EX-12.1 COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
EX-21.1 SUBSIDIARIES OF SIMMONS COMPANY
EX-23.1 CONSENT OF PRICEWATERHOUSECOOPERS LLP
EX-23.3 CONSENT OF HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

PROSPECTUS SUMMARY
      This summary highlights selected information about us and provides an overview of the material terms of the exchange offer. In addition to this summary, you should carefully read this prospectus in its entirety before making an investment decision. In particular, you should read the section titled “Risk Factors” and the consolidated financial statements and notes related to those statements included elsewhere in this prospectus. The terms “fiscal year” and “year” refer to the 52 or 53 weeks ended on the last Saturday in December of the year referenced. When used in this prospectus, unless otherwise indicated, the term “Holdings” refers only to Simmons Company.
Our Holding Company Structure
      Holdings is a holding company with no material assets other than its ownership of the common stock of its wholly owned subsidiary, THL-SC Bedding Company, which is also a holding company with no material assets other than its ownership of the common stock of its wholly owned subsidiary, Simmons Bedding Company, referred to in this prospectus as Simmons Bedding. All of our issued and outstanding capital stock is owned by affiliates and designees of Thomas H. Lee Partners, L.P., Fenway Partners and certain members of our management and board of directors.
Our Business
      Founded in 1870, we are a leading manufacturer and distributor of branded bedding products in the United States. We sell a broad range of mattresses and foundations under our well-recognized brand names, including Simmons®, Beautyrest®, our flagship product, and BackCare®. Over our 135-year history, we have developed numerous innovations, including the first mass-produced innerspring mattress, the Pocketed Coil® innerspring, the “Murphy Bed,” the Hide-a-Bed® sofa and our patented “no flip” mattress. We also pioneered the national distribution of queen and king size mattresses and in 2001 introduced the Olympic® Queen mattress, an extra-wide queen mattress. In 2004, we introduced the HealthSmarttm Bed, which features a zip-off mattress top that can be laundered or dry cleaned. In 2005, we introduced the Beautyrest® Caresse® line of “memory” or visco foam products to provide our retailers and consumers additional product options in the specialty sleep market. For the six months ended June 25, 2005 and the year ended December 25, 2004, we generated net sales of $413.6 million and $869.9 million, respectively.
      The majority of our products are innerspring mattresses and foundations. For 2004, innerspring mattress shipments represented 92.4% of all U.S. wholesale conventional mattress units shipped and 80.6% of total U.S. wholesale conventional mattress sales dollars, according to the International Sleep Products Association (“ISPA”). Since 2000, we have placed particular emphasis on premium products targeted to sell at higher-end retail price points of $799 and above per queen set. Additionally, we focus on selling queen and larger size mattresses. For the six months ended June 25, 2005, we derived approximately 70% of our sales from premium mattresses with retail price points of $799 and above (38% from above $1,000) and approximately 83% of our sales from queen and larger size mattresses. For the year ended December 25, 2004, we derived approximately 65% of our sales from premium mattresses with retail price points of $799 and above (43% from above $1,000) and approximately 83% of our sales from queen and larger size mattresses. We believe these product categories offer faster growth and higher gross margins than other bedding segments. Primarily as a result of these factors, our conventional bedding average unit selling price (“AUSP”) for the six months ended June 25, 2005 and the year ended December 25, 2004 was approximately 37% and 44%, respectively, above the industry average as reported by ISPA.
      We sell to a diverse nationwide base of approximately 3,600 retail customers, representing over 11,000 outlets, including furniture stores, specialty sleep shops, department stores, furniture rental stores, mass merchandisers and juvenile specialty stores. Our sales force added over 700 net new retail accounts from January 2001 through December 2004 and over 100 net new retail accounts for the last twelve months ended June 25, 2005, broadening our revenue base and improving customer credit quality. We support these retailers with significant advertising and promotional spending, as well as extensive customer service.

      We also distribute branded products on a contract sales basis, with an emphasis on premium products, directly to the hospitality industry and government agencies. Starwood Hotels & Resorts Worldwide, Inc. (“Starwood Hotels”) has selected our Beautyrest® mattress as a product for its Heavenly Bed® program, a luxury hotel room program targeted at its preferred customer club members. In addition, we license selected trademarks, patents and other intellectual property to various domestic and foreign manufacturers.
      We operate 17 conventional bedding manufacturing facilities and three juvenile bedding manufacturing facilities strategically located throughout the United States and Puerto Rico. Unlike many of our competitors that operate as associations of independent licensees, we have national in-house manufacturing capabilities. We believe that there are a number of important advantages to operating nationally, including the ability to service multi-state accounts, maintain more consistent quality of products and leverage research and development activities. Our just-in-time manufacturing capability enables us to manufacture and ship approximately 95% of our orders to our retail customers within five business days of receiving their order and to minimize our working capital requirements.
      We have proven research and development capabilities. We apply extensive research to design, develop, manufacture and market innovative sleep products to provide consumers with a better night’s sleep. As of August 1, 2005, we owned 45 domestic and 197 international patents, and had 39 domestic and 69 international patent applications pending.
      As of August 1, 2005, we also operated 16 retail outlet stores located throughout the United States and 47 retail mattress stores operating under the Sleep Country USA name in Oregon and Washington. Prior to May 1, 2004, we also operated a chain of specialty sleep stores in Southern California.
      We filed a registration statement with the Securities and Exchange Commission (the “SEC”) on June 4, 2004 for an initial public offering of our common stock. On June 3, 2005, we submitted a request to the SEC to withdraw the registration statement due to market conditions and for strategic reasons.
Industry
      We compete in the U.S. wholesale bedding industry, which generated sales of approximately $5.8 billion in 2004, according to ISPA. While there are over 500 conventional bedding manufacturers in the United States according to the U.S. Census Bureau, four companies (including Simmons Bedding) accounted for approximately 57% of the conventional bedding industry’s wholesale revenues for 2004 and the top 15 accounted for approximately 83% of the conventional bedding industry’s wholesale revenues for 2004, according to Furniture/ Today, an industry publication. The remainder of the domestic conventional bedding market primarily consists of hundreds of smaller independent local and regional manufacturers.
      The U.S. bedding industry is historically characterized by growing unit demand, rising AUSPs and stability in various economic environments. In the first six months of 2005, ISPA estimates that total bedding industry sales increased 12.4% over the same period of 2004. Our conventional bedding sales decreased by 6.0% for the same period. In 2004, ISPA estimates that total bedding industry sales increased 12.1% over 2003, the strongest annual performance in twenty years. Our conventional bedding sales increased by 9.8% for the same period. Annual growth of total conventional bedding industry sales has averaged approximately 6.2% over the last twenty years. During this period, there has been just one year in which industry revenues declined (0.3% in 2001). This stability and resistance to economic downturns is due largely to replacement purchases, which account for approximately 80% of conventional bedding industry sales. In addition, high shipping costs and the short lead times demanded by mattress retailers limited imports from China to less than 1% of the U.S. market in 2004 according to the International Trade Association.
      U.S. bedding industry sales consist predominantly of innerspring mattresses. For the year 2004, ISPA estimates innerspring mattress sales represented approximately 81% of all mattresses sold. Although alternatives to innerspring mattresses, including foam, air and water beds, represent a small portion of the overall U.S. bedding industry, sales of non-innerspring mattresses have grown faster than innerspring mattresses in recent years.

      We believe that current trends favor increased consumer spending on mattresses. These trends are particularly favorable for sales of mattresses at the premium end of the market and queen and larger size mattresses, two areas where we believe we are well-positioned. We believe that the factors contributing to growth in these areas include:

•	Rapid growth in the 39-57 year old segment of the population, the largest and fastest growing segment of the population according to the U.S. Census Bureau, a group that tends to have higher earnings and more discretionary income and makes a disproportionate share of the purchases of bedding products relative to the general population;

•	Growth in the size of homes, which increased from an average of approximately 1,725 square feet in 1983 to approximately 2,350 square feet in 2004, and the number of bedrooms in homes in the last twenty years, according to the National Association of Home Builders;

•	Strong historical and projected growth in the number of people purchasing second homes, which grew approximately 17% from 1990 to 2000 according to the U.S. Census Bureau;

•	Increasing consumer awareness of the health benefits of better sleep, as evidenced by a study conducted by the Better Sleep Council in March 2004, in which 90% of all respondents reported that a good mattress was essential to health and well being; and

•	Greater relative profitability that the bedding category provides to retailers, particularly in higher-end products.
      As a result of these and other trends, conventional mattress units sold in the United States at retail price points of at least $1,000, as a percent of total conventional mattress units sold, rose from 15.5% in 2000 to 24.3% in 2004, according to ISPA. Conventional mattress units sold by us at retail points of at least $1,000, as a percent of total conventional mattress units sold by us, rose from 9.4% in 2000, the year in which we committed to a focus on premium products, to 25.7% in 2004, a 24.6% compound annual growth rate for that period. Additionally, queen and larger size innerspring mattress units sold in the United States, as a percent of total conventional innerspring mattress units sold, rose from 43.3% in 2000 to 46.4% in 2004, according to ISPA. Queen and larger size mattress units sold by us, as a percent of total conventional mattress units sold by us, rose from 66.0% in 2000 to 72.0% in 2004.
Company Ownership
      In December 2003, Holdings was formed to acquire Simmons Bedding (the “Acquisition”). As a result of the Acquisition and as of June 25, 2005, THL and its affiliates, Fenway Partners Capital Fund II, L.P. and its affiliates (“Fenway”), and our management and directors hold 71.8%, 8.5% and 19.7%, respectively, of Holding’s voting stock, after giving effect to restricted stock issued to management under Holding’s equity incentive plan.
      Concurrently with the closing of the Acquisition, Simmons Bedding entered into the following financing transactions, which we refer to, together with the Acquisition, as the “2003 Transactions:”

•	the issuance of Simmons Bedding’s $200.0 million aggregate principal amount of 7.875% Senior Subordinated Notes due 2014 (the “Existing Notes”);

•	the closing of Simmons Bedding’s senior secured credit facilities, consisting of a $405.0 million term loan facility and a $75.0 million revolving credit facility (collectively, as amended, the “senior credit facility”);

•	the closing of a $140.0 million senior unsecured term loan facility (the “senior unsecured facility”); and

•	the repayment of all outstanding amounts under Simmons Bedding’s then-existing senior credit facility and the termination of all commitments under that facility.

Our Equity Sponsor
      Thomas H. Lee Partners, L.P. is a leading private equity firm based in Boston that manages over $12.0 billion, with a committed equity capital pool in excess of $6.0 billion. Founded in 1974, Thomas H. Lee Partners is focused on identifying and acquiring substantial ownership stakes in mid- to large-cap growth companies. Thomas H. Lee Partners invests in companies with leading market positions, proven and experienced management teams, recognized brand names and well-defined business plans, which include opportunities for growth and expansion in their core and related businesses. Notable transactions sponsored by the firm include American Media, Inc., AXIS Capital Holdings Limited, Cott Corporation, Endurance Specialty Insurance Ltd., Experian Corporation, Eye Care Centers of America, Inc., Fisher Scientific International Inc., Houghton Mifflin Company, Michael Foods, Inc., National Waterworks, Inc., Rayovac Corporation, Refco, Inc., Warner Music Group, Inc. and TransWestern Publishing Company, LLC.
      We are a corporation organized under the laws of the State of Delaware. Our principal executive office is located at One Concourse Parkway, Suite 800, Atlanta, Georgia 30328 and our telephone number is (770) 512-7700. Our website is www.simmons.com. The information on our website is not incorporated into this prospectus.

      The chart below illustrates in summary form our corporate structure as of June 25, 2005.

Summary of the Terms of the Exchange Offer
      On December 15, 2004, we issued $269.0 million aggregate principal amount at maturity of 10% senior discount notes due 2014 in a transaction exempt from registration under the Securities Act of 1933, as amended, or the “Securities Act”. We refer to the issuance of the old notes in this prospectus as the “original issuance.”
      At the time of the original issuance, we entered into an agreement in which we agreed to register new notes, with substantially the same form and terms of the old notes, and to offer to exchange the registered notes for the old notes. This agreement is referred to in this prospectus as the “registration rights agreement.”
      Unless you are a broker-dealer and you satisfy the conditions set forth below under “—Resales of the Registered Notes,” we believe that the registered notes to be issued to you in the exchange offer may be resold by you without compliance with the registration and prospectus delivery provisions of the Securities Act. You should read the discussions under the headings “The Exchange Offer” and “Description of Notes” for further information regarding the registered notes.

Registration Rights Agreement	Under the registration rights agreement, the issuer is obligated to offer to exchange the old notes for registered notes with terms identical in all material respects to the old notes. The exchange offer is intended to satisfy that obligation. After the exchange offer is complete, except as set forth in the next paragraph, you will no longer be entitled to any exchange or registration rights with respect to your old notes.

The registration rights agreement requires the issuer to file a registration statement for a continuous offering in accordance with Rule 415 under the Securities Act for your benefit if you would not receive freely tradeable registered notes in the exchange offer or you are ineligible to participate in the exchange offer and indicate that you wish to have your old notes registered under the Securities Act. See “The Exchange Offer—Procedures for Tendering.”

The Exchange Offer	The issuer is offering to exchange $1,000 principal amount at maturity of its 10% senior discount notes due 2014, which have been registered under the Securities Act, for each $1,000 principal amount at maturity of its unregistered 10% senior discount notes due 2014 that were issued in the original issuance.

In order to be exchanged, an old note must be validly tendered and accepted. All old notes that are validly tendered and not validly withdrawn before the time of expiration will be accepted and exchanged.

As of this date, there are $269.0 million aggregate principal amount at maturity of old notes outstanding.

The issuer will issue the registered notes promptly after the time of expiration.

Resales of the Registered Notes	Except as described below, we believe that the registered notes to be issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and (except with respect to broker-dealers)

prospectus delivery provisions of the Securities Act if (but only if) you meet the following conditions:

• you are not an “affiliate” of the issuer, as that term is defined in Rule 405 under the Securities Act;

• if you are a broker-dealer, you acquired the old notes which you seek to exchange for registered notes as a result of market making or other trading activities and not directly from us and you comply with the prospectus delivery requirements of the Securities Act;

• the registered notes are acquired by you in the ordinary course of your business;

• you are not engaging in and do not intend to engage in a distribution of the registered notes; and

• you do not have an arrangement or understanding with any person to participate in the distribution of the registered notes.

Our belief is based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties unrelated to us. The staff has not considered the exchange offer in the context of a no-action letter, and we cannot assure you that the staff would make a similar determination with respect to the exchange offer.

If you do not meet the above conditions, you may not participate in the exchange offer or sell, transfer or otherwise dispose of any old notes unless (i) they have been registered for resale by you under the Securities Act and you deliver a “resale” prospectus meeting the requirements of the Securities Act or (ii) you sell, transfer or otherwise dispose of the registered notes in accordance with an applicable exemption from the registration requirements of the Securities Act.

Any broker-dealer that acquired old notes as a result of market-making activities or other trading activities, and receives registered notes for its own account in exchange for old notes, must acknowledge that it will deliver a prospectus in connection with any resale of the registered notes. See “Plan of Distribution.” A broker-dealer may use this prospectus for an offer to resell or to otherwise transfer those registered notes for a period of 180 days after the time of expiration.

Time of Expiration	The exchange offer will expire at midnight, New York City time, on , 2005, unless we decide to extend the exchange offer. We do not intend to extend the exchange offer, although we reserve the right to do so. We will not extend the exchange offer past , 2005.

Conditions to the Exchange Offer	The only conditions to completing the exchange offer are that the exchange offer not violate any applicable law, regulation or applicable interpretation of the staff of the SEC and that no injunction, order or decree of any court or any governmental agency that would prohibit, prevent or otherwise materially impair our ability to proceed with the exchange offer shall be in effect. See “The Exchange Offer—Conditions.”

Procedures for Tendering Old Notes Held in the Form of Book-Entry Interests	The old notes were issued as global notes in fully registered form without interest coupons. Beneficial interests in the old notes held by direct or indirect participants in The Depository Trust Company, or DTC, are shown on, and transfers of those interests are effected only through, records maintained in book-entry form by DTC with respect to its participants.

If you hold old notes in the form of book-entry interests and you wish to tender your old notes for exchange pursuant to the exchange offer, you must transmit to the exchange agent on or prior to the time of expiration of the exchange offer either:

• a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, at the address set forth on the cover page of the letter of transmittal; or

• a computer-generated message transmitted by means of DTC’s Automated Tender Offer
  Program system and received by the exchange agent and forming a part of a confirmation of book-entry transfer, in which you acknowledge and agree to be bound by the terms of the letter of transmittal.

The exchange agent must also receive on or prior to the expiration of the exchange offer either:

• a timely confirmation of book-entry transfer of your old notes into the exchange agent’s account at DTC pursuant to the procedure for book- entry transfers described in this prospectus under the heading “The Exchange Offer—Book-Entry Transfer;” or

• the documents necessary for compliance with the guaranteed delivery procedures described below.

A letter of transmittal for your notes accompanies this prospectus. By executing the letter of transmittal or delivering a computer-generated message through DTC’s Automated Tender Offer Program system, you will represent to us that, among other things:

• you are not an affiliate of the issuer;

• you are not a broker-dealer who acquired the old notes that you are sending to the issuer directly from the issuer;

• the registered notes to be acquired by you in the exchange offer are being acquired in the ordinary course of your business;

• you are not engaging in and do not intend to engage in a distribution of the registered notes; and

• you do not have an arrangement or understanding with any person to participate in the distribution of the registered notes.

Procedures for Tendering Certificated Old Notes	If you are a holder of book-entry interests in the old notes, you are entitled to receive, in limited circumstances, in exchange for your book- entry interests, certificated notes which are in equal principal amounts at maturity to your book-entry interests. See “Description of Notes—Exchanges of Book-Entry Notes for Certificated Notes.” If you acquire certificated old notes prior to the expiration of the exchange offer, you must tender your certificated old notes in accordance with the procedures described in this prospectus under the heading “The Exchange Offer—Procedures for Tendering—Certificated Old Notes.”

Special Procedures for Beneficial Owners	If you are the beneficial owner of old notes and they are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time. See “The Exchange Offer—Procedures for Tendering—Procedures Applicable to All Holders.”

Guaranteed Delivery Procedures	If you wish to tender your old notes in the exchange offer and:

(1) they are not immediately available;

(2) time will not permit your old notes or other required documents to reach the exchange agent before the expiration of the exchange offer; or

(3) you cannot complete the procedure for book-entry transfer on a timely basis,

you may tender your old notes in accordance with the guaranteed delivery procedures set forth in “The Exchange Offer—Procedures for Tendering—Guaranteed Delivery Procedures.”

Acceptance of Old Notes and Delivery of Registered Notes	Except under the circumstances described above under “Conditions to the Exchange Offer,” the issuer will accept for exchange any and all old notes which are properly tendered prior to the time of expiration. The registered notes to be issued to you in the exchange offer will be delivered promptly following the time of expiration. See “The Exchange Offer—Terms of the Exchange Offer.”

Withdrawal	You may withdraw the tender of your old notes at any time prior to the time of expiration. We will return to you any old notes not accepted for exchange for any reason without expense to you as promptly after withdrawal, rejection of tender or termination of the exchange offer.

Exchange Agent	Wells Fargo Bank, N.A. is serving as the exchange agent in connection with the exchange offer.

Consequences of Failure to Exchange	If you do not participate in the exchange offer for your old notes, upon completion of the exchange offer, the liquidity of the market for your old notes could be adversely affected. See “The Exchange Offer—Consequences of Failure to Exchange.”

United States Federal Income Tax Consequences of the Exchange Offer	The exchange of old notes for registered notes in the exchange offer will not be a taxable event for United States federal income tax purposes. See “United States Federal Income Tax Consequences.”

Summary of Terms of the Registered Notes
      The form and terms of the registered notes are the same as the form and terms of the old notes, except that the registered notes will be registered under the Securities Act and will not have registration rights or additional interest payment provisions. As a result, the registered notes will not bear legends restricting their transfer and will not contain the registration rights and liquidated damages provisions contained in the old notes. The registered notes represent the same debt as the old notes. Both the old notes and the registered notes are governed by the same indenture.
      The summary below describes the principal terms of the registered notes. Some of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus contains a more detailed description of the terms and conditions of the notes.

Issuer	Simmons Company, a Delaware corporation (“Holdings”).

Notes Offered	$269.0 million aggregate principal amount at maturity of 10% Senior Discount Notes due 2014 registered under the Securities Act (the “notes”).

Maturity Date	December 15, 2014.

Interest	Prior to December 15, 2009 (the “Full Accretion Date”), interest will accrue on the notes in the form of an increase in the accreted value of the notes. Thereafter, cash interest on the notes will accrue and be payable semiannually in arrears on June 15 and December 15 of each year, commencing on June 15, 2010, at a rate of 10% per annum. The notes had an initial accreted value on the date of issuance equal to the issue price, and the accreted value of each note increases from the date of issuance to but not including the Full Accretion Date at a rate of 10% per annum, compounded semi-annually, reflecting the accrual of non-cash interest, such that the accreted value will equal the principal amount at maturity on the Full Accretion Date.

Ranking	The notes are general unsecured senior obligations of Holdings and are not guaranteed by any of its subsidiaries. The notes:

• rank equally in right of payment to all of Holdings’ future unsecured senior indebtedness;

• rank senior in right of payment to all of Holdings’ future unsecured subordinated indebtedness;

• are effectively subordinated in right of payment to future secured indebtedness of Holdings, to the extent of the value of the assets securing such indebtedness; and

• are structurally subordinated to all existing and future indebtedness and obligations, including trade payables, of each of Holdings’ subsidiaries, including Simmons Bedding.

Holdings’ subsidiaries represent substantially all of our net sales and operating income. As of June 25, 2005, Simmons Bedding had approximately $747.3 million of indebtedness and $118.9 million of trade payables and other liabilities outstanding. This amount does not include up to $64.9 million of additional borrowings that were available at such date under the revolving credit portion of the senior secured credit facility.

Mandatory Redemption	If any notes are outstanding on June 15, 2010, Holdings will redeem for cash a portion of each note then outstanding in an amount equal to the Mandatory Principal Redemption Amount, plus a premium equal to 5.0% (one-half of the coupon) of the Mandatory Principal Redemption Amount. No partial redemption or repurchase of the notes pursuant to any other provision of the indenture will alter the obligation of Holdings to make this redemption. “Mandatory Principal Redemption Amount” means as of the last day of the first accrual period (as defined in Internal Revenue Code section 1272(a)(5)) ending after December 15, 2009, the excess, if any, of (a) the aggregate amount of accrued and unpaid interest and all accrued and unpaid original issue discount (as defined in Internal Revenue Code section 1273(a)(1)) on the note, over (b) an amount equal to the product of (i) the issue price (as defined in Internal Revenue Code section 1273(b) and 1274(a)) of the note and (ii) the yield to maturity of the note.

Optional Redemption	After December 15, 2009, Holdings may redeem the notes, in whole or in part, at the applicable redemption prices described under “Description of the Notes—Optional Redemption,” plus accrued and unpaid interest. Holdings may also redeem up to 40% of the original aggregate principal amount at maturity of the notes at any time before December 15, 2007 with the net cash proceeds of certain equity offerings at a price equal to 110.0% of their accreted value, plus accrued and unpaid interest.

Change of Control	If Holdings experiences a change of control, as described under “Description of the Notes—Repurchase at the Option of Holders—Change of Control,” it must offer to repurchase all of the notes at a price equal to 101% of their accreted value, plus accrued and unpaid interest, to the repurchase date, unless Holdings has previously exercised the right to redeem the notes as provided under “Description of the Notes—Optional Redemption.”

Holdings may not be able to pay the required price for notes presented for redemption at the time of a change of control if restrictive covenants contained in the agreements governing indebtedness of Holdings’ subsidiaries restrict their ability to distribute to Holdings sufficient amounts to fund the change of control offer.

Asset Sale Proceeds	If we engage in asset sales, we generally must either invest the net cash proceeds from such sales in our business within a period of time or use such proceeds to pay down Simmons Bedding’s indebtedness. Any remaining proceeds must be used to make an offer to purchase a principal amount of the notes equal to the excess net cash proceeds. The purchase price of the notes would be 100% of the accreted value, plus accrued and unpaid interest.

Certain Covenants	The indenture governing the notes contains covenants that impose significant restrictions on our business. The restrictions that these covenants place on us and our restricted subsidiaries include limitations on our ability and the ability of our restricted subsidiaries to, among other things:

• incur indebtedness or issue preferred shares;

• pay dividends or make distributions in respect of our capital stock or to make other restricted payments;

• make investments;

• sell assets;

• create liens;

• create restrictions on the ability of subsidiaries to pay dividends to Holdings;

• consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

• enter into transactions with our affiliates; and

• designate our subsidiaries as unrestricted subsidiaries.

These covenants are subject to important exceptions and qualifications, which are described under “Description of the Notes—Certain Covenants.”
Risk Factors
      Investing in the notes involves substantial risk. See the “Risk Factors” section of this prospectus for a description of certain of the risks you should consider before investing in the notes.

RISK FACTORS
      Participating in the exchange offer and investing in the registered notes involve a high degree of risk. You should read and consider carefully each of the following factors, as well as the other information contained in this prospectus, before making a decision on whether to participate in the exchange offer.
Risks Associated with the Exchange Offer

Because there is no public market for the registered notes, you may not be able to resell your registered notes.
      The registered notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market, and there is a risk that:

•	a liquid trading market for the registered notes may not develop;

•	holders may not be able to sell their registered notes; or

•	the price at which the holders would be able to sell their registered notes may be lower than anticipated and lower than the principal amount or original purchase price.
      If a trading market were to develop, the trading price of the registered notes will depend on many factors, including prevailing interest rates, the market for similar debentures and our financial performance.
      We understand that the initial purchasers of the old notes presently intend to make a market in the registered notes. However, they are not obligated to do so, and any market-making activity with respect to the registered notes may be discontinued at any time without notice. In addition, any market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended, or the “Exchange Act”, and may be limited during the exchange offer or the pendency of an applicable shelf registration statement. An active trading market may not exist for the registered notes, and any trading market that does develop may not be liquid.
      In addition, any holder who tenders in the exchange offer for the purpose of participating in a distribution of the registered notes may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. For a description of these requirements, see “The Exchange Offer.”

Your old notes will not be accepted for exchange if you fail to follow the exchange offer procedures.
      Holdings will not accept your old notes for exchange if you do not follow the exchange offer procedures. Holdings will issue registered notes as part of this exchange offer only after a timely receipt of your old notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you wish to tender your old notes, please allow sufficient time to ensure timely delivery. If Holdings does not receive your old notes, letter of transmittal and other required documents by the time of expiration of the exchange offer, we will not accept your old notes for exchange. Holdings is under no duty to give notification of defects or irregularities with respect to the tenders of outstanding old notes for exchange. If there are defects or irregularities with respect to your tender of old notes, we will not accept your old notes for exchange.
Risks Related to Our Business

We operate in the highly competitive bedding industry, and if we are unable to compete successfully, we may lose customers and our sales may decline.
      The bedding industry is highly competitive. There are over 500 bedding manufacturers in the United States. We, along with Sealy Corporation (“Sealy”), Serta, Inc. (“Serta”) and The Spring Air Company (“Spring Air”), accounted for approximately 57% of wholesale revenues in 2004 and the top 15 (including Sealy, Serta, Spring Air and us) accounted for 83% of wholesale revenues, according to Furniture/Today, an industry publication. While U.S. wholesale conventional innerspring mattresses represented 84.1% of total U.S. wholesale mattress sales in 2004, sales of non-innerspring mattress by companies such as Tempur Pedic International Inc. (“Tempur Pedic”) and Select Comfort Corporation (“Select Comfort”) have been gaining momentum in recent years, according to ISPA. For 2004, Tempur Pedic and Select Comfort had an estimated U.S. bedding market share of 5.7% and 4.7%, respectively, versus 3.7% and 3.9%, respectively, in 2003. In recent years, foreign manufacturers have increased their sales in the United States. From 2001 to 2004, the dollar value of bedding imports have grown 68%, to equal 1.8% of domestic conventional mattress and foundation sales according to ISPA. Further significant gains by foreign manufacturers could lead to increased price reductions and other competition. We have recently experienced competition, and could experience increased future competition, resulting in price reductions, margin reductions and loss of market share. In addition, we may not be able to compete effectively in the future. In addition, some of our principal competitors may be less highly-leveraged, have greater access to financial or other resources, have lower cost operations and/or be better able to withstand changing market conditions.

Regulatory requirements relating to our products may increase our costs, alter our manufacturing processes and impair our product performance.
      Our products are and will continue to be subject to regulation in the United States by various federal, state and local regulatory authorities. In addition, other governments and agencies in other jurisdictions regulate the sale and distribution of our products. Compliance with these regulations may negatively impact our business. For example, the State of California adopted new open flame resistance standards, that became effective on January 1, 2005. The U.S. Consumer Product Safety Commission has stated its plans to introduce new regulations relating to open flame resistance standards for the mattress industry, which are currently expected to go into effect in 2007. In addition, various state and other regulatory agencies are also considering new laws, rules and regulations relating to open flame resistance and other standards. Compliance with these new rules may increase our costs, alter our manufacturing processes and impair the performance of our products. In October 2004, we introduced new product solutions for distribution in California to meet the new California standard. However, because new standards that differ from the California laws may be adopted in other jurisdictions, these new products will not necessarily meet all future standards.

Legal and regulatory requirements may impose costs or charges on us that impair our business and reduce our profitability.
      Our marketing and advertising practices could become the subject of proceedings before regulatory authorities or the subject of claims by other parties which could require us to alter or end these practices or adopt new practices that are not as effective or are more expensive. In addition, our operations are subject to federal, state and local laws and regulations relating to pollution, environmental protection and occupational health and safety. We may not be in complete compliance with all such requirements at all times. Under various environmental laws, we may be held liable for the costs of remediating releases of hazardous substances at any properties currently or previously owned or operated by us or at any site to which we sent hazardous substances for disposal. Such liability may be imposed without fault, and the amount of such liability could be material.

Our new product launches and plant start-ups may not be successful, which could cause a decline in our market share and our level of profitability.
      Each year we invest significant time and resources in research and development to improve our product offerings. In addition, we incur increased costs in the near term associated with the introduction of new lines, opening new plants and the training of our employees in new manufacturing and sales processes. We are subject to a number of risks inherent in new product introductions, including development delays, failure of new products to achieve anticipated levels of market acceptance and costs associated with failed product introductions. Risks associated with new plants include delays in construction or upgrades, unanticipated costs, hiring and training of new personnel and incremental costs related to transportation of products from existing facilities. For example, our Hazleton, Pennsylvania and Waycross, Georgia manufacturing facilities, which opened in 2004, have experienced and continue to experience some operational inefficiencies typically associated with the start-up of new plants. We had slower sales of our new 2005 product lines than we experienced with previous new product introductions. Our wholesale bedding segment conventional bedding unit volume declined 11.4%, or an estimated $51.4 million, in the first six months of 2005 compared to the first six months of 2004, principally as a result of our new 2005 product line, at its original price points, not achieving anticipated levels of market acceptance. In addition, we have a limited ability to increase price points on existing products, and any failure of new product introductions may reduce our ability to sell our products at appropriate price levels.

We may experience fluctuations in our operating results due to seasonality, which could make sequential quarter to quarter comparison an unreliable indication of our performance.
      Our retail bedding business, which accounted for 9.2% of our net sales for the six months ended June 25, 2005 and 9.3% of our net sales for the year ended December 25, 2004, has historically experienced, and we expect will continue to experience, seasonal and quarterly fluctuations in net sales and operating income. As is the case with many bedding retailers, our retail business is subject to seasonal influences, characterized by strong sales for the months of May through September, which impacts our second and third quarter results. This seasonality means that a sequential quarter to quarter comparison may not be a good indication of our performance or of how we will perform in the future.

We rely on a small number of suppliers and if we experience difficulty with a major supplier, we may have difficulty finding alternative sources. This could disrupt our business.
      We purchase substantially all of our conventional bedding raw materials centrally to obtain volume discounts and achieve economies of scale. We obtain a large percentage of our raw materials from a small number of suppliers. For the six months ended June 25, 2005 and the year ended December 25, 2004, we bought approximately 73% and 75%, respectively, of our raw materials from ten suppliers.
      We have long-term supply agreements with several suppliers, including Leggett & Platt, Incorporated (“L&P”) and National Standard Company. With the exception of L&P and National Standard Company, we believe that we can readily replace our suppliers, if necessary.
      L&P supplies the majority of certain bedding components (including certain spring components, insulator pads, wire, fiber, quilt backing and flange material) to the bedding industry. For both the six months ended June 25, 2005 and the year ended December 25, 2004, we bought approximately one-third of our raw materials from L&P. Under our agreements with L&P, we must buy a majority of our requirements of certain components from it, such as grid tops and open coil innersprings. Our agreements with L&P for grid tops and wire expire in 2010. The agreement for innersprings may be terminated by L&P upon five years notice. National Standard Company is the sole supplier available for the stranded wire used in our Pocketed Cable Coiltm products, and our agreement with National Standard Company expires in 2006.
      Because we may not be able to find alternative sources for some of these components on terms as favorable to us as we currently receive, or at all, our business, financial condition and results of operations could be impaired if we lose L&P or National Standard Company as a supplier. Further, if we do not reach committed levels of purchases, various additional payments could be required to be paid to L&P or National Standard Company or certain sales volume rebates could be lost.
      Additionally, our wholesale bedding segment primarily utilizes two third-party logistics providers which, in the aggregate, accounted for approximately 72% of our outbound wholesale shipments for the six months ended June 25, 2005 and approximately 75% of our outbound wholesale shipments for the year ended December 25, 2004. Any instability of, or change in our relationship with, these providers could materially disrupt our business.

We are subject to fluctuations in the cost and availability of raw materials, which fluctuations could increase our costs or disrupt our production.
      The major raw materials that we purchase for production are wire, spring components, lumber, cotton, insulator pads, innersprings, foundation constructions, fabrics and roll goods consisting of foam, fiber, ticking and non-wovens. The price and availability of these raw materials, as well as the cost of fuel to transport our products to market, are subject to market conditions affecting supply and demand. In particular, the price of many of these raw materials can be impacted by fluctuations in petrochemical prices. For the first six months of 2005, our wholesale bedding segment conventional bedding material costs increased 2.2 percentage points, as a percentage of wholesale segment net sales, compared to the first six months of 2004 due to inflation and changes to our sales mix. In 2004, inflation in the prices of raw materials, principally steel and wood, and changes to our sales mix resulted in our wholesale segment gross margin declining by 2.2 percentage points in comparison to the pro forma year ended December 27, 2003. Our financial condition and results of operations may be impaired by increases in raw material costs to the extent we are unable to pass those higher costs on to our customers. In addition, if these materials are not available on a timely basis or at all, we may not be able to produce our products and our sales may decline.

Because we depend on our significant customers, a decrease or interruption in their business with us could reduce our sales and profits.
      Our wholesale bedding segment top five customers collectively accounted for approximately 19% of our wholesale bedding segment shipments for both the six months ended June 25, 2005 and the year ended December 25, 2004. Our largest customer accounted for less than 10% of our wholesale bedding segment shipments for both the six months ended June 25, 2005 and the year ended December 25, 2004. Many of our customer arrangements are by purchase order or are terminable at will. Several of our customer arrangements are governed by long-term supply agreements. A substantial decrease or interruption in business from our significant customers could result in a reduction in net sales, an increase in bad debt expense or the loss of future business, any of which could impair our business, financial condition or results of operations. Additionally, the expiration of a long-term supply agreement could result in the loss of future business, or the payment of additional amounts to secure a contract renewal or an increase in required advertising support, any of which could impair our business, financial condition or results of operations.
      Retailers may, and in the past some of our retailers did, consolidate, undergo restructurings or reorganizations, or realign their affiliations. These events may result, and did temporarily result, in a decrease in the number of stores that carry or carried our products, an increase in the ownership concentration in the retail industry, or our being required to record significant bad debt expense. Retailers may decide to carry only a limited number of brands of mattress products, which could affect our ability to sell our products to them on favorable terms, if at all, and could negatively impact our business, financial condition or results of operations.

A change or deterioration in labor relations or the inability to renew our collective bargaining agreements could disrupt our business operations and increase our costs, which could negatively impact sales and decrease our profitability.
      At six of our 20 conventional and juvenile bedding manufacturing facilities, our employees are represented by at least one of the following unions:

•	the United Steelworkers;

•	the Teamsters;

•	the United Furniture Workers; or

•	the Longshoremen.

      One of our labor contracts expires later in 2005. Union contracts are typically for two- to four-year terms. We may not be able to renew these contracts on a timely basis or on favorable terms. It is possible that labor union efforts to organize employees at additional non-union facilities may be successful. It is also possible that we may experience labor-related work stoppages in the future. Any of these developments could disrupt our business operations or increase costs, which could negatively impact our sales and profitability.

The loss of the services of any member of our senior management team could impair our ability to execute our business strategy and negatively impact our business, financial condition and results of operations.
      We depend on the continued services of our senior management team, including Charles Eitel, our Chief Executive Officer; William Creekmuir, our Executive Vice President and Chief Financial Officer; Rhonda Rousch, our Executive Vice President — Human Resources; Robert Burch, our Executive Vice President — Operations; and Stephen Fendrich, our Executive Vice President — Sales. The loss of any of these key officers could impair our ability to execute our business strategy and negatively impact our business, financial condition and results of operations. We do not carry key man insurance for any of our management executives.

We may not realize the expected benefits from our people realignment and other cost-cutting operational improvements
      We are currently in the process of implementing operational improvements, including a number of people realignment of certain salaried personnel responsibilities and other cost-cutting initiatives. Additionally, we continue to examine our business to identify further cost-cutting measures. We may be unable to successfully complete the implementation of our plans, or fail to realize the benefits of the actions that we have already completed, as a result of operational difficulties or other factors. If the implementation of our people realignment and other cost-cutting initiatives is not successful, we may find it difficult to offer our products at a competitive price or our operating profits may be negatively impacted all of which could have a material adverse effect on our business and operations. In addition, our people realignment and other cost-cutting initiatives, if not properly implemented, could lead to operational difficulties or inefficiencies in our business.

The actions of our controlling stockholder could conflict with the interests of the holders of the notes.
      Our stockholders include affiliates of THL, affiliates of Fenway Partners and certain members of our management and directors. Affiliates of THL currently own approximately 72% of all voting stock. THL has the ability to elect all the members of our board of directors, subject to certain voting agreements under our securityholders’ agreement, appoint new management and approve any action requiring the approval of our stockholders. The directors have the authority to make decisions affecting our capital structure, including the issuance of additional indebtedness and the declaration of dividends. The net proceeds of the original issuance of the notes was used to pay a dividend to holders of Holdings’ capital stock. In addition, transactions may be pursued that could enhance THL’s equity investment while involving risks to your interests. The actions of our controlling stockholder could negatively impact the holders of the notes.

If we are not able to protect our trade secrets or maintain our trademarks, patents and other intellectual property, we may not be able to prevent competitors from developing similar products or from marketing in a manner that capitalizes on our trademarks.
      Brands and branded products are very important to our business. We have a large number of well-known trademarks and service marks registered in the United States and abroad, and we continue to pursue many pending applications to register marks domestically and internationally. We also have a significant portfolio of patents and patent applications that have been issued or are being pursued both domestically and abroad. In addition, certain marks, trade secrets, know-how and other proprietary materials that we use in our business are not registered or subject to patent protection. Our intellectual property is important to the design, manufacture, marketing and distribution of our products and services.
      To compete effectively with other companies, we must maintain the proprietary nature of our owned and licensed intellectual property. Despite our efforts, we cannot eliminate the following risks:

•	it may be possible for others to circumvent our trademarks, service marks, patents and other rights;

•	our products and promotional materials, including trademarks and service marks, may now or in the future violate the proprietary rights of others;

•	we may be prevented from using our own trademarks, service marks, product designs or manufacturing technology, if challenged;

•	we may be unable to afford to enforce or defend our trademarks, service marks, patents and other rights;

•	our pending applications regarding trademarks, service marks and patents may not result in marks being registered or patents being issued; and

•	we may be unable to protect our technological advantages when our patents expire.
      The nature and value of our intellectual property may be affected by a change in law domestically or abroad. In light of the political and economic circumstances in certain foreign jurisdictions, our rights may not be enforced or enforceable in foreign countries even if they are validly issued or registered.
      While we do not believe that our overall success is dependent upon any particular intellectual property rights, any inability to maintain the proprietary nature of our intellectual property could have a material negative effect on our business. For example, an action to enforce our rights, or an action brought by a third party challenging our rights, could impair our financial condition or results of operations, either as a result of a negative ruling with respect to our use, the validity or enforceability of our intellectual property or through the time consumed and legal costs involved in bringing or defending such an action.

We may face exposure to product liability claims, which could reduce our liquidity and profitability and reduce consumer confidence in our products.
      We face an inherent business risk of exposure to product liability claims if the use of any of our products results in personal injury or property damage. In the event that any of our products prove to be defective, we may be required to recall or redesign those products, which could be costly and impact our profitability. We maintain insurance against product liability claims, but such coverage may not continue to be available on terms acceptable to us and such coverage may not be adequate to cover any liabilities actually incurred. A successful claim brought against us in excess of available insurance coverage, or any claim or product recall that results in significant adverse publicity against us, could result in consumers purchasing fewer of our products, which could also reduce our liquidity and profitability.

We are vulnerable to interest rate risk with respect to our debt, which could lead to an increase in interest expense.
      We are subject to interest rate risk in connection with our variable rate indebtedness. Interest rate changes could increase the amount of our interest payments and thus, negatively impact our future earnings and cash flows. Our annual interest expense on our floating rate indebtedness would increase by $5.4 million for each percentage point increase in interest rates.

An increase in our return rates or an inadequacy in our warranty reserves could reduce our liquidity and profitability.
      As we expand our sales, our return rates may not remain within our historical levels. An increase in return rates could significantly impair our liquidity and profitability. We also generally provide our customers with a limited ten-year warranty against manufacturing defects on our conventional non-juvenile bedding products. Our juvenile bedding products have warranty periods ranging from five years to a lifetime. The historical costs to us of honoring warranty claims have been within management’s expectations. However, as we have released new products in recent years, many are fairly early in their product life cycles. Because our products have not been in use by our customers for the full warranty period, we rely on the combination of historical experience and product testing for the development of our estimate for warranty claims. However, our actual level of warranty claims could prove to be greater than the level of warranty claims we estimated based on our products’ performance during product testing. We have also experienced non-warranty returns for reasons generally related to order entry errors and shipping damage. If our warranty reserves are not adequate to cover future warranty claims, their inadequacy could reduce our liquidity and profitability.
Risks Related to the Notes

Our substantial indebtedness could adversely affect our financial health and prevent Holdings from fulfilling its obligations under these notes and reduce the cash available to support our business and operations.
      On a consolidated basis, Holdings and its subsidiaries are highly leveraged. As of June 25, 2005, we had $921.2 million of total indebtedness outstanding. The net proceeds of the offering of the notes was used to pay a dividend to holders of Holdings’ common stock, which materially increased our level of indebtedness as compared to stockholders equity.
      Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for Holdings to satisfy its obligations with respect to the notes;

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and investments and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the markets in which we operate;

•	increase our vulnerability to interest rate increases, as borrowings under the senior credit facility, senior unsecured facility and certain other debt are at variable rates;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit, among other things, our ability to borrow additional funds.
      In addition, we may be able to incur substantial additional indebtedness in the future. The terms of the indenture governing Simmons Bedding’s Existing Notes, the senior credit facility, the senior unsecured facility and the indenture governing the notes would allow us to issue and incur additional debt upon satisfaction of certain conditions. See “Description of the Notes—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and “Description of Certain Indebtedness.” As of June 25, 2005, Simmons Bedding had $64.9 million available for additional borrowing under the revolving credit facility portion of the senior credit facility after taking into account $10.1 million of outstanding letters of credit. In addition, under certain circumstances, Simmons Bedding may obtain up to an additional $100.0 million in term loan and revolving credit facility commitments under the senior credit facility. If new debt is added to current debt levels, the related risks described above could intensify.
      In addition, credit ratings agencies periodically review their ratings of the notes and our other debt instruments. In the event that one or more ratings agencies were to lower the rating or announce that they are reviewing the rating on the notes or our other debt instruments, the market price of the notes may decline.

Holdings may not have access to the cash flow and other assets of its subsidiaries that may be needed to make payments on the notes.
      Holdings is a holding company that conducts no operations. Its primary assets are deferred financing fees and the capital stock of THL-SC Bedding Company, which in turn is a holding company that conducts no operations and the only assets of which are the capital stock of Simmons Bedding. Operations are conducted through Simmons Bedding and its subsidiaries, and Holdings’ ability to make payments on the notes is dependent on the earnings and distribution of funds from Simmons Bedding and its subsidiaries through loans, dividends or otherwise. However, none of Holdings’ subsidiaries is obligated to make funds available to it for payment on the notes. The terms of the senior credit facility and the senior unsecured facility significantly restrict Simmons Bedding from paying dividends and otherwise transferring assets to Holdings, except for administrative, legal and accounting services. Further, the terms of the indenture governing the Existing Notes significantly restrict Simmons Bedding and its subsidiaries from paying dividends to Holdings and otherwise transferring assets to Holdings. We cannot assure you that the agreement governing the current and future indebtedness of our subsidiaries will permit our subsidiaries to provide Holdings with sufficient dividends, distributions or loans to fund cash interest payments and the mandatory redemption on the notes when they begin or must be paid on June 15, 2010 or to repay the notes at maturity. Further, we cannot assure you that our subsidiaries will generate sufficient earnings to pay sufficient dividends, distributions or loans to fund cash interest payments and the mandatory redemption on the notes when they begin or must be paid on June 15, 2010 or to repay the notes at maturity.
      Given the restrictions in Simmons Bedding’s existing debt instruments, we currently anticipate that, in order to pay the principal amount at maturity of the notes or to repurchase the notes upon a change of control as defined in the indenture governing the notes, we will be required to adopt one or more alternatives, such as refinancing all of our indebtedness, selling our equity securities or the equity securities or assets of Simmons Bedding, or seeking capital contributions or loans from our affiliates. None of our affiliates is required to make any capital contributions, loans or other payments to us with respect to our obligations on the notes. There can be no assurance that any of the foregoing actions could be effected on satisfactory terms, if at all, or that any of the foregoing actions would enable us to refinance our indebtedness or pay the principal amount of the notes, or that any of such actions would be permitted by the terms of any other debt instruments of ours or our subsidiaries then in effect. See “Description of Certain Indebtedness.”

Holdings is the sole obligor of the notes, and its subsidiaries, including Simmons Bedding, do not guarantee Holdings’ obligations under the notes or have any obligation with respect to the notes and as such, the notes are structurally subordinated to the debt and liabilities of Holdings’ subsidiaries.
      Holdings has no operations of its own and derives all of its revenues and cash flow from its subsidiaries. Holdings’ subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due under the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or otherwise.
      The notes are structurally subordinated to all debt and liabilities (including trade payables) of Holdings’ subsidiaries, including Simmons Bedding. In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to Holdings’ subsidiaries, you will participate with all other holders of Holdings indebtedness in the assets remaining after Holdings’ subsidiaries have paid all of their debts and liabilities. In any of these cases, Holdings’ subsidiaries may not have sufficient funds to make payments to Holdings, and you may receive less, ratably, than the holders of debt of Holdings’ subsidiaries and other liabilities. Accordingly, we cannot assure you that if Holdings’ subsidiaries have their debt accelerated, Holdings will be able to repay the indebtedness contemplated hereby. As of June 25, 2005, Holdings’ subsidiaries had approximately $747.3 million of debt outstanding and $118.9 million of trade payables and other liabilities. In addition, at June 25, 2005, Simmons Bedding had approximately $64.9 million available for additional borrowing under the revolving credit facility portion of the senior credit facility and, under certain circumstances, could obtain up to an additional $100.0 million in term loan or revolving credit facility commitments under the senior credit facility. Furthermore, the instruments governing the indebtedness of Holdings’ subsidiaries and the indenture governing the notes permit Holdings and/or its subsidiaries to incur additional indebtedness, including secured indebtedness. We also cannot assure you that Holdings’ assets and its subsidiaries’ assets will be sufficient to fully repay the notes and its other indebtedness. See “Description of Certain Indebtedness.”

Holdings’ subsidiaries may not be able to generate sufficient cash to service all of their indebtedness and may be forced to take other actions to satisfy their obligations under such indebtedness which may not be successful.
      We cannot assure you that Holdings’ subsidiaries will maintain a level of cash flows from operating activities sufficient to permit them to pay the principal, premium, if any, and interest on their indebtedness. If Holdings’ subsidiaries’ cash flows and capital resources are insufficient to fund their debt service obligations, its subsidiaries may be forced to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance their indebtedness. These alternative measures may not be successful and may not permit our subsidiaries to meet their scheduled debt service obligations. In the absence of Holdings’ subsidiaries generating cash flow from operating activities to service their indebtedness, they could face substantial liquidity problems and might be required to dispose of material assets or operations to meet their debt service and other obligations. The senior credit facility, the senior unsecured facility and the indenture governing Simmons Bedding’s Existing Notes restrict Holdings’ subsidiaries’ ability to dispose of assets and use the proceeds from the disposition. Holdings’ subsidiaries may not be able to consummate those dispositions or to obtain the proceeds which could be realized from them and such proceeds may not be adequate to meet any debt service obligations then due. Even if Holdings’ subsidiaries could consummate those dispositions, there is no assurance the loss of the disposed assets would not materially affect operating results. Holdings’ subsidiaries’ ability to make scheduled payments on or to refinance their debt obligations depends on Holdings’ subsidiaries’ financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond their or our control.

If Holdings’ subsidiaries default on their obligations to pay their indebtedness, we may not be able to make payments on the notes.
      If Holdings’ subsidiaries are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on their indebtedness, or if they otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing their indebtedness (including covenants in the senior credit facility and senior unsecured facility), we or they could be in default under the terms of the agreements governing such indebtedness. If Holdings’ subsidiaries’ operating performance decline in the future, Simmons Bedding may need to obtain waivers from the lenders under its senior credit facility or senior unsecured facility to avoid being in default under those facilities. If Simmons Bedding breaches its covenants under the senior credit facility or senior unsecured facility and seeks a waiver, it may not be able to obtain a waiver from the required lenders. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under the senior credit facility and senior unsecured facility could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. Any of the foregoing could prevent us from paying principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes.

Since the notes are unsecured, your right to collect from our assets is limited by the rights of holders of secured debt.
      Holdings’ obligations under the notes are unsecured. Holdings does not currently guarantee any indebtedness under Simmons Bedding’s senior credit facility or senior unsecured term loan. Holdings is, however, permitted to provide a secured guarantee of that indebtedness. If Holdings incurs any additional secured debt in the future, holders of such secured debt will have claims that are prior to your claims as holders of the notes to the extent of the value of the assets securing that other debt. In the event of bankruptcy, liquidation or reorganization or similar proceeding relating to us, holders of secured debt will have a prior claim to the assets that constitute their collateral. See “Description of Certain Indebtedness—Senior Credit Facility.”

The senior credit facility, the senior unsecured facility and the indentures related to Simmons Bedding’s Existing Notes and these notes contain various covenants which limit our management’s discretion in the operation of our business.
      The senior credit facility, the senior unsecured facility and the indentures related to Simmons Bedding’s Existing Notes and these notes contain various provisions which limit our management’s discretion in managing our business by, among other things, restricting our ability to:

•	borrow money;

•	pay dividends on stock or repurchase stock;

•	make certain types of investments and other restricted payments;

•	create liens;

•	sell certain assets or merge with or into other companies;

•	enter into certain transactions with affiliates;

•	sell stock in certain of our subsidiaries; and

•	restrict dividends or other payments from our subsidiaries.
      In addition, the senior credit facility requires Simmons Bedding to meet certain financial ratios. Covenants in the senior credit facility require Simmons Bedding to use a portion of the proceeds it receives in specified debt or equity issuances to repay outstanding borrowings under its senior credit facility.
      Any failure to comply with the restrictions of the senior credit facility, the senior unsecured facility, the indenture related to Simmons Bedding’s Existing Notes, the indenture related to the notes or any other subsequent financing agreements may result in an event of default. Such default may allow the creditors, if the agreements so provide, to accelerate the related debt and may result in the acceleration of any other debt to which a cross-acceleration or cross-default provision applies. In addition, the lenders may be able to terminate any commitments they had made to provide us with further funds. See “Description of Certain Indebtedness” and “Description of the Notes” for more information on these restrictive and financial covenants.

Holdings may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.
      Upon the occurrence of certain specific kinds of change of control events, Holdings will be required to offer to repurchase all outstanding notes. However, it is possible that Holdings will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions in the senior credit facility will not allow such repurchases. Holdings’ ability to repurchase these notes upon certain specific kinds of change of control events may be limited by the terms of our other debt. For example, the senior credit facility prohibits Holdings from repurchasing these notes until it first repays debt under the senior credit facility in full or obtains a waiver from the bank lenders. If Holdings fails to repurchase these notes in that circumstance, it will go into default under the indenture related to these notes, the senior credit facility and the senior unsecured facility. The senior unsecured facility contains similar provisions to those of the senior credit facility specified in this paragraph. Any future debt which we incur may also contain restrictions on repayment which come into effect upon certain specific kinds of change of control events. If a change of control occurs, we cannot assure you that Holdings will have sufficient funds to repay other debt obligations which will be required to be repaid in addition to these Notes. See “Description of the Notes—Repurchase at the Option of Holders—Change of Control” and “Description of Certain Indebtedness.”

You will be required to pay U.S. federal income tax on accrual of original issue discount on the notes even if Holdings does not pay cash interest.
      The notes were issued at a substantial discount from their principal amount at maturity. Although cash interest will not accrue on the notes prior to December 15, 2009 and there will be no periodic payments of cash interest on the notes prior to June 15, 2010, original issue discount (that is, the excess of the stated redemption price at maturity over the issue price of the notes) accrues from the issue date of the notes. Consequently, purchasers of the notes generally will be required to include amounts in gross income for U.S. federal income tax purposes in advance of their receipt of the cash payments to which the income is attributable regardless of their regular method of accounting for U.S. federal tax purposes. Such amounts in the aggregate will be equal to the difference between the stated redemption price at maturity (inclusive of stated interest on the notes) and the issue price of the notes. See “Material United States Federal Income Tax Consequences.”

Because the net proceeds from the notes were distributed to our equity holders, a court could deem the obligations evidenced by the notes to be a fraudulent conveyance.
      The net proceeds from the notes were distributed to holders of our Class A common stock. The incurrence of the indebtedness evidenced by the notes and the making of the distribution are subject to review under relevant state and federal fraudulent conveyance statutes in a bankruptcy or reorganization case or a lawsuit by or on behalf of our creditors. Under these statutes, if a court were to find at the time the notes were issued that we:

•	were insolvent or rendered insolvent by reason of such incurrence;

•	were engaged in a business or transaction for which our remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that we would incur, debts beyond our ability to pay such debts as they mature
(as all of the foregoing terms are defined or interpreted under the relevant fraudulent transfer or conveyance statutes), the court could void or subordinate the obligations evidenced by the notes in favor of our other obligations.
      The measure of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a company would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

      We believe that, after giving effect to this offering and the distribution to our equityholders of the net proceeds therefrom, we were not insolvent, did not have unreasonably small capital for our business and did not incur debts beyond our ability to pay such debts as they mature. We cannot assure you, however, what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

Your claim in bankruptcy would be limited to the accreted value of the notes at the time of filing.
      Although the aggregate principal amount at maturity of the notes is $269.0 million, in the event of a bankruptcy or reorganization proceeding, your claim on the notes would generally be limited to the accreted value of your notes as of the date that the bankruptcy petition was filed. The excess of the principal amount at maturity of the notes over their accreted valued would be deemed to be unaccrued interest and you would be unable to collect on any portion of that amount.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
      This prospectus contains “forward-looking statements,” which include information concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, and other information that is not historical information. Many of these statements appear, in particular, under the headings “Prospectus Summary,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” When used in this prospectus, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, our examination of historical operating trends, are based upon our current expectations and various assumptions. We believe there is a reasonable basis for our expectations and beliefs, but there can be no assurance that we will realize our expectations or that our beliefs will prove correct.
      There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this prospectus. Important factors that could cause our actual results to differ materially from those expressed as forward-looking statements are set forth in this prospectus, including under the heading “Risk Factors.” As described in this prospectus, such risks, uncertainties and other important factors include, among others:

•	competitive and pricing pressures in the bedding industry;

•	legal and regulatory requirements;

•	the success of new products, including HealthSmarttm, our new Beautyrest® premium priced products, our new Deep Sleep® products, and our new Beautyrest® Caresse® products;

•	our relationships with our major suppliers;

•	fluctuations in costs of raw materials;

•	our relationship with significant customers and licensees;

•	our labor relations;

•	departure of key personnel;

•	our ability to achieve the expected benefits from the people realignment and other cost-cutting operational initiatives;

•	encroachments on our intellectual property;

•	product liability claims;

•	the timing, cost and success of opening new manufacturing facilities;

•	our level of indebtedness;

•	interest rate risks;

•	compliance with covenants in our debt agreements;

•	an increase in return rates; and

•	other risks and factors identified from time to time in our and our subsidiary’s reports filed with the SEC.

      There may be other factors that may cause actual results to differ materially from the forward-looking statements.
      All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus. Except as may be required by law, we undertake no obligation to publicly update or revise forward-looking statements to reflect events or circumstances after the date the statements were made or to reflect the occurrence of unanticipated events.

RATIO OF EARNINGS TO FIXED CHARGES
      The following table sets forth the ratio of earnings to fixed charges for the fiscal years 2000, 2001, 2002, the period from December 29, 2002 through December 19, 2003 (“Predecessor ’03”), the period from December 20, 2003 through December 27, 2003 (“Successor ’03”), 2004 and the six months ended June 26, 2004 and June 25, 2005:

												Six		Six
												Months		Months
												Ended		Ended
							Predecessor		Successor			June 26,		June 25,
	2000		2001		2002		’03		’03		2004	2004		2005

Ratio of earnings to fixed charges(1)(2)	0.45	x	0.58	x	1.29	x	0.13	x	(A	)	1.75x	1.64	x	0.94x

(1)	For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before income taxes and extraordinary items, plus fixed charges. Fixed charges consist of interest expense, including amortization of debt issuance costs and 13% of operating lease rental expense deemed to be representative of the interest factor.

(2)	Earnings were insufficient to cover fixed charges in 2000, 2001, Predecessor ’03, and the six months ended June 25, 2005 by $23.4 million, $17.8 million, $42.9 million, and $2.1 million, respectively.

(A)	In Successor ’03, our earnings were insufficient to cover fixed charges. We would need an amount equal to $8.0 million to cover this deficiency.

THE EXCHANGE OFFER
Purpose and Effect
      The issuer issued the old notes on December 15, 2004, in a private placement to a limited number of qualified institutional buyers, as defined under the Securities Act, and to a limited number of persons outside the United States. In connection with this original issuance, the issuer entered into an indenture and a registration rights agreement. The registration rights agreement requires that the issuer file a registration statement under the Securities Act with respect to the registered notes to be issued in the exchange offer and, upon the effectiveness of the registration statement, offer to you the opportunity to exchange your old notes for a like principal amount of registered notes. Except as set forth below, these registered notes will be issued without a restrictive legend and Holdings believes, may be reoffered and resold by you without registration under the Securities Act. After Holdings completes the exchange offer, its obligations with respect to the registration of the old notes will terminate, except as provided in the last paragraph of this section. Copies of the indenture relating to the notes and the registration rights agreement have been filed as exhibits to the registration statement on Form S-4 of which this prospectus forms a part.
      Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties unrelated to Holdings, Holdings believes that the registered notes issued to you in the exchange offer may be offered for resale, resold and otherwise transferred by you, without compliance with the registration and prospectus delivery provisions of the Securities Act, unless you are a broker-dealer that receives registered notes in exchange for old notes acquired by you as a result of market-making or other trading activities. This interpretation, however, is based on your representation to us that:

•	the registered notes to be issued to you in the exchange offer are being acquired in the ordinary course of your business;

•	you are not engaging in and do not intend to engage in a distribution of the registered notes to be issued to you in the exchange offer; and

•	you have no arrangement or understanding with any person to participate in the distribution of the registered notes to be issued to you in the exchange offer.
      If you have any of the disqualifications described above or cannot make any of the representations set forth above, you may not rely on this interpretation by the staff of the SEC referred to above. Under those circumstances, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a sale, transfer or other disposition of any notes unless you are able to utilize an applicable exemption from all those requirements. Each broker-dealer that receives registered notes for its own account in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of those registered notes. See “Plan of Distribution.”
      If you will not receive freely tradeable registered notes in the exchange offer or are not eligible to participate in the exchange offer, you may elect to have your old notes registered in a “shelf” registration statement on an appropriate form pursuant to Rule 415 under the Securities Act. If we are obligated to file a shelf registration statement, we will be required to keep the shelf registration statement effective until the earlier of (a) the time when the securities covered by the shelf registration statement may be sold pursuant to Rule 144, (b) two years from the date the securities were originally issued or (c) the date on which all the securities registered under the shelf registration statement are disposed in accordance with the shelf registration statement. Other than as set forth in this paragraph, you will not have the right to require us to register your old notes under the Securities Act. See “—Procedures for Tendering.”
Consequences of Failure to Exchange
      After Holdings completes the exchange offer, if you have not tendered your old notes, you will not have any further registration rights, except as set forth above. Your old notes may continue to be subject to certain restrictions on transfer. Therefore, the liquidity of the market for your old notes could be adversely affected upon completion of the exchange offer if you do not participate in the exchange offer.
Terms of the Exchange Offer
      Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, Holdings will accept any and all old notes validly tendered and not withdrawn prior to the time of expiration. Holdings will issue a principal amount at maturity of registered notes in exchange for the principal amount at maturity of old notes accepted in the exchange offer. You may tender some of or all your old notes pursuant to the exchange offer. However, old notes may be tendered only in integral multiples of $1,000 principal amount at maturity.
      The form and terms of the registered notes are substantially the same as the form and terms of the old notes, except that the registered notes to be issued in the exchange offer have been registered under the Securities Act and will not bear legends restricting their transfer. The registered notes will be issued pursuant to, and entitled to the benefits of, the indenture which governs the old notes. The registered notes and old notes will be deemed a single issue of securities under the indenture.
      As of the date of this prospectus, $269.0 million aggregate principal amount at maturity of old notes was outstanding. This prospectus, together with the letter of transmittal, is being sent to all registered holders and to others believed to have beneficial interests in the old notes. Holdings intends to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated under the Exchange Act.
      Holdings will be deemed to have accepted validly tendered old notes when, as, and if Holdings has given oral or written notice of its acceptance to the exchange agent. The exchange agent will act as Holdings’ agent for the tendering holders for the purpose of receiving the registered notes from the issuer. If the issuer does not accept any tendered old notes because of an invalid tender or the failure of any conditions to the exchange offer to be satisfied, it will return the unaccepted old notes, without expense, to the tendering holder as promptly after the time of expiration. For the conditions of the exchange offer see “—Conditions.”
      You will not be required to pay brokerage commissions or fees or, except as set forth below under “—Transfer Taxes,” transfer taxes with respect to the exchange of your old notes in the exchange offer. Holdings will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See “—Fees and Expenses” below.
Expiration; Amendments
      The exchange offer will expire at midnight, New York City time, on                 , 2005, the twenty-first business day after the offering, unless Holdings determines, in its sole discretion, to extend the exchange offer, in which case it will expire at the later date and time to which it is extended. Holdings does not intend to extend the exchange offer, although it reserves the right to do so. If Holdings does extend the exchange offer, it will give oral or written notice of the extension to the exchange agent and give each registered holder of old notes for which the exchange offer is being made notice by means of a press release or other public announcement of any extension prior to 9:00 a.m., New York City time, on the next business day after the scheduled expiration date of the exchange offer. Holdings will not extend the exchange offer past                     , 2005.
      Holdings also reserves the right, in its sole discretion:

•	to delay accepting any old notes or, if any of the conditions set forth below under “—Conditions” have not been satisfied or waived, to terminate the exchange offer by giving oral or written notice of the delay or termination to the exchange agent; or

•	to amend the terms of the exchange offer in any manner by complying with Rule 14e-1(d) under the Exchange Act of the extent that rule applies.

      Holdings acknowledges and undertakes to comply with the provisions of Rule 14e-1(c) under the Exchange Act, which requires it to return the old notes surrendered for exchange promptly after the termination or withdrawal of the exchange offer. We will notify you promptly of any extension, termination or amendment.
Procedures for Tendering

Book-Entry Interests
      The old notes were issued as global notes in fully registered form without interest coupons. Beneficial interests in the global notes, held by direct or indirect participants in DTC, are shown on, and transfers of these interests are effected only through, records maintained in book-entry form by DTC with respect to its participants.
      If you hold old notes in the form of book-entry interests and you wish to tender your old notes for exchange pursuant to the exchange offer, you must transmit to the exchange agent on or prior to the time of expiration either:

•	a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other documents required by that letter of transmittal, to the exchange agent at the address set forth on the cover page of the letter of transmittal; or

•	a computer-generated message transmitted by means of DTC’s Automated Tender Offer Program system and received by the exchange agent and forming a part of a confirmation of book-entry transfer, in which you acknowledge and agree to be bound by the terms of the letter of transmittal.
      In addition, in order to deliver old notes held in the form of book-entry interests:

•	a timely confirmation of book-entry transfer of those old notes into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfers described below under “—Book-Entry Transfer” must be received by the exchange agent prior to the time of expiration; or

•	you must comply with the guaranteed delivery procedures described below.
      The method of delivery of old notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, Holdings recommends that you use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the time of expiration. You should not send the letter of transmittal or old notes to Holdings. You may request your broker, dealer, commercial bank, trust company or other nominee to effect the above transactions for you.

Certificated Old Notes
      Only registered holders of certificated old notes may tender those notes in the exchange offer. If your old notes are certificated notes and you wish to tender those notes for exchange pursuant to the exchange offer, you must transmit to the exchange agent on or prior to the time of expiration, a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other required documents, to the address set forth below under “—Exchange Agent.” In addition, in order to validly tender your certificated old notes:

•	the certificates representing your old notes must be received by the exchange agent prior to the time of expiration; or

•	you must comply with the guaranteed delivery procedures described below.

Procedures Applicable to All Holders
      If you tender an old note and you do not withdraw the tender prior to the time of expiration, you will have made an agreement with us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.
      If your old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.
      Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by a financial institution, including most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchange Medallion Program, each an “eligible institution,” unless:

•	old notes tendered in the exchange offer are tendered either:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the holder’s letter of transmittal; or

•	for the account of an eligible institution; and

•	the box entitled “Special Registration Instructions” on the letter of transmittal has not been completed.
      If the letter of transmittal is signed by a person other than you, your old notes must be endorsed or accompanied by a properly completed bond power and signed by you as your name appears on those old notes.
      If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless Holdings waives this requirement, in this instance you must submit with the letter of transmittal proper evidence satisfactory to Holdings of its authority to act on your behalf.
      Holdings will determine, in its sole discretion, all questions regarding the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered old notes. This determination will be final and binding. Holdings reserves the absolute right to reject any and all old notes not properly tendered or any old notes Holdings’ acceptance of which would, in the opinion of its counsel, be unlawful. Holdings also reserves the right to waive any defects, irregularities or conditions of tender as to particular old notes; provided, however, that, in the event Holdings waives any condition of tender for any noteholder, it will waive that condition for all noteholders. Holdings’ interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.
      You must cure any defects or irregularities in connection with tenders of your old notes within the time period Holdings determines unless Holdings waives that defect or irregularity. Although Holdings intends to notify you of defects or irregularities with respect to your tender of old notes, neither Holdings, the exchange agent nor any other person will incur any liability for failure to give this notification. Your tender will not be deemed to have been made and your old notes will be returned to you if:

•	you improperly tender your old notes; or

•	you have not cured any defects or irregularities in your tender; and

•	Holdings has not waived those defects, irregularities or improper tender.

      Unless otherwise provided in the letter of transmittal, the exchange agent will return your old notes as soon as practicable following the expiration of the exchange offer.
      In addition, Holdings reserves the right in its sole discretion to:

•	purchase or make offers for, or offer registered notes for, any old notes that remain outstanding subsequent to the expiration of the exchange offer;

•	terminate the exchange offer upon the failure of any condition to the exchange offer to be satisfied; and

•	to the extent permitted by applicable law, purchase notes in the open market, in privately negotiated transactions or otherwise.
      The terms of any of these purchases or offers could differ from the terms of the exchange offer. By tendering in the exchange offer, you will represent to Holdings that, among other things:

•	you are not an “affiliate” of the issuer, as defined in Rule 405 under the Securities Act;

•	if you are a broker-dealer, you acquired the old notes which you seek to exchange for registered notes as a result of market making or other trading activities and not directly from the issuer and you comply with the prospectus delivery requirements of the Securities Act;

•	the registered notes to be issued to you in the exchange offer are being acquired in the ordinary course of your business;

•	you are not engaging in and do not intend to engage in a distribution of the registered notes to be issued to you in the exchange offer; and

•	you do not have an arrangement or understanding with any person to participate in the distribution of the registered notes to be acquired by you in the exchange offer.
      In all cases, issuance of registered notes for old notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of certificates for your old notes or a timely book-entry confirmation of your old notes into the exchange agent’s account at DTC, a properly completed and duly executed letter of transmittal and all other required documents. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than you desire to exchange, the unaccepted or non-exchanged old notes, or old notes in substitution therefor, will be returned without expense to you. In addition, in the case of old notes, tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry transfer procedures described below, the non-exchanged old notes will be credited to your account maintained with DTC, as promptly as practicable after the expiration or termination of the exchange offer.

Guaranteed Delivery Procedures
      If you desire to tender your old notes and your old notes are not immediately available or one of the situations described in the immediately preceding paragraph occurs, you may tender if:

•	you tender through an eligible institution;

•	on or prior to the time of expiration, the exchange agent receives from an eligible institution, a written or facsimile copy of a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by Holdings; and

•	the certificates for all certificated old notes, in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

      The notice of guaranteed delivery may be sent by facsimile transmission, mail or hand delivery. The notice of guaranteed delivery must set forth:

•	your name and address;

•	the amount of old notes you are tendering; and

•	a statement that your tender is being made by the notice of guaranteed delivery and that you guarantee that within three New York Stock Exchange trading days after the execution of the notice of guaranteed delivery, the eligible institution will deliver the following documents to the exchange agent:

•	the certificates for all certificated old notes being tendered, in proper form for transfer or a book-entry confirmation of tender;

•	a written or facsimile copy of the letter of transmittal, or a book-entry confirmation instead of the letter of transmittal; and

•	any other documents required by the letter of transmittal.
Book-Entry Transfer
      The exchange agent will establish accounts with respect to book-entry interests at DTC for purposes of the exchange offer promptly after the date of this prospectus. You must deliver your book-entry interest by book-entry transfer to the account maintained by the exchange agent at DTC for the exchange offer. Any financial institution that is a participant in DTC’s systems may make book-entry delivery of book-entry interests by causing DTC to transfer the book-entry interests into the relevant account of the exchange agent at DTC in accordance with DTC’s procedures for transfer.
      If you are unable to:

•	deliver a book-entry confirmation of book-entry delivery of your book-entry interests into the relevant account of the exchange agent at DTC; or

•	deliver all other documents required by the letter of transmittal to the exchange agent prior to the time of expiration;
then you must tender your book-entry interests according to the guaranteed delivery procedures discussed above.
Withdrawal Rights
      You may withdraw tenders of your old notes at any time prior to the time of expiration.
      For your withdrawal to be effective, the exchange agent must receive a written or facsimile transmission notice of withdrawal at its address set forth below under “—Exchange Agent” prior to the time of expiration.
      The notice of withdrawal must:

•	state your name;

•	identify the specific old notes to be withdrawn, including the certificate number or numbers and the principal amount at maturity of old notes to be withdrawn;

•	be signed by you in the same manner as you signed the letter of transmittal when you tendered your old notes, including any required signature guarantees, or be accompanied by documents of transfer sufficient for the exchange agent to register the transfer of the old notes into your name; and

•	specify the name in which the old notes are to be registered, if different from yours.

      Holdings will determine all questions regarding the validity, form and eligibility, including time of receipt, of withdrawal notices. Holdings’ determination will be final and binding on all parties. Any withdrawn tenders of old notes will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to you without cost as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under “—Procedures for Tendering” above at any time on or prior to the time of expiration.
Conditions
      Notwithstanding any other provision of the exchange offer and subject to Holdings’ obligations under the registration rights agreement, Holdings will not be required to accept for exchange, or to issue registered notes in exchange for, any old notes in the exchange offer and may terminate or amend the exchange offer, if at any time before the acceptance of any old notes for exchange in the exchange offer any of the following events occur:

•	any injunction, order or decree has been issued by any court or any governmental agency that would prohibit, prevent or otherwise materially impair Holdings’ ability to proceed with the exchange offer; or

•	the exchange offer violates any applicable law, regulation or interpretation of the staff of the SEC.
      These conditions are for Holdings’ sole benefit and we may assert them regardless of the circumstances giving rise to them, subject to applicable law. We also may waive in whole or in part at any time and from time to time any particular condition to the exchange offer in Holdings’ sole discretion. If we waive a condition, we may be required to extend the expiration of the exchange offer in order to comply with applicable securities laws. Holdings’ failure at any time to exercise any of the foregoing rights will not be deemed a waiver of these rights, and these rights will be deemed ongoing rights which may be asserted at any time and from time to time (in the case of any condition involving governmental approvals necessary for the completion of the exchange offer) and at any time prior to the time of expiration (in the case of all other conditions).
      In addition, Holdings will not accept for exchange any old notes tendered, and no registered notes will be issued in exchange for any of those old notes, if at the time the old notes are tendered any stop order is threatened by the SEC or in effect with respect to the registration statement of which this prospectus is a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended.
      The exchange offer is not conditioned on any minimum principal amount of old notes being tendered for exchange.

Exchange Agent
      Holdings has appointed Wells Fargo Bank, N.A. as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of the prospectus, the letter of transmittal and other related documents should be directed to the exchange agent addressed as follows:

By Hand, Regular, Registered or Certified Mail or Overnight Courier:

Wells Fargo Bank, N.A. Corporate Trust Department 213 Court Street, Suite 703 Middletown, CT 06457 Attention: Joseph P. O’Donnell

By Facsimile:

Wells Fargo Bank, N.A. Corporate Trust Department Attention: Joseph P. O’Donnell Facsimile No.: 860-704-6219
      For more information or confirmation by telephone please call 860-704-6217. Originals of all documents sent by facsimile should be sent promptly by registered or certified mail, by hand or by overnight delivery service.
Fees and Expenses
      Holdings will not pay brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail. Additional solicitations, however, may be made in person or by telephone by Holdings’ officers and employees.
      We will pay the cash expenses to be incurred in connection with the exchange offer.
Transfer Taxes
      You will not be obligated to pay any transfer taxes in connection with a tender of your old notes for exchange unless you instruct us to register registered notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder, in which event, the registered tendering holder will be responsible for the payment of any applicable transfer tax.
Accounting Treatment
      Holdings will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. Holdings will amortize the expense of the exchange offer and the unamortized expenses related to the issuance of the old notes over the term of the registered notes under accounting principles generally accepted in the United States of America.

USE OF PROCEEDS
      The exchange offer is intended to satisfy Holdings’ obligations under the registration rights agreement. Holdings will not receive any cash proceeds from the issuance of the registered notes.
      Proceeds of the original issuance of the notes were used to pay a dividend to holders of Holdings’ Class A common stock and expenses related to the issuance of the notes. Neither Holdings nor any of its subsidiaries retained any of the proceeds from the original issuance of the notes.

CAPITALIZATION
      The following table shows our capitalization as of June 25, 2005. This table should be read in conjunction with “Unaudited Pro Forma Condensed Consolidated Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes included elsewhere in this prospectus.

As of
June 25, 2005

(dollars in millions)
Cash and cash equivalents	$31.4

Senior secured credit facility:
Revolving loan(1)	$0.0
Term loan	391.9
Senior unsecured term loan	140.0
7.875% senior subordinated notes due 2014	200.0
Other debt(2)	15.4
10.0% senior discount notes due 2014(3)	173.9

Total debt	921.2
Total stockholder’s equity	101.4

Total capitalization	$1,022.6

(1)	As of June 25, 2005, $64.9 million was available under our revolving loan and $10.1 million that was reserved for our reimbursement obligations with respect to outstanding letters of credit.

(2)	Consists of $13.5 million of industrial revenue bonds, $1.8 million of indebtedness of a foreign subsidiary and $0.1 million of other obligations.

(3)	Net of original issue discount of $95.1 million.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER OPERATING DATA
      Set forth below is selected historical consolidated financial and other operating data for Holdings. We derived our historical Statement of Operations and Balance Sheet data for 2000, 2001, 2002, 2003 and 2004 from our consolidated financial statements. The unaudited historical condensed consolidated financial data as of and for the six months ended June 26, 2004 and June 25, 2005 have been derived from our unaudited condensed consolidated financial statements. Our capital structure changed significantly as a result of our predecessor company (the “Predecessor Company”) being acquired by THL in December 2003 (the “Acquisition”) and the related financing. Due to required purchase accounting adjustments relating to such Acquisition, the consolidated financial and other data for the period subsequent to the acquisition (the “Successor” period) is not comparable to such data for the periods prior to the acquisition (the “Predecessor” periods). We refer to the period from December 29, 2002 through December 19, 2003 as “Predecessor ’03” and the period from December 20, 2003 through December 27, 2003 as “Successor ’03.”
      All adjustments in the periods presented herein are normal and recurring in nature unless otherwise disclosed. The selected historical results included below and elsewhere in this prospectus are not necessarily indicative of our future performance. Additionally, our operating results for the six months ended June 25, 2005 are not necessarily indicative of our results of operations for the fiscal year 2005. The information presented below should be read in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and related notes and other financial information appearing elsewhere herein.

	Predecessor				Successor

				For the	For the		For the Six	For the Six
	For the	For the	For the	Period from	Period from	For the	Months	Months
	Year Ended	Year Ended	Year Ended	Dec. 29, 2002	Dec. 20, 2003	Year Ended	Ended	Ended
	Dec. 30,	Dec. 29,	Dec. 28,	through	through	Dec. 25,	June 26,	June 25,
	2000	2001	2002	Dec. 19, 2003	Dec. 27, 2003	2004	2004	2005

	(53 weeks)	(52 weeks)	(52 weeks)	(356 days)	(8 days)	(52 weeks)	(13 weeks)	(13 weeks)
	(dollars in thousands)				(dollars in thousands)
Statement of Operations Data:
Net sales	$699,741	$655,209	$708,595	$797,616	$8,717	$869,893	$425,115	$413,624
Cost of products sold	414,102	379,131	369,617	408,790	7,147	472,252	230,110	231,422

Gross profit	285,639	276,078	338,978	388,826	1,570	397,641	195,005	182,202

Operating expenses:
Selling, general and administrative expenses(1)	259,795	241,800	284,164	372,995	4,442	317,755	158,866	152,286
Amortization of intangibles	10,530	11,414	1,246	306	311	4,933	2,289	2,858
Licensing fees	(8,437)	(9,501)	(9,002)	(10,361)	(276)	(9,622)	(5,062)	(4,866)
Other(2)	7,117	10,698	20,285	23,735	449	5,061	1,426	217

	269,005	254,411	296,693	386,675	4,926	318,127	157,519	150,495

Operating income (loss)	16,634	21,667	42,285	2,151	(3,356)	79,514	37,486	31,707
Interest expense, net(3)	39,989	39,450	32,000	45,092	4,661	44,216	21,981	33,773

Income (loss) before income taxes and minority interest in loss	(23,355)	(17,783)	10,285	(42,941)	(8,017)	35,298	15,505	(2,066)
Income tax expense (benefit)	(4,813)	(7,676)	12,005	(8,845)	(827)	11,524	5,582	(933)
Minority interest in loss	(421)	(470)	(1,109)	—	—	—	—	—

Net income (loss)	$(18,121)	$(9,637)	$(611)	$(34,096)	$(7,190)	$23,774	$9,923	$(1,133)

Balance Sheet Data:
Working capital(4)	$37,338	$26,320	$10,326		$26,908	$17,959	$24,254	$15,919
Cash and cash equivalents	5,765	3,264	7,108		3,670	24,206	24,377	31,368
Total assets	469,378	432,175	411,031		1,183,119	1,305,256	1,284,588	1,289,844
Total debt	365,060	340,583	290,782		770,253	917,735	752,576	921,194
Total common stockholders’ equity (deficit)	(33,567)	(61,321)	(81,336)		260,477	102,828	258,746	101,385
Other Data:
EBITDA(5)	$42,452	$58,369	$82,922	$24,407	$(2,696)	$102,739	$48,278	$44,878
Non-cash stock compensation expense	574	14,847	15,561	68,415	—	3,347	3,308	—
Transaction related expenditures, including cost of products sold	—	—	—	22,399	1,727	8,797	6,484	177
Plant opening, closing charges	—	—	—	3,057	286	13,549	6,951	40
Management fees	2,102	2,764	2,353	2,844	49	1,702	869	753
Capital expenditures	15,556	5,729	7,961	8,791	—	18,206	6,728	2,586

(1)	Includes the Predecessor Company’s non-cash stock compensation expense related to director, consultant and employee regular and superincentive stock options of $0.6 million, $14.8 million, $15.6 million, and $68.4 million for the years 2000, 2001, 2002, and the Predecessor ’03. Both the year 2004 and the six months ended June 26, 2004 include our non-cash stock compensation expense of $3.3 million relating to the increase in the value of our deemed Class A common stock held by certain members of our management in our deferred compensation plan prior to the termination of the plan in June 2004.

(2)	Includes ESOP expense of $7.1 million and $2.8 million for the years 2000 and 2001, respectively; goodwill impairment charges of $7.9 million and $20.3 million for the years 2001 and 2002, respectively; transaction expenses of $22.4 million and $2.0 million for the Predecessor ’03 and the year 2004, respectively; plant closure charges of $1.3 million, $0.4 million, $3.1 million and $0.8 million for the Predecessor ’03, the Successor ’03, the year 2004, and the six months ended June 26, 2004, respectively; and other charges of $0.7 million and $0.2 million for the six months ended June 26, 2004, and the six months ended June 25, 2005, respectively.

(3)	Includes tender premium of $10.8 million for the 10.25% Series B senior subordinated notes which were partially redeemed in connection with the Acquisition and $8.9 million of unamortized debt issuance costs expensed related to debt repaid in connection with the Acquisition for the Predecessor ’03.

(4)	Defined as current assets (excluding cash and assets held for sale), less current liabilities (excluding current maturities of long-term debt and liabilities held for sale).

(5)	EBITDA is a non-GAAP financial measure that is defined as net income before interest expense, income taxes, depreciation and amortization. We use EBITDA as a supplemental tool to measure our operating performance and, after applying various adjustments, as a basis for determining the following:

•	The allocation of our resources to our different business segments;

•	The return on investment of acquisitions and major cash expenditures;

•	The compensation of our management;

•	The vesting of our restricted stock;

•	The valuation of Holdings; and

•	Our compliance with debt covenants.
We rely on EBITDA as a supplemental tool for measuring our operating performance because we are and have historically had a highly-leveraged capital structure which results in significant interest expense and minimal cash tax expense. We believe EBITDA provides useful information to the holders of our notes and security analysts by assisting them in making informed investment decisions as we have historically been valued and sold based upon multiples of EBITDA. EBITDA differs from Adjusted EBITDA, which is defined by our senior credit facility (see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources”).
EBITDA has important limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. For example, EBITDA does not reflect:

•	our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	changes in, or cash requirements for, our working capital needs;

•	the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;

•	tax payments that represent a reduction in cash available to us; and

•	any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future.
Because of these and other limitations, we rely primarily on our results under GAAP and use EBITDA only supplementally. The following table sets forth the reconciliation of our net income (loss) for the periods provided to EBITDA:

	Predecessor				Successor

				For the	For the
	For the	For the	For the	Period from	Period from	For the
	Year Ended	Year Ended	Year Ended	Dec. 29, 2002	Dec. 20, 2003	Year Ended	For the Six	For the Six
	Dec. 30,	Dec. 29,	Dec. 28,	through	through	Dec. 25,	Months Ended	Months Ended
	2000	2001	2002	Dec. 19, 2003	Dec. 27, 2003	2004	June 26, 2004	June 25, 2005

Net income (loss)	$(18,121)	$(9,637)	$(611)	$(34,096)	$(7,190)	$23,774	$9,923	$(1,133)
Depreciation and amortization	24,800	35,711	39,335	22,059	656	23,084	10,717	13,123
Income taxes	(4,813)	(7,676)	12,005	(8,845)	(827)	11,524	5,582	(933)
Interest expense, net	39,989	39,450	32,000	45,092	4,661	44,216	21,981	33,773
Interest income	597	521	193	197	4	141	75	48

EBITDA	$42,452	$58,369	$82,922	$24,407	$(2,696)	$102,739	$48,278	$44,878

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Overview
      We are a leading manufacturer and distributor of branded bedding products in the United States. We sell a broad range of mattresses and foundations under our well-recognized brand names, including Simmons®, Beautyrest®, our flagship product line introduced in 1925, and BackCare®.
      Our operations are managed and reported in two segments. For both the six months ended
June 25, 2005 and the year ended December 25, 2004, we derived over 90% of our sales from our wholesale bedding segment, which consists primarily of the manufacture, sale and distribution of premium-branded bedding products. Our wholesale bedding segment sells to a diverse nationwide base of approximately 3,600 retail customers representing over 11,000 outlets, including furniture stores, specialty sleep shops, department stores, and rental stores. Additionally, we distribute juvenile bedding products through mass merchandisers and juvenile specialty stores. Our wholesale bedding segment also sells mattresses to our retail bedding segment, which as of August 1, 2005 operated 47 specialty sleep stores in Oregon and Washington that sell to consumers principally premium-branded bedding products.
      Highlights for the first six months of 2005 included the following:

•	Our conventional bedding net sales declined $23.5 million, or 6.0%, in the first six months of 2005 compared to the same period of 2004. ISPA reported that the industry grew 12.4% over the same period. Our decrease in conventional bedding net sales resulted from lower sales volume following the rollout of our 2005 product lines which were initially not as competitively priced at certain retail price points and relied primarily on our HealthSmarttm feature, a removeable mattress top that can be zipped off the mattress and laundered or dry cleaned, at premium retail price points. Following weaker market response to the 2005 product lines than we expected, we introduced new innerspring premium priced products to complement our HealthSmarttm products, and the Beautyrest® Caresse® visco elastic foam products. As a result of these new product introductions, as well as other pricing and product modifications made commencing in March 2005, our volume increased in the second quarter of 2005 compared to the first quarter of 2005. To further address volume declines, we introduced a new Deep Sleep® product line in July 2005 at the Las Vegas Furniture Market that better targets retail price points below $700.

•	Our conventional bedding gross margins have been negatively impacted by rising raw material costs, California’s new flame resistance standard and operating inefficiencies at our Hazleton, Pennsylvania and Waycross, Georgia manufacturing facilities, which opened in 2004. We are currently reviewing and implementing procedures to eliminate or minimize manufacturing and overhead costs.

•	We launched a cost savings initiative in April 2005 to reduce our overall cost structure. As a result of the costs savings initiative, a people realignment plan for our salaried associates was implemented in the second and third quarters of 2005. The people realignment plan consisted of a voluntary early retirement phase and voluntary and involuntary severance phases. We anticipate the people realignment plan will result in annualized compensation, fringe and benefits savings of approximately $5.0 million. The severance costs associated with the people realignment plan is currently estimated to be $2.4 million.

•	In connection with the people realignment plan, we restructured our corporate management team. As a result of the restructuring, our former President, Robert W. Hellyer, left the Company to pursue other professional opportunities and our Chairman and CEO, Charles R. Eitel, assumed certain of Mr. Hellyer’s responsibilities. Additionally, we made the following management changes:

—	Hired Robert P. Burch as our Executive Vice President — Operations. Mr. Burch comes to us after 26 years with office furniture manufacturer, Steelcase, Inc., where Mr. Burch most recently held the position of Vice President of Order Fulfillment for North America.

—	Named Stephen G. Fendrich as our Executive Vice President — Sales. Mr. Fendrich has been CEO and President of our SC Holdings, Inc. and Sleep Country USA, Inc. subsidiaries since September 2002.

—	Appointed Timothy F. Oakhill as our Senior Vice President of Marketing and Licensing. Mr. Oakhill, who has been with the Company for eight years, was instrumental in growing the BackCare® and BackCare Kids® brands. Most recently, Mr. Oakhill was Vice President of International and Domestic Licensing.

•	Both the Steelworkers and Teamsters labor unions at our Los Angeles manufacturing facility ratified 4-year collective bargaining agreements in July 2005. We do not expect either contract to have a significant impact on our future operating results.
      Highlights for the year 2004 included the following:

•	For our wholesale bedding segment, conventional bedding sales grew at a rate of 9.8%, which was less than the industry growth rate of 12.1%, as reported by ISPA. We believe that our sales growth was less than the industry due primarily to our relatively higher growth in prior periods as compared to the industry and certain industry competitors implementing price increases in the second and third quarter of 2004, whereas we did not increase our prices until late October of 2004. Our growth rate was primarily attributable to the roll-out of our 2004 Beautyrest® product line in January 2004. In December 2004, we began shipping the 2005 product lines for all of our conventional bedding products. We continue to focus on selling premium products targeted to sell at retail price points above $799 per queen set and on selling queen and larger size mattresses. In 2004, we derived approximately 65% of our sales from mattresses with retail price points of $799 and above (43% from above $1,000) and approximately 83% of our sales from queen and larger size mattresses.

•	Our wholesale bedding segment was negatively impacted by inflation in material costs. In late October 2004, we implemented a price increase on our 2004 product lines to help offset the increased costs of materials. After the rollout of our 2005 product line, we have discounted certain products to enhance the competitiveness of our products. We anticipate that our material costs will remain at elevated price levels for 2005.

•	Our wholesale bedding segment made strides toward improving our manufacturing network by opening two new conventional bedding manufacturing facilities in Hazleton, Pennsylvania and Waycross, Georgia and closing our older manufacturing facilities in Columbus, Ohio (April 2004) and Piscataway, New Jersey (December 2004). The Hazleton and Waycross facilities commenced operations in March 2004 and August 2004, respectively. In 2004, we incurred charges, which are expected to be non-recurring, of $13.6 million related to the opening and closing of the manufacturing facilities.

•	We sold our retail specialty sleep stores located in Southern California on May 1, 2004 to Pacific Coast Mattress, Inc. (“PCM”) for cash proceeds of $6.3 million. As a result of this sale, the number of our retail bedding segment retail stores decreased approximately 50%. On a comparable store basis, sales for our retail bedding segment increased 18.6% for 2004.

•	On August 27, 2004, we acquired certain assets and liabilities of the crib mattress and related soft goods business of Simmons Juvenile Products Company, Inc. (“Simmons Juvenile, Inc.”), a then-current licensee of ours, for $19.7 million plus contingent consideration based upon future operating performance. In 2005, we paid an additional $3.3 million upon final settlement of the contingent consideration. This acquisition provides us access to the growing U.S. infant market. The results of our juvenile bedding business from the date of acquisition are included in the results of our wholesale bedding segment.

      The following provides the details of these highlights and insights into our financial statements, including critical accounting policies and estimates used in preparing the financial statements, a discussion of our results of operations and our liquidity and capital resources.
Critical Accounting Policies
      In preparing the consolidated financial statements in conformity with GAAP, our management must make decisions that impact the reported amounts and the related disclosures. Those decisions include the selection of the appropriate accounting principles to be applied and the assumptions on which to base estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to the allowance for doubtful accounts, impairment of long-lived assets, impairment of goodwill, warranties, co-operative advertising and rebate programs, non-cash stock compensation, income taxes, litigation and contingencies. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Our management believes the critical accounting policies described below are the most important to the fair presentation of our financial condition and results. The following policies require management’s more significant judgments and estimates in the preparation of our consolidated financial statements.
      Allowance for doubtful accounts. We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. We evaluate the adequacy of the allowance on a periodic basis. The evaluation includes consideration of “a review of ” historical loss experience, the aging of the receivable balances, adverse situations that may affect the customer’s ability to pay the receivable, and prevailing economic conditions. If the result of the evaluation of the reserve requirements differs from the actual aggregate allowance, adjustments are made to the allowance. This evaluation is inherently subjective, as it requires estimates that are susceptible to revision as more information becomes available. Our accounts receivable balance was $71.9 million, $85.4 million and $65.9 million, net of the allowance for doubtful accounts of $5.0 million, $5.1 million and $5.0 million, respectively, as of June 25, 2005, December 25, 2004 and December 27, 2003, respectively.
      Impairment of long-lived assets. We assess all our long-lived assets for impairment whenever events or circumstances indicate their carrying value may not be recoverable. Management assesses whether there has been an impairment by comparing anticipated undiscounted future cash flows from operating activities with the carrying value of the asset. The factors considered by management in this assessment include operating results, trends and prospects, as well as the effects of obsolescence, demand, competition and other economic factors. If an impairment is deemed to exist, management records an impairment charge equal to the excess of the carrying value over the fair value of the impaired assets. This could result in a material charge to earnings.
      Intangible assets. We test goodwill for impairment on an annual basis by comparing the fair value of our reporting units to their carrying values. Fair value is determined by the assessment of future discounted cash flows. Additionally, goodwill is tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of an entity below its carrying value. These events or circumstances would include a significant change in the business climate, legal factors, operating performance indicators, competition, sale or disposition of a significant portion of the business, or other factors.
      As part of the adoption of SFAS 142, we performed initial valuations during the first quarter of 2002 to determine if any impairment of goodwill existed and determined that no impairment existed. In accordance with SFAS 142, we tested goodwill again at December 28, 2002 for impairment by comparing the fair value of our reporting units to their carrying values. As a result, our retail segment recognized a goodwill impairment of $20.3 million in 2002. Management determined that no impairment of goodwill existed as of December 27, 2003 or December 25, 2004.
      We evaluate trademarks, which are considered indefinite-lived intangible assets, for impairment at least annually or whenever events or circumstances indicate their carrying value might be impaired. In performing this assessment, management considers operating results, trends and prospects, as well as the effects of obsolescence, demand, competition and other economic factors. The carrying value of trademarks is considered impaired when its carrying value exceeds its fair market value. In such an event, an impairment loss is recognized equal to the amount of that excess. Fair value is determined primarily using either the projected cash flows discounted at a rate commensurate with the risk involved or an appraisal. The determination of fair value involves numerous assumptions by management, including expectations on possible variations in the amounts or timing of cash flow, the risk-free interest rate and other factors considered in managements projected future operating results. We review the classification of trademarks as indefinite-lived intangible assets every reporting period.
      Warranty accrual. Our management must make estimates of potential future product returns related to current period product revenue for our wholesale segment. Management analyzes historical returns when evaluating the adequacy of the warranty accrual. Significant management judgments and estimates must be made and used in connection with establishing the warranty accrual in any accounting period. Our warranty policy generally provides a ten-year non-prorated warranty service period on all first quality conventional bedding products currently manufactured. Our juvenile bedding products have warranty periods ranging from five years to a lifetime. Our policy is to accrue the estimated cost of warranty coverage at the time a sale is recorded. As of June 25, 2005, December 25, 2004 and December 27, 2003, we had a warranty accrual of $4.2 million, $3.7 million and $3.8 million, respectively.
      Cooperative advertising and rebate programs. We enter into agreements with our customers to provide funds for advertising and promotion of our products. We also enter into volume and other rebate programs with certain customers whereby funds may be rebated to the customer. When sales are made to these customers, we record accrued liabilities pursuant to these agreements. Management regularly assesses these liabilities based on forecasted and actual sales and claims and management’s knowledge of customer purchasing habits to determine whether all the cooperative advertising earned will be used by the customer, whether the cooperative advertising costs meet the requirement for classification as selling, general and administrative expense versus a reduction of sales, and whether the customer will meet the requirements to receive rebates. Costs of these programs totaled $50.9 million, $113.3 million, $0.6 million, $99.2 million and $86.4 million for the six months ended June 25, 2005, the fiscal year 2004, the period from December 20, 2003 through December 27, 2003, the period from December 29, 2002 through December 19, 2003 and fiscal year 2002, respectively.
      Stock compensation expense. Prior to the Acquisition, we recorded non-cash stock compensation expense, related to director and employee regular stock options, utilizing the intrinsic value method as prescribed by Accounting Principle Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”) and related interpretations. Management estimated the employee service period over which the compensation was awarded, generally four to five years. Additionally, because the vesting of the plan options was dependent upon achieving an annual Adjusted EBITDA target, management estimated the ultimate number of shares that would vest. We recorded additional adjustments to non-cash stock compensation expense for changes in the intrinsic value of vested regular options in a manner similar to a stock appreciation right because the option holder could compel us to settle the award by transferring cash or other assets rather than our common stock. We determined the fair market value of our common stock, including option shares, on a quarterly basis based upon a quarterly valuation performed by Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“HLHZ”). Estimates were used in determining the fair market value of our common stock.
      In connection with the Acquisition, the stock option plans were terminated and certain members of our management deferred $19.8 million of their proceeds from the Acquisition into our deferred compensation plan. The proceeds were deemed invested in shares of our Class A common stock. These shares were convertible into cash or common stock based upon the outcome of certain events such as a change of control or initial public offering. These shares had a put option that gave the holder the right to sell the shares to the Company under certain circumstances based upon the fair market value as determined by our board of directors utilizing a quarterly valuation performed by HLHZ. The changes in market value of the liability were recorded as non-cash stock compensation expense. The valuation of the shares was based upon our intrinsic value, which was estimated based upon our historical and forecasted operating results, market conditions and historical comparable transactions. The deferred compensation plan was terminated on June 3, 2004.
      In connection with the Acquisition, we adopted The Simmons Company Equity Incentive Plan (the “Incentive Plan”) to provide restricted stock awards to our employees, directors and consultants. Restricted shares of Class B common stock representing up to fifteen percent (15%) of our capital stock (on a fully diluted basis) may be issued pursuant to awards under the Incentive Plan. Awards of restricted stock are made pursuant to restricted stock agreements and are subject to vesting and other restrictions as determined by our board of directors. Among other things, the restricted stock agreements provide, under certain conditions, for acceleration in vesting of the stock upon a change in control and all restricted stock vests on the eighth anniversary of the issuance of the restricted stock. Upon issuance of restricted stock awards, compensation cost is measured as the excess of the fair market value of the award as determined by the board of directors utilizing quarterly valuations performed by HLHZ over the purchase price. The entire amount of compensation cost is recorded as deferred compensation (a contra-equity account) and amortized by a charge to non-cash stock compensation expense over the period from the date the shares are awarded to the date restrictions are expected to lapse. In making this determination, we continually reevaluate whether attainment of the performance goals that would accelerate the lapsing of the restrictions is considered probable. As a result of our 2004 operating performance, 75% of restricted stock shares, that were eligible to vest based on our 2004 operating performance, vested in March 2005.
      We recorded non-cash stock compensation expense of $0 million, $3.3 million, $0 million, $68.4 million, and $15.6 million for the six months ended June 25, 2005, the fiscal year 2004, the period from December 20, 2003 through December 27, 2003, the period from December 29, 2002 through December 19, 2003 and for fiscal year 2002, respectively.
      Income taxes. Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and to operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income or expense in the period that includes the effective date of enactment. A valuation allowance is established, when necessary, to reduce deferred tax assets to amounts expected to be realized.
      As of June 25, 2005, we had net operating loss carryforward benefits for federal income tax purposes of $138.6 million, including $15.5 million that were generated by our subsidiary, SC Holdings, Inc., (“Sleep Country”), that are subject to use limitations imposed by the Internal Revenue Code, and state net operating loss carryforwards of $81.1 million. Our net operating loss carryforwards expire on various dates through 2023. Our management must make estimates regarding the future realization of these net operating loss benefits. Realization of the net operating loss carryforward benefits is dependent upon future profitable operations and reversals of existing temporary differences. Although realization is not assured, we believe it is more likely than not that most of the net recorded benefits will be realized through the reduction of future taxable income. However, due to the uncertainty regarding the realization of certain tax loss and credit carryforwards, as of June 25, 2005 we had a valuation allowance of $5.5 million against the deferred tax assets related to Sleep Country’s net operating loss carryforwards and our foreign income tax credits. At the end of 2004, the Company determined that the realization of a portion of Sleep Country’s net deferred tax assets, excluding net operating losses, is more likely than not, based on the Company’s recent history of earnings and expectation of future profits, and, accordingly, the valuation allowance was reduced by $4.6 million during 2004. Since the valuation allowance was recorded as part of the Acquisition purchase accounting, the reduction of the valuation allowance in 2004 was accounted for as a reduction of the goodwill for the Company’s retail segment.
      Litigation and contingent liabilities. From time to time, we are parties to or targets of lawsuits, claims, investigations and proceedings, including product liability, personal injury, patent and intellectual property, commercial, contract, environmental, health and safety, and employment matters, which are handled and defended in the ordinary course of business. We accrue a liability for such matters when it is probable that a liability has been incurred and the amount can be reasonably estimated. We believe the amounts reserved are adequate for such pending matters; however, results of operations could be negatively affected by significant litigation adverse to us.
Results of Operations
      GAAP does not permit combining the results of our Predecessor period (December 29, 2002 through December 19, 2003) with our Successor period (December 20, 2003 through December 27, 2003) in our consolidated financial statements. Accordingly, the consolidated statements of operations included elsewhere in this filing do not present results for the twelve months ended December 27, 2003. However, in order to provide investors with useful information, the following table presents historical financial information for the Predecessor period and the Successor period and on a pro forma basis for the year ended December 27, 2003.
      The unaudited pro forma information for the year ended December 27, 2003 gives effect to the following items as if each had occurred on December 29, 2002 (the first day of our fiscal year 2003):

•	the Acquisition; and

•	the elimination of non-recurring charges resulting directly from the Acquisition and related financing;

	Predecessor		Successor

		Period From	Period From	Pro Forma		For the Six	For the Six
	For the Year	Dec. 29, 2002	Dec. 20, 2003	for the Year	For the Year	Months	Months
	Ended	through	through	Ended	Ended	Ended	Ended
	Dec. 28, 2002	Dec. 19, 2003	Dec. 27, 2003	Dec. 27, 2003	Dec. 25, 2004	June 26, 2004	June 25, 2005

Net sales	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of products sold	52.2%	51.3%	82.0%	51.1%	54.3%	54.1%	55.9%

Gross margin	47.8%	48.7%	18.0%	48.9%	45.7%	45.9%	44.1%
Selling, general and administrative expenses	40.1%	46.8%	51.5%	37.8%	36.5%	37.4%	36.8%
Amortization of intangibles	3.1%	0.0%	3.6%	0.6%	0.6%	0.5%	0.7%
Licensing fees	(1.3)%	(1.3)%	(3.7)%	(1.3)%	(1.1)%	(1.2)%	(1.2)%
Plant closure charges	0.0%	0.2%	5.2%	0.2%	0.4%	0.2%	0.0%
Transaction expenses	0.0%	2.8%	0.0%	0.1%	0.2%	0.2%	0.0%

Operating income (loss)	5.9%	0.2%	(38.6)%	11.5%	9.1%	8.8%	7.8%
Interest expense, net	4.5%	5.7%	53.5%	5.4%	5.1%	5.2%	8.2%

Income (loss) before income taxes and minority interest	1.4%	(5.5)%	(92.1)%	6.1%	4.0%	3.6%	(0.4)%
Income taxes (benefit)	1.7%	(1.1)%	(9.5)%	1.9%	1.3%	1.3%	(0.2)%

Income (loss) before minority interest	(0.3)%	(4.4)%	(82.6)%	4.2%	2.7%	2.3%	(0.2)%
Minority interest in loss	(0.2)%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

Net income (loss)	(0.1)%	(4.4)%	(82.6)%	4.2%	2.7%	2.3%	(0.2)%

      The pro forma information for the year ended December 27, 2003 includes the following adjustments resulting from the Acquisition and related financing:

•	adjustment to cost of products sold of $(3.7) million, or (0.5)% of net sales, to (i) reduce depreciation expense by $(2.9) million as a result of the extension of the remaining average useful lives, partially offset by the increases in the bases of property, plant and equipment; (ii) reduce by $(1.7) million inventory recorded at fair market value as a result of the Acquisition and sold during the eight day period ended December 27, 2003; and (iii) increase amortization of favorable leases by $0.9 million due to the step-up to fair market value of leases;

•	adjustment to selling, general and administrative expense of $(73.0) million, or (9.1)% of net sales, to (i) reduce depreciation expense by $(3.2) million as a result of the extension of the remaining average useful lives, partially offset by the increases in the bases of property, plant and equipment; (ii) reduce management fees by $(1.4) million to reflect the change in our equity-sponsor management agreement; and (iii) reduce non-cash stock compensation expense by $(68.4) million to reflect the elimination of our stock option plans;

•	adjustment to increase amortization of intangibles by $4.4 million, or 0.5% of net sales, to reflect additional amortization as a result of increases in the bases of our intangible assets;

•	adjustment to reduce interest expense, net by $(6.5) million, or (0.8)% of net sales, to reflect the additional interest expense associated with the new debt, less the interest expense associated with the old debt retired and the elimination of one-time financing charges resulting from the Acquisition and related financing; and

•	adjustment to increase income tax expense by $25.1 million based upon our pro forma effective tax rate of 31% which resulted from the elimination of non-deductible expenses associated with the Acquisition and related financing.
      The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. The pro forma financial information does not purport to represent what our results of operations would actually have been had each of the Acquisition and related financing occurred on December 29, 2002 or to project our results of operations for any future period or date.
Six Months Ended June 25, 2005 as Compared to Six Months Ended June 26, 2004
      Net sales. The following table presents our net sales and the dollar and percentage change by segment for the six months ended June 25, 2005 compared to the six months ended June 26, 2004:

			$ increase	% increase
	2005	2004	(decrease)	(decrease)

	(in millions)
Wholesale bedding segment	$382.3	$394.8	$(12.5)	-3.2%
Retail bedding segment	37.9	44.3	(6.4)	-14.5%
Eliminations	(6.6)	(14.0)	7.4	-53.2%

Consolidated net sales	$413.6	$425.1	$(11.5)	-2.7%

      Wholesale bedding segment net sales decreased $12.5 million, or 3.2%, due principally to a decline in conventional bedding net sales of $23.5 million, or 6.0%, partially offset by an additional $11.9 million of net sales resulting from sales of juvenile products. Our decrease in conventional bedding net sales was principally due to a decline in our conventional bedding unit volume of 11.4%, or an estimated $51.4 million in sales, for the six months ended June 25, 2005 compared to the six months ended June 26, 2004. Partially offsetting our decline in conventional bedding unit volume, our AUSP increased 6.3%, or an estimated $23.9 million in sales, for the six months ended June 25, 2005 compared to the six months ended June 26, 2004. Our improvement in conventional bedding AUSP was primarily attributable to the shipment of our new product lines in 2005 which, on average, sell for higher prices than our 2004 product lines.
      The first six months 2005 unit decline was due principally to (i) less units sold at “velocity” retail price points below $500; (ii) for the first quarter of 2005, our premium priced products, which all included the HealthSmarttm feature, were not as successful as our previous premium priced products; and (iii) the rollout of our 2005 product lines which were initially not competitively priced at certain retail price points between $500 to $1,000. During the second quarter 2005, we introduced new innerspring premium priced products to complement our HealthSmarttm products, and the Beautyrest® Caresse® visco elastic (“memory foam”) products. As a result of these new product introductions, as well as other pricing and product modifications made commencing in March 2005, our second quarter unit sales increased versus the first quarter of 2005. To further address the volume declines at velocity retail price points, we introduced a new Deep Sleep® product line at the recently completed Las Vegas Furniture Market that better targets velocity retail price points. This new product line will be rolled-out between August 2005 and January 2006.
      For the six months ended June 25, 2005 and June 26, 2004, our wholesale bedding segment net sales were reduced by $34.7 million and $32.1 million, respectively, for cash payments made to our customers for certain promotional programs, allowances and volume rebates. The increase in cash payments made to our customers for certain promotional programs, allowances and volume rebates was principally due to more of our co-op advertising spending meeting the criteria of a sales reduction versus a selling expense. As a percentage of our sales, our aggregate co-op advertising expenditures, regardless of whether reported as a selling expense or a sales reduction, for the six months ended June 25, 2005, were comparable with the aggregate co-op advertising expenditures for the six months ended June 26, 2004.
      Retail bedding segment sales in the first six months 2005 decreased $6.4 million, or 14.5%, compared to the first six months 2004 as a result of the sale of our Mattress Gallery retail operations on May 1, 2004. Mattress Gallery contributed $12.9 million of retail sales for the six months ended June 26, 2004. On a comparable store basis, sales for our retail stores increased 18.4% for the six months ended June 25, 2005 versus the six months ended June 26, 2004. Retail segment same store sales have benefited from increased advertising and an improved retail sales environment in Washington and Oregon.
      Gross Margin. The following table presents our gross profit, gross margin as a percentage of segment net sales, and the gross margin percentage point change by segment for the six months ended June 25, 2005 compared to the six months ended June 26, 2004.

	Gross Profit		Gross Margin		Margin %
					Point
	2005	2004	2005	2004	Change

	(in millions)
Wholesale bedding segment	$161.7	$176.8	42.3%	44.8%	-2.5%
Retail bedding segment	20.2	18.4	53.4%	41.6%	11.8%
Eliminations	0.3	(0.2)	-3.7%	1.9%	-5.6%

Consolidated	$182.2	$195.0	44.1%	45.9%	-1.8%

      For the six months ended June 26, 2004, our wholesale bedding segment gross margin was negatively impacted by (i) $2.6 million, or 0.7 percentage points, as a result of the selling of inventory recorded at fair market value in connection with the purchase accounting associated with the December 19, 2003 acquisition of the company by affiliates of Thomas H. Lee Equity Fund V (the “Acquisition”); and (ii) $3.4 million, or 0.9 percentage points, as a result of charges related to the opening of our Hazleton, Pennsylvania manufacturing facility in March 2004 and the closure of our Jacksonville, Florida and Columbus, Ohio manufacturing facilities in December 2003 and April 2004, respectively. Exclusive of the effects of the selling of the marked-up inventory and the plant opening and closing charges in the six months ended June 26, 2004, our wholesale bedding segment gross margin declined 4.1 percentage points in the first six months of 2005. Our decline in gross margin was due primarily to (i) an increase in our conventional bedding material costs of 2.2 percentage points in the first six months of 2005 compared to the same period of 2004 due principally to the inflation of raw material costs and the added material costs to make our products sold in the State of California meet California’s new open flame resistance standards that became effective January 1, 2005; (ii) an increase in overhead costs of 1.3 percentage points due principally to the decline in our unit volume as discussed above and operating inefficiencies resulting from the ramp-up of production at our manufacturing facilities in Waycross, Georgia and Hazleton, Pennsylvania, which opened in March 2004 and August 2004, respectively; and (iii) the selling of juvenile products, which sell at lower margins, in 2005 as a result of the Juvenile Acquisition, which resulted in a 0.5 percentage point decline in gross margin.
      Our retail bedding segment gross margin improved 11.8 percentage points principally due to the selling of inventory in 2004 recorded at fair market value in connection with Acquisition. Exclusive of the effects of the selling of the marked-up inventory in the six months ended June 26, 2004, our retail bedding segment gross margin improved 3.1 percentage points. Our retail bedding segment gross margin benefited from (i) the sale of our Mattress Gallery retail operations in May 2004, which had a lower margin product sales mix than our Sleep Country retail operations; and (ii) our Sleep Country retail operations shift in sales mix to products that have higher gross margins.
      Selling, general and administrative expenses (“SG&A”). The following table presents our SG&A dollar amount by segment, as a percentage of segment net sales and the percentage point change by segment for the six months ended June 25, 2005 compared to the six months ended June 26, 2004:

			As a % of
			Segment Net
	SG&A		Sales		Margin %
					Point
	2005	2004	2005	2004	Change

	(in millions)
Wholesale bedding segment	$135.0	$136.1	35.3%	34.5%	0.8%
Retail bedding segment	17.3	22.8	45.8%	51.5%	-5.7%

Consolidated	$152.3	$158.9	36.8%	37.4%	-0.6%

      Our wholesale bedding segment SG&A for the first six months 2004 included $2.6 million, or 0.7 percentage points, of non-recurring distribution expense related to the incremental miles driven to service customers from existing manufacturing facilities while we were opening and closing manufacturing facilities during 2004. Exclusive of the impact of the incremental distribution expense on our SG&A for the first six months of 2004, our 2005 wholesale bedding segment SG&A increased 1.5 percentage points principally due to higher (i) national advertising of $6.1 million, or 1.6 percentage points, due to our HealthSmarttm national advertising campaign that was launched in the first quarter of 2005 and then curtailed by the end of the first quarter; (ii) distribution costs of $3.0 million, or 0.9 percentage points, resulting from higher fuel costs and more miles driven to service our customers; (iii) corporate function expenses of $2.2 million, or 0.6 percentage points, due to our bi-annual national leadership meeting which occurred in January 2005; (iv) consulting fees of $1.3 million, or 0.4 percentage points, due to our use of outside consultants in connection with our cost savings initiative and Sarbanes-Oxley compliance efforts; and (v) severance expense of $0.7 million, or 0.2 percentage points, due to the voluntary early retirement phase of our people realignment plan.
      Partially offsetting these increases, our wholesale bedding segment SG&A benefited from lower (i) non-cash stock compensation expense of $3.3 million, or 0.8 percentage points, as a result of the change in the fair market value of the equity held in our deferred compensation plan that was terminated in June 2004; (ii) provision for bad debts of $2.3 million, or 0.6 percentage points, as a result of improved customer credit profile and receivables aging, combined with the favorable settlement of a customer bankruptcy claim; (iii) selling expenses of $3.0 million, or 0.5 percentage points, due principally to our lower sales volume; (iv) bonus expense of $2.9 million, or 0.7 percentage points, due to a lower anticipated management bonus payout for 2005 than in 2004.

      Our retail segment SG&A decreased 5.7 percentage points primarily due to the sale of our Mattress Gallery retail operations as discussed above and our Sleep Country retail operations growing their same store sales which allows Sleep Country to better leverage their fixed costs, such as salaries, advertising and rent.
      Plant Closure Charges. For the six months ended June 25, 2005, we incurred less than $0.1 million of plant closure charges related to the closing of our juvenile manufacturing facility located in Oshkosh, Wisconsin and the relocation to a temporary manufacturing facility. We anticipate moving into a permanent facility in Neenah, Wisconsin during the third quarter of 2005. For the six months ended June 26, 2004, we incurred $0.8 million of plant closure charges related to the closing of our Columbus, Ohio manufacturing facility in April. The plant closure charges consisted of severance, retention, rent and costs to transfer equipment.
      Amortization of Intangibles. For the six months ended June 25, 2005, amortization of intangibles increased $0.6 million, or 24.9%, to $2.9 million from $2.3 million for the six months ended June 26, 2004. The increase is attributable to the amortization of the customer contracts obtained in the Juvenile Acquisition.
      Transaction Expenses. For the six months ended June 25, 2005, we incurred $0.2 million in costs related to an acquisition that was not consummated. For the six months ended June 26, 2004, we incurred transaction expenses of $0.7 million related to the sale of Mattress Gallery in May 2004.
      Licensing Fees. For the six months ended June 25, 2005, licensing fees decreased $0.2 million, or 3.9%, to $4.9 million from $5.1 million for the six months ended June 26, 2004. The decrease in licensing fees was primarily due to lower sales of licensed products by a domestic licensee for the six months ended June 25, 2005 compared to the six months ended June 26, 2004, partially offset by additional royalties identified through a sales audit of a domestic licensee.
      Interest Expense, Net. For the six months ended June 25, 2005, interest expense increased $11.8 million, or 53.6%, to $33.8 million from $22.0 million for the six months ended June 26, 2004. Interest expense increased as a result of our issuance of $269.0 million of 10.0% senior discount notes in December 2004 combined with higher LIBOR base rates on our senior credit facility.
      Income Taxes. The combined estimated federal, state, and foreign effective income tax benefit rate of 45.2% for the six months ended June 25, 2005 differs from the federal statutory rate of 35.0% primarily due to tax benefits realized as a result of a decrease in the rate applicable to our Puerto Rico subsidiary’s deferred tax assets and liabilities were recorded, partially offset by state income tax expense. The combined estimated federal, state, and foreign effective income tax rate of 36.0% for the six months ended June 26, 2004 differed from the federal statutory rate of 35.0% primarily due to (i) state tax rate benefits realized as a result of a decrease in the rate at which our U.S. deferred tax assets and liabilities were recorded; (ii) the tax effect of a valuation allowance increase for Sleep Country’s net deferred tax assets; and (iii) state income tax expense.

Year Ended December 25, 2004 Compared to Pro Forma Year Ended December 27, 2003
      Net Sales. Net sales for the year ended December 25, 2004 increased $63.6 million, or 7.9%, to $869.9 million from $806.3 million for the pro forma year ended December 27, 2003.
      Wholesale bedding segment net sales increased $67.4 million, or 9.1%, to $808.4 million (including $19.5 million to our retail bedding segment) for the year ended December 25, 2004 from $741.0 million (including $32.6 million to our retail bedding segment) for the pro forma year ended December 27, 2003. For the year ended December 25, 2004 and the pro forma year ended December 27, 2003, our wholesale bedding segment net sales reflect a reduction of $66.7 million and $49.5 million, respectively, for cash consideration paid to our customers for certain promotional programs and volume rebates in accordance with Emerging Issues Task Force of the Financial Accounting Standards Board 01-9, “Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor’s Product” (“EITF 01-9”). Our sales reductions increased principally due to less co-op advertising expenditures meeting the criteria of a selling expense in accordance with EITF 01-9 for the year ended December 25, 2004 compared to the pro forma year ended December 27, 2003. The wholesale bedding segment net sales increase was primarily due to (i) an increase in conventional bedding unit volume and average unit selling price (“AUSP”) of 3.5% and 6.1%, respectively, compared to the pro forma year ended December 27, 2003; and (ii) the addition of $7.7 million of net sales as a result of the acquisition of certain assets and liabilities of Simmons Juvenile, Inc. for the year ended December 25, 2004. The increase in our EITF 01-9 sales reductions in comparison to the prior year partially offset our sales improvement. Our wholesale segment conventional bedding unit volume increased due to increased Beautyrest® sales following the roll-out of the Beautyrest® 2004 product line in the first quarter of 2004 and the addition of new dealer accounts. Our improvements in AUSP were primarily attributable to a shift in our sales mix toward our Beautyrest® branded product line following the roll-out of the 2004 product line. Our Beautyrest® products generally have a higher AUSP compared to our other significant branded product lines. Additionally, our AUSP benefited from the 12% price increase implemented on our 2004 product line in late October 2004 to help offset inflation in material costs and the shipment of our new 2005 product line in December 2005.
      Our wholesale segment conventional bedding sales, exclusive of EITF 01-9 sales deductions, which is the methodology used by ISPA in estimating industry sales, were up 9.8% over the prior year. In comparison, ISPA estimated that for 2004 total U.S. bedding manufacturers’ sales were up 12.1% over the prior year, comprised of an increase in unit shipments and AUSP of 3.2% and 8.6%, respectively. We believe that our sales growth was less than the industry, due primarily to our relatively higher sales growth in prior periods as compared to the industry, and certain industry competitors implementing price increases in the second and third quarters of 2004, whereas we did not increase our prices until late October of 2004.
      Our retail segment sales for the year ended December 25, 2004 decreased $16.9 million, or 17.3%, to $81.0 million from $97.9 million for the pro forma year ended December 27, 2003. Retail segment sales were negatively impacted by the sale of our Mattress Gallery retail operations in May 2004. Mattress Gallery contributed $12.9 million of net sales prior to our sale of the operations compared to $40.0 million of net sales for the pro forma year ended December 27, 2003. On a comparable store basis, sales for our retail stores increased 18.6% for the year ended December 25, 2004 versus the pro forma year ended December 27, 2003. Retail segment same store sales have benefited from increased advertising which we believe resulted in a gain in market share.
      Gross Margin. Gross margin for the year ended December 25, 2004 decreased 3.2 percentage points to 45.7% from 48.9% for the pro forma year ended December 27, 2003.
      Our wholesale segment gross margin decreased 2.2 percentage points to 44.6% of wholesale segment net sales for the year ended December 25, 2004 from 46.8% for the pro forma year ended December 27, 2003. Our decline in gross margin was principally due to (i) the increase in EITF 01-9 sales reductions; (ii) higher material costs resulting principally from inflation in prices for steel and wood; and (iii) start-up costs for our new conventional bedding manufacturing facilities. Our EITF 01-9 sales reductions increased 1.8 percentage points of wholesale segment net sales for the year ended December 25, 2004 compared to the prior year for the reasons mentioned above. Material costs increased 2.3 percentage points of wholesale segment net sales for the year ended December 25, 2004 compared to the prior year. To offset the effects of inflation in material prices, we implemented a 12% price increase on our 2004 product lines in late October 2004 and began the roll out of our new 2005 product lines, which are priced to recover the higher material costs, in December 2004. We incurred $5.0 million, or 0.6% of wholesale segment net sales, of manufacturing costs associated with the opening of the Waycross, Georgia and Hazleton, Pennsylvania manufacturing facilities in 2004. These manufacturing costs are not expected to reoccur in future periods. Our labor and overhead costs, as a percentage of wholesale segment net sales, decreased 0.6 percentage points as a result of (i) an increase in unit volume; and (ii) operating one less manufacturing facility during most of the year.
      Our retail segment gross margin of 46.3% of retail net sales for the year ended December 25, 2004 decreased 4.5 percentage points versus the gross margin of 50.8% of retail net sales for the pro forma year ended December 27, 2003. Our retail segment gross margin decreased primarily due to the selling of inventory recorded at fair market value in connection with the Acquisition of $3.8 million, or 4.7% of retail segment net sales for the year ended December 25, 2004. The sale of our Mattress Gallery retail operations, which had a lower margin product sales mix than our Sleep Country USA retail operations, partially offset the decrease in retail segment gross margins.
      Selling, General and Administrative Expenses. For the year ended December 25, 2004, selling, general and administrative expenses (“SG&A”) as a percentage of net sales decreased 1.3 percentage points, to 36.5% from 37.8% for the pro forma year ended December 27, 2003.
      As a percent of wholesale segment net sales, our wholesale segment SG&A decreased 0.4 percentage points to 34.6% for the year ended December 25, 2004 from 35.0% for the pro forma year ended December 27, 2003. The decrease was principally due to a reduction in co-op advertising and administrative compensation expenses of 1.0 and 0.6 percentage points, respectively. Co-op advertising expenses decreased due to more payments to our dealers not meeting the criteria of a selling expense in accordance with EITF 01-9 and, therefore, being recorded as a reduction of net sales. Our administrative compensation expense decreased primarily as a result of a lower bonus payout in 2004 in comparison to 2003. Partially offsetting these reductions in SG&A expense, our distribution costs rose 0.7 percentage points due primarily to increases in (i) miles driven to service our customers from existing manufacturing facilities following the closing of our manufacturing facilities in Jacksonville, Florida and Columbus, Ohio in December 2003 and April 2004, respectively; and (ii) average fuel costs in comparison to the prior year.
      As a percentage of retail segment net sales, our retail segment SG&A decreased 0.9 percentage point to 46.9% for the year ended December 25, 2004 from 47.8% for the pro forma year ended December 27, 2003. The decrease was primarily attributable to (i) the sale of Mattress Gallery, which had higher SG&A expenses as a percentage of net sales; and (ii) the growth in same store sales which resulted in better leveraging of our fixed expenses, such as salaries and rent. Partially offsetting the improvement in our retail segment SG&A, our retail segment had increases in (i) advertising and promotional expenditures which were utilized to stimulate sales and (ii) distribution costs resulting from higher average fuel costs.
      Amortization of Intangibles. For the year ended December 25, 2004, amortization of intangibles of $4.9 million decreased $0.1 million from $5.0 million for the pro forma year ended December 27, 2003.
      Licensing Fees. For the year ended December 25, 2004, our licensing income decreased $1.2 million to $9.6 million from $10.8 million for the pro forma year ended December 27, 2003. Our licensing income decreased primarily due to a loss of licensee as a result of their filing for bankruptcy during the second quarter of 2004.
      Plant Closure Charges. For the year ended December 25, 2004, we incurred $3.1 million of plant closure charges related to the closing of our conventional bedding manufacturing facilities in Columbus, Ohio and Piscataway, New Jersey in April and December, respectively. For the pro forma year ended December 27, 2003, we incurred $1.8 million of plant closure charges related to the closing of our conventional bedding manufacturing facility in Jacksonville, Florida. The plant closure charges consisted principally of severance, employee retention payments, rent and costs to transfer equipment. All plant closure charges related to the closure of the Columbus, Ohio and Piscataway, New Jersey conventional bedding manufacturing facilities had been expensed as of December 25, 2004.
      Transaction Expenses. For the pro forma year ended December 25, 2004, we incurred $2.0 million of transaction expenses, in the aggregate, related principally to the Acquisition, our acquisition of certain assets and liabilities of Simmons Juvenile, Inc., the sale of Mattress Gallery, and incurred in connection with the filing of a registration statement with the SEC for an initial public offering of our common stock. We incurred $0.9 million of transaction expenses for the pro forma year ended December 27, 2003 in connection with our acquisition of Sleep Country.
      Interest Expense. For the year ended December 25, 2004, interest expense increased $0.9 million to $44.2 million from $43.3 million for the pro forma year ended December 27, 2003. The increase was principally due to the interest expense associated with the senior discount notes issued in December 2004.

      Income Taxes. The combined federal, state, and foreign effective income tax rate of 32.6% for the year ended December 25, 2004 differs from the federal statutory rate of 35.0% primarily due to a reversal of tax reserves which we believe are no longer needed, partially offset by the expiration of unused net operating loss benefits and an increase in state income taxes. The combined federal, state, and foreign effective income tax rate of 31.2% for the pro forma year ended December 27, 2003 differed from the federal statutory rate of 35.0% primarily due to a reduction in Sleep Country’s valuation allowance on net operating losses as a result of income it earned for the pro forma year ended December 27, 2003.
      Net Income. For the year ended December 25, 2004, net income decreased $10.2 million to $23.8 million from $34.0 million for the pro forma year ended December 27, 2003.

Pro Forma Year Ended December 27, 2003 Compared to Year Ended December 28, 2002
      Net Sales. Net sales for the pro forma year ended December 27, 2003 increased $97.7 million, or 13.8%, to $806.3 million from $708.6 million for the year ended December 28, 2002.
      Wholesale bedding segment net sales increased $82.1 million, or 12.5%, to $741.0 million (including $32.6 million to our retail bedding segment) for the pro forma year ended December 27, 2003 from $659.0 million (including $22.1 million to our retail bedding segment) for fiscal year 2002. For the pro forma year ended December 27, 2003 and fiscal year 2002, our wholesale bedding net sales reflect a reduction of $49.5 million and $52.4 million, respectively, for cash consideration paid to our customers for certain promotional programs and volume rebates in accordance with EITF 01-9. The wholesale bedding segment sales increase was primarily due to an increase in both unit shipments and AUSP of 5.6% compared to 2002. Our AUSP benefited from a shift in sales mix toward our higher priced Beautyrest® and BackCare® products. Unit volume growth resulted from additional floor placements at new and existing customers and an improved retail sales environment in the second half of 2003.
      Our pro forma year ended December 27, 2003 wholesale bedding sales, exclusive of EITF 01-9 sales reductions, which is the methodology used by ISPA in calculating industry sales, were up 11.4% over the prior year. In comparison, ISPA reported that for 2003 total U.S. bedding manufacturers’ sales were up 7.8% over the prior year, comprised of an increase in unit shipments and AUSP of 2.4% and 5.3%, respectively. According to Furniture/Today, an industry trade publication, our 2003 industry market share was 15.7% compared to 14.8% in 2002.
      Our retail segment sales for the pro forma year ended December 27, 2003 increased $26.1 million, or 36.4%, to $97.9 million from $71.8 million for fiscal year 2002. On a comparable store basis, sales for our retail stores increased 14.9% for the pro forma year ended December 27, 2003 versus 2002. The retail segment sales increase was due principally to (i) the acquisition of 26 retail stores in Southern California from Mattress Discounters Corporation (“Mattress Discounters”) in December 2002; (ii) an increase in advertising expenditures which led to higher sales; and (iii) an improving retail sales environment.
      Gross Margin. Gross margin for the pro forma year ended December 27, 2003 increased 1.1 percentage points to 48.9% from 47.8% for 2002.
      Our wholesale segment gross margin increased of 0.8 percentage points to 46.8% for the pro forma year ended December 27, 2003 from 46.0% for 2002. Our gross margin increased 1.3 percentage points due to better absorption of our fixed manufacturing costs as a result of our unit volume growth. Additionally, our wholesale segment gross margin improved due to a reduction in depreciation expense of $1.9 million, or 0.3% of wholesale segment net sales, due to the adjustment of the remaining useful lives of the property, plant and equipment in connection with the Acquisition. Offsetting these improvements were cost increases of (i) 1.0 percentage point due to supplier price increases for certain raw material components without a corresponding price increase in our Beautyrest® product line in 2003; and (ii) 0.3 percentage points due to higher labor costs resulting from increased production demands resulting from our unit volume growth.
      Our retail segment gross margin decreased 0.2 percentage points to 50.8% for the pro forma year ended December 27, 2003 from 51.0% for 2002. The decrease was due to the discounting of inventory acquired from Mattress Discounters in December 2003 and the discounting of inventory in late 2003 that was being replaced with new product lines.
      Selling, General and Administrative Expenses. For the pro forma year ended December 27, 2003, selling, general and administrative expenses, as a percentage of net sales decreased 2.3 percentage points to 37.8% from 40.1% in fiscal year 2002.
      Our wholesale segment selling, general and administrative expenses decreased 2.0 percentage points to 35.0% of wholesale segment net sales for the pro forma year ended December 27, 2003 from 37.0% for fiscal year 2002. Non-cash stock compensation expense decreased $15.6 million due to termination of the Predecessor stock option plans. Our pro forma year ended December 27, 2003 includes the reduction of depreciation expense by $2.9 million, or 0.4% of wholesale segment net sales, due to the remaining useful lives of our property, plant and equipment being extended from an average of three years to seven years as a result of the revaluation of the property, plant and equipment in connection with the Acquisition. Additionally, our selling, general and administrative expenses for the pro forma year ended December 27, 2003 reflect a $1.4 million, or 0.2% of wholesale segment net sales, reduction in management fees due to both the cancellation of the Fenway management agreement and the entering into the new THL Managers V, LLC management agreement in connection with the Acquisition. Offsetting these improvements in our selling, general and administrative expenses, our promotional expenditures increased $20.5 million, or 1.6 percentage points, due to (i) more payments to customers meeting the criteria of a selling expense in accordance with EITF 01-9 because our focus on increasing customer compliance with our co-op advertising guidelines; and (ii) a shift in our sales mix toward customers and products that receive more advertising and selling support subsidies.
      Our retail segment selling, general and administrative expenses decreased 8.6 percentage points to 47.8% of retail segment net sales for the pro forma year ended December 27, 2003 from 56.4% for fiscal year 2002. This decrease was attributable to our increase in retail sales resulting in greater leverage of our fixed retail selling, general and administrative expenses.
      Amortization of Intangibles. Amortization of intangibles decreased $16.5 million, or 76.9%, to $5.0 million for the pro forma year ended December 27, 2003 from $21.5 million in fiscal year 2002. The pro forma year ended December 27, 2003 amortization was less than the fiscal year 2002 due to our retail segment recognizing a $20.3 million non-cash goodwill impairment charge in the fourth quarter of 2002.
      Licensing Fees. For the pro forma year ended December 27, 2003, our licensing fees increased $1.8 million to $10.8 million from $9.0 million for year ended December 27, 2002. Our licensing fees increased primarily due to improved financial performance of our domestic and international licensees.
      Plant Closure Charges. For the pro forma year ended December 27, 2003, we incurred $1.8 million of plant closure charges related to the closing of our conventional bedding manufacturing facility in Jacksonville, Florida. The plant closure charges consisted principally of severance, retention, rent and costs to transfer equipment.
      Interest Expense, Net. Interest expense, net increased $11.3 million, or 35.3%, to $43.3 million for the pro forma year ended December 27, 2003 from $32.0 million in fiscal year 2002 due to an increase in our average outstanding borrowings for the pro forma year ended December 27, 2003 resulting from the Acquisition. Our interest paid in 2003 was $53.6 million, a 114.6% increase from $24.9 million paid in 2002, due principally to payments of (i) $10.8 million in tender fees for our repurchase of $144.9 million of 10.25% senior subordinated notes due 2009; (ii) junior subordinated PIK note interest of $13.7 million; and (iii) $3.5 million in bridge loan commitment fees.
      Income Taxes. Our combined federal, state and foreign effective income tax expense rate of 31.2% for the pro forma year ended December 27, 2003 differed from the federal statutory rate of 35.0% primarily because of a reduction of the prior year valuation allowance on net operating losses due to Sleep Country’s income for the pro forma year ended December 27, 2003. Our combined federal, state and foreign effective income tax rate of 116.7% for fiscal year 2002 was greater than the federal statutory rate due principally to a 100% valuation allowance for Sleep Country’s operating loss in 2002.

      Net Income (Loss). For the reasons set forth above, our net income was $34.0 million for the pro forma year ended December 27, 2003 compared to a net loss of $(0.6) million for the year ended December 28, 2002.
Liquidity and Capital Resources
      Holdings is a holding company and, as a result, its primary sources of funds are cash generated from the operating activities of its indirect operating subsidiary, Simmons Bedding, and from borrowings by Simmons Bedding. Our subsidiaries’ principal sources of cash to fund liquidity needs are (i) cash provided by operating activities and (ii) borrowings available under Simmons Bedding’s senior credit facility. Restrictive covenants in Simmons Bedding’s debt agreements restrict Simmons Bedding’s ability to pay cash dividends and make other distributions to Holdings. Our primary use of funds consists of payments of funding for working capital increases, capital expenditures, customer supply agreements, principal and interest for our debt, and acquisitions. Barring any unexpected significant external or internal developments, we expect current cash balances on hand, cash provided by operating activities and borrowings available under Simmons Bedding’s senior credit facility to be sufficient to meet our short-term and long-term liquidity needs.
      Capital expenditures totaled $2.6 million and $18.2 million for the six months ended June 25, 2005 and the year ended December 25, 2004, respectively. We believe that the annual capital expenditure limitations in Simmons Bedding’s senior credit facility will not significantly inhibit us from meeting our ongoing capital expenditure needs.
      Future principal debt payments are expected to be paid out of cash flows from operations, borrowings on Simmons Bedding’s revolving credit facility, and future refinancing of our debt. Historically we have paid minimal federal income taxes as a result of net operating loss carryforwards; however, we expect to be obligated to pay federal income taxes beginning in 2006.
      The terms of Simmons Bedding’s senior credit facility required a mandatory prepayment of Simmons Bedding’s tranche C term loan of $3.7 million, based upon Simmons Bedding’s Consolidated Excess Cash Flows (as defined in the senior credit facility) for the year ended December 25, 2004. This payment was made in March 2005. In addition, we voluntarily prepaid $1.0 million of our tranche C term loan in June 2005. As a result of these prepayments, our next scheduled quarterly tranche C term loan principal payment will be in June 2006.
      The following table summarizes our changes in cash (in millions):

	Pro Forma		Six Months	Six Months
	Year Ended	Year Ended	Ended	Ended
	Dec. 27,	Dec. 25,	June 26,	June 25,
	2003	2004	2004	2005

Statement of Cash Flow Data:
Cash flows provided by (used in):
Operating activities	$56.5	$69.6	$39.1	$18.3
Investing activities	(826.4)	(28.7)	(0.1)	(5.9)
Financing activities	766.2	(20.5)	(18.3)	(5.2)
Effect of exchange rate changes on cash	0.3	0.1	—	—

Change in cash and cash equivalents	(3.4)	20.5	20.7	7.2
Cash and cash equivalents:
Beginning of period	7.1	3.7	3.7	24.2

End of period	$3.7	$24.2	$24.4	$31.4

Six Months Ended June 25, 2005 as Compared to Six Months Ended June 26, 2004
      Cash flows provided by Operating Activities. For the six months ended June 25, 2005 compared to the six months ended June 26, 2004, our cash flows from operations decreased $20.8 million primarily due to a $11.1 million decline in net income combined with a $6.5 million decrease in cash provided by working capital changes.
      Cash flows used in Investing Activities. For the six months ended June 25, 2005 compared to the six months ended June 26, 2004, our cash flows used in investing activities increased $5.8 million. Our first six months 2005 uses included $3.3 million of contingent consideration paid related to the Juvenile Acquisition and capital expenditures of $2.6 million, $4.1 million less than in the first six months of 2004. Our capital expenditures were higher in 2004 primarily due to our opening a new manufacturing facility in Hazleton, Pennsylvania during the second quarter. Our 2004 cash flows from investing activities benefited from $6.5 million received from the sale of Mattress Gallery.
      Cash flows used in Financing Activities. For the six months ended June 25, 2005 compared to the six months ended June 26, 2004, our cash flows used in financing activities decreased $12.3 million due primarily to reduced principal payments of on our debt of $12.9 million.

Year Ended December 25, 2004 Compared With The Pro Forma Year Ended December 27, 2003
      Cash flows from Operating Activities. Our cash flows from operations increased primarily due to improved working capital management resulting in a decrease in working capital of $8.9 million, and an increase in net income. These improvements were partially offset by (i) lower operating margins due primarily to rising raw material costs; (ii) higher interest payments as a result of the refinancing in connection with the Acquisition; and (iii) higher plant opening and closing costs associated with the closure of our conventional bedding manufacturing facilities in Columbus, Ohio and Piscataway, New Jersey and the opening of our new conventional bedding manufacturing facilities in Hazleton, Pennsylvania and Waycross, Georgia.
      Cash flows used in Investing Activities. Our cash flows used in investing activities decreased principally due to cash payments related to the Acquisition of $815.9 million in the pro forma year ended December 27, 2003. Exclusive of the Acquisition related cash payments, our cash flows used in investing activities increased principally due to (i) an increase in capital expenditures of $9.4 million principally as a result of the opening of two conventional bedding new manufacturing facilities in 2004 and (ii) the acquisition of certain assets and liabilities of Simmons Juvenile, Inc. for $19.7 million in 2004. Partially offsetting these increases in cash flows used in investing activities, we received $6.3 million of proceeds in connection with the sale of Mattress Gallery and $2.1 million of proceeds in connection with the collection of a note receivable.
      We sold the stock of our Mattress Gallery subsidiary, which was considered an asset held for sale as of December 27, 2003, on May 1, 2004 to PCM for cash proceeds of $6.3 million plus the cancellation of all intercompany debts, excluding current trade payables owed to Simmons Bedding. In connection with the sale, we entered into a five-year supply agreement with PCM. Following the sale, and as of June 25, 2005, we continue to guarantee approximately $1.3 million of Mattress Gallery’s obligations under certain store and warehouse leases that expire over various periods through 2010.
      On August 27, 2004, our former subsidiary, Simmons Juvenile, acquired certain assets and liabilities of the crib mattress and related soft goods of Simmons Juvenile, Inc., a then-current licensee of ours, for $19.7 million in cash, including transaction costs. On May 3, 2005, Simmons Juvenile merged with and into The Simmons Manufacturing Co., LLC, with The Simmons Manufacturing Co., LLC continuing as the surviving corporation. Based upon the operating performance of Simmons Juvenile for the six months following the acquisition, we paid an additional $3.3 million in 2005. The purchase price allocation was adjusted in the first quarter of 2005 to reflect the contingent consideration when paid.
      Cash flows from (used in) Financing Activities. Our cash flows provided by financing activities decreased primarily due to net proceeds received in connection with the Acquisition of $821.5 million in the pro forma period ended December 27, 2003. Exclusive of the Acquisition related cash proceeds, our cash flows used in financing activities decreased due to a decrease in payments on our senior credit facility than in the prior year. In 2004, cash flows provided by financing activities included the receipt of $165.1 million aggregate gross proceeds from the private placement of $269.0 million aggregate principal amount at maturity of 10% senior discount notes due 2014 (the “Discount Notes”). The proceeds of the offering were used to make a dividend distribution to holders of class A stock of the Company and to pay expenses related to the sale and distribution of the Discount Notes.

Debt
      Simmons Bedding’s senior credit facility is comprised of a $391.9 million term loan facility (the “tranche C term loan”), which will mature in 2011, and a $75.0 million revolving loan facility (of which approximately $64.9 million was available for borrowings as of June 25, 2005 after giving effect to $10.1 million that was reserved for standby letters of credit), which will mature in 2009. Simmons Bedding is permitted to incur up to an additional $100.0 million of senior secured debt at the option of participating lenders, so long as no default or event of default under the senior secured credit facility has occurred or would occur after giving effect to such incurrence and certain other conditions are satisfied. The senior credit facility is guaranteed by all of Holdings’ active domestic subsidiaries other than Simmons Bedding. Simmons Bedding and the guarantors’ obligations are secured by all or substantially all of Simmons Bedding’s and the guarantors’ assets, including a pledge of Simmons Bedding’s stock, a pledge of stock of all Holdings’ domestic subsidiaries, and the pledge of 65% of the stock of our foreign subsidiaries.
      Simmons Bedding also has a senior unsecured term loan facility of $140.0 million, which will mature in June 2012. The senior unsecured term loan facility is guaranteed by THL-SC Bedding Company and all its active domestic subsidiaries.
      We amended and restated Simmons Bedding’s senior credit facility on August 27, 2004 to, among other things:

(i) Refinance Simmons Bedding’s existing $396.6 million tranche B term loan with a new tranche C term loan priced at the Eurodollar Rate + 250 basis points, a 25 basis point decline in interest rate margin;

(ii) Amend Simmons Bedding’s existing annual capital spending limitation from $20 million to $30 million; and

(iii) Amend the limitation on our indebtedness, to allow for the incurrence of permitted indebtedness up to a total leverage ratio of 6:75:1:00 provided that Simmons Bedding has a leverage ratio less than 5:50:1:00.
      The senior credit facility and the senior unsecured term loan bear interest at our choice of the Eurodollar Rate or Base Rate (both as defined), plus the following applicable interest rate margins:

	Eurodollar	Base
	Rate	Rate

Revolving credit facility	2.50%	1.50%
Tranche C term loan	2.50%	1.50%
Senior unsecured term loan	3.75%	2.75%
      The weighted average interest rates per annum in effect as of June 25, 2005 for the tranche C term loan and senior unsecured term loan were 5.84% and 7.0%, respectively.
      Simmons Bedding’s senior credit facility requires us to meet a minimum interest coverage ratio and a maximum leverage ratio, and includes a maximum capital expenditures limitation. In addition, the senior credit facility contains certain restrictive covenants which, among other things, limit the incurrence of additional indebtedness, investments, dividends, transactions with affiliates, asset sales, acquisitions, mergers and consolidations, prepayments of other indebtedness, liens and encumbrances and other matters customarily restricted in those agreements. The senior credit facility also contains certain customary events of defaults, subject to cure periods as appropriate.

      In the event that Simmons Bedding fail to comply with the requirements of any financial performance covenant contained in the senior credit facility, Simmons Bedding may, no more than two times in any twelve-month period and four times in total, to issue securities for cash or otherwise receive cash contributions to the capital of Simmons, in either case in an amount equal to the lesser of (a) the amount necessary to cure the relevant failure to comply with all the relevant covenants and (b) $20,000,000, and, in each case, to contribute any such cash to the capital of Simmons Bedding. Upon the receipt by Simmons Bedding of such cash such covenants shall be recalculated giving effect to the following pro forma adjustments:

(i) Consolidated EBITDA (as defined) shall be increased solely for the purpose of measuring the relevant covenants by an amount equal to the Cure Amount;

(ii) if, after giving effect to the foregoing recalculations, Simmons Bedding shall be in compliance with the requirements of all relevant covenants, it shall be deemed to have satisfied the requirements of such covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Performance Covenants which had occurred shall be deemed cured; and

(iii) to the extent that the proceeds are used to repay indebtedness, such Indebtedness shall not be deemed to have been repaid for purposes of calculating the leverage ratio for the relevant period.

      Simmons Bedding is required to make prepayments of the loans outstanding under the senior credit facility under certain circumstances, including with 100% of the net cash proceeds of certain asset sales and casualty or condemnation events to the extent such proceeds are not reinvested in Simmons Bedding’s business within a specified period of time and with 100% of the proceeds of certain types of debt incurred by it. Additionally, depending on Simmons Bedding’s leverage ratio, Simmons Bedding may be required to prepay its senior secured loans with up to 50% of its excess cash flow from each fiscal year and with up to 50% of the net cash proceeds of certain equity issuances.
      Simmons Bedding is also required to make prepayments of the loans outstanding under the senior unsecured term loan in the event of a change of control at 101% of the unpaid principal amount thereof. Furthermore, Simmons Bedding may be required to make an offer to repay the senior unsecured term loans with proceeds of certain asset sales, and any such offer required to be made within the first three years after the closing date of the senior unsecured credit facility must be accompanied by payment of a call premium, calculated on a sliding scale. We are not required to use any proceeds we receive from an equity offering to repay loans outstanding under Simmons Bedding’s senior unsecured term loan facility.
      Our long-term obligations contain various financial tests and covenants. We were in compliance with such covenants as of June 25, 2005. However, if our operating results fall below current expectations, we may not be able to meet such covenants in future periods. If we are not in compliance with such covenants in future periods, we would be required to obtain a waiver from our lenders to avoid being in default. Simmons Bedding may not be able to obtain such a waiver on a timely basis or at all. The most restrictive covenants apply to Simmons Bedding and its subsidiaries on a consolidated basis and relate to ratios of adjusted EBITDA to interest coverage (interest coverage ratio) and net debt to adjusted EBITDA (leverage ratio), all as defined in the senior credit facility. There is also a maximum capital expenditure limitation in the senior credit facility. The minimum interest coverage ratio and maximum leverage ratio are computed based on Simmons Bedding’s results for the last twelve months ended, adjusted for any dispositions or acquisitions. More specifically, the senior credit facility’s covenants, as amended, require:

•	a minimum interest coverage ratio, with compliance levels ranging from an interest coverage of no less than 2.30:1.00 from June 25, 2005 through December 31, 2005; 2.40:1.00 from March 31, 2006 through December 31, 2006; 2.55:1.00 from March 31, 2007 through December 31, 2007; 2.75:1.00 from March 31, 2008 through December 31, 2008; and 3.00:1.00 from March 31, 2009 through each fiscal quarter ending thereafter.

•	A maximum total leverage ratio, with compliance levels ranging from total leverage of no greater than 6.50:1.00 from June 25, 2005 through December 31, 2005; 6.00:1.00 from March 31, 2006 through June 30, 2006; 5.75:1.00 from September 30, 2006 through December 31, 2006; 5.00:1.00 from March 31, 2007 through December 31, 2007; 4.50:1.00 from March 31, 2008 through December 31, 2008; and 4.00:1.00 from March 31, 2009 through each fiscal quarter ending thereafter.

•	a maximum capital expenditure limitation of $30.0 million per fiscal year, with the ability to roll forward to future years unused amounts from the previous fiscal year, and also subject to adjustments for certain acquisitions and other events.
      Adjusted EBITDA (as defined in the senior credit facility) differs from the term “EBITDA” as it is commonly used. In addition to adjusting net income to exclude interest expense, income taxes, depreciation and amortization, Adjusted EBITDA also adjusts net income by excluding items or expenses not typically excluded in the calculation of “EBITDA” such as management fees; the aggregate amount of the fees, costs and cash expenses paid by us in connection with the consummation of the Acquisition (including without limitation, bonus and option payments); other non-cash items reducing consolidated net income (including, without limitation, non-cash purchase accounting adjustments and debt extinguishment costs); any extraordinary, unusual or non-recurring gains or losses or charges or credits; and any reasonable expenses or charges related to any issuance of securities, investments permitted, permitted acquisitions, recapitalizations, asset sales permitted or indebtedness permitted to be incurred, less other non-cash items increasing consolidated net income, all of the foregoing as determined on a consolidated basis for Simmons Bedding in conformity with GAAP. Adjusted EBITDA is presented herein because it is a material component of the covenants contained within the aforementioned credit facilities. Non-compliance with such covenants could result in the requirement to immediately repay all amounts outstanding under such facilities, which could have a material adverse effect on our results of operations, financial position and cash flow. While the determination of “unusual and nonrecurring losses” is subject to interpretation and requires judgment, we believe the Adjusted EBITDA presented below is in accordance with the senior credit facility. Adjusted EBITDA does not represent net income or cash flow from operations as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs.
      The following is a calculation of the minimum interest coverage and maximum leverage ratios under Simmons Bedding’s senior credit facility as of June 25, 2005. The terms and related calculations are defined in the senior credit facility, which is incorporated by reference as Exhibit 10.26 of this report (in millions, except ratios):

June 25,
2005

Calculation of minimum cash interest coverage ratio:
Twelve months ended Adjusted EBITDA(1)	$112.1

Consolidated cash interest expense(2)	$44.9

Actual interest coverage ratio(3)	2.50x
Minimum permitted interest coverage ratio	2.30x
Calculation of maximum leverage ratio:
Consolidated indebtedness	$747.3
Less: Cash and cash equivalents(4)	30.0

Net debt	$717.3

Adjusted EBITDA(1)	$112.1

Actual leverage ratio(5)	6.40x
Maximum permitted leverage ratio	6.50x

(1)	Adjusted EBITDA for the twelve months ended June 25, 2005 adds back to net income the following items: income taxes, interest expense, depreciation and amortization, non-cash stock compensation expense, transaction related expenditures, plant opening and closing charges, certain litigation and insurance charges relating to previous periods, retail segment charges relating to previous periods, management fees, and other non-recurring/non-cash charges as permitted under our senior credit facility. Additionally, Adjusted EBITDA is adjusted to include the operating results of our Simmons Juvenile division as though we operated this division as of the beginning of the twelve months ended June 25, 2005.

(2)	Consolidated cash interest expense, as defined in Simmons Bedding’s senior credit facility for the twelve months ended June 25, 2005 follows (in millions):

Interest expense, net	$47.2
Interest income	0.1

Gross interest expense	47.3
Less: Non-cash interest expense	2.4

$44.9

(3)	Represents ratio of Adjusted EBITDA to consolidated cash interest expense.

(4)	Simmons Bedding’s senior credit facility permits a maximum of $30.0 million of cash to be netted against Simmons Bedding’s debt for purposes of this covenant computation. Actual cash was $31.4 million as of June 25, 2005.

(5)	Represents ratio of consolidated indebtedness less cash and cash equivalents to Adjusted EBITDA.

      Simmons Bedding’s senior unsecured term loan facility does not contain any financial maintenance covenants, but does contain affirmative covenants similar to those contained in the senior credit facility. Additionally, the senior unsecured facility contains negative covenants similar to those contained in the senior credit facility, except that certain negative covenants, including limitations on indebtedness, asset sales and restricted junior payments.
      The use of interest rate risk management instruments is required under the terms of the senior credit facility. We are required to maintain protection against fluctuations in interest rates, and may do so through utilizing Eurodollar Rate loans having twelve-month interest periods or through one or more interest rate agreements, such as collars and swaps.
      We have developed and implemented a policy to utilize extended Eurodollar contracts to minimize the impact of near term Eurodollar rate increases. For approximately $325 million of the tranche C term loan and $140 million of the senior unsecured term loan, we set the interest rate at the twelve month Eurodollar Rate on January 26, 2005, which fixed the Eurodollar Rate at 3.25% through January 26, 2006. To further address interest rate risk, we have an interest rate cap agreement for a notional amount of $170 million which capped the Eurodollar Rate at 5.0% for the period of January 25, 2005 through January 26, 2006. The interest rate cap agreement has not been designated for hedge accounting and, accordingly, any changes in the fair value are recorded in interest expense. The fair value of the interest rate cap agreement is less than $0.3 million. The execution of these debt instruments resulted in us fixing the interest rate through January 26, 2006 on approximately 87% of our floating rate debt as of June 25, 2005.
      On December 19, 2003, Simmons Bedding completed a financing, which consisted of the sale of $200.0 million of 7.875% senior subordinated notes due 2014 (the “Existing Notes”). The Existing Notes bear interest at the rate of 7.875% per annum, which is payable semi-annually in cash in arrears on January 15 and July 15. The Existing Notes mature on January 15, 2014. The Existing Notes are subordinated in right of payment to all Simmons Bedding’s existing and future senior indebtedness.

      At any time prior to January 17, 2007, we may redeem up to 40% of the aggregate principal amount of the Existing Notes at a price of 107.875% in connection with an Equity Offering, as defined. With the exception of an Equity Offering, the Existing Notes are redeemable at our option beginning January 15, 2009 at prices decreasing from 103.938% of the principal amount thereof to par on January 15, 2012 and thereafter. We are not required to make mandatory redemption or sinking fund payments with respect to the Existing Notes.
      The indenture for the Existing Notes requires Simmons Bedding and its subsidiaries to comply with certain restrictive covenants, including a restriction on dividends and limitations on the incurrence of indebtedness, certain payments and distributions, and sales of our assets and stock.
      The Existing Notes are fully and unconditionally guaranteed on an unsecured, senior subordinated basis by THL-SC Bedding Company and all of Simmons Bedding’s active domestic subsidiaries.
      On December 15, 2004, Holdings completed a private placement of $269.0 million of 10.0% Senior Discount Notes due 2014 (the “notes”) with an effective yield of 10.2%. The aggregate proceeds from the issuance of the notes was $165.1 million. The proceeds from the offering were used to make a dividend distribution to holders of our class A stock and to pay certain expenses related to the sale and distribution of the notes. The notes bear interest at the rate of 10.0% per annum, which will be payable semi-annually in cash in arrears on June 15 and December 15 of each year commencing on June 15, 2010. Prior to December 15, 2009, interest will accrue on the notes in the form of an increase in the accreted value of the notes. The notes mature on December 15, 2014. We plan to issue 10.0% Senior Discount Notes due 2014 (the “exchange notes”) in exchange for all old notes, pursuant to an exchange offer whereby holders of the old notes will receive exchange notes which have been registered under the Securities Act but are otherwise identical to the old notes.
      At any time prior to December 15, 2007, we may redeem up to 40% of the aggregate principal amount of the notes at a price of 110.0% in connection with an Equity Offering, as defined. With the exception of an Equity Offering, the notes are redeemable at our option beginning December 15, 2009 at prices decreasing from 105.0% of the principal amount thereof to par on December 15, 2012 and thereafter. We are not required to make mandatory redemption or sinking fund payments with respect to the notes.
      The indenture for the notes requires Holdings and its subsidiaries to comply with certain restrictive covenants, including a restriction on dividends; and limitations on the incurrence of indebtedness, certain payments and distributions, and sales of Holdings’ assets and stock.
      On April 12, 2004, Simmons Bedding’s remaining 10.25% series B subordinated notes were redeemed at 105.125% of the principal amount thereof for a total payment of $5.3 million.
      The following table sets forth our contractual obligations as of December 25, 2004 (dollars in thousands):

		Payment Due by Year

Contractual Obligations:	Total	2005	2006 - 2007	2008 - 2009	Thereafter

Long-term debt	$1,021,138	$4,124	$7,377	$8,926	$1,000,711
Interest payments on long-term debt(1)	773,119	56,992	118,069	124,785	473,273
Capital lease obligations	137	56	81	—	—
Operating leases—wholesale segment	57,247	15,406	22,272	11,963	7,606
Operating leases—retail segment	22,181	5,592	8,829	5,245	2,515
Component purchase commitments	25,606	14,567	11,039	—	—

Total contractual obligations	$1,899,428	$96,737	$167,667	$150,919	$1,484,105

Other commercial commitments:
Standby letters of credit	$10,127	$10,127	$—	$—	$—

(1)	Anticipated interest payments based on current interest rates and amounts outstanding as of December 25, 2004.
      In addition, under the terms of the management agreement entered into in connection with the Acquisition, we are required to pay an affiliate of THL an aggregate fee of no less than $1.5 million a year. Under its terms, the management agreement will be terminated by THL upon the consummation of an equity offering and we will be required to pay THL a termination fee equal to the net present value of the fees payable to THL for a period of seven years from the date of termination.

Off-Balance Sheet Arrangements
      In connection with the sale of Mattress Gallery, we entered into a supply agreement through April 2009 with PCM and continue to guarantee as of June 25, 2005 approximately $1.3 million of Mattress Gallery’s obligations under certain store leases that expire over various periods through 2010. We have no liability recorded for this obligation on our balance sheet as of June 25, 2005.
Seasonality/Other
      For the past several years, there has not been significant seasonality in our wholesale bedding business. Our retail bedding business, which accounted for $37.9 million, or 9.2%, of net sales for the six months ended June 25, 2005, has historically experienced, and we expect will continue to experience, seasonal and quarterly fluctuations in net sales and operating income. As is the case with many bedding retailers, our retail business is subject to seasonal influences, characterized by strong sales for the months of May through September, which impacts our second and third quarter results.

Market Risk
      The principal market risks to which we are exposed that may adversely affect our results of operations and financial position include changes in future commodity prices and interest rates. We seek to minimize or manage these market risks through normal operating and financing activities and through the use of interest rate cap agreements, where practicable. We do not trade or use instruments with the objective of earning financial gains on the interest rate fluctuations, nor do we use instruments where there are not underlying exposures.

Interest Rate Risk
      We are exposed to market risk from changes in interest rates. In order to address this risk, the senior credit facility requires us to adopt interest rate protection measures on our variable rate indebtedness such that 50% of our consolidated funded indebtedness is either fixed or protected.
      We have developed and implemented a policy to utilize extended Eurodollar contracts to minimize the impact of near term Eurodollar rate increases. For approximately $325 million of the tranche C term loan and $140 million of the senior unsecured term loan, we set the interest rate at the twelve month Eurodollar Rate on January 26, 2005, which fixed the Eurodollar Rate at 3.25% through January 26, 2006. To further address interest rate risk, we have an interest rate cap agreement for a notional amount of $170 million which capped the Eurodollar Rate at 5.0% for the period of January 25, 2005 through January 26, 2006. The interest rate cap agreement has not been designated for hedge accounting and, accordingly, any changes in the fair value are recorded in interest expense. The fair value of the interest rate cap agreement is less than $0.3 million. The execution of these debt instruments resulted in us fixing the interest rate through January 26, 2006 on approximately 87% of our floating rate debt as of June 25, 2005.
      All other factors remaining unchanged, a hypothetical 10% increase or decrease in interest rates for one year on our variable rate financial instruments would not have a material impact on earnings during 2005, but would result in an additional $3.7 million of interest expense in 2006.

Commodity Price Risk
      The major raw materials that we purchase for production are wire, spring components, lumber, cotton, insulator pads, innerspring, foundation constructions, fabrics and roll goods consisting of foam, fiber, ticking and non-wovens. The price and availability of these raw materials are subject to market conditions affecting supply and demand. In particular, many of our goods can be impacted by fluctuations in petrochemical prices and steel prices. Additionally, our distribution costs can be impacted by fluctuations in diesel fuel prices. We currently do not have a hedging program in place to manage fluctuations in commodity prices.

BUSINESS
Overview
      Founded in 1870, we are a leading manufacturer and distributor of branded bedding products in the United States. We sell a broad range of mattresses and foundations under our well-recognized brand names, including Simmons®, Beautyrest®, our flagship product, and BackCare®. Over our 135-year history, we have developed numerous innovations, including the first mass-produced innerspring mattress, the Pocketed Coil® innerspring, the “Murphy Bed,” the Hide-a-Bed® sofa and our patented “no flip” mattress. We also pioneered the national distribution of queen and king size mattresses and in 2001 introduced the Olympic® Queen mattress, an extra-wide queen mattress. In 2004, we introduced the HealthSmarttm Bed, which features a zip-off mattress top that can be laundered or dry cleaned. In 2005, we introduced the Beautyrest® Caresse® line of “memory” or visco foam products to provide our retailers and consumers additional product options in the specialty sleep market. For the six months ended June 25, 2005 and the year ended December 25, 2004, we generated net sales of approximately $413.6 million and $869.9 million respectively.
      The majority of our products are innerspring mattresses and foundations. For 2004, innerspring mattress shipments represented 92.4% of all U.S. wholesale conventional mattresses shipped and 80.6% of total U.S. wholesale conventional mattress sales dollars, according to ISPA. Since 2000, we have placed particular emphasis on premium products targeted to sell at higher-end retail price points of $799 and above per queen set. Additionally, we focus on selling queen and larger size mattresses. For the six months ended June 25, 2005, we derived approximately 70% of our sales from premium mattresses with retail price points of $799 and above (38% from above $1,000) and approximately 83% of our sales from queen and larger size mattresses. For the year ended December 25, 2004, we derived approximately 65% of our sales from premium mattresses with retail price points of $799 and above (43% from above $1,000) and approximately 83% of our sales from queen and larger size mattresses. We believe these product categories offer faster growth and higher gross margins than other bedding segments. Primarily as a result of these factors, our conventional bedding AUSP for the six months ended June 25, 2005 and the year ended December 25, 2004 was approximately 37% and 44%, respectively, above the industry average as reported by ISPA.
      We sell to a diverse nationwide base of approximately 3,600 retail customers, representing over 11,000 outlets, including furniture stores, specialty sleep shops, department stores, furniture rental stores, mass merchandisers and juvenile specialty stores. Our sales force added over 700 net new retail accounts from January 2001 through December 2004 and over 100 net new retail accounts for the last twelve months ended June 25, 2005, broadening our revenue base and improving customer credit quality. We support these retailers with significant advertising and promotional spending, as well as extensive customer service.
      We also distribute branded products on a contract sales basis, with an emphasis on premium products, directly to the hospitality industry and government agencies. Starwood Hotels has selected our Beautyrest® mattress as a product for its Heavenly Bed® program, a luxury hotel room program targeted at its preferred customer club members. In addition, we license selected trademarks, patents and other intellectual property to various domestic and foreign manufacturers.
      We operate 17 conventional bedding manufacturing facilities and three juvenile bedding manufacturing facilities strategically located throughout the United States and Puerto Rico. Unlike many of our competitors that operate as associations of independent licensees, we have national in-house manufacturing capabilities. We believe that there are a number of important advantages to operating nationally, including the ability to service multi-state accounts, maintain more consistent quality of products and leverage research and development activities. Our just-in-time manufacturing capability enables us to manufacture and ship approximately 95% of our orders to our retail customers when requested within five business days of receiving their order and to minimize our working capital requirements.
      We have proven research and development capabilities. We apply extensive research to design, develop, manufacture and market innovative sleep products to provide consumers with a better night’s sleep. As of August 1, 2005, we owned 45 domestic and 197 international patents, and had 39 domestic and 69 international patent applications pending.
      As of August 1, 2005, we also operated 16 retail outlet stores located throughout the United States, and 47 retail mattress stores operating under the Sleep Country USA name in Oregon and Washington. Prior to May 1, 2004, we also operated a chain of specialty sleep stores in Southern California.
      Thomas H. Lee Equity Fund V, L.P. and its affiliates (“THL”), Fenway Partners Capital Fund II, L.P. and its affiliates (“Fenway”), and our management and directors currently hold 71.8%, 8.5% and 19.7%, respectively, of our voting stock after giving effect to restricted stock issued to management under our equity incentive plan.
      We filed a registration statement with the SEC on June 4, 2004 for an initial public offering of its common stock. On June 3, 2005, we submitted a request to the SEC to withdraw the registration statement due to market conditions and for strategic reasons.
Industry
      We compete in the U.S. wholesale bedding industry, which generated sales of approximately $5.8 billion in 2004, according to ISPA. While there are over 500 conventional bedding manufacturers in the United States according to the U.S. Census Bureau, four companies (including Simmons Bedding) accounted for approximately 57% of the conventional bedding industry’s wholesale revenues for 2004 and the top 15 accounted for approximately 83% of the conventional bedding industry’s wholesale revenues for 2004, according to Furniture/Today, an industry publication. The remainder of the domestic conventional bedding market primarily consists of hundreds of smaller independent local and regional manufacturers.
      The U.S. bedding industry is historically characterized by growing unit demand, rising AUSPs and stability in various economic environments. In 2004, ISPA estimates that total bedding industry sales increased 12.1% over the prior year, the strongest annual performance in twenty years. Annual growth of total conventional bedding industry sales has averaged approximately 6.2% over the last twenty years. During this period, there has been just one year in which industry revenues declined (0.3% in 2001). This stability and resistance to economic downturns is due largely to replacement purchases, which account for approximately 80% of conventional bedding industry sales. In addition, high shipping costs and the short lead times demanded by mattress retailers limited imports from China to less than 1% of the U.S. market in 2004 according to the International Trade Association.
      We believe that current trends favor increased consumer spending on mattresses. These trends are particularly favorable for sales of mattresses at the premium end of the market and queen and larger size mattresses, two areas where we believe we are well-positioned. We believe that the factors contributing to growth in these areas include:

•	Rapid growth in the 39-57 year old segment of the population, the largest and fastest growing segment of the population according to the U.S. Census Bureau, a group that tends to have higher earnings and more discretionary income and makes a disproportionate share of the purchases of bedding products relative to the general population;

•	Growth in the size of homes, which increased from an average of approximately 1,725 square feet in 1983 to approximately 2,350 square feet in 2004, and the number of bedrooms in homes in the last twenty years, according to the National Association of Home Builders;

•	Strong historical and projected growth in the number of people purchasing second homes, which grew approximately 17% from 1990-2000 according to the U.S. Census Bureau;

•	Increasing consumer awareness of the health benefits of better sleep, as evidenced by a study conducted by the Better Sleep Council in March 2004, in which 90% of all respondents reported that a good mattress was essential to health and well being; and

•	Greater relative profitability that the bedding category provides to retailers, particularly in higher-end products.
      As a result of these and other trends, conventional innerspring mattress units sold in the United States at retail price points of at least $1,000, as a percent of total conventional innerspring mattress units sold, rose from 15.5% in 2000 to 24.3% in 2004, according to ISPA. Conventional mattress units sold by us at retail points of at least $1,000, as a percent of total conventional mattress units sold by us, rose from 9.4% in 2000, the year in which we committed to a focus on premium products, to 25.7% in 2004, a 24.6% compound annual growth rate for that period. Additionally, queen and larger size innerspring mattress units sold in the United States, as a percent of total conventional innerspring mattress units sold, rose from 43.3% in 2000 to 46.4% in 2004, according to ISPA. Queen and larger size mattress units sold by us, as a percent of total conventional mattress units sold by us, rose from 66.0% in 2000 to 72.0% in 2004.
Conventional Bedding Products
      We provide our retail customers with a full range of mattress products that are targeted to cover a breadth of marketplace price points ($199 to $9,999 per queen set) and offer consumers a wide range of mattress constructions with varying styles, firmnesses and features which enables us to serve the majority of traditional consumer sleep needs.
      Our mattress products are built from one of the following construction techniques: Pocketed Coil® (Marshall Coil) springs, Pocketed Cable Coiltm springs, open coil springs and/or foam. One of these constructions, the patented Pocketed Coil® spring technology was originally developed by us in 1925 and involves springs with rows joined in such a way so as to allow each coil to depress independently of the adjacent coils, resulting in better conformability to the sleeping body and the reduction of motion transferred across the bed from one partner to the other. An upgrade to this technology was our patent pending Pocketed Cable Coiltm technology which was introduced in October 2003 and utilizes stranded wire for each coil to provide significantly more durability and enhanced motion separation benefits.
      Our newest product innovation is the patent pending HealthSmarttm Bed which was introduced in October 2004 and is featured at premium retail price points beginning at $1,299 per queen set in our Beautyrest®, BackCare® and BackCare Kids® product lines. The HealthSmarttm Bed features a removable, washable top that allows consumers to launder their mattress tops.
      Beautyrest®, our flagship premium product featuring the Pocketed Coil® springs, has been our primary brand since we introduced the Pocketed Coil® spring in 1925 and we expect it to continue generating the majority of our sales. In October 2004, we introduced the new Beautyrest® 2005 line, which offers both the Pocketed Coil® and Pocketed Cable Coiltm technology and, at premium price points, features in some cases the new HealthSmarttm mattress top. We began shipping the 2005 product line in December 2004.
      Beautyrest® World Classtm Exceptionaletm, Latitudestm, Dreamwell®, Thomas O’Brien® for Simmons, Karen Neuburger® and Joseph Abboud® products are extensions of the Beautyrest® line. We licensed the rights to use the Thomas O’Brien® for Simmons, Karen Neuburger® and Joseph Abboud® brands in 2003, 2002 and 2000, respectively. This unique construction offers a different comfort level from the mainstream price point Beautyrest® models and the combined benefits of comfort and reduced motion transfer. Many of these luxury lines also feature upscale fabric covers.
      BackCare®, our second flagship brand, was re-introduced in October 2004 to include our patented Pocketed Coil® spring construction to utilize the distinct and leveragable construction feature from our flagship Beautyrest® brand. The BackCare® product line features the zoned coil unit, titanium reinforced lumbar support and new zoned foams that work together to offer support that mirrors the natural s-shape of the human spine. BackCare Advancedtm offers the BackCare® gradient support in a series of unique constructions featuring foam core constructions in conjunction with contour memory foam and contour natural foam.
      BackCare Kids® which was recently redesigned in 2004 is specifically for the unique sleep needs of children. BackCare Kids® offers three benefits, an allergy care fiber, AllerCaretm, to help reduce allergens in the bed that can cause allergic reactions, a MoistureBantm liquid repellant, and a RiteHeighttm option for bunk beds, trundle beds and day beds that are designed for a lower height mattress.
      Our Deep Sleep® brand was redesigned in 2005. The Deep Sleep® product line is targeted at the traditional under $799 queen price points. This product line offers comfort, durability and value. It utilizes a unique open coil product construction in comparison to our competitor’s traditional open coil units. The 2005 products feature a higher coil count and super soft knit fabrics at price points of $599 and above.
      Every conventional mattress we manufacture features our innovative “no flip” design which we were the first to introduce in 2000. This patented design offers enhanced sleep benefits and product durability, along with the consumer convenience of never having to flip the mattress.
      Each of our flagship brands also features the patented Olympic® Queen size, which is the first new size in mattresses distributed on a national basis since we began distributing king and queen sizes nationally in 1958, was introduced in 2001. The Olympic® Queen offers consumers 10% more sleeping surface than a traditional queen, without requiring the replacement of the traditional queen frame with a wider frame. This product is targeted at queen size mattress owners who would prefer a wider mattress, but are unwilling to purchase a larger bed because of their existing queen bed frame or the size of their bedroom. We offer specially designed Egyptian cotton sheets for our Olympic® Queen mattresses which are sold by certain of our retailers and through our internet website, www.simmons.com.
      LivingRighttm adjustable foundations were introduced in late 2002 and are now featured in our BackCare®, BackCare Advancedtm and Beautyrest® lines. LivingRighttm foundations broaden the traditionally older consumer profile for adjustable beds to the broader market of all adults, reflecting the trend towards using the bed as more than just a place to sleep (reading in bed, working on the computer, watching television, gathering with the family, etc.). The unique LivingRighttm design incorporates the benefits of adjustability in a foundation that looks more like a standard foundation than traditional adjustable beds.
      Our Windsor Bedding Co., LLC subsidiary markets conventional bedding products to the high-end luxury mattress category, under the Columbia® Fine Bedding, Slumberland®, and Royal Ascot® product lines. Our Columbia® Fine Beddingtm products feature both full body support and gradient support designs by utilizing a unique Pocketed Coil® within Pocketed Coil® construction and luxurious natural fabrics and upholstery materials, such as cotton, wool, silk and cashmere, employed in the construction of the mattress. The Columbia® Fine Beddingtm mattresses are targeted to retail at price points ranging from $3,800 to $6,000 per queen set.
      We acquired the right to sell Slumberland® mattresses in the United States in 2003. The Slumberland® mattresses are recipients of England’s distinguished Royal Warrants by appointment to her majesty Queen Elizabeth II and the Queen Mother. The Slumberland® mattresses feature advanced linear Pocketed Coil® technology, hand-tufted inner workings and luxury fabrics. The Slumberland® mattresses are targeted to retail at price points ranging from $4,999 to $9,999 per queen set.
      We licensed the Royal Ascot® brand, which is associated with many of the world’s most prestigious goods, in 2004. The Royal Ascot® mattresses feature full body support and gradient support designs and luxurious natural fabrics and upholstery materials. The box springs are also uniquely constructed, utilizing old world craftsmanship and leading edge springing technology. The Royal Ascot® mattresses are targeted to retail at price points ranging from $4,299 to $5,299 per queen set.
      We are also committed to offering our retailers and customers options in the vibrant specialty bedding market with beds that utilize specialty visco and/or latex. In April 2005, we introduced our Beautyrest® Caresse® line of visco blended products targeted at retail price points of $1,099 and above to further expand our specialty visco product line. Previous to this, in 2003, we launched sangtm, an all foam line, which we then transitioned into the First Impression® brand in 2004. These brands feature polyurethane foam and visco blended constructions and have been selectively distributed within our retail base.

Juvenile Bedding Products
      Our Simmons® branded crib mattresses feature interlocking coil construction for support and comfort that is durable enough to last through the toddler years. We also sell Simmons® branded juvenile soft good products, including items such as vinyl contour changing pads and terry covers, vinyl replacement pads, and other accessory items.
Customers
      Our strong brand names and reputation for high quality products, innovation and service to our customers, together with the highly attractive retail margins associated with bedding products, have enabled us to establish a strong customer base for conventional bedding products throughout the United States and across all major distribution channels, including furniture stores, specialty sleep shops, department stores and rental stores. Additionally, we distribute juvenile bedding products through mass merchandisers, furniture stores and specialty retailers. We manufacture and supply bedding to over 11,000 outlets, representing approximately 3,600 retail customers.
      We also distribute branded products on a contract sales basis directly to institutional users of bedding products such as the hospitality industry and certain agencies of the U.S. government. Major hospitality accounts include Starwood Hotels, La Quinta Inns, Inc., and Best Western International, Inc. In 1999, Starwood Hotels selected our Beautyrest® mattress as a product for its Heavenly Bed® program, a luxury hotel room program targeted at its preferred customer club members.
      Our ten largest customers accounted for approximately 31% of our product shipments for the six months ended June 25, 2005 and 30% of our product shipments for the year ended December 25, 2004. No one customer represented more than 10% of product shipments for both the six months ended June 25, 2005 and the year ended December 25, 2004.
Sales, Marketing and Advertising
      Our products are sold by approximately 210 local field sales representatives, backed by sales management at each of our manufacturing facilities, as well as national account representatives that give direction and support for sales to national accounts. This selling infrastructure provides retailers with coordinated national marketing campaigns, as well as local support tailored to the competitive environments of each individual market. Additionally, we use 64 independent sales agents, principally in the area of contract sales and sales of juvenile products.
      Our sales support focuses on two areas:

•	cooperative promotional advertising and other retail support programs designed to complement individual retailer’s marketing programs; and

•	national consumer communications designed to establish and build brand awareness among consumers.
      We develop advertising and retail sales incentive programs specifically for individual retailers. Point-of-sale materials, including mattresses and foundation displays that we design and supply, highlight the differentiating features and benefits of our products. In addition, we offer training for retail sales personnel through an internally developed sales representative training program. We believe that our sales training and consumer education programs are the most effective in the industry. We have designed these programs, which are delivered on-site at our retailers’ facilities, our manufacturing facilities or our research and education center, Simmons Institute of Technology and Education (“SITE”), to teach retail floor salespeople product knowledge and sales skills. We seek to improve our retailers’ unit sales, and increase their sales of higher-end bedding. We also help establish individual incentive programs for our customers and their sales personnel. Our sales force is trained extensively in advertising, merchandising and salesmanship, all of which increase the value of the marketing support they provide to retailers. We believe that our focus on better sleep and on the training of our sales representatives and our customers’ retail salespeople differentiates us from our competitors.
Suppliers
      We purchase substantially all of our conventional bedding raw materials centrally in order to maximize economies of scale and volume discounts. The major raw materials that we purchase are wire, spring components, lumber, foam, insulator pads, innersprings, foundation constructions, and fabrics and other roll goods consisting of foam, fiber and non-wovens. We obtain a large percentage of our required raw materials from a small number of suppliers. For the six months ended June 25, 2005 and the year ended December 25, 2004, we bought approximately 73% and 75% respectively, of our raw material needs from ten suppliers. We believe that supplier concentration is common in the bedding industry.
      We have long-term supply agreements with several suppliers, including L&P and National Standard Company. With the exception of L&P and National Standard Company, we believe that we can readily replace our suppliers, if or when the need arises, within 90 days as we have already identified and use alternative resources.
      L&P supplies the majority of certain bedding components (including certain spring components, insulator pads, wire, fiber, quilt backing and flange material) to the U.S. bedding industry. For both the six months ended June 25, 2005 and the year ended December 25, 2004, we purchased approximately one-third of our raw materials from L&P. Under our agreements with L&P, we must buy a majority of our requirements of certain components from it, such as grid tops and open coil innersprings. Our agreement with L&P for grid tops and wire expires in 2010. The agreement for innersprings may be terminated by L&P upon five years’ notice. National Standard Company is the sole supplier available for the stranded wire used in our Pocketed Cable Coiltm products, and our agreement with National Standard Company expires in 2006. Because we may not be able to find alternative sources for some of these components on terms as favorable to us or at all, our business, financial condition and results of operations could be impaired if we lose L&P or National Standard Company as a supplier. Further, if we do not reach committed levels of purchase, we may be required to pay various additional payments to these suppliers or certain sales volume rebates could be lost. If we fail to meet the minimum purchase requirements, the various agreements with L&P will be amended to provide for one-year terms with renewal rights, except that the grid top supply agreement would become terminable by L&P with 180 days’ notice.
Seasonality/Other
      For the past several years there has not been significant seasonality in our wholesale bedding business. Our retail bedding business, which accounted for $37.9 million, or 9.2%, of net sales for the six months ended June 25, 2005 has historically experienced, and we expect will continue to experience, seasonal and quarterly fluctuations in net sales and operating income, characterized by strong sales for the months of May through September, which impact our second and third quarter results.
Manufacturing and Facilities
      We currently operate 17 conventional bedding manufacturing facilities in 14 states and Puerto Rico and three juvenile bedding manufacturing facilities in three states. In 2003, we relocated our Auburn, Washington conventional bedding manufacturing facility to a new facility in Sumner, Washington and we closed our Jacksonville, Florida conventional bedding manufacturing facility. During 2004, we also closed our Columbus, Ohio and Piscataway, New Jersey conventional bedding manufacturing facilities and opened two new conventional bedding manufacturing facilities in Hazleton, Pennsylvania and Waycross, Georgia. We manufacture most conventional bedding to order and use “just-in-time” inventory techniques in our manufacturing processes to more efficiently serve our customers’ needs and to minimize our inventory carrying costs. We generally schedule, produce and ship over 95% of our conventional bedding orders within five business days of receipt of the order. This rapid delivery capability allows us to minimize our inventory of finished products and better satisfy customer demand for prompt shipments.

      During the second quarter of 2005, we closed our juvenile manufacturing facility in Oshkosh, Wisconsin. We anticipate moving into our new juvenile manufacturing facility in Neenah, Wisconsin during the third quarter of 2005. During the interim period between the closure of the Oshkosh facility and the opening of our permanent Neenah facility, we are operating from a temporary location in Neenah, Wisconsin.
      We invest substantially in new product development, enhancement of existing products and improved operating processes, which we believe is crucial to maintaining our strong industry position. Costs associated with the research and development of new products amounted to approximately $1.5 million, $3.7 million, $0.1 million, $3.0 million and $2.0 million for the six months ended June 25, 2005, fiscal year 2004, Successor ’03, Predecessor ’03 and fiscal year 2002, respectively.
      We keep abreast of bedding industry developments through sleep research conducted by industry groups and by our own research performed by our marketing and engineering departments. We also participate in the Better Sleep Council, an industry association that promotes awareness of sleep issues, and ISPA. Our marketing and manufacturing departments work closely with the engineering staff to develop and test new products for marketability and durability.
      We also seek to reduce costs and improve productivity by continually developing more efficient manufacturing and distribution processes at SITE, our state-of-the-art 38,000 square foot research and education center in Atlanta, Georgia. As of August 1, 2005, we had 32 engineers and support technicians employed full-time at SITE or other locations. These employees work to ensure that we maintain high quality products by conducting product and materials testing, designing manufacturing facilities and equipment and improving process engineering and development. We believe that our engineering staff gives us a competitive advantage over most of our competitors who do not have significant in-house engineering resources.
Competition
      While there are approximately 500 conventional bedding manufacturers in the United States according to the U.S. Census Bureau, four companies (including Simmons Bedding) account for approximately 57% of the industry’s wholesale revenues and 15 companies (including Simmons Bedding) account for approximately 83% of the industry’s wholesale revenues. We believe that we principally compete against these three competitors on the basis of brand recognition, product selection, quality and customer service programs, including cooperative advertising, sales force training and marketing assistance. We believe we compare favorably to our primary competitors in each of these areas. In addition, only a few companies (including Simmons Bedding) have national, company-operated manufacturing and distribution capabilities. According to Furniture/Today, we are the second largest bedding manufacturer in the United States, with an estimated 15.4% market share for 2004. Because our AUSP is approximately 49% higher than the industry average, we believe that our market share is significantly greater in the premium segments and queen and larger size mattresses.
      The rest of the U.S. conventional bedding market consists of several smaller national manufacturers, with the remainder being independent local and regional manufacturers. These local and regional manufacturers generally focus on the sale of lower price point products. While we primarily manufacture differentiated bedding products targeted for mid- to upper-end price points, we also offer a full line of bedding products to our retailer base in order for these retailers to maintain their competitive positioning.
Warranties and Product Returns
      Our conventional bedding products generally offer ten-year limited warranties against manufacturing defects. Our juvenile bedding products generally offer five-year to lifetime limited warranties against manufacturing defects. We believe that our warranty terms are generally consistent with those of our primary national competitors. The historical costs to us of honoring warranty claims have been within management’s expectations. We have also experienced non-warranty returns for reasons generally related to order entry errors and shipping damage. We resell our non-warranty returned products primarily through as-is furniture dealers and our World of Sleep outlet stores.
Patents and Trademarks
      We own many trademarks, including Simmons®, Beautyrest®, BackCare®, BackCare Kids®, Deep Sleep®, Olympic® Queen and Pocketed Coil®, most of which are registered in the United States and in many foreign countries. We protect portions of our manufacturing equipment and processes under both trade secret and patent law. We possess several patents on the equipment and processes used to manufacture our Pocketed Coil® innersprings. We do not consider our overall success to be dependent upon any particular intellectual property rights. We cannot assure that the degree of protection offered by the various patents, trademarks or other intellectual property will be sufficient, that patents will be issued in respect of pending patent applications, that any patents that have been issued or will be issued are or will be valid or enforceable, that it will be commercially reasonable or cost effective to enforce our patents or other intellectual property rights, or that we will be able to protect our technological advantage upon the expiration of our patents. Certain of our patents have expired. We do not view these expirations as having a material effect on our business or operations.
Licensing
      During the late 1980’s and early 1990’s, we disposed of most of our foreign operations and secondary domestic lines of business via license arrangements. We now license internationally our Beautyrest® and Simmons® marks and many of our trademarks, processes and patents generally on an exclusive perpetual or long-term basis to third-party manufacturers which produce and distribute conventional bedding products within their designated territories. These licensing agreements allow us to reduce exposure to political and economic risk abroad by minimizing investments in those markets. As of June 25, 2005, we had 16 foreign licensees and 10 foreign sub-licensees that have rights to sell Simmons-branded products in approximately 100 countries.
      As of June 25, 2005, we had 10 domestic third-party licensees and one sub-licensee. Some of these licensees manufacture and distribute juvenile furniture, healthcare-related bedding and furniture, and non-bedding upholstered furniture, primarily on licenses that are perpetual, long-term or have automatically renewable terms. Additionally, we have licensed the Simmons® mark and other trademarks, generally for limited terms, to manufacturers of occasional use airbeds, feather and down comforters, synthetic comforter sets, pillows, mattress pads, blankets, bed frames, futons, specialty sleep items and other products.
      For the six months ended June 25, 2005, and the fiscal years 2004, 2003 and 2002, our licensing agreements as a whole generated royalties and technology fees of $4.9 million, $9.6 million, $10.8 million and $9.0 million, respectively.
Employees
      As of June 25, 2005, we had approximately 3,200 full-time employees. Approximately 700 of these were represented by labor unions. Employees at six of our twenty conventional and juvenile manufacturing facilities are represented by various labor unions with separate collective bargaining agreements. Collective bargaining agreements typically are negotiated for two- to four-year terms. We have successfully renegotiated two of the contracts that were to expire in 2005.

      The locations where our employees are covered by collective bargaining agreements and the contract expiration dates are as follows:

Facility	Labor Union	Expiration Date

Atlanta	United Steel Workers of America	October 2005
Los Angeles	United Steel Workers of America	September 2009
San Leandro	United Furniture Workers	April 2006
Dallas	United Steel Workers of America	October 2006
Los Angeles	International Brotherhood of Teamsters	September 2009
Kansas City	United Steel Workers of America	April 2007
Honolulu	International Longshoremen and Warehousemen’s Union	January 2009
      We consider overall relations with our workforce to be satisfactory. We have had no labor-related work stoppages in over thirty years.
Regulatory Matters
      As a manufacturer of bedding and related products, we use and dispose of a number of substances, such as glue, lubricating oil, solvents, and other petroleum products, that may subject us to regulation under numerous federal and state statutes governing the environment. Among other statutes, we are subject to the Federal Water Pollution Control Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Clean Air Act and related state statutes and regulations. We have made and will continue to make capital and other expenditures to comply with environmental requirements. As is the case with manufacturers in general, if a release of hazardous substances occurs on or from our properties or any associated offsite disposal location, or if contamination from prior activities is discovered at any of our properties, we may be held liable, the amount of such liability could be material and our financial condition or results of operations could be materially adversely affected. As a result of our efforts to rectify the environmental contamination at and in the vicinity of two former facilities in Jacksonville, Florida and Linden/Elizabeth, New Jersey, the current levels of contamination have been diminished to levels allowing for natural attenuation and monitoring as determined by the respective state environmental agencies. Monitoring at these locations will continue on a quarterly basis for up to two years. While the current estimate of such liabilities is less than $0.2 million, future liability for such matters is difficult to predict.
      We have recorded a reserve based upon our best estimate to reflect our potential liability for environmental matters. Because of the uncertainties associated with environmental remediation, the costs incurred with respect to the potential liabilities could exceed our recorded reserves.
      Our bedding and other product lines are subject to various federal and state laws and regulations relating to flammability, sanitation and other standards. We believe that we are in material compliance with all such laws and regulations.
      Effective January 1, 2005, the state of California adopted new flame retardant regulations related to manufactured mattresses and foundations sold in California. The U.S. Consumer Product Safety Commission has stated its plans to introduce new regulations relating to open flame resistance standards for the mattress industry, which are currently expected to go into effect in 2007. In addition, various state and other regulatory agencies are also considering new laws, rules and regulations relating to open flame resistance standards. Compliance with these new rules may increase our costs, alter our manufacturing processes and impair the performance of our products. In October 2004, we introduced new product solutions for distribution in California to meet the new California standard. However, because new standards that differ from California laws may be adopted in other jurisdictions, these new products introduced in California will not necessarily meet all future standards.

Properties
      Our corporate offices are located in approximately 49,000 square feet of leased office space at One Concourse Parkway, Atlanta, Georgia 30328. The following table sets forth selected information regarding our wholesale bedding segment manufacturing and other facilities we operated as of June 25, 2005 (square footage in thousands):

	Year	Year of Lease	Square
Location	Occupied	Expiration	Footage

Conventional bedding manufacturing facilities:
Waycross, Georgia	2004	Owned	217.5
Mableton, Georgia (Atlanta)	1991	2007	148.3
Charlotte, North Carolina	1993	2010	175.0
Coppell, Texas (Dallas)	1998	2008	141.0
Aurora, Colorado (Denver)	1998	2008	129.0
Fredericksburg, Virginia	1994	2010	128.5
Hazleton, Pennsylvania	2004	2014	214.8
Honolulu, Hawaii	1992	2008	63.3
Janesville, Wisconsin	1982	Owned	290.2
Shawnee Mission, Kansas (Kansas City)	1997	Owned	140.0
Compton, California (Los Angeles)	1974	2008	222.0
Tolleson, Arizona (Phoenix)	1997	2007	103.4
Salt Lake City, Utah	1998	2008	77.5
San Leandro, California	1992	2007	246.5
Sumner, Washington (Seattle)	2003	2014	150.0
Agawam, Massachusetts (Springfield)	1993	2006	125.0
Trujillo Alto, Puerto Rico (San Juan)	1998	Owned	50.0

Subtotal			2,622.0

Juvenile bedding manufacturing facilities:
Neenah, Wisconsin(1)	2005	2008	40.0
Ontario, California	2004	2006	15.7
York, Pennsylvania	2004	2006	29.0

Subtotal			84.7

Other facilities in Atlanta, Georgia:
Corporate Headquarters	2000	2011	49.0
SITE (Norcross, Georgia)	1995	2008	38.0

(1)	We anticipate commencing operations at our new 40,000 square foot facility in Neenah, Wisconsin in the third quarter of 2005. As of June 25, 2005, our manufacturing facility consisted of 20,000 square feet of leased space in a temporary location.
      Management believes that our facilities, taken as a whole, have adequate productive capacity and sufficient manufacturing equipment to conduct business at levels exceeding current demand.
      In addition, as of August 1, 2005, our wholesale bedding segment operated 16 retail outlet stores through our World of Sleep Outlets, LLC subsidiary.

      As of August 1, 2005 our retail bedding segment operates 47 retail mattress stores and two additional offices/warehouses through our indirect subsidiary Sleep Country USA, Inc.
Legal Proceedings
      From time to time, we have been involved in various legal proceedings. We believe that all current litigation is routine in nature and incidental to the conduct of our business, and that none of this litigation, if determined adversely to us, would have a material adverse effect on our financial condition or results of our operations.

MANAGEMENT AND DIRECTORS
      The directors and principal officers of Holdings, and their positions and ages as of August 9, 2005, are as follows:

Name	Age	Position

Charles R. Eitel	55	Chairman of the Board of Directors and Chief Executive Officer
Robert P. Burch	48	Executive Vice President—Operations
William S. Creekmuir	50	Executive Vice President, Chief Financial Officer, Assistant Treasurer and Assistant Secretary
Stephen G. Fendrich	44	Executive Vice President—Sales
Rhonda C. Rousch	50	Executive Vice President—Human Resources and Assistant Secretary
Robert M. Carstens	42	Senior Vice President—Manufacturing
Bradley W. Hill	49	Senior Vice President—Supply Chain
Kristen K. McGuffey	39	Senior Vice President, General Counsel and Secretary
Timothy F. Oakhill	43	Senior Vice President—Marketing and Licensing
W. Wade Vann	51	Senior Vice President and Chief Information Officer
Brian P. Breen	44	Vice President—Treasurer and Assistant Secretary
Earl C. Brewer	60	Vice President—Taxation and Assistant Secretary
Mark F. Chambless	48	Vice President and Corporate Controller
Todd M. Abbrecht	36	Director
Robin Burns-McNeill	52	Director
William P. Carmichael	61	Director
David A. Jones	55	Director
B. Joseph Messner	52	Director
Albert L. Prillaman	59	Director
Scott A. Schoen	46	Director
George R. Taylor	34	Director
      The present principal occupations and recent employment history of each of our executive officers and directors listed above is as follows:

Charles R. Eitel joined us in January 2000 as Chairman of the Board of Directors and Chief Executive Officer. Prior to joining us, Mr. Eitel served as President and Chief Operating Officer of Interface, Inc., a leading global manufacturer and marketer of floor coverings, interior fabrics and architectural raised floors. Prior to serving as Chief Operating Officer, he held the positions of Executive Vice President of Interface, President and Chief Executive Officer of the Floor Coverings Group, and President of Interface Flooring Systems, Inc. Mr. Eitel is a director of Duke Realty Corporation, an industrial real estate company (REIT) based in Indianapolis, Indiana and American Fidelity Assurance Company in Oklahoma City, Oklahoma.

Robert P. Burch joined us in August 2005 as Executive Vice President — Operations. Prior to joining us, Mr. Burch worked 26 years with office furniture manufacturer, Steelcase, Inc., where he most recently held the position of Vice President of Order Fulfillment of North America.

William S. Creekmuir joined us in April 2000 and serves as Executive Vice President, Chief Financial Officer, Assistant Treasurer, and Assistant Secretary. Mr. Creekmuir served as our director from April 2000 to August 2004. Prior to joining us, Mr. Creekmuir served as Executive Vice President, Chief Financial Officer, Secretary and Treasurer of LADD Furniture, Inc., a publicly traded furniture manufacturer. Prior to joining LADD in 1992, he worked 15 years with KPMG in their audit practice, the last five years of which he was a partner, including partner in charge of their national furniture manufacturing practice. Mr. Creekmuir is Chairman of the Statistics Committee for ISPA. Mr. Creekmuir is a Certified Public Accountant.

Stephen G. Fendrich joined us in February 2003 and has served as Executive Vice President — Sales since August 2005. Prior to assuming his current position, Mr. Fendrich served as President and CEO of our subsidiaries, SC Holdings, Inc. and Sleep Country USA, Inc., which Mr. Fendrich joined in September 2002. Prior to joining Sleep Country USA, Inc., Mr. Fendrich was Executive Vice President of Franchise Stores for The Mattress Firm from February 2002 to September 2002. From November 2000 to February 2002, Mr. Fendrich performed consulting work for The Mattress Firm franchises. From 1986 to November 2000, Mr. Fendrich held various positions with The Mattress Firm including Vice President and Chief Financial Officer and Vice President of Finance and Real Estate. Mr. Fendrich was one of the founders of The Mattress Firm in 1986.

Rhonda C. Rousch joined us in November 2001 and has served as Executive Vice President—Human Resources and Assistant Secretary since October 2002. Prior to assuming her current position, Ms. Rousch served as Senior Vice President—Human Resources and Assistant Secretary. Prior to joining us, from September 2000 to November 2001, Ms. Rousch was Vice President of Human Resources for MW Manufacturers, Inc. Prior to September 2000, Ms. Rousch was the Director of Organizational Readiness for Harley-Davidson, Inc.

Robert M. Carstens joined us in February 1994 and serves as Senior Vice President—Manufacturing. Mr. Carstens previously held a variety of positions with us including Vice President of Operations, and Operations Manager in both the Piscataway, New Jersey and Atlanta, Georgia facilities. Mr. Carstens began his bedding manufacturing career in 1983 at Sealy, Inc., where he held various positions including Operations Manager.

Bradley W. Hill joined us in April 2005 and serves as Senior Vice President—Supply Chain. Prior to joining Simmons, Mr. Hill was Vice President Finance, Supply Chain, & Information Technology, for the Nylon Platform division of Solutia Inc. (“Solutia”) from January 2005 to March 2005. Prior to his most recent position at Solutia, Mr. Hill worked for Solutia and its former parent company, Monsanto, for 25 years, in various positions including Vice President Marketing and Business Management.

Kristen K. McGuffey joined us in November 2001 and has served as Senior Vice President—General Counsel and Secretary since August 2002. Prior to assuming her current position, Ms. McGuffey served as Vice President—General Counsel and Assistant Secretary. Prior to joining us, from March 2000 to October 2001, Ms. McGuffey was employed by Viewlocity, Inc., with the most recent position of Executive Vice President and General Counsel. From March 1997 to February 2000, Ms. McGuffey was a partner of and, prior to that, an associate at Morris, Manning & Martin LLP. Prior to March 1997, Ms. McGuffey was an associate at Paul, Hastings, Janofsky & Walker, LLP.

Timothy F. Oakhill joined us in January 1997 and has served as Senior Vice President—Marketing and Licensing since July 2005. Prior to assuming his current position, Mr. Oakhill served as Vice President—International and Domestic Licensing since January 2004. Prior to January 2004, Mr. Oakhill managed various Simmons brands, including Beautyrest® from August 2003 to January 2004 and BackCare® and Deep Sleep® from January 1997 to August 2003. Prior to joining us, Mr. Oakhill served as Marketing Manager for Eastman-Kodak Company and as an account supervisor for Bates Worldwide.

W. Wade Vann joined us in October 2000 and has served as Senior Vice President of Information Technology and Chief Information Officer since January 2004. Prior to assuming his current position, Mr. Vann served as the Vice President of Information Technology and Chief Information Officer. Prior to joining us, Mr. Vann held the position of Director of Information Technology with Broyhill Furniture Industries from October 1992 to October 2000.

Brian P. Breen joined us in July 1996 and has served as Vice President and Treasurer since January 2002. Mr. Breen has served as Assistant Secretary since September 2000. Prior to assuming his current position, Mr. Breen served as Vice President and Assistant Treasurer since September 2000 and prior to that served as Director of Financial Reporting of the Outlet Division. Prior to joining us Mr. Breen held various financial reporting positions most recently serving as Controller for Six Flags Theme Parks. Mr. Breen is a Certified Treasury Professional.

Earl C. Brewer joined us in February 2001 as Vice President of Taxation. Mr. Brewer has served as Assistant Secretary since April 2001. Prior to joining us, Mr. Brewer held similar positions at Oakwood Homes Corporation from March 2000 to February 2001 and at LADD Furniture, Inc. from October 1993 to February 2000. Mr. Brewer is a Certified Public Accountant.

Mark F. Chambless joined us in May 1995 and has served as Vice President and Corporate Controller since February 2000. Mr. Chambless is the Principal Accounting Officer for the Company. Prior to assuming his current position, Mr. Chambless was the Corporate Controller from November 1995 through February 2000 and prior to that served as a Divisional Controller. Prior to joining us, Mr. Chambless worked nine years at Sealy, Inc. where he held various positions including Plant Controller, Operations Manager and Divisional Controller.

Todd M. Abbrecht has been a director of our company since December 2003, following the consummation of the Acquisition. Mr. Abbrecht is a Managing Director of Thomas H. Lee Partners, which he joined in 1992. Prior to joining the firm, Mr. Abbrecht was in the mergers and acquisitions department of Credit Suisse First Boston. Mr. Abbrecht is a director of Michael Foods, Inc., National Waterworks, Inc. and Warner Chilcott Corporation.

Robin Burns-McNeill became a director of our company in December 2004. From July 1998 to July 2004, Ms. Burns-McNeill was President and Chief Executive Officer of Victoria Secret Beauty and Intimate Beauty Corporation. Prior to that, from January 1990 to May 1998, Ms. Burns-McNeill was President and Chief Executive Officer of Estee Lauder Inc. North America. In February 1998, Ms. Burns-McNeill added to her Estee Lauder responsibility, the position of President of Donna Karan Cosmetics. Ms. Burns-McNeill is a director of S.C. Johnson, Inc. and serves on the Board of Trustees for the Fashion Institute of Technology College.

William P. Carmichael became a director of our company in May 2004. Mr. Carmichael co-founded The Succession Fund in 1998. Prior to forming The Succession Fund, Mr. Carmichael had 26 years of experience in various financial positions with global consumer product companies, including Senior Vice President with Sara Lee Corporation, Senior Vice President and Chief Financial Officer of Beatrice Foods Company, and Vice President of Esmark, Inc. Mr. Carmichael is a director of Cobra Electronics Corporation, The Finish Line, Spectrum Brands, Inc., and Chairman of the Nation Funds (Bank of America advised mutual funds). Mr. Carmichael is a Certified Public Accountant.

David A. Jones has been a director of our company since December 2003, following the consummation of the Acquisition. Mr. Jones has served as the Chairman of the Board of Directors and Chief Executive Officer of Spectrum Brands, Inc. since September 1996. From 1996 to April 1998, he also served as President. From 1995 to 1996, Mr. Jones was President, Chief Executive Officer and Chairman of the Board of Directors of Thermoscan, Inc. Mr. Jones currently is a director of Pentair, Inc.

B. Joseph Messner became a director of our company in August 2004. Mr. Messner is Chairman of the Board of Directors and Chief Executive Officer of Bushnell Performance Optics, a company that Wind Point Partners, a Chicago based Private Equity Group, and Mr. Messner acquired in 1999. Mr. Messner was President and CEO of First Alert, Inc. from 1996 through 1999. Mr. Messner is a member of Wind Point Partners Executive Advisor Group.

Albert L. Prillaman has been a director of our company since December 2003, following the consummation of the Acquisition. Mr. Prillaman is lead director of the Board of Directors of Stanley Furniture Company, Inc., where he previously served as Chairman, President and Chief Executive Officer. Mr. Prillaman is a past Chairman of the Board of the American Furniture Manufacturers Association.

Scott A. Schoen has been a director of our company since December 2003, following the consummation of the Acquisition. Mr. Schoen is co-President of Thomas H. Lee Partners, which he joined in 1986. Prior to joining the firm, Mr. Schoen was in the Private Finance Department of Goldman, Sachs & Co. Mr. Schoen is a director of Refco Group Ltd., TransWestern Publishing, L.P., Spectrum Brands, Inc. and Wyndham International. Mr. Schoen is a Vice Chairman of the Board and a member of the Executive Committee of the United Way of Massachusetts Bay. He is also a member of the Advisory Board of the Yale School of Management and the Yale Development Board. Mr. Schoen served as a director of Syratech Corporation when it declared bankruptcy on February 16, 2005.

George R. Taylor has been a director of our company since December 2003, following the consummation of the Acquisition. Mr. Taylor is a Vice President at Thomas H. Lee Partners, which he joined in 1996. Prior to joining the firm, Mr. Taylor was at ABS Capital Partners. Mr. Taylor is a director of Progressive Moulded Products, Ltd. Mr. Taylor served as a director of Syratech Corporation when it declared bankruptcy on February 16, 2005.

      Each of our directors will hold office until his or her successor has been elected and qualified. Our executive officers are elected by and serve at the discretion of our Board of Directors. There are no family relationships between any of our directors or executive officers.
Committees of the Board of Directors
      Our board of directors have established an audit committee, a compensation committee and a nominating and governance committee.
      The members of the audit committee are Messrs. Carmichael, Jones, Prillaman and Taylor. The members of the compensation committee are Messrs. Abbrecht, Eitel and Schoen. The members of the nominating and governance committee are Messrs. Abbrecht, Eitel, Messner and Schoen. The audit committee oversees management regarding the conduct and integrity of our financial reporting, systems of internal accounting and financial and disclosure controls. The audit committee reviews the qualifications, engagement, compensation, independence and performance of our independent auditors, their conduct of the annual audit and their engagement for any other services. The audit committee also oversees management regarding our legal and regulatory compliance and the preparation of an annual audit committee report for the annual proxy statement as required by the SEC. In addition, our board of directors determined that William P. Carmichael is an “audit committee financial expert” as defined by the SEC rules.
      The compensation committee is responsible for our general compensation policies, and in particular is responsible for setting and administering the policies that govern executive compensation, including determining and approving the compensation of our CEO and other senior executive officers; reviewing and approving management incentive compensation policies and programs; reviewing and approving equity compensation programs and exercising discretion over the administration of such programs and producing an annual compensation committee report.
      The purpose of the nominating and governance committee is to identify, screen and review individuals qualified to serve as directors and recommending to our board of directors candidates for nomination for election at annual meetings of the stockholders or to fill board vacancies; overseeing our policies and procedures for the receipt of stockholder suggestions regarding board composition and recommendations of candidates for nomination by the board; developing, recommending to the board approval of, if appropriate, and overseeing implementation of our corporate governance guidelines and principles including the Simmons Code of Ethics for Chief Executive and Senior Financial Officers (“Code of Ethics”) and the Simmons Code of Conduct and Ethics; and reviewing on a regular basis the overall corporate governance of the Company and recommending improvements when necessary.
      From time to time, the board of directors may contemplate establishing other committees.
Director Compensation
      All members of our board of directors are reimbursed for their usual and customary expenses incurred in connection with attending all board and other committee meetings. Non-employee directors, Ms. Burns-McNeill and Messrs. Carmichael, Jones, Messner and Prillaman receive director fees of $25,000 per year and can obtain ten free mattress sets per year. During 2004, Messrs. Carmichael and Jones received free mattresses that were valued at a wholesale value of $7,476 and $3,045, respectively. Each of the non-employee directors have been granted 2,500 shares of our Class B common stock, which stock is subject to time and performance-based vesting. We reimburse the directors’ federal and state taxes associated with grants of Class B common stock where the fair market value of the stock exceeds the purchase price.
Code of Ethics
      We have a Code of Ethics within the meaning of 17 CFR Section 229.406, that applies to our Chief Executive Officer, Chief Financial Officer and Corporate Controller. If we make an amendment to the Code of Ethics, or grant a waiver from a provision of the Code of Ethics to the Chief Executive Officer, Chief Financial Officer, or Corporate Controller, then we will make any required disclosure of such amendment or waiver on our website (www.simmons.com) or in a current report on Form 8-K filed with the SEC.
Executive Compensation
      The following table sets forth all cash compensation earned in the previous three years by our Chief Executive Officer and each of our other four most highly compensated executive officers during the past year (the “Named Executive Officers”). The compensation arrangements for each of these officers that are currently in effect are described under the caption “Employment Arrangements” below. The bonuses set forth below include amounts earned in the year shown but paid in the subsequent year.

						Long-Term
	Annual Compensation					Compensation Awards
									All Other
				Other Annual		Restricted		Options	Compensation
Name and Principal Position	Year	Salary	Bonus	Compensation ($)		Stock ($)		(#)	($)(11)

Charles R. Eitel	2004	$675,000	$322,933	$72,460	(1)	—		—	$38,562
Chairman, Chief	2003	585,717	558,249	29,200,225	(1)	1,835	(2)	—	44,534
Executive Officer	2002	562,083	613,039	27,962	(1)	—		—	58,946
Robert W. Hellyer(12)	2004	450,000	188,378	22,860	(3)	—		—	20,596
Former President	2003	323,440	233,680	11,271,565	(3)	1,262	(4)	—	23,462
	2002	311,000	258,915	22,842	(3)	—		—	36,156
William S. Creekmuir	2004	370,000	132,761	343,124	(5)	—		—	25,707
Executive Vice President—	2003	311,000	224,692	10,955,069	(5)	1,147	(6)	—	27,924
Chief Financial Officer	2002	300,000	249,758	213,713	(5)	—		—	36,164
Stephen G. Fendrich(12)	2004	264,423	243,650	179,282	(7)	125	(8)	—	3,705
Executive Vice President—Sales	2003	250,000	198,750	34,385	(7)	—		—	4,448
	2002	56,731	—	3,749	(7)	—		—	—
Kevin Damewood(12)	2004	236,205	60,034	42,708	(9)	57,900	(10)	—	19,895
Divisional Vice President of	2003	208,750	95,111	2,050,345	(9)	69	(10)	—	13,700
Sales—Northeast Region	2002	193,750	93,607	—	(9)	—		—	26,212

(1)	Such amounts principally include (i) exercise of stock options held in the Predecessor Company that were held by The Charles R. Eitel Revocable Trust, of which Mr. Eitel is trustee, of $29,177,145 in 2003; (ii) a car allowance of $12,000 in 2004, 2003 and 2002; (iii) club membership fees of $10,684, $11,080, and $6,800 in 2004, 2003 and 2002; and (iv) personal use of the corporate jet of $49,776 in 2004. These items were taxable to Mr. Eitel.

(2)	Represents a restricted stock grant of 183,529 shares of Class B common stock awarded in connection with the Acquisition. The shares are held by The Charles R. Eitel Revocable Trust, of which Mr. Eitel is the trustee. The shares vest ratably over a four year period based upon our meeting certain performance targets or all the shares vest on the eighth anniversary of the issuance of the shares. Additionally, vesting of the shares is accelerated upon a change in control as defined in the Incentive Plan.

(3)	Such amounts principally include (i) exercise of stock options held in the Predecessor Company of $11,254,286 in 2003; and (ii) a car allowance of $9,000 in 2004, 2003 and 2002. These items were taxable to Mr. Hellyer.

(4)	Represents a restricted stock grant of 126,176 shares of Class B common stock awarded in connection with the Acquisition. The shares vest ratably over a four year period based upon the Company meeting certain performance targets or all the shares vest on the eighth anniversary of the issuance of the shares. Additionally, vesting of the shares is accelerated upon a change in control as defined in the Incentive Plan.

(5)	Such amounts principally include (i) exercise of stock options held in Predecessor Company of $10,806,350 in 2003; (ii) a car allowance of $9,000 in 2004, 2003 and 2002; (iii) commute and temporary housing expenses of $16,852 in 2002; (iv) moving expenses of $120,000 in 2002; and (v) reimbursement of mortgage costs and selling expenses related to the sale of Mr. Creekmuir’s personal residence of $333,306, $80,409 and $29,187 in 2004, 2003 and 2002, respectively. These items were taxable to Mr. Creekmuir. The personal income tax impact of certain commute and temporary housing expenses and moving expenses was assumed by us which resulted in additional compensation of $35,443, $59,310 and $38,674 in 2004, 2003 and 2002, respectively.

(6)	Represents a restricted stock grant of 126,176 shares of Class B common stock awarded in connection with the Acquisition. The shares vest ratably over a four year period based upon our meeting certain performance targets or all the shares vest on the eighth anniversary of the issuance of the shares. Additionally, vesting of the shares is accelerated upon a change in control as defined in the Incentive Plan.

(7)	Such amounts principally include (i) commute and temporary housing expenses of $6,392, $27,185 and $3,749 in 2004, 2003 and 2002; (ii) selling expenses related to the sale of Mr. Fendrich’s personal residence of $165,456 in 2004; and (iii) a car allowance of $7,200 in 2004 and 2003.

(8)	Represents a restricted stock grant of 12,500 shares of Class B common stock. The shares vest ratably over a four year period based upon Sleep Country USA, Inc. meeting certain performance targets or all the shares vest on the eighth anniversary of the issuance of the shares. Additionally, vesting of the shares is accelerated upon a change in control as defined in the Incentive Plan.

(9)	Such amounts principally include (i) exercise of stock options held in predecessor company of $2,050,345 in 2003 and (ii) reimbursement for the payment of taxes of $42,708 related to the purchase of Class B common stock below fair market value in connection with a restricted stock grant award in 2004.

(10)	Represents a restricted stock grant of 10,000 and 6,880 shares of Class B common stock in 2004 and 2003, respectively. The shares vest ratably over a four year period based upon our meeting certain performance targets or all the shares vest on the eighth anniversary of the issuance of the shares. Additionally, vesting of the shares is accelerated upon a change in control as defined in the Incentive Plan.

(11)	All other compensation amounts include:

(a)	contributions to our ESOP in 2002 in the amount of $16,170 for Mr. Eitel; $17,147 for Mr. Hellyer; $14,229 for Mr. Creekmuir; and $14,193 for Mr. Damewood, respectively;

(b)	contributions to Sleep Country’s Profit Sharing Plan for Mr. Fendrich;

(c)	contributions to our 401(k) plan in 2004, 2003 and 2002, respectively, in the amounts of $16,000, $12,000 and $11,058 for Mr. Eitel; $13,000, $12,000 and $10,875 for Mr. Hellyer; $13,000, $12,000 and $11,000 for Mr. Creekmuir; and $13,000, $11,890 and $11,000 for Mr. Damewood; and

(d)	premiums for term life insurance and long-term disability insurance in 2004, 2003 and 2002, respectively, in the amounts of $16,708, $22,268 and $21,724 for Mr. Eitel; $5,992, $7,845 and $5,591 for Mr. Hellyer; $10,158, $10,899 and $8,340 for Mr. Creekmuir; and $6,895, $1,700 and $1,323 for Mr. Damewood. These premiums were taxable to Messrs. Eitel, Hellyer, Creekmuir, and Damewood. The personal income tax impact of these items were assumed by the Company for Messrs. Eitel, Hellyer and Creekmuir, which resulted in additional compensation in 2004, 2003 and 2002, respectively, in the amounts of $5,854, $10,266 and $9,994 for Mr. Eitel; $2,548, $3,617 and $2,543 for Mr. Hellyer; and $1,604, $5,025 and $3,845 for Mr. Creekmuir.

(12)	Mr. Hellyer is no longer an officer of Simmons Company and is no longer an employee of Simmons Bedding. Mr. Damewood no longer serves as the Senior Vice President—Sales for Simmons Bedding, but has been named Divisional Vice President of Sales—Northeast Region. Mr. Fendrich was President and Chief Executive Officer of Sleep Country prior to being named Executive Vice President—Sales on August 9, 2005. Mr. Fendrich and Mr. Burch have been named executive officers as of August 9, 2005 and will receive 30,000 and 66,668, respectively, shares of Class B common stock pursuant to their employee arrangements.
Option/ SAR Grants in Last Fiscal Year
      There were no options granted in fiscal year 2004. In connection with the Acquisition, all option plans were terminated.
Employment Arrangements, Termination of Employment Arrangements and Change in Control Arrangements
      Executive Employment Arrangements. Messrs. Eitel and Creekmuir and Ms. Rousch have entered into executive employment agreements with Holdings and Simmons Bedding on substantially similar terms to their previous existing arrangements. The agreements have two-year terms with evergreen renewal provisions and contain usual and customary restrictive covenants, including two-year non-competition provisions, non-disclosure of proprietary information provisions, provisions relating to non-solicitation/no hire of employees or customers and non-disparagement provisions. In the event of a termination without “cause” or departure for “good reason,” the terminated senior executives are entitled to severance equal to two years salary plus an amount equal to their pro-rated bonus for the year of termination.
      Messrs. Burch and Fendrich have entered into non-compete agreements with Simmons Bedding which contain usual and customary restrictive covenants, including two-year non-competition provisions, non-disclosure of proprietary information provisions, provisions relating to non-solicitation/no hire of employees or customers and non-disparagement. In addition, in the event of their termination without “cause” or departure for “good reason,” Messrs. Burch and Fendrich are entitled to severance equal to two years salary.
      Put/Call Arrangements. Under Holding’s Securityholders’ Agreement, Holdings has the right to purchase for fair market value a management stockholder’s Class A common stock upon termination of such management stockholder’s employment for any reason; provided that, if such employee is terminated for “cause” or voluntarily quits, Holdings may repurchase such shares at the lower of fair market value and cost. In addition, upon termination of one of the members of the Senior Managers (who include

Messrs. Eitel and Creekmuir and Ms. Rousch) by Holdings without “cause” or by the employee for “good reason,” such employee may require Holdings to repurchase shares of Class A common stock held by them for fair market value. With respect to other employee holders of Class A Common Stock, if such employee is terminated without “cause,” then such employee may require Holdings to repurchase shares of Class A Common Stock held by such employee for the lower of fair market value and cost. Fair market value will be initially determined by the board of directors of Holdings. Under restricted stock agreements, upon termination of employment for any reason, Holdings has the right to repurchase such terminated employee’s Class B common stock.
Employee Benefit Plans
      The Incentive Plan was adopted in connection with the Transactions and is used to attract and retain the best available personnel, to provide additional incentive to persons who provide services to us, and to promote the success of our business. The Incentive Plan is administered by the board of directors of Holdings or, at its election, by one or more committees consisting of one or more members who have been appointed by that board of directors. The board of directors of Holdings is authorized to grant options, restricted stock or other awards to our employees, directors, and consultants or any direct or indirect corporate or other subsidiary in which we own at least 50% of the outstanding equity interests. Restricted shares of Class B common stock representing up to fifteen percent (15%) of the capital stock of Holdings (on a fully diluted basis) may be issued pursuant to awards under the Incentive Plan. Awards of restricted stock shall be made pursuant to restricted stock agreements and may be subject to vesting and other restrictions as determined by the board of directors of Holdings, or a committee of the board. Among other things, the restricted stock agreements provide, under certain conditions, for acceleration in vesting of the stock upon a change in control and all restricted stock vests on the eight anniversary of the issuance of the restricted stock. See “Certain Relationships and Related Party Transactions—Restricted Stock Agreement.”
Compensation Committee Interlocks and Insider Participation
      Compensation decisions regarding our executive officers are made by the compensation committee of the board of directors for Holdings. The members of the compensation committee as of December 25, 2004 are Messrs. Abbrecht, Eitel, and Schoen. Mr. Eitel is our chairman of the board and Chief Executive Officer. Mr. Eitel cannot vote on his own compensation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth certain information regarding beneficial ownership of Holdings, by: (1) each person or entity owning any class of Holding’s outstanding securities and (2) each member of the board of directors, each of our named executive officers, each member of our management committee and our executive officers as a group, including Robert W. Hellyer, who is no longer with Holdings, and Kevin Damewood, who no longer serves as Senior Vice President — Sales, but has been named Divisional Vice President of Sales — Northeast Region. Holding’s outstanding securities consisted of 3,867,595.38 shares of Class A common stock as of August 10, 2005. We have also authorized 688,235 shares of Class B common stock, of which 686,990 shares were outstanding as of August 10, 2005, for issuance pursuant to the restricted stock agreement under the Incentive Plan. See “Certain Relationships and Related Party Transactions — Amended and Restated Certificate of Incorporation of Holdings.” The Class A common stock and Class B common stock generally have identical voting rights. To our knowledge, each such stockholder has sole voting and investment power as to the common stock shown unless otherwise noted. Beneficial ownership of the common stock listed in the table has been determined in accordance with the applicable rules and regulations promulgated under the Exchange Act.

		Percentage		Percentage
	Class A	of Class A	Class B	of Class B
	Common	Common	Common	Common	Percent
Name and Address	Stock	Stock	Stock	Stock	of Total

Principal Securityholders:
Thomas H. Lee Partners L.P. and Affiliates(1)	3,270,940.05	84.6%	—	—%	71.8%
Fenway Partners Capital Fund II, L.P. and Affiliates(2)	387,837.03	10.0	—	—	8.5
Directors and Executive Officers:
Charles R. Eitel(3)	50,000.00	1.3	183,529	26.7	5.1
Robert W. Hellyer(3)(4)(5)	34,534.52	*	126,176	18.4	3.5
William S. Creekmuir(3)(4)	32,382.75	*	114,706	16.7	3.2
Stephen G. Fendrich(3)(4)	—	—	12,500	1.8	*
Kevin Damewood(3)(4)(5)	6,143.78	*	16,880	2.5	*
Todd M. Abbrecht(1)	3,270,940.05	84.6	—	—	71.8
Robin Burns-McNeill(3)	—	—	2,500	*	*
William P. Carmichael(3)	—	—	2,500	*	*
David A. Jones(3)	2,000.00	*	2,500	*	*
B. Joseph Messner(3)	—	—	2,500	*	*
Albert L. Prillaman(3)	2,500.00	*	2,500	*	*
Scott A. Schoen(1)	3,270,940.05	84.6	—	—	71.8
George R. Taylor(1)	3,270,940.05	84.6	—	—	71.8
All directors and executive officers as a group (23 persons)(1)(4)(6)	3,427,160.32	88.6%	552,644	81.9%	87.4%

*	less than 1%

(1)	Includes interests owned by each of Thomas H. Lee Equity Fund V, L.P., Thomas H. Lee Parallel Fund V, L.P., Thomas H. Lee Equity (Cayman) Fund V. L.P., Thomas H. Lee Investors Limited Partnership, 1997 Thomas H. Lee Nominee Trust, Putnam Investments Holdings, LLC, Putnam Investments Employees’ Securities Company I, LLC, and Putnam Investments Employees’ Securities Company II, LLC, Thomas H. Lee Equity Fund V, L.P. and Thomas H. Lee Parallel Fund V, L.P. are Delaware limited partnerships, whose general partner is THL Equity Advisors V, LLC, a Delaware limited liability company. Thomas H. Lee Equity (Cayman) Fund V, L.P. is an exempted limited partnership formed under the laws of the Cayman Islands, whose general partner is THL

Equity Advisors V, LLC, a Delaware limited liability company registered in the Cayman Islands as a foreign company. Thomas H. Lee Advisors, LLC, a Delaware limited liability company, is the general partner of Thomas H. Lee Partners, a Delaware limited partnership, which is the sole member of THL Equity Advisors V, LLC. Thomas H. Lee Investors Limited Partnership (f/k/a THL-CCI Limited Partnership) is a Massachusetts limited partnership, whose general partner is THL Investment Management Corp., a Massachusetts corporation. The 1997 Thomas H. Lee Nominee Trust is a trust with US Bank, N.A. serving as Trustee. Thomas H. Lee, a Managing Director of Thomas H. Lee Advisors, LLC, has voting and investment control over common shares owned of record by the 1997 Thomas H. Lee Nominee Trust.

Scott A. Schoen is co-President of Thomas H. Lee Advisors, LLC. Todd M. Abbrecht is a Managing Director of Thomas H. Lee Advisors, LLC. George R. Taylor is a Vice President of Thomas H. Lee Advisors, LLC. Each of Messrs. Schoen, Abbrecht and Taylor may be deemed to beneficially own Class A Common Stock held of record by Thomas H. Lee Equity Fund V, L.P., Thomas H. Lee Parallel Fund V, L.P. and Thomas H. Lee Equity (Cayman) Fund V. L.P. Each of these individuals disclaims beneficial ownership of such units except to the extent of their pecuniary interest therein.

The address of Thomas H. Lee Equity Fund V, L.P., Thomas H. Lee Parallel Fund V, L.P., Thomas H. Lee Equity (Cayman) Fund V, L.P., Thomas H. Lee Investors Limited Partnership, the 1997 Thomas H. Lee Nominee Trust, Scott A. Schoen, Todd M. Abbrecht and George R. Taylor is 75 State Street, Boston, MA 02109. Putnam Investments Holdings LLC, Putnam Investments Employees’ Securities Company I, LLC and Putnam Investments Employees’ Securities Company II, LLC are co-investment entities of Thomas H. Lee Partners and each disclaims beneficial ownership of any securities other than the securities held directly by such entity. The address for the Putnam entities is One Post Office Square, Boston, MA 02109.

(2)	Includes interest owned by Simmons Holdings, LLC; FPIP, LLC and FPIP Trust, LLC. Peter Lamm and Richard Dresdale have voting and/or investment control over the shares held by Fenway Partners Capital Fund II. The address for Fenway Capital Fund II, L.P. is 152 West 57th Street, 59th Floor, New York, New York 10019.

(3)	The address of Charles R. Eitel, Robert W. Hellyer, William S. Creekmuir, Stephen G. Fendrich, Kevin Damewood, David A. Jones, William P. Carmichael, B. Joseph Messner, Albert L. Prillaman, and Robin Burns-McNeill is c/o Simmons Bedding Company, One Concourse Parkway, Suite 800, Atlanta, Georgia 30328.

(4)	Pursuant to a shareholders agreement, Mr. Eitel has the voting power of the employees and executive officers.

(5)	Mr. Hellyer is no longer employed by the Company and Mr. Damewood no longer serves as Senior Vice President — Sales, but has been named Divisional Vice President of Sales — Northeast Region.

(6)	Excludes offering of 66,668 Class B common stock to Mr. Burch and 30,000 Class B common stock to Mr. Fendrich, which haven’t been issued as of August 10, 2005.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Management Agreement
      Pursuant to the management agreement entered into in connection with the Acquisition, THL Managers V, LLC renders certain advisory and consulting services to Simmons Bedding and each of its subsidiaries. In consideration of those services, Simmons Bedding has agreed to pay to THL Managers V, LLC, an affiliate of Thomas H. Lee Partners, semi-annually, an aggregate per annum management fee equal to the greater of:

•	$1,500,000; or

•	an amount equal to 1.0% of the consolidated earnings before interest, taxes, depreciation and amortization of Simmons Bedding for such fiscal year, but before deduction of any such fee. We paid management fees, inclusive of expense, of $1.7 million in 2004.
      Simmons Bedding also agreed to indemnify THL Managers V, LLC and its affiliates from and against all losses, claims, damages and liabilities arising out of or related to the performance by Thomas H. Lee Partners Managers V, LLC of the services pursuant to the management agreement.
Amended and Restated Certificate of Incorporation of Holdings
      The Amended and Restated Certificate of Incorporation of Holdings contains, among other provisions, the following terms:
      Description of the Capital Stock of Holdings. Holdings has two classes of common stock—Class A common stock and Class B common stock. The Class A common stock is held by THL, Fenway Partners, directors and those members of management who elected to acquire such shares in connection with the Acquisition. The Class A common stock earns a preferred return of 6% per annum. Each holder of Class A common stock is entitled to one vote (or a fraction thereof) for each share (or fraction thereof) of Class A common stock owned by such holder. Holdings is also authorized to issue Class B common stock, which has identical rights to the Class A common stock, except with respect to distributions (as described below). The Class B common stock is restricted and subject to vesting as described in restricted stock agreements with the holders. Each holder of Class B common stock is entitled to one vote (or a fraction thereof) for each share (or fraction thereof) of Class B common stock issued to such holder.
      The Class A common stock and Class B common stock will be entitled to receive distributions in the following priority:

•	holders of Class A common stock will be entitled to receive an amount equal to a 6% cumulative, compounding quarterly, preferred return on their invested capital;

•	holders of Class A common stock will be entitled to receive a return of their invested capital; and

•	holders of the Class A common stock and Class B common stock will be entitled to share in all remaining distributions on a pro rata basis based on the aggregate outstanding shares of Class A common stock and Class B common stock.
Securityholders’ Agreement
      Pursuant to the Securityholders’ Agreement entered into in connection with the Acquisition, securities of Holdings are subject to certain restrictions on transfer, other than certain exempt transfers as defined in the Securityholders’ Agreement, as well as the other provisions described below.

      The Securityholders’ Agreement provides that all parties to the agreement will vote all their shares to elect and continue in office the board of directors of Holdings, consisting of up to nine directors composed of:

•	five persons designated by THL;

•	one person who will be the Chief Executive Officer of Holdings; and

•	up to three independent persons designated by the nominating and governance committee.
      The Securityholders’ Agreement also provides:

•	holders of Class A Common Stock with customary “tag-along” rights with respect to transfers of shares of Holdings beneficially owned by THL;

•	Holdings and then THL with a “right of first refusal” with respect to transfers of shares of Holdings held by the management stockholders and Fenway Partners;

•	holders of Class A Common Stock with customary “preemptive rights”;

•	THL with “drag-along” rights with respect to all shares of Class A common stock and Class B common stock in a sale of Holdings or its subsidiaries; and

•	four Holdings senior managers holding Class A Common Stock with the right to “put” all or a portion of their shares to Holdings at fair market value if terminated without cause or for good reason.

•	Holdings the right to purchase all or a portion of a terminated management stockholder’s shares of Holdings; and

•	employees, other than the four Simmons Bedding senior managers, holding Class A Common Stock right to “put” all or a portion of their shares to Holdings at the lower of fair market value and cost if terminated without cause.
      Upon a public offering, the fair market value of Holdings will be determined by its board of directors. The shares of Class A common stock will be exchanged for shares of Class B common stock with the number of shares of Class B common stock to be based upon the value of the Class A common stock at the time of the offering. To the extent we have cash available and to the extent not restricted by market conditions related to the offering, the holders of Class A common stock will be entitled to receive in cash, unless otherwise determined by the board of directors of Holdings, an amount up to their original investment plus the 6% accrued yield. Any amounts received in cash by the holders of Class A common stock will reduce the value of the Class A common stock used to compute the number of shares of Class B common stock to be issued in such exchange.
Equity Registration Rights Agreement
      THL is entitled to request up to four registrations of the Class A common stock of Holdings under the Securities Act at any time after the closing of the Acquisition. In connection therewith, each signatory of the registration rights agreement agrees that it will vote, or cause to be voted, all common stock over which such person has power to vote to effect any stock split deemed necessary to facilitate the effectiveness of a requested registration. All holders of vested common stock are entitled to piggyback rights on any registration by Holdings.

Deferred Compensation Plan
      Certain members of management who were entitled to receive option proceeds in connection with the Acquisition elected to become participants in a deferred compensation plan whereby deferred compensation accounts deemed to be invested in Class A common stock (although no actual Class A common stock was purchased) and track distributions to be made to the holders of Class A common stock. The participants in the deferred compensation plan elected to terminate the plan on June 3, 2004 and received a distribution of Class A common stock equivalent to their deemed Class A common stock.
Restricted Stock Agreement
      Certain members of management have been entitled to purchase shares of Class B common stock at a purchase price of $0.01 per share pursuant to a Restricted Stock Agreement. Twenty-five percent of the shares of Class B common stock become eligible for vesting at the end of each of 2004, 2005, 2006 and 2007. As a result of our operating performance in 2004, 75% of the Class B common stock that was eligible to vest based on our 2004 performance vested in April 2005. Vesting is subject to annual performance targets and includes catch-up provisions and acceleration upon a change of control. Upon a manager’s termination, the Company is entitled to repurchase (1) unvested shares of Class B common stock for the lesser of fair market value or the original purchase price, and (2) vested shares of Class B common stock at fair market value.
Consulting Services
      Rousch Consulting Group, Inc. provided consulting services to us for aggregate payments of approximately $156,000, $0, $160,000 and $126,000, inclusive of out-of-pocket expenses of approximately $30,000, $0, $45,000 and $14,000, respectively, in 2004, Successor ’03, Predecessor ’03 and 2002, respectively. Rousch Consulting Group, Inc. is wholly owned by Edward L. Rousch, husband of our Executive Vice President—Human Resources and Assistant Secretary, Rhonda C. Rousch.
      During 2004, Edge of the World Creative, LLC provided consulting and entertainment services to us for aggregate payments of approximately $55,000. A daughter of Mr. Eitel is a member and acting manager of Edge of the World Creative, LLC and her share of the consulting fee was approximately $18,000.
Transactions with Mr. Eitel
      Mr. Eitel owns a motor yacht, which he made available to us for 25 days during 2004 as a venue for corporate and other functions. As compensation for the use of Mr. Eitel’s motor yacht, we paid compensation to the captain of Mr. Eitel’s motor yacht in the amount of $80,000, plus benefits of $12,159. On January 1, 2005, we ceased compensating the captain of Mr. Eitel’s motor yacht, but will continue to use the motor yacht as a venue for corporate and other functions. Mr. Eitel will be reimbursed solely for any out-of-pocket expenses associated with the functions.
Employment of Related Parties
      A son and a son-in-law of Mr. Eitel were employed by us during fiscal year 2004, and each of them received compensation that exceeded $60,000. In each case, their compensation and qualifications were commensurate with others who held equivalent positions with us.
Purchase of Sleep Country
      On February 28, 2003, we acquired the stock of SC Holdings, Inc. (“Sleep Country”), a mattress retailer with 47 stores in the Pacific Northwest, from a fund affiliated with Fenway Partners for approximately $18.4 million, plus additional contingent consideration based upon future performance. This acquisition was financed from borrowings under our existing senior credit facility. Sleep Country used the proceeds received to repay bank debt of $17.8 million and debt to an affiliate of $0.6 million. In connection with the Acquisition, we paid a fund affiliated with Fenway Partners and a former shareholder of Sleep Country approximately $14.8 million additional final consideration.
Agreement with Fenway
      Prior to the date of the Acquisition, Fenway provided strategic advisory services to us. In exchange for advisory services, beginning October 21, 2002, we paid Fenway (i) annual management fees of the greater of 0.25% of net sales for the prior fiscal year or 2.5% of Adjusted EBITDA for the prior fiscal year, not to exceed $3.0 million; (ii) fees in connection with the consummation of any acquisition transactions for Fenway’s assistance in negotiating such transactions; and (iii) certain fees and expenses, including legal and accounting fees and any out-of-pocket expenses, incurred by Fenway in connection with providing services to us. Prior to October 21, 2002, the annual management fee to Fenway was calculated as 0.25% of net sales for the prior year. In conjunction with the Acquisition, the Fenway Advisory Agreement was terminated.

DESCRIPTION OF CERTAIN INDEBTEDNESS
Senior Secured Credit Facility
      On December 19, 2003, Simmons Bedding entered into a senior secured credit facility (the “senior secured credit facility”) with Goldman Sachs Credit Partners L.P. and UBS Securities LLC as joint lead arrangers and co-syndication agents and Deutsche Bank AG, New York Branch, as administrative agent.
      Simmons Bedding’s senior secured credit facility consists of:

•	a $75.0 million senior secured revolving credit facility with a six-year maturity; and

•	a $391.9 million senior secured Tranche C term loan facility maturing in December 2011.

      Simmons Bedding’s senior secured credit facility permits Simmons Bedding to incur, and the senior unsecured facility and the indenture governing the Existing Notes do not prohibit Simmons Bedding from incurring, up to $100.0 million of additional term loans or revolving credit loans, although none of the lenders under Simmons Bedding’s senior secured credit facility are obligated to make such additional credit available to Simmons Bedding.

Security and Guarantees
      Simmons Bedding’s obligations under the senior secured credit facility are unconditionally and irrevocably guaranteed jointly and severally by each of Simmons Bedding’s current and future domestic subsidiaries and by THL-SC Bedding Company, but not by Holdings.
      Simmons Bedding’s obligations under the senior secured credit facility, and the guarantees of those obligations, are secured by substantially all of our assets and substantially all of the assets of each of our current and future domestic subsidiaries, including but not limited to:

•	a first priority pledge of 100% of Simmons Bedding’s capital stock and 100% of the capital stock of each of Simmons Bedding’s current and future domestic subsidiaries; and

•	a perfected first-priority security interest in substantially all tangible and intangible assets of THL-SC Bedding Company, Simmons Bedding and each of its current and future domestic subsidiaries.

Interest Rates and Fees
      Borrowings under the senior secured credit facility bear interest as follows:

•	Revolving credit facility: Initially (a) in the case of loans with an interest rate based on the applicable base rate (“ABR”), the ABR plus an applicable margin or (b) in the case of loans with an interest rate based on the eurodollar rate, the eurodollar rate plus an applicable margin, which applicable margin is subject to reduction if we attain certain leverage ratios; and

•	Term loan facility: Initially (a) in the case of loans with an interest rate based on the ABR, the ABR plus an applicable margin or (b) in the case of loans with an interest rate based on the eurodollar rate, the eurodollar rate plus an applicable margin, which applicable margin is subject to reduction if we attain either certain leverage ratios or if loans under our senior secured facility are rated B1 or better by Moody’s.
      The senior secured credit facility also provides for the payment to the lenders of a commitment fee on average daily unused commitments under the revolving credit facility at a rate initially equal to 1/2 of 1% per annum, such commitment fee will be subject to reduction if we attain a certain leverage ratio.

Scheduled Amortization Payments and Mandatory Prepayments
      The term loan facility provides for scheduled quarterly amortization payments of $1,012,500 during the first seven years, with the balance of the facility to be repaid quarterly during the eighth year. As a result of the Consolidated Excess Cash Flow (as defined in the senior credit facility) calculation for the year ended December 25, 2004, a mandatory prepayment of $3.7 million was paid by Simmons Bedding in March 2005. Additionally, Simmons Bedding voluntarily prepaid $1.0 million in June 2005. As a result of these prepayments, the next quarterly amortization payment will be in June 2006.
      In addition, the senior secured credit facility requires Simmons Bedding to prepay outstanding term loans (and, after the term loans have been repaid in full, to prepay outstanding revolving credit loans), subject to certain exceptions, with:

•	100% of the net proceeds of certain asset dispositions or casualty/condemnation events by THL-SC Bedding Company, Simmons Bedding or its subsidiaries;

•	50% of the net proceeds of certain equity issuances by THL-SC Bedding Company, Simmons Bedding or its subsidiaries;

•	50% of excess cash flow (as defined in the credit agreement); and

•	100% of the net proceeds of certain debt issuances by THL-SC Bedding Company, Simmons Bedding or its subsidiaries.
      The prepayment percentages above with respect to equity issuances and excess cash flow will be reduced or eliminated if we attain certain performance targets.

Voluntary Prepayments
      The senior secured credit facility provides for voluntary prepayments of the loans and voluntary reductions of the unutilized portion of the commitments under the revolving credit facility, without penalty, subject to certain conditions pertaining to minimum notice and payment/reduction amounts.

Covenants
      The senior secured credit facility contains financial, affirmative and negative covenants that we believe are usual and customary for a senior secured credit agreement. The negative covenants in the senior secured credit facility include, among other things, limitations (each of which is subject to and customary exceptions for financings of this type) on the ability of THL-SC Bedding Company, Simmons Bedding and its subsidiaries to:

•	declare dividends and make other distributions;

•	redeem and repurchase our capital stock;

•	prepay, redeem and repurchase certain of our indebtedness (including the notes);

•	make loans and investments (including acquisitions);

•	incur additional indebtedness;

•	grant liens;

•	enter into sale-leaseback transactions;

•	modify the terms of the Existing Notes;

•	restrict dividends from our subsidiaries;

•	enter into new lines of business;

•	recapitalize, merge, consolidate or enter into acquisitions;

•	sell our assets; and

•	enter into transactions with our affiliates.

      The senior secured credit facility also contains the following financial covenants:

•	a maximum total leverage ratio, with compliance levels ranging from total leverage of no greater than 6.50:1.00 from June 25, 2005 through December 31, 2005; 6.00:1.00 as of March 31, 2006 and June 30, 2006; 5.75:1.00 as of September 30, 2006 and December 31, 2006; 5.00:1.00 from March 31, 2007 through December 31, 2007; 4.50:1.00 from March 31, 2008 through December 31, 2008; and 4.00:1.00 as of March 31, 2009 and each fiscal quarter ending thereafter.

•	a minimum interest coverage ratio, with compliance levels ranging from an interest coverage of no less than 2.30:1.00 from June 25, 2005 through December 31, 2005; 2.40:1.00 from March 31, 2006 to December 31, 2006; 2.55:1.00 from March 31, 2007 through December 31, 2007; 2.75:1.00 from March 31, 2008 through December 31, 2008; and 3.0:1.00 as of March 31, 2009 and each fiscal quarter ending thereafter.

•	a maximum capital expenditure limitation of $30.0 million per fiscal year, with the ability to roll-forward to future years unused amounts from the previous fiscal year, and also subject to adjustments for certain acquisitions and other events.

Restrictions on Dividends, Distributions or Other Payments to Holdings

Dividend Baskets
      The senior secured facility contains covenants that will restrict the ability of Holdings’ subsidiaries to make dividends, distributions or other payments to Holdings.
      Simmons Bedding and THL-SC Bedding Company shall not, and shall not permit any of their subsidiaries to pay dividends except:

(a) each subsidiary of Simmons Bedding may pay dividends to Simmons Bedding and to subsidiaries of Simmons Bedding and, in the case of a dividend by a non-wholly owned subsidiary, to Simmons Bedding and any subsidiary and to each other owner of securities of such subsidiary based on their relative ownership interests;

(b) Simmons Bedding may pay dividends to THL-SC Bedding Company to permit the payment of management fees; provided that, at the time of such dividend and immediately after giving effect thereto, no payment or bankruptcy default shall have occurred and be continuing; provided, further that in the event such payment is prohibited by the preceding proviso, such management fees shall continue to accrue and all accrued but unpaid amounts shall be payable following the waiver of any such default;

(c) Simmons Bedding may pay dividends to THL-SC Bedding Company (i) to permit THL-SC Bedding Company to pay (or to pay a dividend to Holdings to enable it to pay) THL-SC Bedding Company’s (or Holdings’) ordinary operating expenses (including, without limitation, directors’ fees, indemnification obligations, professional fees and expenses) in an aggregate amount not to exceed $2,000,000 in any fiscal year; (ii) to pay (or to pay a dividend to Holdings to enable it to pay) its tax liability for the relevant jurisdiction(s) in respect of consolidated, combined, unitary or affiliated returns for the relevant jurisdiction of THL-SC Bedding Company or Holdings, as applicable, determined as if Simmons Bedding and its subsidiaries filed separate returns; and (iii) to pay its (or to pay a dividend to Holdings to enable it to pay its) franchise or similar taxes;

(d) Simmons Bedding and THL-SC Bedding Company may pay dividends for the repurchase of its capital stock from former employees but only to the extent mandatorily required by the Internal Revenue Code or the ERISA;

(e) Simmons Bedding and THL-SC Bedding Company may pay dividends for the repurchase of its securities from directors, officers, employees or members of management of Holdings or any subsidiary (or their estate, family members, spouse or former spouse); provided, (i) no event of default under the senior secured credit facility shall have occurred and be continuing and (ii) the aggregate amount of dividends made pursuant to this clause in any fiscal year shall not exceed $3,000,000 plus the proceeds of any key-man life insurance maintained by Holdings or its subsidiaries and the proceeds of any sale of securities to directors, officers, employees or members of management of Holdings or any subsidiary; provided, that Simmons Bedding may carry-over and make in any subsequent fiscal year or years, in addition to the amount for such fiscal year, the amount not utilized in the prior fiscal year or years up to a maximum of $12,000,000; provided, further that in the event Simmons Bedding or THL-SC Bedding Company are not permitted to pay such dividends in cash pursuant to this clause (e), Simmons Bedding may issue to THL-SC Bedding Company (and THL-SC Bedding Company may issue to Holdings and Holdings may issue to the holder of such securities), as consideration for such repurchase, either (A) a promissory note payable to the holder of such securities or (B) preferred equity securities (which if issued by THL-SC Bedding Company, such preferred stock shall not provide for any payment or redemption with respect thereto prior to the date of the final payment in full in cash of all of the non-contingent obligations under the senior secured credit facility), in each case for the balance of any repurchase price which is not permitted to be paid in cash, it being understood that no payment in cash may be permitted to be made by Simmons Bedding to THL-SC Bedding Company (and by THL-SC Bedding Company to Holdings) in respect of any such promissory note or preferred equity securities unless and until cash payments are again permitted pursuant to this clause;

(f) Simmons Bedding may pay dividends to THL-SC Bedding Company for cash payments of interest with respect to certain notes of THL-SC Bedding Company so long as after giving effect to such dividend, Simmons Bedding’s minimum interest coverage ratio is no less than 2.55:1.00, from June 25, 2005 through December 31, 2005; 2.65:1.00, from March 31, 2006 through December 31, 2006; 2.80:1.00, from March 31, 2007 through December 31, 2007; 3.00:1.00, from March 31, 2008 through December 31, 2008; and 3.25:1.00 as of March 31. 2009 and each fiscal quarter ending thereafter;

(g) Simmons Bedding may pay dividends to THL-SC Bedding Company to finance any Investment by THL-SC Bedding Company to the extent such Investment is permitted under the senior secured credit facility; provided, that such dividend shall be made concurrently with the closing of such Investment;

(h) so long as no default or event of default under the senior secured credit facility shall have occurred and be continuing or would be caused thereby, Simmons Bedding may make additional dividends to THL-SC Bedding Company, the proceeds of which may be utilized by THL-SC Bedding Company to make additional dividends, in an aggregate not to exceed 50% of the Consolidated Net Income for the period (taken as one accounting period) from January 1, 2004 to the end of most recently ended fiscal quarter for which internal consolidated financial statements of Simmons Bedding are available (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), however, until such time as Simmons Bedding has a leverage ratio less than 5.00:1.00 at any date of determination, such dividends shall accumulate, but shall not be paid; and

(i) additional dividends with the proceeds of (y) certain notes of THL-SC Bedding Company less, any proceeds of such indebtedness that are applied to make investments permitted pursuant to the senior secured credit facility and (z) with the proceeds of any issuances of securities not required to prepay the loans under the senior secured credit facility or used to make investments of the senior secured credit facility.

      Consolidated Net Income means, for any period, the net income (or loss) of Simmons Bedding and its subsidiaries on a consolidated basis for such period determined in conformity with GAAP; provided, there shall be excluded the sum of (i) the income (or loss) of any Person (other than a subsidiary of Simmons Bedding) in which any other Person (other than Simmons Bedding or any of its subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Simmons Bedding or any of its Subsidiaries by such Person during such period; plus (ii) the income (or loss) of any person accrued prior to the date it becomes a Subsidiary of Simmons Bedding or is merged into or consolidated with Simmons Bedding or any of its Subsidiaries or that Person’s assets are acquired by Simmons Bedding or any of its subsidiaries; plus (iii) the income of any subsidiary of Simmons Bedding to the extent that the declaration or payment of dividends or similar distributions by that subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that subsidiary; plus (iv) any after-tax gains or losses attributable to asset sales or returned surplus assets of any pension plan; plus (v) (to the extent not included in clauses (i) through (iv) above) any net non-cash extraordinary gains or net non-cash extraordinary losses; plus (vi) any goodwill impairment charges.

Investments
      THL-SC Bedding Company and Simmons Bedding shall not, nor shall they permit any of their subsidiaries to, directly or indirectly make or own any investment in any Person, including any joint venture, except:

(a) investments by (i) THL-SC Bedding Company or any of its subsidiaries in any party to the senior secured facility, including any new subsidiary which becomes a party to the senior secured facility, (ii) by any subsidiary of THL-SC Bedding Company which is not a party to the senior secured facility (1) in any other subsidiary of THL-SC Bedding Company that is also not a party to the senior secured facility and (2) in any subsidiary of THL-SC Bedding Company that is a party to the senior secured facility, and (iii) THL-SC Bedding Company and the other parties to the senior secured facility in any subsidiary of THL-SC Bedding Company that is not a party to the senior secured facility in an aggregate amount pursuant to this clause (iii) not to exceed $30,000,000 at any one time outstanding (net of any dividends or distributions, or prepayments or payments of interest by such subsidiaries);

(b) THL-SC Bedding Company and its subsidiaries may make loans and advances to directors, officers and employees of Holdings and its subsidiaries in an aggregate amount not to exceed $5,000,000 outstanding at any time; and

(c) loans and advances to THL-SC Bedding Company (and by THL-SC Bedding Company to Holdings) in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances, or restricted payments in respect thereof) restricted payments to the extent permitted to be made to THL-SC Bedding Company (and by THL-SC Bedding Company to Holdings) in accordance with the permitted payments covenant of the senior secured facility.

Events of Default
      The senior secured credit facility contains certain customary events of default (subject to grace periods, as appropriate) with respect to THL-SC Bedding Company, Simmons Bedding and each of its subsidiaries, including:

•	nonpayment of principal or interest;

•	breach of the financial, affirmative or negative covenants;

•	material breach of the representations or warranties;

•	cross-default and cross-acceleration to other material indebtedness;

•	bankruptcy or insolvency;

•	material judgments entered against us or any of our subsidiaries;

•	certain ERISA violations;

•	actual or asserted invalidity of the security documents or guarantees associated with the senior secured credit facility; and

•	a change of control (as defined in the senior secured credit facility).

Senior Unsecured Term Loan Facility
      On December 19, 2003, Simmons Bedding entered into a senior unsecured term loan facility (the “senior unsecured facility”) with Goldman Sachs Credit Partners L.P. and UBS Securities LLC as joint lead arrangers and co-syndication agents and Deutsche Bank AG, New York Branch, as administrative agent.
      The senior unsecured facility constitutes a $140.0 million senior unsecured term loan, all of which was borrowed on December 19, 2003, with an eight and one-half year maturity.

Guarantees
      Simmons’ Bedding’s obligations under the senior unsecured facility are unconditionally and irrevocably guaranteed jointly and severally by each of our current and future domestic subsidiaries and by THL-SC Bedding Company.
      Neither Simmons’ Bedding’s obligations, nor the obligations of any of the guarantors of the senior unsecured facility, are secured by any of their assets.

Interest Rates
      Simmons’ Bedding’s borrowings under the senior unsecured facility bear interest at a floating rate which may, at Simmons’ Bedding’s option, be the eurodollar rate plus 3.75% per annum, or the ABR plus 2.75% per annum.

Scheduled Payments and Mandatory Prepayments
      There are no scheduled amortization payments prior to the maturity date of the senior unsecured facility.
      Simmons Bedding will be required to repay the senior unsecured facility with any net proceeds from asset sales, but only to the extent that such net proceeds are not otherwise (i) used to repay obligations under the senior secured credit facility or (ii) reinvested within 360 days (or committed to be reinvested within 180 days thereafter) after our receipt thereof in assets useful in our business. In addition, upon the occurrence of a change in control, Simmons Bedding will be required to offer to prepay the senior unsecured facility at 101.00% of the outstanding principal amount, plus accrued and unpaid interest, if any, to the date of prepayment.

Voluntary Prepayments
      The senior unsecured facility provides for voluntary prepayments thereof any time. However, any prepayment on or after December 19, 2004 but prior to December 19, 2005 will require a prepayment premium of 2.00% and any prepayment on or after December 19, 2005 but prior to December 19, 2006 will require a prepayment premium of 1.00%.

Covenants
      The senior unsecured facility does not contain any financial maintenance covenants, but does contain affirmative covenants similar to those contained in the senior secured credit facility. Additionally, the senior unsecured facility contains negative covenants similar to those contained in the senior secured credit facility, except that certain negative covenants, including limitations on indebtedness, asset sales and restricted junior payments are substantially similar to the corresponding covenants contained in the indenture governing Simmons Bedding’s Existing Notes.

Events of Default
      The senior unsecured facility contains events of default substantially similar to those contained in the senior secured credit facility, except for certain exceptions to be based upon the events of default similar to those described herein under the heading “Description of the Notes.”
7.875% Senior Subordinated Notes due 2014
      Simmons Bedding issued 7.875% Senior Subordinated Notes under an indenture dated December 19, 2003. The terms of these senior subordinated notes are as follows:

•	Principal Amount—$200 million

•	Maturity—January 15, 2014

•	Interest Rate—7.875%

•	Interest Payments—Every six months on January 15 and July 15

•	Optional Redemption—The 7.875% Senior Subordinated Notes are redeemable in whole or in part prior to maturity at Simmons Bedding’s option at any time on or after January 15, 2009, at a premium declining to par in 2012.

•	Offer to Purchase—Upon a change of control, Simmons Bedding is required to make an offer to purchase the 7.875% Senior Subordinated notes at a purchase price equal to 101% of their principal amount. Simmons Bedding may also be required to make an offer to purchase the 7.875% Senior Subordinated Notes if it sells certain assets and does not apply the proceeds as specified in the indenture.

•	Ranking—The 7.875% Senior Subordinated Notes are subordinated to all of Simmons Bedding’s existing and future senior debt, rank equally with all of Simmons Bedding’s future senior subordinated debt, rank ahead of all of Simmons Bedding’s existing and future debt that expressly provides that it is subordinated to the 7.875% Senior Subordinated Notes, and are structurally senior to the notes.

Guarantees
      Simmons Bedding’s obligations under the 7.875% Senior Subordinated Notes are guaranteed jointly and severally by each of its current and future domestic subsidiaries.

Covenants
      The indenture for the 7.875% Senior Subordinated Notes contains certain covenants that, among other things, limit Simmons Bedding’s ability to:

•	make investments and other restricted payments,

•	incur additional debt,

•	issue preferred stock of its subsidiaries,

•	enter into transactions with affiliates,

•	create liens,

•	sell its assets or assets of its subsidiaries, or

•	enter into mergers and consolidations.

Restrictions on Dividends, Distributions or Other Payments to Holdings
      Defined terms used below have meanings substantially identical to the terms used in the Description of the Notes in this prospectus.
      The indenture governing the 7.875% Senior Subordinated Notes contains covenants that will restrict the ability of Holdings’ subsidiaries to make dividend distributions or other payments to Holdings.

Restricted Payments
      Simmons Bedding will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly make Restricted Payments unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) Simmons Bedding would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” in the indenture governing the 7.875% Senior Subordinated Notes due 2014; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Simmons Bedding and its Restricted Subsidiaries after December 19, 2003 (excluding Restricted Payments permitted by clauses (2), (3), (4), (6), (7), (9), (10) and (11) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of Simmons Bedding for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after December 19, 2003 to the end of Simmons Bedding’s most recently ended fiscal quarter for which internal consolidated financial statements of Simmons Bedding are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(b) 100% of the aggregate Net Cash Proceeds received by Simmons Bedding subsequent to December 19, 2003 (i) as a contribution to its common equity capital or (ii) from the issue or sale of Equity Interests of Simmons Bedding (other than Excluded Contributions or Disqualified Stock) or (iii) as a result of the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Simmons Bedding or any Restricted Subsidiary of Simmons Bedding that have been converted into or exchanged for either (A) such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Simmons Bedding) or (B) securities of any direct or indirect parent of Simmons Bedding, except any Net Cash Proceeds that have been utilized for any other purpose under this covenant (other than pursuant to clause (13) below), plus

(c) an amount equal to the net reduction in Investments made by Simmons Bedding and its Restricted Subsidiaries subsequent to December 19, 2003 resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances or other transfers of assets, in each case to Simmons or any such Restricted Subsidiary from any such Investment, or from the net cash proceeds from the sale of any such Investment, or from a redesignation of an Unrestricted Subsidiary to a Restricted Subsidiary of Simmons Bedding, but only if and to the extent such amounts are not included in the calculation of Consolidated Net Income and not to exceed in the case of any Investment the amount of the Investment previously made by Simmons Bedding or any Restricted Subsidiary in such Person or Unrestricted Subsidiary; provided that any amounts in excess of the amount of the Investment previously made may be added to the amounts otherwise available under this clause (c) to make Restricted Investments pursuant to this clause (3), plus

(d) 100% of the fair market value, as determined in good faith by the board of directors of Simmons Bedding, such determination to be conclusive and evidenced by an officers’ certificate delivered to the trustee, of any Permitted Business (including Capital Stock of a Permitted Business that is or becomes a Restricted Subsidiary) received by Simmons Bedding or a Restricted Subsidiary of Simmons Bedding as consideration for the issuance by Simmons Bedding subsequent to December 19, 2003 of Capital Stock (other than Disqualified Stock) of Simmons Bedding or as a contribution to the common equity capital of Simmons Bedding.

      As of December 25, 2004, the amount that would have been available for Restricted Payments pursuant to this paragraph (3) would have been $18.4 million.
      The preceding provisions will not prohibit:

(1) the payment of any dividend or other distribution within 60 days after the date of declaration thereof, if at the date of declaration the dividend payment or other distribution would have complied with the provisions of the indenture governing the 7.875% Senior Subordinated Notes;

(2) the making of any Restricted Payment with the Net Cash Proceeds of a substantially concurrent sale (other than to a Restricted Subsidiary of Simmons Bedding) of Equity Interests of Simmons Bedding (other than Disqualified Stock) or contribution to the common equity capital of Simmons Bedding to the extent not previously utilized for any other purpose under this covenant;

(3) the redemption, repurchase, retirement, defeasance or other acquisition of subordinated Indebtedness of Simmons Bedding or any Restricted Subsidiary of Simmons Bedding, in exchange for, or with the net cash proceeds from a substantially concurrent issuance or sale of, Permitted Refinancing Indebtedness;

(4) the payment of any dividend by a Restricted Subsidiary of Simmons Bedding to the holders of its Equity Interests on a pro rata basis;

(5) so long as no Default has occurred and is continuing or would be caused thereby, the payment of dividends, other distributions or amounts to any direct or indirect parent of Simmons Bedding in amounts equal to the amounts expended by such parent to purchase, repurchase, retire or otherwise acquire for value Equity Interests of such parent owned by employees, former employees, directors, former directors, consultants or former consultants of such parent, Simmons Bedding or any of its Subsidiaries (or permitted transferees, assigns, estates or heirs of such employees, former employees, directors, former directors, consultants or former consultants); provided, however, that the aggregate amount paid, loaned or advanced to such parent pursuant to this clause (5) will not, in the aggregate, exceed $3.0 million per fiscal year of Simmons Bedding; provided that Simmons Bedding may carry over and make in subsequent calendar years, in addition to the amounts permitted for such calendar year, the amount of such purchases, redemptions or other acquisitions or retirements for value permitted to have been made but not made in any preceding calendar year up to a maximum of $12.0 million in any calendar year; and provided further that such amount in any calendar year may be increased by an amount not to exceed (i) the Net Cash Proceeds from the sale of Equity Interests (other than Disqualified Stock) of Simmons Bedding (or of any direct or indirect parent of Simmons Bedding to the extent such Net Cash Proceeds are contributed to the common equity of Simmons Bedding) to employees, officers, directors or consultants of Simmons Bedding and its Restricted Subsidiaries that occurs after December 19, 2003 (to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments pursuant to clause (2) above or previously applied to the payment of Restricted Payments pursuant to this clause (5)), plus (ii) the cash proceeds of key man life insurance policies received by Simmons Bedding and its Restricted Subsidiaries after December 19, 2003, less any amounts previously applied to the payment of Restricted Payments pursuant to this clause (5); provided further that cancellation of Indebtedness owning to Simmons Bedding from employees, officers, directors and consultants of

Simmons Bedding or any of its Restricted Subsidiaries in connection with a repurchase of Equity Interests of Simmons Bedding from such Persons will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provisions of the indenture relating to the 7.875% Senior Subordinated Notes; provided further that the Net Cash Proceeds from such sales of Equity Interests described in clause (i) of this clause (5) shall be excluded from the second clause 3(b) of the preceding paragraph to the extent such proceeds have been or are applied to the payment of Restricted Payments pursuant to this clause (5);

(6) the payment of any dividends or distributions or the making of any loans or other advances by Simmons Bedding or any Restricted Subsidiary of Simmons Bedding to any direct or indirect parent of Simmons Bedding to permit such parent to (A) pay franchise taxes and other fees and expenses required to maintain its existence and (B) to provide for all other operating costs of such parent to the extent attributable to the ownership or operation of Simmons Bedding and its Restricted Subsidiaries, including in respect of director fees and expenses, administrative, legal and accounting services provided by third parties and other costs and expenses including all costs and expenses with respect to filings with the SEC, of up to an aggregate amount under this clause (B) of $2.0 million per fiscal year, plus any indemnification claims made by directors or officers of such parent attributable to the ownership or operation of Simmons Bedding and its Restricted Subsidiaries;

(7) the payment of dividends or other distributions by Simmons Bedding or any Restricted Subsidiary of Simmons Bedding to any direct or indirect parent of Simmons Bedding in amounts required to pay the tax obligations of such parent attributable to Simmons Bedding and its Subsidiaries determined as if Simmons Bedding and its Subsidiaries had filed a separate consolidated, combined or unitary return for the relevant taxing jurisdiction; provided that any refunds received by such parent attributable to Simmons Bedding or any of its Subsidiaries shall promptly be returned by such parent to Simmons Bedding through a contribution to the common equity of, or the purchase of common stock (other than Disqualified Stock) of Simmons Bedding from, Simmons Bedding; provided that the amount of such contribution or purchase shall be excluded from the second clause (3)(b) of the first paragraph under the covenant described under the caption “Certain Covenants—Restricted Payments” in the indenture governing the 7.875% Senior Subordinated Notes due 2014.

(8) the repurchase of Capital Stock deemed to occur upon exercise of stock options, warrants or other convertible securities to the extent the shares of such Capital Stock represent a portion of the exercise price of such options, warrants or convertible securities;

(9) so long as no Default has occurred and is continuing or would be caused thereby, the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of Simmons Bedding or preferred stock of its Restricted Subsidiaries issued after December 19, 2003 pursuant to the covenant described under the caption “Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” in the indenture governing the 7.875% Senior Subordinated Notes;

(10) any payments made, or the performance of any of the transactions contemplated, in connection with the acquisition and the financing thereof and described in the offering circular relating to the 2003 Transactions;

(11) any redemption, repurchase, retirement, defeasance or other acquisition for value of Disqualified Stock of Simmons or a Restricted Subsidiary of Simmons made by exchange for, or out of the net cash proceeds of the substantially concurrent sale of, Disqualified Stock of Simmons Bedding or such Restricted Subsidiary, as the case may be; provided that any such new Disqualified Stock is issued by the issuer of the Disqualified Stock being redeemed, repurchased, retired, defeased or otherwise acquired for value and that such new Disqualified Stock is issued pursuant to the covenant described under the caption “Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” in the indenture governing the 7.875% Senior Subordinated Notes;

(12) so long as no Default has occurred and is continuing or would be caused thereby, the payment of dividends on Simmons Bedding’s common stock (or dividends, distributions or advances to any direct or indirect parent of Simmons Bedding to allow such parent to pay dividends on its common stock), following the first public offering of Simmons Bedding’s common stock (or of such parent’s common stock, as the case may be) after December 19, 2003, of, whichever is earlier, (i) in the case of the first public offering of Simmons Bedding’s common stock, up to 6% per annum of the Net Cash Proceeds received by Simmons Bedding in such public offering or (ii) in the case of the first public offering of such parent’s common stock, up to 6% per annum of the amount contributed directly or indirectly by such parent (other than Excluded Contributions) to Simmons Bedding from the Net Cash Proceeds received by such parent in such public offering;

(13) Investments that are made with Excluded Contributions;

(14) so long as no Default has occurred and is continuing or would be caused thereby, upon the occurrence of a Change of Control and within 60 days after completion of the offer to repurchase 7.875% Senior Notes pursuant to the covenant described under the caption “Covenants—Repurchase at the Option of Holders—Change of Control” in the indenture governing the 7.875% Senior Subordinated Notes (including the purchase of all notes tendered), any purchase or redemption of Indebtedness of Simmons Bedding or any Restricted Subsidiary of Simmons Bedding subordinated to the 7.875% Senior Subordinated Notes or the related subsidiary guarantee, as applicable, that is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Change of Control, at a purchase price not greater than 101% of the outstanding principal amount thereof (plus accrued and unpaid interest);

(15) dividends or distributions paid in an amount equal to any reduction in taxes actually realized by Simmons Bedding and its Restricted Subsidiaries in the form of cash refunds or from deductions when applied to offset income or gain as a direct result of (i) the tender costs, including the costs of any premium paid or interest expense, incurred in connection with repurchasing the previously outstanding 10 1/4% Senior Subordinated notes due 2009 of Simmons Bedding, (ii) purchase accounting adjustments made in connection with the 2003 Transactions, (iii) compensation expense incurred in connection with the repurchase or rollover of stock options or transaction bonuses, or (iv) the write off of deferred financing charges as a result of the refinancing contemplated by the 2003 Transactions; and

(16) so long as no Default has occurred and is continuing or would be caused thereby, other Restricted Payments in an aggregate amount not to exceed $30 million since December 19, 2003.
      The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Simmons Bedding or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will, if the fair market value thereof exceeds $2.0 million, be determined by the Board of Directors of Simmons Bedding whose resolution with respect thereto shall be delivered to the trustee. For the avoidance of doubt, the transactions contemplated by the documents relating to the Transactions are addressed under the covenant described under the caption “Covenants—Transactions with Affiliates” in the indenture governing the 7.875% Senior Subordinated Notes and will not be considered to be Restricted Payments.

Events of Default
      The indenture governing the senior subordinated notes contain customary events of default with respect to Simmons Bedding and each of its subsidiaries.

DESCRIPTION OF THE NOTES
      You can find the definitions of certain terms used in this description under the subheading “—Certain Definitions.” In this description, the term “Holdings” refers to Simmons Company and not to any of its subsidiaries.
      Holdings issued the old notes and will issue the registered notes under an indenture entered into between itself and Wells Fargo Bank, National Association, as trustee. The old notes were issued in a private transaction that was not subject to the registration requirements of the Securities Act. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.
      The following description is a summary of the material provisions of the indenture and the registration rights agreement. It does not restate those agreements in their entirety. The old notes and the registered notes will be identical in all material respects, except that the registered notes will have been registered under the Securities Act. Accordingly, unless specified to the contrary, the following description applies to both the old notes and the registered notes. We urge you to read the indenture and the registration rights agreement because they, and not this description, define your rights as Holders. We have filed copies of the indenture and the related registration rights agreement as exhibits to the registration statement of which this prospectus forms a part. Copies of the indenture and the registration rights agreement are available as set forth below under “—Additional Information.”
      The registered Holder of a note will be treated as the owner of it for all purposes under the indenture. Only registered Holders will have rights under the indenture.
Brief Description of the Notes
      The notes are:

•	senior unsecured obligations of Holdings;

•	effectively subordinated in right of payment to all existing and future secured Indebtedness of Holdings to the extent of the value of the assets securing such Indebtedness;

•	not guaranteed by any of Holdings’ Subsidiaries and, therefore, are structurally subordinated in right of payment to any existing and future liabilities and preferred stock of any Subsidiary of Holdings, including the obligations of the Company under the Existing Notes, the Credit Agreement, the Senior Term Loan and any guarantees of such obligations by any of the Company’s Subsidiaries;

•	pari passu in right of payment with any future senior unsecured Indebtedness of Holdings; and

•	senior in right of payment to any future subordinated Indebtedness of Holdings.
Holding Company Structure
      Holdings is a holding company and does not have any material assets or operations other than ownership of Capital Stock of THL-SC Bedding Company, which in turn is a holding company that has no material assets or operations other than ownership of Capital Stock of the Company. All of Holdings’ operations are conducted through its Subsidiaries and, therefore, Holdings depends on the cash flow of its Subsidiaries to meet its obligations, including its obligations under the notes. The notes are effectively subordinated in right of payment to all Indebtedness and other liabilities and commitments (including trade payables, lease obligations and preferred stock) of Holdings’ Subsidiaries. Any right of Holdings to receive assets of any of its Subsidiaries upon the Subsidiary’s liquidation or reorganization (and the consequent right of the Holders to participate in those assets) will be effectively subordinated to the claims of that Subsidiary’s creditors, except to the extent that Holdings is itself recognized as a creditor of the Subsidiary, in which case the claims of Holdings would still be subordinate in right of payment to any security in the assets of the Subsidiary and any Indebtedness of the Subsidiary senior to that held by

Holdings. As of June 25, 2005, Holdings and its Subsidiaries had approximately $921.2 million of Indebtedness and $121.7 million of trade payables and other liabilities outstanding. This does not include up to $64.9 million of additional borrowings that were available as of December 25, 2004 under the revolving credit portion of Simmons Bedding’s senior secured credit facility after taking into account $10.1 million of outstanding letters of credit. Neither Holdings nor THL-SC Bedding Company has any liabilities other than an accrued liability for legal fees and, with respect to THL-SC Bedding Company, a contingent liability relating to its guarantee under the senior secured credit facility and the senior unsecured term loan. Furthermore, Holdings’ Subsidiaries will be permitted to incur additional Indebtedness under the terms of the indenture governing the Existing Notes and the Credit Agreement. See “Risk Factors—Risks Relating to the Notes—Since the notes are unsecured, your right to collect from our assets is limited by the rights of holders of secured debt.”
      None of Holdings’ Subsidiaries is obligated to make funds available to Holdings for payment on the Notes. In addition, the terms of the indenture governing the Existing Notes and the Credit Agreement significantly restrict the Company and its Subsidiaries from paying dividends and otherwise transferring assets to Holdings.
      All of our Subsidiaries are “Restricted Subsidiaries.” However, under the circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” Holdings will be permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to any of the restrictive covenants in the indenture.
Principal, Maturity and Interest
      Holdings issued $269.0 million in aggregate principal amount at maturity of notes in the offering of the Notes. The notes were issued at a substantial discount to their principal amount and will mature on December 15, 2014. Holdings may issue additional notes in an unlimited amount under the indenture from time to time, subject to the limitations set forth under “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The notes and any additional notes subsequently issued under the indenture will rank equally with each other and will be treated as a single class for all purposes under the indenture, including waivers, amendments, redemptions and offers to purchase. Holdings issued notes in denominations of $1,000 principal amount at maturity and integral multiples of $1,000.
      No cash interest will accrue on the notes prior to December 15, 2009, although for U.S. federal income tax purposes a significant amount of original issue discount, taxable as ordinary income, will be recognized by a Holder as such discount accretes. See “Material United States Federal Income Tax Consequences” for a discussion regarding the taxation of such original issue discount. The accreted value of each note will increase on a daily basis from the date of issuance until December 15, 2009 at a rate of 10% per annum, reflecting the accrual of non-cash interest, such that the accreted value will equal the principal amount at maturity on December 15, 2009. Cash interest will accrue on the notes at the rate per annum shown on the front cover of this prospectus from December 15, 2009, or from the most recent date to which interest has been paid, semi-annually on June 15 and December 15 of each year, commencing June 15, 2010, to the Holders of record at the close of business on June 1 and December 1 immediately preceding the interest payment date. Interest will be calculated on the basis of a 360-day year comprised of twelve 30-day months.
Methods of Receiving Payments on the Notes
      If a Holder owning at least $5.0 million in principal amount at maturity of notes has given wire transfer instructions to Holdings, Holdings will pay all principal, interest and premium, on that Holder’s notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within or without the City and State of New York (which will initially be the corporate trust office of the trustee) unless Holdings elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

Paying Agent and Registrar for the Notes
      The trustee will initially act as paying agent and registrar for the notes. Holdings may change the paying agent or registrar without prior notice to the Holders, and Holdings or any of its Restricted Subsidiaries may act as paying agent or registrar.
Transfer and Exchange
      A Holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes or similar government charges due on transfer or exchange. Holdings is not required to transfer or exchange any note selected for redemption except the unredeemed portion of any note being redeemed in part. Also, Holdings is not required to transfer or exchange any (1) note for a period of 15 days before a selection of notes to be redeemed or (2) between a record date and the next succeeding interest payment date.
Optional Redemption
      At any time prior to December 15, 2007, Holdings may on any one or more occasions redeem up to 40% of the aggregate principal amount at maturity of notes issued under the indenture at a redemption price equal to 110.0% of the Accreted Value thereof, plus accrued and unpaid interest, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), with the Net Cash Proceeds from one or more Designated Equity Offerings by Holdings or any direct or indirect parent of Holdings (so long as such Net Cash Proceeds are contributed by such parent to Holdings as common equity); provided that:

(1) at least 60% of the aggregate principal amount at maturity of notes initially issued under the indenture remains outstanding immediately after the redemption (excluding any notes held by Holdings and its Subsidiaries); and

(2) the redemption occurs within 90 days of the date of the closing of such Equity Offering.
      Except as described in the preceding paragraph, the notes will not be redeemable at Holdings’ option prior to December 15, 2009. Holdings is not prohibited, however, from acquiring the notes by means other than a redemption, whether pursuant to an issuer tender offer, open market transactions or otherwise, assuming such acquisition does not otherwise violate the terms of the indenture.
      On or after December 15, 2009, Holdings may redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount at maturity) set forth below plus accrued and unpaid interest, on the notes redeemed, to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on December of the years indicated below:

Year	Percentage

2009	105.000%
2010	103.333%
2011	101.666%
2012 and thereafter	100.000%
      Unless Holdings defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.
      If less than all of the notes are to be redeemed, the procedures described below under “—Selection and Notice” will apply.

Mandatory Redemption or Sinking Fund
      Except as set forth below, Holdings is not required to make mandatory redemption or sinking fund payments with respect to the notes.
      If any notes are outstanding on June 15, 2010, Holdings will redeem for cash a portion of each note then outstanding in an amount equal to the Mandatory Principal Redemption Amount plus a premium equal to 5.0% (one-half of the coupon) of the Mandatory Principal Redemption Amount. No partial redemption or repurchase of the notes pursuant to any other provision of the indenture will alter the obligation of Holdings to make this redemption with respect to any notes then outstanding. “Mandatory Principal Redemption Amount” means as of the last day of the first accrual period (as defined in Internal Revenue Code section 1272(a)(5)) ending after December 15, 2009, the excess, if any, of (a) the aggregate amount of accrued and unpaid interest and all accrued and unpaid original issue discount (as defined in Internal Revenue Code section 1273(a)(1)) on the note, over (b) an amount equal to the product of (i) the issue price (as defined in Internal Revenue Code sections 1273(b) and 1274(a)) of the note multiplied by (ii) the yield to maturity of the note.
Repurchase at the Option of Holders

Change of Control
      If a Change of Control occurs and Holdings does not exercise its option, if available, to redeem the notes, each Holder will have the right to require Holdings to repurchase all or any part (equal to $1,000 principal amount at maturity or an integral multiple of $1,000) of that Holder’s notes pursuant to a Change of Control offer on the terms set forth in the indenture (a “Change of Control Offer”). In the Change of Control Offer, Holdings will offer a Change of Control Payment in cash equal to 101% of the Accreted Value thereof on the date of purchase (if prior to December 15, 2009) or 101% of the aggregate principal amount at maturity thereof plus accrued and unpaid interest thereon to the date of repurchase (if on or after December 15, 2009), on the notes repurchased to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date). Within 30 days following any Change of Control, Holdings will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. Holdings will comply with the requirements of Section 14(e) of, and Rule 14e-1 under, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, Holdings will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.
      On the Change of Control Payment Date, Holdings will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered and not withdrawn; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount at maturity of notes or portions of notes being purchased by Holdings.
      The paying agent will promptly mail to each Holder properly tendered and not withdrawn the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount at maturity to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount at maturity of $1,000 or an integral multiple of $1,000. Holdings will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.
      The provisions described above that require Holdings to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders to require that Holdings repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.
      Holdings will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Holdings and purchases all notes properly tendered and not withdrawn under the Change of Control Offer. A Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer. Notes repurchased pursuant to a Change of Control Offer will be retired and cancelled.
      The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Holdings and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder to require Holdings to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Holdings and its Subsidiaries taken as a whole to another Person or group may be uncertain.
      The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving Holdings and Holdings by increasing the capital required to effectuate such transactions.

Asset Sales
      Holdings will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) Holdings (or the Restricted Subsidiary, as the case may be) receives consideration (including by way of relief from, or by any other Person assuming sole responsibility for, any liabilities, contingent or otherwise) at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2) in the case of Asset Sales involving consideration in excess of $10.0 million, the fair market value is determined by Holdings’ Board of Directors and evidenced by a resolution of the Board of Directors set forth in an officers’ certificate delivered to the trustee promptly after the consummation of such Asset Sale; and

(3) at least 75% of the consideration received in the Asset Sale by Holdings or such Restricted Subsidiary is in the form of cash, Cash Equivalents, Replacement Assets or any combination thereof. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities, as shown on Holdings’ or such Restricted Subsidiary’s most recent balance sheet, of Holdings or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the notes) that are assumed by the transferee of any such assets and, in the case of liabilities other than Non-Recourse Debt, where Holdings and all Restricted Subsidiaries are released pursuant to an agreement that releases Holdings or such Restricted Subsidiary from further liability;

(b) any securities, notes or other obligations received by Holdings or any such Restricted Subsidiary from such transferee that are within 180 days converted by Holdings or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion); and

(c) any Designated Noncash Consideration received by Holdings or any of its Restricted Subsidiaries in the Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (c) that is at the time outstanding, not to exceed $5.0 million (with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value).
      For purposes of paragraph (3) above, any liabilities of Holdings or any Restricted Subsidiary of Holdings that are not assumed by the transferee of such assets in respect of which Holdings and all Restricted Subsidiaries are not released from any future liabilities in connection therewith shall not be considered consideration.
      Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Holdings (or such Restricted Subsidiary, as the case may be) may apply those Net Proceeds at its option:

(1) to repay secured Indebtedness of Holdings under a Credit Facility or Indebtedness of any Restricted Subsidiary of Holdings and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business;

(3) to make a capital expenditure; or

(4) to acquire non-current assets, including investments in property, that are used or useful in a Permitted Business;
provided that if during such 365-day period Holdings or any of its Restricted Subsidiaries enters into a definitive agreement committing it to apply such Net Proceeds in accordance with the requirements of clauses (2), (3) or (4) above, such 365-day period will be extended an additional 180 days solely with respect to the amount of such Net Proceeds committed pursuant to such agreement. Holdings may apply Net Proceeds received by any of its Restricted Subsidiaries in any of the foregoing manners and any Restricted Subsidiary of Holdings may apply Net Proceeds received by Holdings or another Restricted Subsidiary of Holdings in any of the foregoing manners. Pending the final application of any Net Proceeds, Holdings may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.
      Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” On the 366th day after an Asset Sale (or in the case of an extension of the 365-day period as described above, the day after such extension), if the aggregate amount of Excess Proceeds exceeds $15.0 million, Holdings will make an Asset Sale Offer to all Holders and all holders of any other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or required prepayments or redemptions of such Indebtedness with the proceeds of sales of assets to purchase the maximum amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds (an “Asset Sale Offer”). Holdings will be required to complete the Asset Sale Offer no earlier than 30 days and no later than 60 days after notice of the Asset Sale Offer is provided to the Holders, or such later date as may be required under applicable law. The offer price in any Asset Sale Offer will be equal to 100% of the Accreted Value thereof on the date of purchase (if prior to December 15, 2009) or 100% of the aggregate principal amount at maturity thereof plus accrued and unpaid interest to the date of purchase (if on or after December 15, 2009) to the date of purchase and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Holdings may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the Accreted Value or the aggregate principal amount at maturity of notes, as applicable, and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis on the basis of the aggregate principal amount at maturity of tendered notes and tendered, prepaid or redeemed pari passu Indebtedness, if any. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.
      Holdings will comply with the requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, Holdings will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.
      The Credit Agreement, the Senior Term Loan and the indenture governing the Existing Notes provide that certain change of control or asset sale events with respect to the Company would constitute a default under these agreements. In addition, the Credit Agreement and the Senior Term Loan do not permit (and the indenture governing the Existing Notes may not permit) the payment of dividends or other distributions to Holdings necessary to purchase the notes. Any future credit agreements or other agreements relating to Indebtedness to which Holdings or any of its Subsidiaries becomes a party may contain similar restrictions and provisions. In the event a Change of Control or Asset Sale occurs at a time when Holdings is prohibited from purchasing notes, Holdings could seek the consent of Holdings’ and the Company’s lenders and other debt holders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition, neither of which may be possible. If Holdings does not obtain such a consent or repay such borrowings, Holdings will remain prohibited from purchasing notes. In such case, Holdings’ failure to purchase tendered notes would constitute an Event of Default under the indenture, which would, in turn, likely constitute a default under any other Indebtedness containing similar provisions. See “Risk Factors—Risks Related to the Notes—Holdings may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.”
Selection and Notice
      If less than all of the notes are to be redeemed in connection with any redemption, the trustee will select notes (or portions of notes) for redemption as follows:

(1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2) if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.
      No notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.
      If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount at maturity of that note that is to be redeemed. A new note in principal amount at maturity equal to the unredeemed portion of the original note will be issued in the name of the Holder upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest will cease to accrue on notes or portions of them called for redemption.

Certain Covenants

Restricted Payments
      Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend on, or make any other payment or distribution on account of, Holdings’ or any of its Restricted Subsidiaries’ Equity Interests (including any payment in connection with any merger or consolidation involving Holdings or any of its Restricted Subsidiaries) or to the direct or indirect holders of Holdings’ or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (in each case, other than dividends or distributions payable (a) in Equity Interests (other than Disqualified Stock) of Holdings or (b) to Holdings or a Restricted Subsidiary of Holdings);

(2) purchase, redeem or otherwise acquire or retire for value (including in connection with any merger or consolidation involving Holdings) any Equity Interests of Holdings or any direct or indirect parent of Holdings held by Persons other than Holdings or a Restricted Subsidiary of Holdings;

(3) make any principal payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes except a payment of principal at the Stated Maturity thereof, other than:

(a) the purchase, repurchase or other acquisition of any such subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, purchase, redemption, defeasance or acquisition, and

(b) intercompany Indebtedness described in clause (6) of the second paragraph of the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock”; or

(4) make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) Holdings would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Holdings and its Restricted Subsidiaries after December 19, 2003 (excluding Restricted Payments permitted by clauses (2), (3), (4), (6), (7), (8), (10) and (12) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of Holdings (it being understood that in calculating Consolidated Net Income for this clause (3)(a) only, (A) any of Holdings’ noncash interest expenses or amortization of original issue discount shall be excluded and (B) any other expenses actually incurred by Holdings, up to an aggregate of $2.0 million per fiscal year, shall also be excluded) for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after December 19, 2003 to the end of Holdings’ most recently ended fiscal quarter for which internal consolidated financial statements of Holdings are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(b) 100% of the aggregate Net Cash Proceeds received by Holdings subsequent to December 19, 2003 (i) as a contribution to its common equity capital or (ii) from the issue or sale of Equity Interests of Holdings (other than Excluded Contributions or Disqualified Stock) or (iii) as a result of the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Holdings or any Restricted Subsidiary of Holdings that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Holdings), except any Net Cash Proceeds that have been utilized for any other purpose under this covenant (other than pursuant to clause (10) below), plus

(c) an amount equal to the net reduction in Investments made by Holdings and its Restricted Subsidiaries subsequent to December 19, 2003 resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances or other transfers of assets, in each case to Holdings or any such Restricted Subsidiary from any such Investment, or from the net cash proceeds from the sale of any such Investment, or from a redesignation of an Unrestricted Subsidiary to a Restricted Subsidiary of Holdings, but only if and to the extent such amounts are not included in the calculation of Consolidated Net Income and not to exceed in the case of any Investment the amount of the Investment previously made by Holdings or any Restricted Subsidiary in such Person or Unrestricted Subsidiary; provided that any amounts in excess of the amount of the Investment previously made may be added to the amounts otherwise available under this clause (c) to make Restricted Investments pursuant to this clause (3), plus

(d) 100% of the fair market value, as determined in good faith by the Board of Directors of Holdings, such determination to be conclusive and evidenced by an officers’ certificate delivered to the trustee, of any Permitted Business (including Capital Stock of a Permitted Business that is or becomes a Restricted Subsidiary) received by Holdings or a Restricted Subsidiary of Holdings as consideration for the issuance by Holdings subsequent to December 19, 2003 of Capital Stock (other than Disqualified Stock) of Holdings or as a contribution to the common equity capital of Holdings.
As of September 25, 2004, the amount that would have been available for Restricted Payments pursuant to this paragraph (3) would have been $18.4 million.
      The preceding provisions will not prohibit:

(1) the payment of any dividend or other distribution within 60 days after the date of declaration thereof, if at the date of declaration the dividend payment or other distribution would have complied with the provisions of the indenture;

(2) the making of any Restricted Payment with the Net Cash Proceeds of a substantially concurrent sale (other than to a Restricted Subsidiary of Holdings) of Equity Interests of Holdings (other than Disqualified Stock) or contribution to the common equity capital of Holdings to the extent not previously utilized for any other purpose under this covenant;

(3) the redemption, repurchase, retirement, defeasance or other acquisition of subordinated Indebtedness of Holdings or any Restricted Subsidiary of Holdings, in exchange for, or with the net cash proceeds from a substantially concurrent issuance or sale of, Permitted Refinancing Indebtedness;

(4) the payment of any dividend by a Restricted Subsidiary of Holdings to the holders of its Equity Interests on a pro rata basis;

(5) so long as no Default has occurred and is continuing or would be caused thereby, the purchase, repurchase, retirement or other acquisition for value of any Equity Interests of Holdings owned by employees, former employees, directors, former directors, consultants or former consultants of Holdings or any of its Subsidiaries (or permitted transferees, assigns, estates or heirs of such employees, former employees, directors, former directors, consultants or former consultants); provided, however, that the aggregate amount paid pursuant to this clause (5) will not, in the aggregate, exceed

$3.0 million per fiscal year of Holdings; provided that any repurchases, redemptions or other acquisitions or retirements for value that are or have been made after December 27, 2003 to the date of the indenture shall be included in the calculation of any such permitted repurchases, redemptions or other acquisitions or retirements for value permitted to be made during the fiscal year ended December 25, 2004; and provided further that Holdings may carry over and make in subsequent calendar years, in addition to the amounts permitted for such calendar year, the amount of such purchases, redemptions or other acquisitions or retirements for value permitted to have been made but not made in any preceding calendar year up to a maximum of $12.0 million in any calendar year; and provided further that such amount in any calendar year may be increased by an amount not to exceed (i) the Net Cash Proceeds from the sale of Equity Interests (other than Disqualified Stock) of Holdings to employees, officers, directors or consultants of Holdings and its Restricted Subsidiaries that occurs after the date of the indenture (to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments pursuant to clause (2) above or previously applied to the payment of Restricted Payments pursuant to this clause (5)), plus (ii) the cash proceeds of key man life insurance policies received by Holdings and its Restricted Subsidiaries after the date of the indenture, less any amounts previously applied to the payment of Restricted Payments pursuant to this clause (5); provided further that cancellation of Indebtedness owning to Holdings or any of its Restricted Subsidiaries from employees, officers, directors and consultants of Holdings or any of its Restricted Subsidiaries in connection with a repurchase of Equity Interests of Holdings from such Persons will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provisions of the indenture; provided further that the Net Cash Proceeds from such sales of Equity Interests described in clause (i) of this clause (5) shall be excluded from the second clause 3(b) of the preceding paragraph to the extent such proceeds have been or are applied to the payment of Restricted Payments pursuant to this clause (5);

(6) the repurchase of Capital Stock deemed to occur upon exercise of stock options, warrants or other convertible securities to the extent the shares of such Capital Stock represent a portion of the exercise price of such options, warrants or convertible securities;

(7) so long as no Default has occurred and is continuing or would be caused thereby, the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of Holdings or preferred stock of its Restricted Subsidiaries issued after the date of the indenture pursuant to the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(8) any redemption, repurchase, retirement, defeasance or other acquisition for value of Disqualified Stock of Holdings or a Restricted Subsidiary of Holdings made by exchange for, or out of the net cash proceeds of the substantially concurrent sale of, Disqualified Stock of Holdings or such Restricted Subsidiary, as the case may be; provided that any such new Disqualified Stock is issued by the issuer of the Disqualified Stock being redeemed, repurchased, retired, defeased or otherwise acquired for value and that such new Disqualified Stock is issued pursuant to the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(9) so long as no Default has occurred and is continuing or would be caused thereby, the payment of dividends on Holdings’ Equity Interests following the first public offering of Holdings’ Equity Interests after the date of the indenture, of up to 6% per annum of the Net Cash Proceeds received by Holdings in such public offering;

(10) Investments that are made with Excluded Contributions;

(11) so long as no Default has occurred and is continuing or would be caused thereby, upon the occurrence of a Change of Control and within 60 days after completion of the offer to repurchase notes pursuant to the covenant described above under the caption “—Repurchase at the Option of Holders—Change of Control” (including the purchase of all notes tendered), any purchase or redemption of Indebtedness of Holdings or any Restricted Subsidiary of Holdings subordinated to the notes, as applicable, that is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Change of Control, at a purchase price not greater than 101% of the outstanding principal amount at maturity thereof (plus accrued and unpaid interest);

(12) the declaration and payment of dividends or other distributions on the Issue Date by Holdings to holders of its Capital Stock or other Equity Interests in Holdings in an amount not to exceed the net proceeds received from the sale of the notes; and

(13) so long as no Default has occurred and is continuing or would be caused thereby, other Restricted Payments in an aggregate amount not to exceed $30.0 million since December 19, 2003; provided that Holdings shall not declare or pay any dividend on, or make any other payment or distribution on account of, Holdings’ Equity Interests pursuant to this clause (13) until the earlier to occur of (x) the consummation of an initial public offering of Equity Interests of Holdings and (y) the second anniversary of the Issue Date.

      The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Holdings or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will, if the fair market value thereof exceeds $2.0 million, be determined by the Board of Directors of Holdings whose resolution with respect thereto shall be delivered to the trustee.

Incurrence of Indebtedness and Issuance of Preferred Stock
      Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Holdings will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that (i) Holdings or any of its Restricted Subsidiaries (other than the Company and its Restricted Subsidiaries) may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock and preferred stock, if the Fixed Charge Coverage Ratio for Holdings’ most recently ended four full fiscal quarters for which internal consolidated financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0:1.0 or (ii) the Company and its Restricted Subsidiaries may incur indebtedness (including Acquired Debt) or issue Disqualified Stock or preferred stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0:1.0, in each case determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the preferred stock or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.
      The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by Holdings or any Restricted Subsidiary of Indebtedness and letters of credit under Credit Facilities, in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Holdings and its Restricted Subsidiaries thereunder) not to exceed $550.0 million, less the aggregate amount of all Net Proceeds of Asset Sales applied by Holdings or any of its Restricted Subsidiaries since the date of the indenture to repay term Indebtedness under a Credit Facility or to repay revolving credit Indebtedness and effect a corresponding commitment reduction thereunder, in each case, pursuant to the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”;

(2) the incurrence by Holdings and its Restricted Subsidiaries of Existing Indebtedness;

(3) the incurrence by Holdings of Indebtedness represented by the notes to be issued on the date of the indenture;

(4) the incurrence by the Company of the Senior Term Loan;

(5) the incurrence by Holdings or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations (including borrowings under a Credit Facility) or Acquired Debt, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction, development, maintenance, upgrade or improvement of property, plant, equipment or assets (in each case whether through the direct purchase of assets or through the purchase of Capital Stock of the Person owning such assets) used in the business of Holdings or such Restricted Subsidiary or, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (5), not to exceed, at any time outstanding, the greater of (x) $10.0 million and (y) 4.0% of Total Tangible Assets;

(6) the incurrence by Holdings or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (6), or (16) of this paragraph;

(7) the incurrence by Holdings or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Holdings and any of its Restricted Subsidiaries (other than a Receivables Subsidiary); provided, however, that:

(a) if Holdings is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Holdings or a Restricted Subsidiary of Holdings and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Holdings or a Restricted Subsidiary of Holdings, will be deemed, in each case, to constitute an incurrence of such Indebtedness by Holdings or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (7);

(8) shares of preferred stock of a Restricted Subsidiary issued to Holdings or another Restricted Subsidiary; provided that any subsequent transfer of any Equity Interests or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of preferred stock (except to Holdings or any Restricted Subsidiary) shall be deemed, in each case, to be an issuance of preferred stock;

(9) the incurrence by Holdings or any of its Restricted Subsidiaries of Hedging Obligations that are incurred in the ordinary course of business or required under Credit Facilities for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(10) the guarantee by Holdings or any of its Restricted Subsidiaries of Indebtedness of Holdings or a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant;

(11) Indebtedness of Holdings or any of its Restricted Subsidiaries in respect of workers’ compensation claims, self-insurance obligations, indemnities, performance bonds, bankers’ acceptances, letters of credit and surety, appeal or similar bonds provided by Holdings or any of its Restricted

Subsidiaries in the ordinary course of business and, in any such case, any reimbursement obligations in connection therewith;

(12) Indebtedness of Holdings or any of its Restricted Subsidiaries to the extent the net proceeds thereof are promptly deposited to defease or satisfy and discharge all outstanding notes in full as described below under the covenant “—Legal Defeasance and Covenant Defeasance and “—Satisfaction and Discharge”;

(13) contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection or overdraft protection in the ordinary course of business;

(14) the incurrence by a Receivables Subsidiary of Indebtedness in a Qualified Receivables Transaction; provided that such Indebtedness is non-recourse to Holdings or any of its Restricted Subsidiaries (except to the extent of customary representations, warranties, covenants and indemnities entered into in connection with a Qualified Receivables Transaction);

(15) obligations of Holdings and its Restricted Subsidiaries arising from agreements of Holdings or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case incurred or assumed in connection with the disposition of any business, assets or a Subsidiary of Holdings in accordance with the terms of the indenture, other than Guarantees by Holdings or any Restricted Subsidiary of Holdings of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary of Holdings for the purpose of financing such acquisition; provided, however, that the maximum aggregate liability in respect of all such obligations shall not exceed the gross proceeds, including the fair market value as determined in good faith by a majority of the Board of Directors of Holdings of non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time it is received and without giving effect to any subsequent changes in value), actually received by Holdings and its Restricted Subsidiaries in connection with such disposition; and

(16) the incurrence by Holdings or any of its Restricted Subsidiaries of additional Indebtedness, the issuance by Holdings of Disqualified Stock or the issuance by a Restricted Subsidiary of preferred stock in an aggregate principal amount or liquidation preference at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness, Disqualified Stock or preferred stock incurred pursuant to this clause (16), not to exceed $40 million.

      For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (16) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Holdings will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the indenture will initially be deemed to have been incurred pursuant to clause (1) of the definition of Permitted Debt. Indebtedness permitted by this covenant need not be permitted by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness.
      Notwithstanding anything to the contrary in this covenant, any incurrence of Indebtedness by Holdings and its Restricted Subsidiaries that is not permitted to be incurred by the Company and its Restricted Subsidiaries pursuant to the indenture governing the Company’s Existing Notes (or Permitted Refinancing Indebtedness thereof) will be required to be incurred either by Holdings or by one of its Restricted Subsidiaries that is not a direct or indirect parent of the Company.
      Notwithstanding anything to the contrary in this covenant, Holdings will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is contractually subordinated or junior in right of payment to any other Indebtedness of Holdings unless such Indebtedness also is contractually subordinated or junior in right of payment to the notes on substantially identical terms. No

Indebtedness will be considered to be contractually subordinated or junior in right of payment solely by virtue of being unsecured or secured on a junior priority basis.
      The accrual of interest, the accretion or amortization of original issue discount, the payment of interest and dividends on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment or accrual of dividends on Disqualified Stock or preferred stock in the form of additional shares of the same class of Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred stock for purposes of this covenant.

Liens
      Holdings will not create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) securing Indebtedness of Holdings upon any property or assets of Holdings, now owned or hereafter acquired, unless all payments due under the indenture and the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries
      Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to Holdings or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to Holdings or any of its Restricted Subsidiaries;

(2) make loans or advances to Holdings or any of its Restricted Subsidiaries; or

(3) transfer any of its properties or assets to Holdings or any of its Restricted Subsidiaries.
      However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness and Credit Facilities as in effect on the Issue Date;

(2) the indenture and the notes;

(3) the Senior Term Loan;

(4) applicable law or any applicable rule or regulation;

(5) any agreement or instrument governing Indebtedness or Capital Stock of a Person acquired by Holdings or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(6) customary non-assignment provisions in leases, licenses or similar contracts entered into in the ordinary course of business or that restrict the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract;

(7) purchase money obligations for property acquired in the ordinary course of business that restrict the transfer of such property; provided that any such encumbrance or restriction is released to the extent the underlying Lien is released or the related Indebtedness is repaid;

(8) any agreement for the sale or other disposition of a Restricted Subsidiary or the assets of a Restricted Subsidiary pending the sale or other disposition of such assets or Restricted Subsidiary;

(9) Permitted Refinancing Indebtedness, provided that the encumbrances and restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, as determined by the Board of Directors of Holdings in their reasonable and good faith judgment, than those contained in the agreements governing the Indebtedness being refinanced;

(10) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenants described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” that limit the right of the debtor to dispose of or transfer the assets subject to such Liens;

(11) any transfer of, agreement to transfer, or option or right with respect to, any property or assets of Holdings or any Restricted Subsidiary not otherwise prohibited by the indenture;

(12) provisions with respect to the disposition or distribution of assets or property and other customary provisions in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

(13) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(14) Indebtedness permitted to be incurred pursuant to clause (5) of the second paragraph of the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock” for property acquired in the ordinary course of business that only imposes encumbrances or restrictions on the property so acquired;

(15) net worth provisions in leases and other agreements entered into by Holdings or any Restricted Subsidiary in the ordinary course of business;

(16) Indebtedness or other contractual requirements of a Receivables Subsidiary in connection with a Qualified Receivables Transaction, provided that such restrictions apply only to such Receivables Subsidiary;

(17) agreements governing Indebtedness permitted to be incurred pursuant to the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock,” provided that the provisions relating to such encumbrances or restrictions contained in such Indebtedness, taken as a whole, are not materially more restrictive to Holdings, as determined by the Board of Directors of Holdings in their reasonable and good faith judgment, than the provisions contained in the Credit Agreement, the Senior Term Loan or the indenture governing the Existing Notes, in each case, as in effect on the Issue Date;

(18) any other agreement pursuant to which any Restricted Subsidiary of Holdings incurs Indebtedness or issues Disqualified Stock or preferred stock after the Issue Date in accordance with the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” and, in each case, either (A) the provisions relating to such encumbrances or restrictions contained in such Indebtedness, taken as a whole, are not materially more restrictive to Holdings, as determined by the Board of Directors of Holdings in their reasonable and good faith judgment, than the provisions contained in the Credit Agreement, the Senior Term Loan or the indenture governing the Existing Notes, in each case, as in effect on the Issue Date, or (B) any encumbrance or restriction contained in such Indebtedness is not expected to prohibit (except upon a default or event of default thereunder) the payment of dividends in an amount sufficient, as determined by the Board of Directors of Holdings in good faith, to make scheduled payments of cash interest on the notes when due; and

(19) any amendment, modification, restatement, renewal, increase, supplement, refunding or refinancing of the contracts, instruments or obligations referred to in clauses (1) though (18) above,

provided that the provisions relating to the encumbrances or restrictions contained in any such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing, taken as a whole, are not materially more restrictive to Holdings, as determined by the Board of Directors of Holdings in their reasonable and good faith judgment, than the provisions contained in the contract, instrument or obligation prior to such amendment, modification, restatement, renewal, increase, supplement, refunding or refinancing.

Merger, Consolidation or Sale of Assets
      Holdings may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Holdings is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Holdings and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to another Person; unless:

(1) either: (a) Holdings is the surviving corporation, partnership or limited liability company; or (b) the Person formed by or surviving any such consolidation or merger (if other than Holdings) or to which such sale, assignment, transfer, conveyance or other disposition has been made is either (i) a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia or (ii) a partnership or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia that has at least one Restricted Subsidiary that is a corporation organized or existing under the laws of the United Sates, any state thereof or the District of Columbia, which corporation becomes a co-issuer of the notes pursuant to a supplemental indenture duly and validly executed by the trustee;

(2) the Person formed by or surviving any such consolidation or merger (if other than Holdings) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Holdings under the notes, the indenture and the registration rights agreement;

(3) immediately after such transaction and any related financing transactions, no Default or Event of Default exists; and

(4) Holdings or the Person formed by or surviving any such consolidation or merger (if other than Holdings), or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, (a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” or (b) have a Fixed Charge Coverage Ratio that is greater than the actual Fixed Charge Coverage Ratio of Holdings immediately prior to such transaction.
      Notwithstanding clauses (3) and (4) of the preceding paragraph, Holdings may merge or consolidate with a Restricted Subsidiary incorporated solely for the purpose of organizing Holdings in another jurisdiction.
      In addition, Holdings may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This “Merger, Consolidation or Sale of Assets” covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among Holdings and any of its Restricted Subsidiaries.

Designation of Restricted and Unrestricted Subsidiaries
      The Board of Directors of Holdings may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by Holdings and its Restricted Subsidiaries in the Subsidiary properly designated (after giving effect to any sale of

Equity Interests of such Subsidiary in connection with such designation) will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption “—Restricted Payments” or Permitted Investments, as determined by Holdings. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. In addition, no such designation may be made unless the proposed Unrestricted Subsidiary does not own any Capital Stock in any Restricted Subsidiary that is not simultaneously subject to designation as an Unrestricted Subsidiary. The Board of Directors of Holdings may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

Transactions with Affiliates
      If Holdings will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Holdings on or after the date of the indenture (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to Holdings or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Holdings or such Restricted Subsidiary with an unrelated Person; and

(2) Holdings delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors of Holdings set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of Holdings in good faith; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.
      The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any consulting or employment agreement or arrangement entered into by Holdings or any of its Restricted Subsidiaries that is either approved by a majority of the disinterested members of the Board of Directors of Holdings or entered into in the ordinary course of business;

(2) transactions between or among Holdings and/or its Restricted Subsidiaries;

(3) transactions with a Person that is an Affiliate of Holdings solely because Holdings owns an Equity Interest in, or controls, such Person;

(4) payment of reasonable directors fees to directors of Holdings and other reasonable fees, compensation, benefits and indemnities paid or entered into by Holdings or its Restricted Subsidiaries to or with the officers and directors of Holdings and any Restricted Subsidiary of Holdings;

(5) sales, grants, awards or issuances of Equity Interests (other than Disqualified Stock), including the exercise of options and warrants, to Affiliates, officers, directors or employees of Holdings or any contribution to the common equity capital of Holdings by Affiliates of Holdings;

(6) any tax sharing agreement or arrangement and payments pursuant thereto (in amounts not otherwise prohibited by the indenture) among Holdings and its Subsidiaries and any other Person with which Holdings and its Subsidiaries is required to file a consolidated, combined or unitary tax return or with which Holdings and its Restricted Subsidiaries is or could be part of a consolidated, combined or unitary group for tax purposes;

(7) Restricted Payments and Permitted Investments that are permitted by the provisions of the indenture described above under the caption “—Restricted Payments”;

(8) transactions effected as part of a Qualified Receivables Transaction permitted under the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(9) transactions with a joint venture engaged in a Permitted Business; provided that all the outstanding ownership interests of such joint venture are owned only by Holdings, its Restricted Subsidiaries and Persons who are not Affiliates of Holdings;

(10) the payment of annual management, consulting, monitoring and advising fees and related expenses to the Equity Sponsor and its Affiliates pursuant to the Management Agreement as in effect on December 19, 2003;

(11) payments by Holdings or any of its Restricted Subsidiaries to the Equity Sponsor and its Affiliates for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by the majority of the Board of Directors of Holdings in good faith and are in an amount not to exceed the greater of (i) $1.0 million or (ii) 1.25% of the aggregate transaction value (including enterprise value in connection with acquisitions or divestitures) (or portion thereof) in respect of which such services are rendered; and

(12) the declaration and payment of dividends or other distributions on the Issue Date by Holdings to holders of its Capital Stock or other Equity Interests in Holdings in an amount not to exceed the net proceeds received from the sale of the notes.

Business Activities
      Holdings will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Holdings and its Restricted Subsidiaries taken as a whole.

Reports
      Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, Holdings will furnish to the Holders or cause the trustee to furnish to the Holders, within the time periods specified in the SEC’s rules and regulations:

(1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if Holdings were required to file such reports; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if Holdings were required to file such reports.
      Notwithstanding the foregoing, such requirements will be deemed satisfied prior to the commencement of the exchange offer as described in this prospectus by the filing with the SEC of the registration statement of which this prospectus forms a part.
      All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on Holdings’ consolidated financial statements by Holdings’ certified independent accountants. In addition, following the consummation of the exchange offer contemplated by the registration rights agreement, whether or not required by the SEC, Holdings will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its website within those time periods.
      If, at any time Holdings is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, Holdings will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. Holdings will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept Holdings’ filings for any reason, Holdings will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if Holdings were required to file those reports with the SEC.
      In addition, Holdings agrees that, if at any time during the first two years after the date of the indenture it is not required to file with the SEC the reports required by the preceding paragraphs, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
Events of Default and Remedies
      Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest on the notes;

(2) default in payment when due of the principal of, or premium, if any, on the notes, including in connection with an Asset Sale Offer or a Change of Control Offer;

(3) failure by Holdings or any of its Restricted Subsidiaries to comply with the provisions described under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets”;

(4) failure by Holdings or any of its Restricted Subsidiaries to comply for 30 days after written notice (specifying the default and demanding that the same be remedied) with any obligations under the covenants described under “—Repurchase at Option of Holders—Change of Control” and “—Repurchase at Option of Holders—Asset Sales” (in each case, other than a failure to purchase notes, which is covered by clause (2) above), “—Certain Covenants—Restricted Payments” and “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” above;

(5) failure by Holdings or any of its Restricted Subsidiaries for 60 days after written notice (specifying the default and demanding that the same be remedied) to comply with any of the other agreements in the notes or the indenture;

(6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Holdings, any of its Significant Subsidiaries or any group of Restricted Subsidiaries of Holdings that, taken together, would constitute a Significant Subsidiary (or the payment of which is guaranteed by Holdings, any of its Significant Subsidiaries or any group of Restricted Subsidiaries of Holdings that, taken together, would constitute a Significant Subsidiary), whether such Indebtedness or Guarantee now exists, or is created after the date of the indenture, if that default:

(A) is caused by a failure to pay principal of such Indebtedness at its final stated maturity within any applicable grace period provided in such Indebtedness (a “Payment Default”); or

(B) results in the acceleration of such Indebtedness prior to its expressed maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other Indebtedness contemplated by clause (a) or (b) above, aggregates $20.0 million or more and such default continues for 10 days after receipt of the written notice (specifying the default and demanding that the same be remedied) referred to below;

(7) failure by Holdings, any of its Significant Subsidiaries or any group of Restricted Subsidiaries of Holdings that, taken together, would constitute a Significant Subsidiary, to pay final judgments for 10 days after written notice (specifying the default and demanding that the same be remedied) aggregating in excess of $20.0 million (net of any amounts covered by insurance or pursuant to which Holdings is indemnified or pursuant to which Holdings is indemnified to the extent that the third party under such agreement honors its obligations thereunder), which judgments are not paid, discharged or stayed for a period of 60 days after such judgments have become final and non-appealable and, in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree that is not promptly stayed; and

(8) certain events of bankruptcy, insolvency or reorganization with respect to Holdings, any of its Significant Subsidiaries or any group of Restricted Subsidiaries of Holdings that, taken together, would constitute a Significant Subsidiary.

      In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Holdings, any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in aggregate principal amount at maturity of the then outstanding notes may declare all the notes to be due and payable immediately; providedthat so long as any Indebtedness permitted to be incurred pursuant to the Credit Agreement shall be outstanding, such acceleration shall not be effective until the earlier of (1) the acceleration of any Indebtedness under the Credit Agreement or (2) five business days after receipt by Holdings of written notice of such acceleration. A default under clauses (4), (5), (6) or (7) will not constitute an Event of Default until the trustee notifies Holdings or the Holders of at least 25% in aggregate principal amount of the outstanding notes notify Holdings and the trustee of the default and Holdings or its Subsidiary, as applicable, does not cure such default within the time specified in clauses (4), (5), (6) or (7) after receipt of such notice.
      Holders may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from Holders notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest.
      The Holders of a majority in aggregate principal amount at maturity of the notes then outstanding by notice to the trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium on, or the principal of, the notes.
      Holdings is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Holdings is required to deliver to the trustee a statement specifying such Default or Event of Default.
No Personal Liability of Directors, Officers, Employees and Stockholders
      No director, officer, employee, incorporator or stockholder of Holdings, as such, will have any liability for any obligations of Holdings under the notes, the indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.
Legal Defeasance and Covenant Defeasance
      Holdings may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes (“Legal Defeasance”) except for:

(1) the rights of Holders of outstanding notes to receive payments in respect of the principal of, or interest or premium on such notes when such payments are due from the trust referred to below;

(2) Holdings’ obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and the related obligations of Holdings; and

(4) the Legal Defeasance provisions of the indenture.
      In addition, Holdings may, at its option and at any time, elect to have the obligations of Holdings released with respect to:

(1) the covenants described under “—Certain Covenants” (other than “—Merger, Consolidation or Sale of Assets”) and “—Repurchase at Option of Holders”; and

(2) the operation of the default provisions specified in clauses (4), (5), (6), (7) and, with respect to Significant Subsidiaries only, clause (8) described above under “— Events of Defaults and Remedies” and the limitations contained in clause (4) under the first paragraph of “—Merger, Consolidation or Sale of Assets” above (collectively, “Covenant Defeasance”).
Holdings may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If Holdings exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect to the notes. If Holdings exercises its covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (4), (5), (6), (7) or (8) (with respect to Significant Subsidiaries or a group which constitutes a Significant Subsidiary only) under “Events of Default” above or because of the failure of Holdings to comply with clause (4) under “Certain Covenants—Merger and Consolidation” above.
      In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) Holdings must irrevocably deposit with the trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium on the outstanding notes on the Stated Maturity or on the applicable redemption date, as the case may be, and Holdings must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, Holdings must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) Holdings has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, Holdings must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee to the effect that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default may have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which Holdings or any of its Subsidiaries is a party or by which Holdings or any of its Subsidiaries is bound;

(6) Holdings must deliver to the trustee an officers’ certificate stating that the deposit was not made by Holdings with the intent of preferring the Holders over the other creditors of Holdings with the intent of defeating, hindering, delaying or defrauding creditors of Holdings or others; and

(7) Holdings must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.
Amendment, Supplement and Waiver
      Except as provided in the next three succeeding paragraphs, the indenture and the notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount at maturity of the notes (including any additional notes, if any) then outstanding voting as a single class (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or Event of Default or compliance with any provision of the indenture or the notes may be waived with the consent of the Holders of a majority in principal amount at maturity of the then outstanding notes voting as a single class (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).
      Without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder):

(1) reduce the principal amount at maturity of notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal amount at maturity of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount at maturity of the notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in money other than that stated in the notes;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of, or interest or premium on the notes;

(7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8) impair the right of any Holder to receive payment of principal of, and interest on, such Holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s notes;

(9) change the method of calculation of Accreted Value; or

(10) make any change in the preceding amendment and waiver provisions.

      Notwithstanding the preceding, without the consent of any Holder, Holdings and the trustee may amend or supplement the indenture or the notes:

(1) to cure any ambiguity, defect, omission, mistake or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of Holdings’ obligations to Holders in the case of a merger or consolidation or sale of all or substantially all of Holdings’ assets;

(4) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect in any material respect the legal rights under the indenture of any such Holder;

(5) to add a Guarantor;

(6) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(7) to secure the notes;

(8) to provide for the issuance of additional notes in accordance with the indenture;

(9) to comply with the rules of any applicable securities depositary;

(10) to conform the text of the indenture or the notes to any provision of this Description of Notes to the extent that such provision was intended to be a verbatim recitation of the text of this Description of Notes; or

(11) to provide for a successor trustee in accordance with the terms of the indenture or to otherwise comply with any requirement of the indenture.
Satisfaction and Discharge
      The indenture will be discharged and will cease to be of further effect as to all notes when:

(1) either:

(a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to Holdings, have been delivered to the trustee for cancellation; or

(b) all notes that have not been delivered to the trustee for cancellation have become due and payable, or will become due and payable within one year, by reason of providing for the mailing of a notice of redemption or otherwise and Holdings has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Holdings or any of its Restricted Subsidiaries is a party or by which Holdings or any of its Restricted Subsidiaries is bound;

(3) Holdings has paid or caused to be paid all sums payable by it under the indenture; and

(4) Holdings has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

      In addition, Holdings must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.
Concerning the Trustee
      If the trustee becomes a creditor of Holdings, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.
      The Holders of a majority in principal amount at maturity of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder, unless such Holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.
Additional Information
      Anyone who receives this offering circular may obtain a copy of the indenture and registration rights agreement without charge by writing to Simmons Company at One Concourse Parkway, Suite 800, Atlanta, Georgia 30328. Attention: Chief Financial Officer.
Book-Entry, Delivery and Form
      The registered notes will be represented by one or more notes in registered, global form without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited with the trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee.
      Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “—Exchange of Book-Entry Notes for Certificated Notes.”

Exchanges of Book-Entry Notes for Certificated Notes
      A beneficial interest in a Global Note may not be exchanged for a note in certificated form unless (i) DTC (x) notifies Holdings that it is unwilling or unable to continue as Depository for such Global Note or (y) has ceased to be a clearing agency registered under the Exchange Act and, in either case, Holdings fails to appoint a successor depositary within 120 days after the date of such notice from DTC, (ii) in the case of a Global Note held for an account of Euroclear or Clearstream, Euroclear or Clearstream, as the case may be, (A) is closed for business for a continuous period of 14 days (other than by reason of statutory or other holidays) or (B) announces an intention permanently to cease business or does in fact do so or (iii) there shall have occurred and be continuing an Event of Default with respect to the notes. In all cases, certificated notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures). Any certificated notes issued in exchange for an interest in a Global Note will bear the legend restricting transfers that is borne by such Global Note unless that legend is not required by applicable law. Any such exchange will be effected only through the DWAC System and an appropriate adjustment will be made in the records of the Security Register to reflect a decrease in the principal amount at maturity of the relevant Global Note.

Exchanges of Certificated Notes for Book-Entry Notes
      Certificated notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes. Any such exchange will be effected through the DWAC System and an appropriate adjustment will be made in the records of the Security Register to reflect an increase in the principal amount at maturity of the relevant Global Note.

Global Notes
      The following description of the operations and procedures of DTC, Euroclear and Clearstream is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. Holdings takes no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.
      Upon the issuance of the Global Notes, DTC will credit, on its internal system, the respective principal amount at maturity of the individual beneficial interests represented by such Global Notes to the accounts with DTC (“participants”) or persons who hold interests through participants. Ownership of beneficial interests in the Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interest of persons other than participants).
      As long as DTC, or its nominee, is the registered Holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner and Holder represented by such Global Note for all purposes under the indenture and the notes. Except in the limited circumstances described above under “—Exchanges of Book-Entry Notes for Certificated Notes,” owners of beneficial interests in a Global Note will not be entitled to have portions of such Global Note registered in their names, will not receive or be entitled to receive physical delivery of notes in definitive form and will not be considered the owners or Holders of the Global Note (or any notes presented thereby) under the indenture or the notes. In addition, no beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC’s applicable procedures (in addition to those under the indenture referred to herein and, if applicable, those of Euroclear and Clearstream). In the event that owners of beneficial interests in a Global Note become entitled to receive notes in definitive form, such notes will be issued only in registered form in denominations of U.S. $1,000 and integral multiples thereof.
      Investors may hold their interests in Global Notes through Clearstream or Euroclear, if they are participants in such systems, or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries, which, in turn, will hold such interests in the Global Notes in customers’ securities accounts in the depositaries’ names on the books of DTC. Investors may hold their interests in the Global Notes through DTC, if they are participants in such system, or indirectly through organizations (including Euroclear and Clearstream) which are participants in such system. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear and Clearstream may also be subject to the procedures and requirements of such system.
      The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons may be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take action in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

      Payments of the principal of and interest on Global Notes will be made to DTC or its nominee as the registered owner thereof. Neither Holdings, the trustee nor any of their respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.
      Except for trades involving only Euroclear or Clearstream, beneficial interests in the Global Notes will trade in DTC’s Same-Day Funds Settlement System, and secondary market trading activity in such interests will therefore settle in immediately available funds. Holdings expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note representing any notes held by it or its nominee, will immediately credit participants’ accounts with payment in amounts proportionate to their respective beneficial interests in the principal amount at maturity of such notes as shown on the records of DTC or its nominee. Holdings also expects that payments by participants to owners of beneficial interests in such Global Notes held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name.” Such payments will be the responsibility of such participants.
      Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.
      Subject to compliance with the transfer restrictions applicable to the notes described above, cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants on the other hand, will be effected by DTC in accordance with DTC rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.
      Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a DTC participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the DTC settlement date. Cash received on Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participants to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following the DTC settlement date.
      DTC has advised Holdings that it will take any action permitted to be taken by a Holder (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account with DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount at maturity of the notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default (as defined below) under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its participants.

      DTC has advised Holdings as follows: DTC is

•	a limited purpose trust company organized under the laws of the State of New York,

•	a “banking organization” within the meaning of New York Banking law,

•	a member of the Federal Reserve System,

•	a “clearing corporation” within the meaning of the Uniform Commercial Code, as amended, and

•	a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act.
      DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. DTC is partially owned by some of these participants or their representatives. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).
      Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of beneficial ownership interests in the Global Notes among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued or modified at any time. None of Holdings, the trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear and Clearstream, their participants or indirect participants of their respective obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in Global Notes.
Same Day Settlement and Payment
      Holdings will make payments in respect of the notes represented by the Global Notes (including principal, interest and premium) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York (which will initially be the corporate trust office of the trustee) unless Holdings elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders. Holdings will make all payments of principal, interest and premium with respect to certificated notes by wire transfer of immediately available funds to the accounts specified by Holders owning at least $5.0 million in principal amount at maturity of the certificated notes or, if no such account is so specified, by mailing a check to each such Holder’s registered address. The notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. Holdings expects that secondary trading in any certificated notes will also be settled in immediately available funds.
Certain Definitions
      Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

      “Accreted Value” means, as of any date of determination (the “Specified Date”), the amount provided below for each $1,000 principal amount at maturity of the notes:

(1) if the Specified Date occurs on one or more of the following dates (each, a “Semi-Annual Accrual Date”), the Accreted Value will equal the amount set forth below opposite such Semi-Annual Accrual Date:

Semi-Annual Accrual Date	Accreted Value

June 15, 2005	$644.61
December 15, 2005	$676.84
June 15, 2006	$710.68
December 15, 2006	$746.21
June 15, 2007	$783.52
December 15, 2007	$822.70
June 15, 2008	$863.83
December 15, 2008	$907.02
June 15, 2009	$952.38
December 15, 2009	$1,000.00

(2) if the Specified Date occurs before the first Semi-Annual Accrual Date, the Accreted Value will equal the sum of:

(A) the original issue price, and

(B) an amount equal to the product of (x) the Accreted Value for the first Semi-Annual Accrual Date less the original issue price and (y) a fraction, the numerator of which is the number of days from the Issue Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is the number of days elapsed from the Issue Date to the first Semi-Annual Accrual Date, using a 360-day year of twelve 30-day months;

(3) if the Specified Date occurs between two Semi-Annual Accrual Dates, the Accreted Value will equal the sum of:

(A) the Accreted Value for the Semi-Annual Accrual Date immediately preceding such Specified Date, and

(B) an amount equal to the product of (x) the Accreted Value for the immediately following Semi-Annual Accrual Date less the Accreted Value for the Semi-Annual Accrual Date immediately preceding such Specified Date and (y) a fraction, the numerator of which is the number of days from the immediately preceding Semi-Annual Accrual Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is 180; or

(4) if the Specified Date occurs on or after December 15, 2009, the Accreted Value will equal $1,000.
      “Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
      “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings. No Person (other than Holdings or any Subsidiary of Holdings) in whom a Receivables Subsidiary makes an Investment in connection with a Qualified Receivables Transaction will be deemed to be an Affiliate of Holdings or any of its Subsidiaries solely by reason of such Investment.
      “Asset Acquisition” means (a) an Investment by Holdings or any of its Restricted Subsidiaries in any other Person if, as a result of such Investment, such Person shall become a Restricted Subsidiary of Holdings, or shall be merged with or into Holdings or any Restricted Subsidiary of Holdings, or (b) the acquisition by Holdings or any Restricted Subsidiary of Holdings of all or substantially all of the assets of any other Person or any division or line of business of any other Person.
      “Asset Sale” means:

(1) the sale, lease (other than an operating lease entered into in the ordinary course of business), conveyance or other disposition of any assets or rights of Holdings or any Restricted Subsidiary; provided that the sale, conveyance or other disposition of all or substantially all of the assets of Holdings and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions described above under the caption “—Repurchase at the Option of Holders—Asset Sales”; and

(2) the issuance of Equity Interests in any of Holdings’ Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries (in each case other than directors’ qualifying Equity Interests or Equity Interests required by applicable law to be held by a Person other than Holdings or a Restricted Subsidiary).
Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that involves assets or rights having a fair market value of less than $5.0 million;

(2) a sale, conveyance or other disposition or transfer of assets between or among Holdings and its Restricted Subsidiaries,

(3) an issuance of Equity Interests by, or a sale of Equity Interests in, a Restricted Subsidiary of Holdings to Holdings or to another Restricted Subsidiary of Holdings;

(4) the sale, lease, sub-lease, license, sub-license, consignment, conveyance or other disposition of equipment, inventory or other assets in the ordinary course of business, including leases with a duration of no greater than 24 months with respect to facilities that are temporarily not in use or pending their disposition, or accounts receivable in connection with the compromise, settlement or collection thereof;

(5) the sale, lease, conveyance or other disposition of obsolete, damaged or worn out equipment or property in the ordinary course of business or any other property that is uneconomic or no longer useful to the conduct of the business of Holdings or its Restricted Subsidiaries;

(6) the sale, conveyance or other disposition of cash or Cash Equivalents;

(7) sales, conveyances or other dispositions of accounts receivable and related assets or participations therein in connection with any Qualified Receivables Transaction;

(8) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments”;

(9) the licensing of intellectual property to third Persons on customary terms as determined in good faith by the Board of Directors of Holdings; or

(10) any sale of Equity Interests in or Indebtedness or other securities of an Unrestricted Subsidiary.
      “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.
      “Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or a committee thereof authorized to exercise the power of the board of directors of such corporation;

(2) with respect to a partnership or limited liability company, the managing general partner or partners or the managing member or members or any controlling committee of partners or members, as applicable; and

(3) with respect to any other Person, any similar governing body.
      “Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.
      “Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
      “Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than 360 days from the date of acquisition;

(3) marketable general obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year of the date of acquisition and at the time of acquisition rated “A” or better from either of Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Services;

(4) certificates of deposit, time deposits and eurodollar time deposits or bankers’ acceptances with maturities of one year or less from the date of acquisition, and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million;

(5) repurchase obligations for underlying securities of the types described in clauses (2), (3) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper rated at the time of acquisition thereof at least A-1 or the equivalent by Moody’s Investors Service, Inc. or at least P-1 or the equivalent by Standard & Poor’s Ratings Services (or carrying an equivalent rating by a nationally recognized rating agency if both the two named agencies cease publishing ratings of investments) and in each case maturing within one year after the date of acquisition; and

(7) interests in investment companies or money market funds at least 95% of the assets of which constitute cash and Cash Equivalents of the kinds described in clauses (1) through (6) of this definition.
      “Change of Control” means the occurrence of any of the following:

(1) the sale, lease, transfer or other conveyance, in one or a series of related transactions, of all or substantially all of the assets of Holdings and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder;

(2) the adoption of a plan by Holdings relating to the liquidation or dissolution of Holdings, as applicable;

(3) Holdings becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any “person” or “group” (as such terms are used in Section 13(d) and Section 14(d) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of 50% or more of the total voting power of the Voting Stock of Holdings or any direct or indirect parent of Holdings;

(4) (A) prior to the first public offering of common stock of Holdings, the first day on which the Board of Directors of Holdings shall cease to consist of a majority of directors who (i) were members of the Board of Directors of Holdings on the date of the indenture or (ii) were either (x) nominated for election by the Board of Directors of Holdings, a majority of whom were directors on the date of the indenture or whose election or nomination for election was previously approved by a majority of such directors, or (y) designated or appointed by a Permitted Holder (each of the directors selected pursuant to clauses (A)(i) and (A)(ii), “Continuing Directors”) and (B) after the first public offering of common stock of Holdings, (i) if such public offering is of Holdings’ common stock, the first day on which a majority of the members of the Board of Directors of Holdings are not Continuing Directors; or

(5) Holdings consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Holdings, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Holdings or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the Voting Stock of Holdings outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) and (B) immediately after such transaction, no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provision), other than the Permitted Holders, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the voting power of the Voting Stock of the surviving or transferee person.

      “Company” means Simmons Bedding Company, a Delaware corporation.
      “Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(3) depreciation, amortization (excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period, to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(4) any management fees paid by Holdings or any of its Restricted Subsidiaries to the Equity Sponsor or any of its Affiliates in such period, to the extent that any such management fees were deducted in computing such Consolidated Net Income; provided that the maximum aggregate amount of such management fees in any 12-month period shall not exceed the greater of $1.5 million and an amount equal to 1.0% of the consolidated earnings before interest, taxes, depreciation and amortization of Holdings and its Subsidiaries for such period as computed in the management agreements entered into on December 19, 2003; and provided further that the right to receive any such management fees from Holdings or any of its Restricted Subsidiaries shall be subordinated to the notes in the event of a bankruptcy, insolvency or reorganization with respect to Holdings; plus

(5) any reasonable expenses or charges related to any Equity Offering, Permitted Investment, acquisition, recapitalization or Indebtedness permitted to be incurred under the indenture or related to Holdings’ acquisition of the Company on December 19, 2003 and, in each case, deducted in computing such Consolidated Net Income; plus

(6) the amount of any one-time restructuring charges (which, for the avoidance of doubt, shall include retention, severance, systems establishment cost of excess pension charges) deducted in computing such Consolidated Net Income relating to Holding’s acquisition of the Company in December 2003; plus

(7) without duplication, any other noncash charges (including any impairment charges, write-offs of assets and the impact of purchase accounting, including, but not limited to, the amortization of inventory step-up) reducing such Consolidated Net Income (excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period); minus

(8) non-cash items increasing such Consolidated Net Income for such period, excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period, in each case, on a consolidated basis and determined in accordance with GAAP.

      “Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person (and if such Net Income is a loss will be included only to the extent that such loss has been funded with cash by the specified Person or a Restricted Subsidiary of the specified Person);

(2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions or the making of loans or intercompany advances by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distribution (x) has been legally and irrevocably waived or (y) is permitted by the covenant described under the caption “Certain Covenants—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”;

(3) except with respect to any gain (but not loss) realized upon the sale of assets held for sale on the date of the indenture, any net gain or loss realized upon the sale or other disposition of any asset of such Person or its Restricted Subsidiaries (including pursuant to a sale/leaseback transaction) that is not sold or otherwise disposed of in the ordinary course of business and any net gain or loss realized upon the sale or other disposition of any Equity Interest of any Person will be excluded;

(4) any extraordinary gain or loss will be excluded;

(5) the cumulative effect of a change in accounting principles will be excluded;

(6) any increase in cost of sales as a result of the step-up in inventory valuation arising from applying the purchase method of accounting in accordance with GAAP in connection with any acquisition consummated after the date of the indenture, net of taxes, shall be excluded;

(7) non-cash charges relating to employee benefit or other management compensation plans of Holdings or any of its Restricted Subsidiaries or any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards of Holdings or any of its Restricted Subsidiaries (excluding in each case any non-cash charge to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense incurred in a prior period), in each case, to the extent that such noncash charges are deducted in computing such Consolidated Net Income, will be excluded;

(8) any non-recurring fees, charges or other expenses made or incurred in connection with (x) Holdings’ acquisition of the Company and the related financing transactions within 180 days of December 19, 2003 or (y) the offer and sale of the notes; and

(9) any goodwill impairment charges will be excluded.
      “Credit Agreement” means that certain Credit Agreement, dated as of December 19, 2003, by and among Goldman Sachs Credit Partners L.P. and UBS Securities LLC as co-syndication agents, Deutsche Bank AG, New York Branch, as administrative agent, the other agents and lenders named therein and the Company, initially providing for up to $405.0 million of term loan borrowings, $75.0 million of revolving credit borrowings and up to $100.0 million of incremental facilities, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced or otherwise restructured in whole or in part from time to time, whether by the same or any other agent, lender or group of lenders.

      “Credit Facilities” means one or more debt facilities, indentures (including the Credit Agreement) or commercial paper facilities or other agreements, in each case with banks or other institutional lenders or investors providing for revolving credit loans, term loans, notes, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, supplemented, renewed, refunded, replaced, restructured or refinanced in whole or in part from time to time (including any agreement extending the maturity thereof or increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of Holdings as additional borrowers or guarantors thereunder), whether by the same or any other agent, lender or group of lenders.
      “Currency Agreement” means with respect to any Person any foreign exchange contract, currency swap agreements, futures contract, options contract, synthetic cap or other similar agreement or arrangement to which such Person is a party or of which it is a beneficiary for the purpose of hedging foreign currency risk.
      “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
      “Designated Equity Offering” means any Equity Offering or IDS Offering.
      “Designated Noncash Consideration” means the fair market value of noncash consideration received by Holdings or one or more of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers’ Certificate setting forth the basis of valuation.
      “Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable or exercisable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event (other than an event solely within the control of the issuer thereof), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature; provided, however, that any class of Capital Stock that, by its terms, authorizes the issuer thereof to satisfy in full its obligations with respect to payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by delivery of Capital Stock that is not Disqualified Stock, and that is not convertible, puttable or exchangeable for Disqualified Stock or Indebtedness, shall not be deemed Disqualified Stock so long as such issuer satisfies its obligations with respect thereto solely by the delivery of Capital Stock that is not Disqualified Stock. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Holdings to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Holdings may not repurchase or redeem any such Capital Stock pursuant to such provisions unless Holdings has first complied with the provisions described above under the caption “—Repurchase at Option of Holders.”
      “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
      “Equity Offering” means a public or private sale for cash of Capital Stock (other than Disqualified Stock).
      “Equity Sponsor” means Thomas H. Lee Equity Fund V, L.P. and its Affiliates.
      “Excluded Contributions” means the net cash proceeds received by Holdings after December 19, 2003 from (a) contributions to its common equity capital and (b) the sale (other than to any of its Subsidiaries or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of Holdings or any of its Subsidiaries) of Capital Stock (other than Disqualified Stock) of Holdings, in each case designated within 60 days of the receipt of such net cash proceeds as Excluded Contributions pursuant to an Officers’ Certificate, the cash proceeds of which are excluded from the calculation set forth in the second clause (3) of the first paragraph of the covenant described above under the “—Certain Covenants—Restricted Payments”; provided that such proceeds may at any time be redesignated by Holdings so as not to constitute Excluded Contributions and will thereafter be included in the calculation set forth in the second clause (3) of the first paragraph of the covenant described above under the “—Certain Covenants—Restricted Payments.”
      “Existing Indebtedness” means the Indebtedness of Holdings and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement and the Senior Term Loan) in existence on the date of the indenture.
      “Existing Notes” means the Company’s 7.875% Senior Subordinated Notes due 2014.
      “Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Disqualified Stock of such Person or preferred stock of a Restricted Subsidiary of such Person subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.
      In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) Asset Acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period, and Consolidated Cash Flow for such reference period will be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act and may include operating expense reductions (net of continuing associated expenses but excluding non-recurring associated expenses) for such period resulting from the acquisition which is being given pro forma effect to that either (a) would be permitted pursuant to Rule 11-02 of Regulation S-X under the Securities Act, or any successor provision or (b) constitute Pro Forma Cost Savings;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded; and

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.
      In addition, to the extent not covered by the foregoing, if Holdings’ acquisition of the Company and the related financing transactions occurred in the four-quarter period used to determine the Fixed Charge Coverage Ratio, then the Fixed Charge Coverage Ratio shall be determined giving pro forma effect to such transactions on the same basis given in the Company’s offering circulated dated December 10, 2003, prepared in connection with the offering of the Existing Notes. If any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the date of determination in excess of 12 months).

      “Fixed Charges” means, with respect to any specified Person and its Restricted Subsidiaries for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

(2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) commissions, discounts, yield and other financing fees and financing charges incurred in connection with any transaction (including a Qualified Receivables Transaction) pursuant to which such Person or any of its Restricted Subsidiaries may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets of the type specified in the definition of “Qualified Receivables Transaction”; plus

(5) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock of such Person or preferred stock of any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Holdings (other than Disqualified Stock) or to Holdings or a Restricted Subsidiary of Holdings, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.
      “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.
      “Guarantee” means a guarantee, other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.
      “Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements;

(2) any Currency Agreement or Commodity Price Protection Agreement; and

(3) other agreements or arrangements of a similar character designed to protect such Person against fluctuations in interest rates.
      “Holder” means any Person in whose name a note is registered.
      “Holdings” means Simmons Company, a Delaware corporation.

      “IDS Offering” means a bona fide offering in the United States or Canada for cash of units consisting of common stock and debt securities that are junior in right of payment to the notes, in each case issued by Holdings;
      “Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) representing the deferred and unpaid balance of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable;

(6) amounts outstanding and other obligations of such Person in respect of a Qualified Receivables Transaction; or

(7) representing any Hedging Obligations,
if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes (i) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person); provided, however, that the amount of Indebtedness of such Person shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness of such other Persons; and (ii) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. For avoidance of doubt, any contingent obligation of Holdings or any of its Restricted Subsidiaries to reacquire assets or inventory entered into in the ordinary course of business in connection with customer financing arrangements will not constitute Indebtedness or a Guarantee of Indebtedness.
      The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

(2) the principal amount at maturity of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.
      In addition, for purposes of determining the outstanding principal amount at maturity of any particular Indebtedness incurred pursuant to the covenant described above under “—Certain Covenants—Incurrence or Indebtedness and Issuance of Preferred Stock”:

(1) Guarantees or obligations in respect of letters of credit relating to Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be double-counted;

(2) the principal amount at maturity of any Disqualified Stock of Holdings or preferred stock of a Restricted Subsidiary of Holdings shall be the greater of the maximum mandatory redemption or purchase price (not including, in either case, any redemption or purchase premium) or the maximum liquidation preference; and

(3) the principal amount at maturity of Indebtedness, Disqualified Stock of Holdings or preferred stock of a Restricted Subsidiary of Holdings issued at a price less than the principal amount at maturity thereof, maximum fixed redemption or repurchase price thereof or liquidation preference thereof, as applicable, will be equal to the amount of the liability or obligation in respect thereof determined in accordance with GAAP.

      “Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding payroll, travel and similar advances to officers and employees to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Holdings or any Restricted Subsidiary of Holdings sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Holdings such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Holdings, Holdings will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.”
      “Issue Date” means December 15, 2004, the date of original issuance of the notes.
      “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and, except in connection with any Qualified Receivables Transaction, any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.
      “Net Cash Proceeds” with respect to any Designated Equity Offering, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters, or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof; provided that the net cash proceeds from any IDS Offering that may be used to redeem notes pursuant to the first paragraph under the caption “—Optional Redemption” will be limited to the portion of such net cash proceeds attributable to the common stock component of the units sold in such offering.
      “Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.
      “Net Proceeds” means the aggregate cash proceeds received by Holdings or any of its Restricted Subsidiaries in respect of any Asset Sale (including any cash received upon the sale or other disposition of any Designated Non-cash Consideration or other non-cash consideration received in any Asset Sale), net of the direct costs, fees and expenses relating to such Asset Sale, including:

(1) legal, accounting and investment banking fees and all other professionals’ and advisors’ fees;

(2) sales commissions, title and recording expenses and any relocation expenses incurred as a result of the Asset Sale;

(3) taxes paid or payable or required to be accrued as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements;

(4) amounts required to be applied to the repayment of Indebtedness (including all interest, premium, penalties, breakage, indemnities and fees in connection therewith), other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale;

(5) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale; and

(6) any appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed of in such Asset Sale and retained by Holdings or any of its Restricted Subsidiaries after such Asset Sale or as a reserve established in accordance with GAAP, for adjustment in the sales prices of the asset or assets but only for so long as such reserve is required in accordance with GAAP.
      “Non-Recourse Debt” means Indebtedness:

(1) as to which neither Holdings nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of Holdings or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3) as to which the lenders have been notified or acknowledged in writing that they will not have any recourse to the stock (other than the stock of an Unrestricted Subsidiary pledged by Holdings or any of its Restricted Subsidiaries) or assets of Holdings or any of its Restricted Subsidiaries.
      “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.
      “Permitted Business” means any business that derives a majority of its revenues from the businesses engaged in by Holdings and its Restricted Subsidiaries on the date of original issuance of the notes and/or activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which Holdings and its Restricted Subsidiaries are engaged on the date of original issuance of the notes.
      “Permitted Group” means the group of investors that is party to the Securityholders’ Agreement, as the same may be amended, modified or supplemented from time to time, provided that no single Person together with its Affiliates (other than Permitted Holders) Beneficially Owns more of the Voting Stock of Holdings or Holdings (as applicable) that is Beneficially Owned by such group of investors than is then collectively Beneficially Owned by the Permitted Holders.
      “Permitted Holder” means:

(1) the Equity Sponsor and its Affiliates; and

(2) any Person acting in the capacity of underwriter in connection with a public or private offering of Holdings’ or Holdings’ Equity Interests.
      “Permitted Investments” means:

(1) any Investment in Holdings or in a Restricted Subsidiary of Holdings;

(2) any Investment in Cash Equivalents;

(3) any Investment by Holdings or any Restricted Subsidiary of Holdings in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of Holdings; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Holdings or a Restricted Subsidiary of Holdings;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”;

(5) any acquisition of assets or Equity Interests solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Holdings;

(6) any Investments received in compromise of obligations of such Persons incurred in the ordinary course of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(7) Hedging Obligations;

(8) receivables owing to Holdings or any Restricted Subsidiary and prepaid expenses if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as Holdings or any such Restricted Subsidiary of Holdings deems reasonable under the circumstances;

(9) advances, loans or extensions of credit to suppliers and vendors in the ordinary course of business;

(10) deposits, bid bonds and performance bonds with governmental authorities made in the ordinary course of business;

(11) Investments existing on the date of the indenture and Investments contributed to the common equity capital of Holdings subsequent to the date of the indenture;

(12) endorsements of negotiable instruments and documents in the ordinary course of business;

(13) Investments of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of Holdings or at the time such Person merges or consolidates with Holdings or any of its Restricted Subsidiaries, in either case in compliance with the indenture, provided that such Investments were not made by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of Holdings or such merger or consolidation;

(14) the acquisition by a Receivables Subsidiary in connection with a Qualified Receivables Transaction of Equity Interests of a trust or other Person established by such Receivables Subsidiary to effect such Qualified Receivables Transaction, and any other Investment by Holdings or a Restricted Subsidiary of Holdings in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction; provided, that such other Investment is in the form of a note or other instrument that the Receivables Subsidiary or other Person is required to repay as soon as practicable from available cash collections less amounts required to be established as reserves pursuant to contractual agreements with entities that are not Affiliates of Holdings entered into as part of a Qualified Receivables Transaction;

(15) any obligation of Holdings or any of its Restricted Subsidiaries to reacquire assets or inventory entered into in the ordinary course of business in connection with customer financing arrangements;

(16) repurchases of the notes as long as the repurchased notes are cancelled promptly after purchase;

(17) the investment by Holdings and its Restricted Subsidiaries in an Unrestricted Subsidiary solely for the purposes of making an Investment in a business identified to the initial purchasers, in an aggregate amount not to exceed $6.0 million; and

(18) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (18) since December 19, 2003, not to exceed $25.0 million.
      “Permitted Liens” means:

(1) Liens on assets of Holdings securing Indebtedness of Holdings in respect of any Credit Facilities or the Senior Term Loan (including in the form of a guarantee) that is permitted to be incurred pursuant to the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(2) Liens on property or assets of a Person existing at the time such Person is merged with or into or consolidated with Holdings or any Subsidiary of Holdings; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Holdings or the Subsidiary;

(3) Liens on property existing at the time of acquisition of the property by Holdings or any Subsidiary of Holdings, provided that such Liens were in existence prior to the contemplation of such acquisition;

(4) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds, supply bonds, construction bonds or other obligations of a like nature incurred in the ordinary course of business;

(5) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (5) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with such Indebtedness;

(6) Liens existing on the date of the indenture;

(7) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(8) judgment Liens not giving rise to an Event of Default so long as such Liens are adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(9) Liens arising solely by virtue of any statutory or common law provisions relating to bankers’ Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that:

(a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by Holdings in excess of those set forth by regulations promulgated by the Federal Reserve Board, and

(b) such deposit account is not intended by Holdings or any of its Restricted Subsidiaries to provide collateral to the depository institution;

(10) Liens securing the notes;

(11) any interest or title of a lessor under any Capital Lease Obligation or operating lease; and

(12) Liens incurred in the ordinary course of business of Holdings or any Restricted Subsidiary of Holdings with respect to obligations that do not exceed $10.0 million at any one time outstanding.
      “Permitted Refinancing Indebtedness” means any Indebtedness of Holdings or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Holdings or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount at maturity (or if issued with original discount, the aggregate issue price) of such Permitted Refinancing Indebtedness does not exceed the principal amount at maturity (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses, premiums and defeasance costs incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the notes on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.
      “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
      “Pro Forma Cost Savings” means, with respect to any period, the reduction in net costs and related adjustments that (i) were directly attributable to an Asset Acquisition that occurred during the four-quarter period or after the end of the four-quarter period and on or prior to the Calculation Date and calculated on a basis that is consistent with Regulation S-X under the Securities Act as in effect and applied as of December 19, 2003, (ii) were actually implemented by the business that was the subject of any such Asset Acquisition within six months after the date of the Asset Acquisition and prior to the Calculation Date that are supportable and quantifiable by the underlying accounting records of such business or (iii) relate to the business that is the subject of any such Asset Acquisition and that Holdings reasonably determines are probable based upon specifically identifiable actions to be taken within six months of the date of the Asset Acquisition and, in the case of each of clause (i), (ii) and (iii) above, are described, as provided below, in an officers’ certificate, as if all such reductions in costs had been effected as of the beginning of such period. Pro Forma Cost Savings described above shall be accompanied by a certificate delivered to the Trustee from Holdings’ chief financial officer that outlines the specific actions taken or to be taken, the net cost savings achieved or to be achieved from each such action and that, in the case of clause (iii) above, such savings have been determined to be probable.
      “Qualified Receivables Transaction” means any transaction or series of transactions entered into by Holdings or any of its Restricted Subsidiaries pursuant to which Holdings or any of its Restricted Subsidiaries sells, conveys or otherwise transfers to (i) a Receivables Subsidiary (in the case of a transfer by Holdings or any of its Restricted Subsidiaries) and (ii) any other Person (in the case of a transfer by a Receivables Subsidiary), or grants a security interest in, any accounts receivable (whether now existing or arising in the future) of Holdings or any of its Restricted Subsidiaries, and any assets related thereto including all collateral securing such accounts receivable, all contracts and all Guarantees or other Obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.
      “Receivables Subsidiary” means a Subsidiary of Holdings which engages in no activities other than in connection with the financing of accounts receivable and which is designated by the Board of Directors of Holdings (as provided below) as a Receivables Subsidiary (a) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (i) is Guaranteed by Holdings or any Restricted Subsidiary of Holdings (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction), (ii) is recourse to or obligates Holdings or any Restricted Subsidiary of Holdings in any way other than pursuant to customary representations, warranties, covenants and indemnities entered into in connection with a Qualified Receivables Transaction or (iii) subjects any property or asset of Holdings or any Restricted Subsidiary of Holdings (other than accounts receivable and related assets as provided in the definition of “Qualified Receivables Transaction”), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction, (b) with which neither Holdings nor any Restricted Subsidiary of Holdings has any material contract, agreement, arrangement or understanding other than on terms no less favorable to Holdings or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Holdings, other than fees payable in the ordinary course of business in connection with servicing accounts receivable and (c) with which neither Holdings nor any Restricted Subsidiary of Holdings has any obligation to maintain or preserve such Subsidiary’s financial condition or cause such Subsidiary to achieve certain levels of operating results. Any such designation by the Board of Directors of Holdings will be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the Board of Directors of Holdings giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing conditions.
      “Replacement Assets” means (1) non-current tangible assets that will be used or useful in a Permitted Business or (2) all or substantially all of the assets of a Permitted Business or a majority of the Voting Stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Restricted Subsidiary.
      “Restricted Investment” means an Investment other than a Permitted Investment.
      “Restricted Subsidiary” of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary or a Receivables Subsidiary.
      “Senior Term Loan” means the $140.0 million of term loan borrowing pursuant to that certain senior unsecured term loan agreement, dated as of December 19, 2003, by and among Goldman Sachs Credit Partners L.P. and UBS Securities LLC as co-syndication agents, Deutsche Bank AG, New York Branch, as administrative agent, and the other agents and lenders named therein, providing for up to $140.0 million of term loan borrowings, and including any related notes, guarantees, instruments and agreements executed in connection therewith, and in each case as amended from time to time, on terms no less favorable to the Holders than the agreement on the date of the indenture.
      “Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.
      “Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
      “Subsidiary” means, with respect to any specified Person:

(1) any corporation, association, partnership, limited liability company or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

      “Total Tangible Assets” means the total consolidated assets, less good will and intangibles, of Holdings and its Restricted Subsidiaries, as shown on the most recent balance sheet of Holdings.
      “Unrestricted Subsidiary” means any Subsidiary of Holdings that is designated by the Board of Directors of Holdings as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with Holdings or any Restricted Subsidiary of Holdings unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Holdings or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Holdings;

(3) is a Person with respect to which neither Holdings nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Holdings or any of its Restricted Subsidiaries; and

(5) either (a) has at least one director on its Board of Directors that is not a director or executive officer of Holdings or any of its Restricted Subsidiaries or (b) has at least one executive officer that is not a director or executive officer of Holdings or any of its Restricted Subsidiaries.
      Any designation of a Subsidiary of Holdings as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Holdings as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” Holdings will be in default of such covenant. The Board of Directors of Holdings may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Holdings of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.
      “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time, entitled generally to vote in the election of the Board of Directors of such Person (without regard to the occurrence of any contingency).
      “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
      The following is a summary of the material U.S. federal income tax consequences relating to the exchange of old notes for registered notes in the exchange offer. This discussion is a general summary only and does not address all tax aspects relating to the exchange. This discussion deals only with the U.S. federal income tax consequences to persons who hold such notes as capital assets and does not deal with the consequences to special classes of holders of the notes, such as dealers in securities or currencies, brokers, traders that mark-to-market their securities, insurance companies, tax-exempt entities, financial institutions or “financial services entities,” persons with a functional currency other than the U.S. dollar, regulated investment companies, real estate investment trusts, retirement plans, expatriates or former long-term residents of the United States, persons who hold their notes as part of a straddle, hedge, “conversion transaction,” “constructive sale” or other integrated investment, persons subject to the alternative minimum tax, partnerships or other pass-through entities or investors in partnerships or other pass-through entities that hold the notes. The discussion is based upon the Internal Revenue Code of 1986, as amended, which we refer to as the Code, and the Treasury Regulations promulgated thereunder, and rulings and judicial interpretations thereof, all as in effect on the date of this prospectus, any of which may be repealed or subject to change, possibly with retroactive effect.
Consequences of Tendering Old Notes
      The exchange of your old notes for registered notes in the exchange offer will have no U.S. federal income tax consequences to you. For example, there would be no change in your tax basis and your holding period would carry over to the registered notes. In addition, the U.S. federal income tax consequences of holding and disposing of your registered notes would be the same as those applicable to your old notes.
      THE PRECEDING DISCUSSION OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OF OLD NOTES FOR REGISTERED NOTES IS NOT TAX ADVICE. ACCORDINGLY, EACH INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO IT RELATING TO THE EXCHANGE, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAW.
UNDERWRITING
      Any broker-dealer who holds old notes that were acquired for its own account as a result of market-making activities or other trading activities (other than old notes acquired directly from the issuer), may exchange such old notes pursuant to the exchange offer; however, such broker-dealer may be deemed to be an “underwriter” within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the registered notes received by such broker-dealer in the exchange offer, which prospectus delivery requirement may be satisfied by the delivery of such broker-dealer of the prospectus contained in this registration statement. We have agreed that, for a period ending on the earlier of (a) 180 days after the registration statement containing this prospectus is declared effective and (b) the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until                          , 2005, all dealers effecting transactions in the registered notes may be required to deliver a prospectus.
      We will not receive any proceeds from any sale of registered notes by broker-dealers. Registered notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over the counter market, in negotiated transactions, through the writing of options on the registered notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such registered notes. Any broker-dealer that resells registered notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such registered notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of registered notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
      We will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.
LEGAL MATTERS
      Weil, Gotshal & Manges LLP, Boston, Massachusetts and New York, New York have passed upon the validity of the registered notes on our behalf. Certain Partners of Weil, Gotshal & Manges LLP have indirect ownership interests, totaling less than 0.01% in Holdings.
EXPERTS
      Our consolidated financial statements as of December 25, 2004 and December 27, 2003 and for the year ended December 25, 2004, for the period from December 29, 2002 through December 19, 2003, the period from December 20, 2003 through December 27, 2003, and the year ended December 28, 2002 included in this prospectus have been so included in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
AVAILABLE INFORMATION
      We have filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act with respect to the registered notes. This prospectus, which is a part of the registration statement, omits certain information included in the registration statement and the exhibits thereto. For further information with respect to us and the securities, we refer you to the registration statement and its exhibits. The descriptions of each contract and document contained in this prospectus are summaries and qualified in their entirety by reference to the copy of each such contract or document filed as an exhibit to the registration statement. You may read and copy any document we file or furnish with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, DC 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. In addition, the SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. You can review our SEC filings, including the registration statement by accessing the SEC’s Internet site at http://www.sec.gov.
      Upon completion of the exchange offer, we will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, will file reports with the Commission. You may inspect and copy these reports and other information at the address set forth above. You may request copies of the documents, at no cost, by telephone at (770) 512-7700 or by mail to Simmons Company, Attn: William S. Creekmuir, One Concourse Parkway, Suite 800, Atlanta, Georgia 30328-6188.

SIMMONS COMPANY AND SUBSIDIARIES
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page

Audited Consolidated Financial Statements of Simmons Company
Reports of Independent Registered Public Accounting Firm	F-2
Statements of Operations and Comprehensive Income (Loss) for the Year Ended December 25, 2004, the Period from December 20, 2003 through December 27, 2003, the Period from December 29, 2002 through December 19, 2003 and the Year Ended December 28, 2002
F-4
Balance Sheets at December 25, 2004 and December 27, 2003	F-5
Statements of Changes in Stockholders’ Equity (Deficit) for the Year Ended December 25, 2004, the Period from December 20, 2003 through December 27, 2003, the Period from December 29, 2002 through December 19, 2003 and the Year Ended December 28, 2002
F-6
Statements of Cash Flows for the Year Ended December 25, 2004, the Period from December 20, 2003 through December 27, 2003, the Period from December 29, 2002 through December 19, 2003 and the Year Ended December 28, 2002
F-8
Notes to Financial Statements	F-10
Unaudited Condensed Consolidated Financial Statements of Simmons Company
Statements of Operations and Comprehensive Income for the Six Months Ended June 25, 2005 and June 26, 2004	F-52
Balance Sheet at June 25, 2005	F-53
Statements of Cash Flows for the Six Months Ended June 25, 2005 and June 26, 2004	F-54
Unaudited Notes to Condensed Consolidated Financial Statements	F-55
Supplemental Schedule
Schedule II — Valuation Accounts	II-8

SIMMONS COMPANY AND SUBSIDIARIES
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors of Simmons Company
      In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and comprehensive income (loss), changes in stockholders’ equity and cash flows present fairly, in all material respects, the financial position of Simmons Company and its subsidiaries (the “Company”) at December 25, 2004 and December 27, 2003, and the results of their operations and their cash flows for the year ended December 25, 2004 and the period from December 20, 2003 through December 27, 2003 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule on page II-8 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and the financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
Atlanta, Georgia
March 22, 2005

SIMMONS COMPANY AND SUBSIDIARIES
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors of Simmons Company
      In our opinion, the accompanying consolidated statements of operations and comprehensive loss, changes in stockholders’ equity and cash flows present fairly, in all material respects, the results of operations and cash flows of Simmons Company and its subsidiaries (the “Company”) for the period from December 29, 2002 through December 19, 2003 and for the year ended December 28, 2002 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule on page II-8 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
Atlanta, Georgia
March 19, 2004

SIMMONS COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(In thousands)

	Successor		Predecessor

		Period from	Period from
		December 20,	December 29,
	Year Ended	2003 through	2002 through	Year Ended
	December 25,	December 27,	December 19,	December 28,
	2004	2003	2003	2002

Net sales	$869,893	$8,717	$797,616	$708,595
Cost of products sold	472,252	7,147	408,790	369,617

Gross profit	397,641	1,570	388,826	338,978

Operating expenses:
Selling, general and administrative expenses	317,755	4,442	372,995	284,164
Goodwill impairment	—	—	—	20,285
Plant closure charges	3,068	449	1,336	—
Amortization of intangibles	4,933	311	306	1,246
Transaction expenses	1,993	—	22,399	—
Licensing income	(9,622)	(276)	(10,361)	(9,002)

	318,127	4,926	386,675	296,693

Operating income (loss)	79,514	(3,356)	2,151	42,285
Interest expense, net	44,216	4,661	45,092	32,000

Income (loss) before income taxes and minority interest in loss	35,298	(8,017)	(42,941)	10,285
Income tax expense (benefit)	11,524	(827)	(8,845)	12,005

Income (loss) before minority interest in loss	23,774	(7,190)	(34,096)	(1,720)
Minority interest in loss	—	—	—	1,109

Net income (loss)	23,774	(7,190)	(34,096)	(611)
Other comprehensive income (loss):
Foreign currency translation adjustment	113	17	207	(19)

Comprehensive income (loss)	$23,887	$(7,173)	$(33,889)	$(630)

The accompanying notes are an integral part of these consolidated financial statements.

SIMMONS COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	December 25,	December 27,
	2004	2003

ASSETS
Current assets:
Cash and cash equivalents	$24,206	$3,670
Accounts receivable, less allowances for doubtful receivables, discounts, and returns of $5,131 and $4,960	85,433	65,868
Inventories	33,300	31,355
Deferred income taxes	2,445	973
Other current assets	20,204	22,616
Assets held for sale	—	8,564

Total current assets	165,588	133,046

Property, plant and equipment, net	62,842	53,228
Goodwill	488,686	792,230
Intangible assets, net	542,983	159,198
Other assets	45,157	45,417

	$1,305,256	$1,183,119

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$4,124	$9,512
Accounts payable	54,385	39,956
Accrued liabilities	69,038	53,948
Liabilities held for sale	—	2,064

Total current liabilities	127,547	105,480

Non-current liabilities:
Long-term debt	913,611	760,741
Deferred income taxes	147,924	23,719
Other	13,346	12,902

Total liabilities	1,202,428	902,842

Deferred compensation	—	19,800
Commitments and contingencies (Notes J and R)
Stockholders’ equity:
Class A common stock, $.01 par value:
Authorized—4,000,000 shares
Issued and outstanding—3,871,805 and 3,680,308 shares	39	37
Class B common stock, $.01 par value:
Authorized—688,235 shares
Issued and outstanding—687,707 and 634,869 shares	7	6
Additional paid-in capital	102,149	267,607
Retained earnings (accumulated deficit)	1,323	(7,190)
Accumulated other comprehensive income	130	17
Deferred compensation	(170)	—
Treasury stock, at cost; 6,501 and 528 shares of class A and class B common stock as of December 25, 2004	(650)	—

Total stockholders’ equity	102,828	260,477

	$1,305,256	$1,183,119

The accompanying notes are an integral part of these consolidated financial statements.

SIMMONS COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
(In thousands, except per share amounts)

	Class A		Class B				Accumulated		Common
					Additional		Other		Stock	Total
	Common	Common	Common	Common	Paid-In	Accumulated	Comprehensive	Deferred	Held in	Stockholders’
	Shares	Stock	Shares	Stock	Capital	Deficit	Income	Comp.	Treasury	Equity

Predecessor
December 29, 2001	23,752,324	$242	379,119	$4	$—	$(53,885)	$(125)	$—	$(7,557)	$(61,321)
Net loss	—	—	—	—	—	(611)	—			(611)
Other comprehensive loss:
Change in foreign currency translation	—	—	—	—	—	—	(19)	—	—	(19)

Comprehensive loss	—	—	—	—	—	(611)	(19)	—	—	(630)
Increase in redemption obligation—ESOP based on fair market value	—	—	—	—	—	(17,139)	—	—	—	(17,139)
Common stock repurchased	—	—	—	—	—	—	—	—	(2,246)	(2,246)

December 28, 2002	23,752,324	242	379,119	4	—	(71,635)	(144)	—	(9,803)	(81,336)
Net loss	—	—	—	—	—	(34,096)	—		—	(34,096)
Other comprehensive income:
Change in foreign currency translation	—	—	—	—	—	—	207	—	—	207

Comprehensive income (loss)						(34,096)	207	—	—	(33,889)
Contribution of debt to an affiliate of SC Holdings, Inc.	—	—	—	—	7,916	—	—	—	—	7,916
Acquisition of SC Holdings, Inc. minority interest	—	—	—	—	(25)	—	—	—	—	(25)
Increase in redemption obligation—ESOP based on fair market value	—	—	—	—	(7,891)	(26,772)	—	—	—	(34,663)
Common stock repurchased	—	—	—	—	—	—	—	—	(7,383)	(7,383)

December 19, 2003	23,752,324	$242	379,119	$4	—	$(132,503)	$63	$—	$(17,186)	$(149,380)

SIMMONS COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)—(CONTINUED)
(In thousands, except per share amounts)

	Class A		Class B			Retained	Accumulated		Common
					Additional	Earnings/	Other		Stock	Total
	Common	Common	Common	Common	Paid-In	(Accumulated	Comprehensive	Deferred	Held in	Stockholders’
	Shares	Stock	Shares	Stock	Capital	Deficit)	Income	Comp.	Treasury	Equity

Successor
December 20, 2003 (reflects the new basis of 3,680,308 Class A and 634,869 Class B common stock issued in connection with the Acquisition)	3,680,308	$37	634,869	$6	$367,995	$—	$—	$—	$—	$368,038
Deemed dividend to reflect carryover basis	—	—	—	—	(100,388)	—	—	—	—	(100,388)
Net loss	—	—	—	—	—	(7,190)	—	—	—	(7,190)
Other comprehensive income:
Change in foreign currency translation	—	—	—	—	—	—	17	—	—	17

Comprehensive income (loss)	—	—	—	—	—	(7,190)	17	—	—	(7,173)

December 27, 2003	3,680,308	37	634,869	6	$267,607	(7,190)	17	—	—	260,477
Net income						23,774				23,774
Other comprehensive income:
Change in foreign currency translation	—	—	—	—	—	—	113	—	—	113

Comprehensive income	—	—	—	—	—	23,774	113	—	—	23,887
Deemed dividend to reflect carryover basis	—	—	—	—	(47,705)	—	—	—	—	(47,705)
Termination of deferred compensation plan	197,998	2	—	—	29,442	—	—	—	—	29,444
Issuance of Class B common stock	—	—	53,366	1	209	—	—	(209)	—	1
Recognition of deferred compensation	—	—	—	—	—	—	—	39	—	39
Dividend paid:
Class A common stock, $42.01 per share	—	—	—	—	(147,404)	(15,261)	—	—	—	(162,665)
Purchase of treasury stock, at cost, net of reissuances	(6,501)	—	(528)	—	—	—	—	—	(650)	(650)

December 25, 2004	3,871,805	$39	687,707	$7	$102,149	$1,323	$130	$(170)	$(650)	$102,828

The accompanying notes are an integral part of these consolidated financial statements.

SIMMONS COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Successor		Predecessor

		Period from	Period from
		December 20,	December 29,
	Year Ended	2003 through	2002 through	Year Ended
	December 25,	December 27,	December 19,	December 28,
	2004	2003	2003	2002

Cash flows from operating activities:
Net income (loss)	$23,774	$(7,190)	$(34,096)	$(611)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	23,084	656	22,059	19,050
Non-cash stock compensation expense	3,347	—	68,415	15,561
Goodwill impairment charge	—	—	—	20,285
Provision for doubtful accounts	3,907	42	3,799	3,082
Provision (benefit) for deferred income taxes	11,020	(827)	(9,087)	11,109
Non-cash interest expense	2,409	62	9,481	3,234
Minority interest in loss	—	—	—	(1,109)
Other, net	—	—	(249)	(409)
Net changes in operating assets and liabilities:
Accounts receivable	(20,526)	1,448	(4,165)	(3,110)
Inventories	1,970	2,310	(4,718)	1,359
Other current assets	68	(661)	(5,164)	(6,731)
Accounts payable	16,253	354	(3,750)	10,813
Accrued liabilities	12,964	2,136	1,547	14,986
Other, net	(8,641)	(1,823)	15,957	(11,904)

Net cash provided by (used in) operating activities	69,629	(3,493)	60,029	75,605

Cash flows from investing activities:
Purchases of property, plant and equipment	(18,206)	—	(8,791)	(7,961)
Purchase and development of intangible assets	—	—	(1,720)	(3,932)
Proceeds from the sale of Gallery Corp., net	6,327	—	—	—
Payments to the sellers for the Acquisition	—	(697,883)	—	—
Payments to option holders	—	(73,545)	—	—
Payments of Acquisition costs	—	(44,452)	—	—
Purchase of certain assets of Simmons Juvenile Products Company, Inc.	(19,685)	—	—	—
Other, net	2,844	—	38	472

Net cash used in investing activities	(28,720)	(815,880)	(10,473)	(11,421)

SIMMONS COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands) — (Continued)

	Successor		Predecessor

		Period from	Period from
		December 20,	December 29,
	Year Ended	2003 through	2002 through	Year Ended
	December 25,	December 27,	December 19,	December 28,
	2004	2003	2003	2002

Cash flows from financing activities:
Payments of Successor Senior Credit Facility, net	$(11,675)	$—	$—	$—
Payments of other Successor debt, net	(6,439)	—	—	—
Proceeds from issuance of discount notes	165,143
Dividend to shareholders of common stock	(162,665)	—	—	—
Repurchase of SC Holdings, Inc. minority interest and payment of SC Holdings, Inc. debt	—	—	(18,653)	—
Payments of Predecessor Senior Credit Facility, net	—	(51,656)	(24,356)	(53,061)
Payments of other Predecessor debt	—	—	(4,936)	(5,567)
Proceeds from long-term debt — Affiliate, net	—	—	—	1,123
Repurchase of common stock	(650)	—	(7,383)	(2,246)
Payments of Predecessor debt at Acquisition	—	(171,599)	—	—
Proceeds from Successor debt	—	748,275	—	—
Proceeds from issuance of Successor common stock	1	327,553	—	—
Payments of financing costs	(4,201)	(31,090)	—	(570)

Net cash provided by (used in) financing activities	(20,486)	821,483	(55,328)	(60,321)

Net effect of exchange rate changes on cash	113	17	207	(19)

Change in cash and cash equivalents	20,536	2,127	(5,565)	3,844
Cash and cash equivalents, beginning of period	3,670	1,543	7,108	3,264

Cash and cash equivalents, end of period	$24,206	$3,670	$1,543	$7,108

Supplemental cash flow information:
Cash paid for interest	$31,127	$4,136	$21,345	$24,952

Cash paid for Jr. subordinated PIK note interest	$—	$13,744	$—	$—

Cash paid for bridge loan commitment fee	$—	$3,500	$—	$—

Cash paid for senior subordinated notes tender premium	$—	$10,826	$—	$—

Cash paid for income taxes	$468	$—	$1,489	$426

The accompanying notes are an integral part of these consolidated financial statements.

SIMMONS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE A—THE COMPANY
      Effective July 14, 2004, the Company changed its name from THL Bedding Holding Company to Simmons Company and its indirect subsidiary, then named Simmons Company, changed its name to Simmons Bedding Company.
      Simmons Company and its subsidiaries (“Holdings” or “the Company”) is the direct parent of THL-SC Bedding Company, which is the direct parent of Simmons Bedding Company (“Simmons Bedding”). All of Holdings’ business operations are conducted by Simmons Bedding and its direct and indirect subsidiaries.
      The Company is one of the largest bedding manufacturers in the United States of America. The Company operates in two business segments, (1) wholesale bedding and (2) retail bedding. The wholesale bedding segment consists of (i) the manufacture, sale and distribution of premium-branded bedding products to retail customers and institutional users of bedding products such as the hospitality industry; (ii) the manufacture and distribution of branded juvenile bedding and related soft good products; (iii) the licensing of intellectual property to domestic and international companies that manufacture and sell the Company’s premium-branded bedding products or products which complement the bedding products manufactured by the Company; and (iv) the sale to consumers of product returns, off-quality product and excess inventory through retail outlet stores. The retail bedding segment currently operates specialty sleep stores in Oregon and Washington that sell to consumers principally premium-branded bedding products. Prior to May 1, 2004, the retail bedding segment also operated specialty sleep stores in Southern California.
      The Company manufactures conventional mattresses, foundations, and sleep accessories through its wholly-owned subsidiaries, The Simmons Manufacturing Co., LLC and Simmons Caribbean Bedding, Inc. The Company manufactures crib mattresses and related sleep accessories through its then wholly-owned subsidiary Simmons Juvenile Company, LLC. Simmons and its subsidiaries sell to a diverse nationwide base of approximately 3,600 retail customers, representing over 11,000 outlets, including furniture stores, specialty sleep stores, department stores, and rental stores.
      The Company also distributes branded bedding products on a contract sales basis directly to institutional users, such as the hospitality industry and certain agencies of the U.S. government, through the Company’s wholly-owned subsidiary, Simmons Contract Sales, LLC. The Company licenses its trademarks, patents and other intellectual property to various domestic and foreign manufacturers principally through its wholly-owned subsidiary, Dreamwell, Ltd.
      Additionally, the Company operated 18 retail outlet stores located throughout the United States of America through the Company’s wholly-owned subsidiary, World of Sleep Outlets, LLC and 47 retail mattress stores operating as Sleep Country USA located in Oregon and Washington through the Company’s indirect subsidiary, Sleep Country USA, Inc. (“Sleep Country”), as of December 25, 2004.

The Acquisition
      In December 2003, THL Bedding Company, a wholly-owned subsidiary of the Company and an affiliate of Thomas H. Lee Partners, L.P., acquired Simmons Holdings, Inc. for approximately $1.115 billion, including related acquisition costs (the “Acquisition”). Concurrently with the closing of this transaction on December 19, 2003, each of THL Bedding Company and the operating company of Simmons Holdings, Inc., then named Simmons Company (“Predecessor Company”) merged with and into Simmons Holdings, Inc. with Simmons Holdings, Inc. continuing as the surviving corporation (now known as Simmons Bedding Company).

SIMMONS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)
      Thomas H. Lee Partners, L.P. is a leading private equity firm focused on identifying and acquiring substantial ownership stakes in mid- to large-cap growth companies. Following the Acquisition, the Company continues to be a leading manufacturer and distributor of branded bedding products in the United States. The purchase price for the Company was impacted by the following factors:

•	The Company’s leading U.S. market position in the bedding industry, particularly in the premium segments;

•	The Company’s portfolio of brands;

•	The Company’s ability to innovate and introduce new products;

•	The Company’s superior manufacturing platform;

•	The Company’s historical and projected earnings; and

•	The Company’s management team and corporate culture.
      The financing for the Acquisition (including the refinancing of outstanding debt) was provided by (i) borrowings under a new $480.0 million senior secured credit facility, consisting of a $405.0 million term loan facility and a $75.0 million revolving credit facility, which refinanced the Company’s existing senior and subordinated loans; (ii) borrowings under a new $140.0 million senior unsecured term loan facility; (iii) issuance of $200.0 million senior subordinated notes; and (iv) $387.8 million of capital provided by Thomas H. Lee Equity Fund V, L.P. and its affiliates (collectively “THL”), affiliates of Fenway Partners, Inc. (“Fenway”) and management and directors of the Company.
      As a result of the Acquisition, THL, Fenway and management, including directors, currently holds 71.8%, 8.5% and 19.7%, respectively, of the Company’s voting stock, after giving effect to restricted stock issued to management and directors under Simmons Company’s Equity Incentive Plan.
      In connection with the Acquisition, certain members of management deferred $19.8 million of their proceeds from the Acquisition into a deferred compensation plan of the Company. The deferred proceeds were deemed invested in Class A common stock of the Company (“Deemed Shares”). As further described in Note K to the consolidated financial statements, this deferred compensation plan was terminated on June 3, 2004 by the Company issuing Class A common stock to the participants of the deferred compensation plan. Prior to the termination of the deferred compensation plan, the plan was recorded as a liability and was marked to market based upon a quarterly valuation of the Company’s common stock and appreciation of the stock was recorded as a non-cash stock compensation expense by the Company.
      The Acquisition was accounted for as a purchase as prescribed by Statement of Financial Accounting Standards No. 141, Business Combinations, in accordance with Emerging Issues Task Force (“EITF”) No. 88-16, Basis in Leveraged Buyout Transactions. This guidance requires the continuing residual interest retained by the continuing management investors to be reflected at its predecessor basis. In accordance with EITF Issue No. 90-12, Allocating Basis to Individual Assets and Liabilities for Transactions within the Scope of Issue No. 88-16, a step-up of assets and liabilities to fair value was recorded in purchase accounting for the remaining interest in the Company acquired by THL and Fenway. The amount of carryover basis determined was reflected as a deemed dividend of $148.1 million in the opening consolidated balance sheet.
      The purchase price allocation was not finalized until the second quarter of 2004. Prior to completion of the valuation, a tentative allocation had been made using preliminary estimates of the values of the intangibles. Based upon the final valuation completed in the second quarter, the fair market value of the identifiable intangible assets on the date of Acquisition was $597.3 million. Based upon the preliminary valuation, the fair market value of the identifiable intangible assets was $178.9 million. The difference in

SIMMONS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)
the valuation amounts was primarily attributable to the following differences in methodology and assumptions:

•	In the final valuation, identifiable intangibles included trademarks, patented and unpatented technology, contractual and non-contractual customer base, and non-compete agreements. In the preliminary valuation, identifiable intangibles included trademarks, patents, customer contracts, non-compete agreements, licenses, contract sales, employment contracts, equipment leases, software, brands, supplier lists and domain names.

•	The preliminary valuation did not fully consider the Acquisition discount rate in determining the asset discount rates, nor were all income streams captured. However, in the final valuation, the discount rate was considered and all income streams captured.
      As a result, identifiable intangible assets were adjusted to reflect the final valuation, which resulted in an increase in intangible assets of $370.7 million and an increase in the deemed dividend to reflect additional carryover basis in the intangible assets of $47.7 million. Additionally, a deferred tax liability of $141.4 million was recorded on the additional step-up of the identifiable intangible assets. Following is a summary of the tentative and final allocation of the estimated fair values of the assets acquired and liabilities assumed as of the date of the Acquisition (in thousands):

	Preliminary	Final
	Allocation	Allocation

Current assets	$137,296	$141,272
Property, plant and equipment	54,446	53,802
Goodwill	792,230	492,637
Other assets	50,385	50,385
Intangibles	159,511	530,221

Total assets acquired	1,193,868	1,268,317

Current liabilities	(91,765)	(91,765)
Acquisition costs	(24,939)	(24,655)
Non-current liabilities	(62,295)	(184,731)

Total liabilities assumed	(178,999)	(301,151)

Deemed dividend	100,388	148,091

Purchase price	$1,115,257	$1,115,257

      Definite-lived intangible asset classes were assigned the following amounts and have the following weighted average amortization period (dollars in thousands):

	Weighted
	Average	Allocated
	Life	Amount

Patented and unpatented technology	25	$32,585
Contractual and non-contractual customer base	23	67,956
Non-compete agreements	3	1,832

		$102,373

      Trademarks, which are considered indefinite-lived intangible assets, were assigned a value of $427.9 million.

SIMMONS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)
      There were no pre-acquisition contingencies related to the Acquisition. Since the Acquisition was accounted for as a stock purchase, the respective tax bases of the assets and liabilities were not changed. Goodwill was assigned to the wholesale and retail segments in the amounts of $475.7 million and $17.0 million, respectively.
NOTE B—PRINCIPAL ACCOUNTING POLICIES
     Principles of Consolidation
      The consolidated financial statements of the Company include the accounts of Simmons and all of its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.
     Use of Estimates and Reclassifications
      The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Such financial statements include estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities, and the amounts of revenues and expenses. Actual results could differ from those estimates.
      Certain amounts in the 2003 and 2002 consolidated financial statements and related footnotes have been reclassified to conform with the current year presentation.
     Fiscal Year
      The Company operates on a 52/53 week, fiscal year ending on the last Saturday in December. GAAP does not permit the combining of the Successor ’03 and Predecessor ’03. The Successor ’03 is one week and a day and the Predecessor ’03 is 50 weeks and 6 days. Fiscal years 2004 and 2002 comprised 52 weeks.
     Cash and Cash Equivalents
      The Company considers all highly liquid investments with an initial maturity of three months or less to be cash equivalents. Cash equivalents are stated at cost, which approximates market value.
     Accounts Receivable
      Accounts receivable consists of trade receivables and miscellaneous receivables recorded net of allowances for doubtful receivables, discounts and returns. The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. If the financial condition of the company’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. The Company evaluates the adequacy of the allowance on a periodic basis. The evaluation includes historical loss experience, the aging of the receivable balances, adverse situations that may affect the customer’s ability to pay the receivable, and prevailing economic conditions. If the evaluation of the reserve requirements differs from the actual aggregate allowance, adjustments are made to the allowance. This evaluation is inherently subjective, as it requires estimates that are susceptible to revision as more information becomes available.
     Inventories
      Inventories are stated at the lower of cost (first-in, first-out method) or net realizable value. The cost of inventories includes raw materials, direct labor and manufacturing overhead costs. The Company provides inventory reserves for excess, obsolete or slow-moving inventory based on changes in customer

SIMMONS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)
demand, technology developments or other economic factors. The Company allocates certain general and administrative costs to inventory. The Company incurred $34.0 million, not material, $32.6 million, and $34.2 million of such general & administrative costs in 2004, Successor ’03, Predecessor ’03 and 2002, respectively. The Company had $1.0 million and $1.2 million of general and administrative costs remaining in inventory as of December 25, 2004 and December 27, 2003, respectively.
     Customer Supply Agreements
      The Company’s wholesale segment from time to time enters into long-term customer supply agreements with its customers. Any initial cash outlay by the Company is capitalized and amortized as a reduction to revenue over the life of the contract and is ratably recoverable upon contract termination. Such capitalized amounts are included in other assets in the Company’s consolidated balance sheets. Amortization expense related to these contracts was $8.2 million, $0.2 million, $8.4 million and $4.6 million in 2004, Successor ’03, Predecessor ’03 and 2002, respectively.
     Property, Plant and Equipment
      The Acquisition resulted in a new basis for financial statement purposes in the value of the Company’s property, plant and equipment. Accordingly, property, plant and equipment were adjusted to their estimated fair value and useful lives. Depreciation expense is determined principally using the straight-line method over the estimated useful lives for financial reporting and accelerated methods for income tax purposes. Expenditures that substantially increase asset values or extend useful lives are capitalized. Expenditures for maintenance and repairs are expensed as incurred. When property items are retired or otherwise disposed of, amounts applicable to such items are removed from the related asset and accumulated depreciation accounts and any resulting gain or loss is credited or charged to income. Useful lives are generally as follows:

Buildings and improvements	10 – 45 years
Leasehold improvements	2 – 12 years
Machinery and equipment	2 – 15 years
     Intangible Assets
      Definite-lived intangible assets are amortized using the straight-line method, which the Company believes is most appropriate, over their estimated period of benefit, ranging from three to twenty-five years. Indefinite-lived intangible assets, such as trademarks, are not amortized.
      The Company tests goodwill for impairment on an annual basis by comparing the fair value of the Company’s reporting units to their carrying values. Fair value is determined by the assessment of future discounted cash flows. Additionally, goodwill is tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of an entity below its carrying value. These events or circumstances would include a significant change in the business climate, legal factors, operating performance indicators, competition, sale or disposition of a significant portion of the business or other factors.
      The Company evaluates indefinite-lived intangible assets for impairment at least annually or whenever events or circumstances indicate their carrying value might be impaired. In performing this assessment, management considers operating results, trends and prospects, as well as the effects of obsolescence, demand, competition and other economic factors. The carrying value of an indefinite-lived intangible asset is considered impaired when its carrying value exceeds its fair market value. In such an event, an impairment loss is recognized equal to the amount of that excess. Fair value is determined primarily by using either the projected cash flows discounted at a rate commensurate with the risk involved or an

SIMMONS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)
appraisal. The determination of fair value involves numerous assumptions by management, including expectations on possible variations in the amounts of timing of cash flows, the risk-free interest rate, and other factors considered in managements projected future operating results. The Company reviews the useful lives of indefinite-lived intangible assets every reporting period.
     Impairment of Long-Lived Assets
      The Company reviews all of its long-lived assets for impairment whenever events or circumstances indicate their carrying value may not be recoverable. Management reviews whether there has been an impairment by comparing anticipated undiscounted future cash flows from operating activities with the carrying value of the asset. The factors considered by management in this assessment include operating results, trends and prospects, as well as the effects of obsolescence, demand, competition and other economic factors. If an impairment is deemed to exist, management would record an impairment charge equal to the excess of the carrying value over the fair value of the impaired assets.
      As discussed in Note G to the consolidated financial statements, the Company recognized an impairment charge related to its retail segment in 2002 of $20.3 million.
     Debt Issuance Costs
      The Company capitalizes costs associated with the issuance of debt and amortizes the cost as additional interest expense over the lives of the debt using the effective interest rate method. Amortization expense of $2.0 million, $0.1 million, $2.4 million and $4.3 million in 2004, Successor ’03, Predecessor ’03 and 2002, respectively, is included as a non-cash component of interest expense in the accompanying Consolidated Statements of Operations. In addition, the Company recognized a loss related to the early extinguishment of debt in connection with the Acquisition of $7.1 million in Predecessor ’03. The loss is included as a non-cash component of interest expense in the accompanying Consolidated Statements of Operations.
     Revenue Recognition
      The Company’s wholesale segment recognizes revenue, net of estimated returns, when title and risk of ownership passes, which is generally upon delivery of shipments. An insignificant portion of the Company’s wholesale segment revenue is derived from inventory held on consignment with certain customers. The Company recognizes revenue on inventory held on consignment when the title and risk of ownership have transferred to the customer, which is when the inventory held on consignment is used. The Company accrues for estimated costs of warranties, co-op advertising costs, promotional monies and cash discounts at the time the corresponding sales are recognized. Sales are presented net of cash discounts, rebates, returns and certain consideration provided to customers such as co-operative advertising costs, promotional monies and amortization of supply agreements. The Company uses historical trend information regarding returns to reduce sales for estimated future returns. The Company provides an allowance for bad debts for estimated uncollectible accounts receivable, which is included in selling, general and administrative expenses in the accompanying Consolidated Statements of Operations.
      The Company’s retail segment recognizes revenue when title and risk of ownership passes, which is upon delivery of the products to consumers. The Company’s retail segment allows consumers to exchange products within 60 days of purchase. Historically, those returns have not been material and, accordingly, no reserves for retail sales returns have been included in the accompanying Consolidated Statements of Operations.

SIMMONS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)
     Rebates
      The Company’s wholesale segment provides volume rebates to certain customers for the achievement of various purchase volume levels. The Company recognizes a liability for the rebate at the point of revenue recognition for the underlying revenue transactions that result in progress by the customer towards earning the rebate. Measurement of the liability is based on the estimated number of customers that will ultimately earn and claim the rebates or refunds under the offer. Rebates were $18.9 million, $0.1 million, $15.7 million and $10.4 million in 2004, Successor ’03, Predecessor ’03 and 2002, respectively, and are included as a reduction of sales in the accompanying Consolidated Statements of Operations.
     Product Delivery Costs
      The Company’s wholesale segment incurred $44.9 million, $0.4 million, $35.9 million and $31.4 million in shipping and handling costs associated with the delivery of finished mattress products to its customers in 2004, Successor ’03, Predecessor ’03 and 2002, respectively. These costs are included in selling, general and administrative expenses in the accompanying Consolidated Statements of Operations.
      Product delivery costs for our retail segment are billed to the consumers and included as a component of net sales. The Company’s retail segment incurred $6.0 million, $0.1 million, $5.1 million and $4.6 million in shipping and handling costs associated with the delivery of finished mattress products to its consumers in 2004, Successor ’03, Predecessor ’03, and 2002, respectively. These costs are included in selling, general and administrative expenses in the accompanying Consolidated Statements of Operations.
     Stock Based Employee Compensation
      In connection with the Acquisition, the stock option plans of the Company were terminated. Prior to the Acquisition, the Company applied the intrinsic value-based method of accounting prescribed by Accounting Principle Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”), and related interpretations including FASB Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation (an interpretation of APB No. 25), to account for its previous employee stock option plans. Under this method, compensation expense was recorded over the service period based upon the intrinsic value of the options as they were earned by the employees. SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS 123”), established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS 123, the Company adopted the disclosure-only provisions and continued to apply the intrinsic value-based method of accounting as described above. The accounting for awards of stock-based compensation where an employee can compel the entity to settle the award by transferring cash or other assets to employees rather than by issuing equity instruments is substantially the same under SFAS 123 and APB 25. Accordingly, SFAS 123 pro-forma disclosures are not presented.
      In connection with the Acquisition, the Company adopted the Incentive Plan to provide restricted stock awards to employees, directors and consultants of Simmons. Restricted shares of Class B common stock representing up to fifteen percent (15%) of the capital stock of the Company (on a fully diluted basis) may be issued pursuant to awards under the Incentive Plan. Awards of restricted stock are made pursuant to restricted stock agreements and are subject to vesting and other restrictions as determined by the board of directors. Among other things, the restricted stock agreements provide, under certain conditions, for acceleration in vesting of the stock upon a change in control and all restricted stock vests on the eighth anniversary of the issuance of the restricted stock. Upon issuance of restricted stock awards, compensation cost is measured as the excess of the fair market value of the award over the purchase price. The entire amount of compensation cost is recorded as deferred compensation and amortized by a charge to non-cash stock compensation expense over the period from the date the shares are awarded to the date restrictions are expected to lapse. In making this determination, the Company continually reevaluates

SIMMONS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)
whether attainment of the performance goals that would accelerate the lapsing of the restrictions is considered probable.
     Foreign Currency
      Subsidiaries located outside the United States of America generally use the local currency as the functional currency. Assets and liabilities are translated at exchange rates in effect at the balance sheet date and income and expense accounts at average exchange rates during the year. Resulting translation adjustments are recorded directly to accumulated other comprehensive income (loss), a separate component of stockholders’ equity (deficit).
     Product Development Costs
      Costs associated with the development of new products and changes to existing products are charged to expense as incurred. These costs amounted to approximately $3.7 million, $0.1 million, $3.0 million and $2.0 million for 2004, Successor ’03, Predecessor ’03 and 2002.
     Advertising Costs
      The Company’s wholesale segment records the cost of advertising, including co-op advertising, as an expense or a reduction of net sales when incurred or no later than when the advertisement appears or the event is run. Co-op advertising costs and promotional monies are recorded as a selling expense when the customer provides proof of advertising of the Company’s products and the cost of the advertisement does not exceed the payments made to the customer. Co-op advertising costs and promotional monies are recorded as a reduction of sales whenever the costs do not meet the criteria for classification as a selling expense. Advertising costs which were recorded as a reduction of sales in the accompanying Consolidated Statements of Operations were $32.3 million, not material, $21.9 million and $34.8 million in 2004, Successor ’03, Predecessor ’03 and 2002, respectively. Advertising costs which were recorded as a selling, general and administrative expenses in the accompanying Consolidated Statements of Operations were $72.9 million, $0.6 million, $73.7 million and $49.3 million, respectively in 2004, Successor ’03, Predecessor ’03 and 2002.
      The Company’s retail segment records advertising costs, including promotional materials, and media production costs to expense as incurred. Costs for placement of advertisements and airtime are charged to expense once printed or broadcast. Retail segment advertising expense, net of co-op advertising receipts, aggregated $3.9 million, $0.1 million, $3.1 million and $3.6 million in 2004, Successor ’03, Predecessor ’03 and 2002, respectively. Co-op advertising receipts are recognized when vendor product is purchased. Co-operative advertising receipts were $3.2 million, not material, $2.9 million and $2.6 million in 2004, Successor ’03, Predecessor ’03, and 2002, respectively.
     Income Taxes
      Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is established, when necessary, to reduce deferred tax assets to amounts expected to be realized.

SIMMONS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)
     Warranties
      The Company’s wholesale segment warranty policy provides a 10-year non-prorated warranty service period on all first quality conventional bedding products. The Company’s juvenile bedding products have warranty periods ranging from five years to a lifetime. The Company’s policy is to accrue the estimated cost of warranty coverage at the time the sale is recorded. The following table presents a reconciliation of the Company’s warranty liability for 2004, Successor ’03, Predecessor ’03 and 2002 (amounts in thousands):

	2004	Successor ’03	Predecessor ’03	2002

Balance at beginning of period	$3,803	$3,680	$3,434	$3,162
Additional warranties issued	5,093	16	3,850	3,009
Warranty settlements	(4,750)	(27)	(3,580)	(2,984)
Revisions of estimate	(446)	134	(24)	247

Balance at end of period	$3,700	$3,803	$3,680	$3,434

     Environmental Costs
      Environmental expenditures that relate to current operations are expensed or capitalized when it is probable that a liability exists and the amount or range of amounts can be reasonably estimated. Remediation costs that relate to an existing condition caused by past operations are accrued when it is probable that the costs will be incurred and can be reasonably estimated.
     Derivative Instruments
      The Company accounts for derivative instruments, including derivative instruments embedded in other contracts, by requiring that an entity recognize those items as assets or liabilities in the balance sheet and measure them at fair value. Changes in the fair value of derivatives are recorded each period in current earnings or in other comprehensive income, depending on whether the derivative is designated as part of a hedging relationship and, if it is, depending on the type of the hedging relationship.
     Significant Concentrations of Risk
      Cash and cash equivalents are maintained with several major financial institutions in the U.S., Puerto Rico and Canada. Deposits held with banks may exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed upon demand. Additionally, the Company monitors the financial condition of such institutions and considers the risk of loss remote.
      The Company’s wholesale bedding segment manufactures and markets sleep products, including mattresses and foundations to retail establishments primarily in the U.S. The wholesale bedding segment performs periodic credit evaluations of its customers’ financial condition and generally does not, in most cases, require collateral. Shipments to the wholesale bedding segment’s five largest customers aggregated approximately 19%, 19% and 17% of total wholesale shipments for each of 2004, 2003 and 2002, respectively, and no single customer accounted for over 10% of the wholesale bedding segment’s net sales in any of those years.
      Purchases of raw materials from one vendor represented approximately 23%, 21% and 21% of the wholesale bedding segment cost of products sold for 2004, 2003 and 2002 respectively. The wholesale bedding segment also primarily utilizes two third-party logistics providers which, in the aggregate, accounted for 75%, 74% and 66% of outbound wholesale shipments in 2004, 2003 and 2002, respectively.

SIMMONS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)
     Accounting Pronouncements
      In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets — An Amendment of APB Opinion No. 29 (“SFAS 153”). This new standard is the result of a broader effort by the FASB to improve financial reporting by eliminating differences between GAAP in the United States and GAAP developed by the International Accounting Standards Board (IASB). As part of this effort, the FASB and the IASB identified opportunities to improve financial reporting by eliminating certain narrow differences between their existing accounting standards. SFAS 153 amends APB Opinion No. 29, Accounting for Nonmonetary Transactions (“APB 29”), that was issued in 1973. The amendments made by SFAS 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have “commercial substance.” Previously, APB 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished. The provisions in SFAS 153 are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of this statement is not expected to have an impact on the Company’s consolidated financial statements.
      In December 2004, the FASB issued SFAS No. 123 (Revised 2004), Share-Based Payment (“SFAS 123R”). SFAS 123R requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. The cost will be measured based on the fair value of the equity or liability instruments issued. SFAS 123R represents the culmination of a two-year effort to respond to requests from investors and many others that the FASB improve the accounting for share-based payment arrangements with employees. Public entities (other than those filing as small business issuers) will be required to apply SFAS 123R as of the first interim or annual reporting period that begins after June 15, 2005. Public entities that file as small business issuers will be required to apply SFAS 123R in the first interim or annual reporting period that begins after December 15, 2005. For nonpublic entities, SFAS 123R must be applied as of the beginning of the first annual reporting period beginning after December 15, 2005. The scope of SFAS 123R includes a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. SFAS 123R replaces FASB Statement No. 123, Accounting for Stock-Based Compensation (“SFAS 123”), and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”). SFAS 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that statement permitted entities the option of continuing to apply the guidance in APB 25, as long as the footnotes to the financial statements disclosed what net income would have been had the preferable fair-value-based method been used. Although those disclosures helped to mitigate the problems associated with accounting under APB 25, many investors and other users of financial statements believed that the failure to include employee compensation costs in the income statement impaired the transparency, comparability, and credibility of financial statements. The Company is currently evaluating the potential effects of the adoption of SFAS 123R on its consolidated financial statements.
      In November 2004, the FASB issued SFAS No. 151, Inventory Costs — An amendment of ARB No. 43, Chapter 4 (“SFAS 151”). SFAS 151 is the result of a broader effort by the FASB to improve financial reporting by eliminating differences between GAAP in the United States and GAAP developed by the IASB. As part of this effort, the FASB and the IASB identified opportunities to improve financial reporting by eliminating certain narrow differences between their existing accounting standards. SFAS 151 clarifies that abnormal amounts of idle facility expense, freight, handling costs and spoilage should be expensed as incurred and not included in overhead. Further, SFAS 151 requires that allocation of fixed production overheads to conversion costs should be based on normal capacity of the production facilities.

SIMMONS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)
The provisions in SFAS 151 are effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Companies must apply the standard prospectively. The adoption of this statement is not expected to have a significant impact on the Company’s consolidated financial statements.
      In December 2004, the FASB issued two FASB Staff Positions (“FSP”) that provide accounting guidance on how companies should account for the effects of the American Jobs Creation Act of 2004 that was signed into law on October 22, 2004. The result of this legislation could affect how companies report their deferred income tax balances and may require adjustments in the year ending December 31, 2004. The first FSP is FSP FAS 109-1 and the second is FSP FAS 109-2. In FSP FAS 109-1, the FASB concludes that the tax relief (special tax deduction for domestic manufacturing) from this legislation should be accounted for as a “special deduction” instead of a tax rate reduction. FSP FAS 109-2 gives a company additional time to evaluate the effects of the legislation on any plan for reinvestment or repatriation of foreign earnings for purposes of applying FASB Statement No. 109, Accounting for Income Taxes. However, a company must provide certain disclosures if it chooses to utilize the additional time granted by the FASB. The guidance in these FSPs is effective December 21, 2004. The Company is currently evaluating the potential effects of the American Jobs Creation Act of 2004 on the Company’s consolidated financial statements.
NOTE C—ACQUISITIONS
      On August 27, 2004, the Company’s subsidiary, Simmons Juvenile Company, LLC (“Simmons Juvenile”), acquired certain assets and liabilities of the crib mattress and related soft goods business of Simmons Juvenile Products Company, Inc. (“Simmons Juvenile, Inc.”), a then-current licensee of the Company, for $19.7 million in cash, including transaction costs. Additional contingent consideration, not to exceed $4.4 million, will be paid by the Company based upon Simmons Juvenile’s future operating performance. The purchase price allocation will be adjusted within the year subsequent to the acquisition should the contingent consideration be paid.
      Simmons Juvenile manufactures and sells Simmons branded crib mattresses and related soft goods to the U.S. infant market. The acquisition of certain assets of Simmons Juvenile, Inc. provides the Company access to sell products to the U.S. infant market. Simmons Juvenile has leased manufacturing and distribution operations in York, Pennsylvania; Oshkosh, Wisconsin and Ontario, California. The leases for these facilities expire in 2005 and 2006.
      The Company recorded the acquisition using the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based on their estimated fair market values. Following is a summary of the estimated fair values of the assets acquired and liabilities assumed as of the date of acquisition (in thousands):

Current assets	$3,665
Property, plant and equipment	23
Goodwill	697
Intangibles	18,000

Total assets acquired	22,385

Current liabilities	(2,476)
Non-current liabilities	(224)

Total liabilities assumed	(2,700)

Purchase price	$19,685

SIMMONS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)
      The intangible assets acquired include non-contractual customer contracts of $8.8 million and trademarks of $9.2 million. The non-contractual customer contracts have a weighted average life of eleven years. The trademarks have an indefinite-life. The goodwill was assigned to the Company’s wholesale segment. The tax-deductible goodwill was $2.9 million and is expected to be deductible for tax purposes over 15 years. There were no pre-acquisition contingencies related to the acquisition of certain assets of Simmons Juvenile, Inc.
      The results of operations for Simmons Juvenile from August 27, 2004 through December 25, 2004 are included in the Company’s results of operations for the year ended December 25, 2004. This acquisition is not considered significant to the Company’s balance sheet and statement of operations, therefore pro forma information has not been presented.
      On February 28, 2003, the Company acquired the stock of Sleep Country from Fenway for approximately $33.2 million, including the additional contingent consideration resulting from the Acquisition. The Company accounted for this acquisition as a transfer of assets within a group under common control since the Company and Sleep Country were controlled by Fenway at the time of the acquisition. Under this accounting methodology, the Company and Sleep Country are combined in a manner similar to the pooling of interests method for accounting and financial reporting purposes for the periods in which both entities were controlled by Fenway (from March 1, 2000).
NOTE D—SALE OF GALLERY CORP.
      The Company sold its Gallery Corp. (“Mattress Gallery”) retail operations in a stock transaction on May 1, 2004 to Pacific Coast Mattress, Inc. (“PCM”) for cash proceeds of $6.3 million plus the cancellation of all intercompany debts with the exception of current trade payables owed by Mattress Gallery to the Company. The cancellation of intercompany debts was recorded as a capital contribution to Mattress Gallery. No gain or loss was recorded on the sale since Mattress Gallery was recorded at fair value in connection with the Acquisition (see Note A to the consolidated financial statements for further explanation). Following the sale, the Company continues to guarantee approximately $2.1 million of Mattress Gallery’s obligations under certain store and warehouse leases that expire over various periods through 2010. In connection with the sale, the Company entered into a supply agreement with PCM through April 2009.

SIMMONS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)
      In accordance with the provisions of Statement of Financial Accounting Standard (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company reflected assets and liabilities for Mattress Gallery as held for sale in the December 27, 2003 consolidated balance sheet. The components of the assets and liabilities held for sale as of December 27, 2003 were as follows (amounts in thousands):

Assets Held for Sale
Accounts receivable, net	$1,522
Inventories	4,996
Other current assets	221
Property, plant and equipment, net	1,057
Other assets	768

Total assets held for sale	$8,564

Liabilities Held for Sale
Accounts payable	$503
Other current liabilities	1,207
Other long-term liabilities	354

Total liabilities held for sale	$2,064

      The Company did not reflect the results of operations for Mattress Gallery as discontinued operations since the Company will have an ongoing interest in the cash flows of the operations through a long-term supply agreement. For the four months ended May 1, 2004, Mattress Gallery’s net sales and net loss were $12.9 million and $(3.3) million, respectively. For the period from December 20, 2003 to December 27, 2003, Mattress Gallery’s net sales and net loss were $0.9 million and $(0.2) million, respectively. For the period from December 29, 2002 to December 19, 2003, Mattress Gallery’s net sales and net loss were $39.1 million and $(1.1) million, respectively.
NOTE E—INVENTORIES
      Inventories consisted of the following as of December 25, 2004 and December 27, 2003 (amounts in thousands):

	2004	2003

Raw materials	$18,135	$13,005
Work-in-progress	1,236	1,099
Finished goods	9,934	12,476
Inventory held at retail stores	3,995	4,775

	$33,300	$31,355

SIMMONS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)
NOTE F—PROPERTY, PLANT AND EQUIPMENT
      Property, plant and equipment consisted of the following as of December 25, 2004 and December 27, 2003 (amounts in thousands):

	2004	2003

Land, building and improvements	$22,675	$13,885
Leasehold improvements	8,279	4,322
Machinery and equipment	39,760	31,383
Construction in progress	1,062	3,799

	71,776	53,389
Less accumulated depreciation	(8,934)	(161)

	$62,842	$53,228

      Depreciation expense for 2004, Successor ’03, Predecessor ’03 and 2002 was $9.9 million, $0.2 million, $13.3 million and $13.7 million.
NOTE G—GOODWILL AND OTHER INTANGIBLE ASSETS
      Intangible assets consisted of the following as of December 25, 2004 and December 27, 2003 (dollars in thousands):

		2004		2003
	Weighted
	Average	Gross Carrying	Accumulated	Gross Carrying	Accumulated
	Life	Amount	Amortization	Amount	Amortization

Definite-lived intangible assets:
Patents	25	$32,585	$(1,339)	$29,994	$(66)
Customer contracts	23	76,756	(3,278)	20,078	(40)
Licenses	—	—	—	15,370	(56)
Contract sales	—	—	—	8,823	(48)
Employment contracts	—	—	—	3,367	(25)
Equipment leases	—	—	—	660	(14)
Software	—	—	—	2,249	(25)
Non-compete agreements	3	1,832	(628)	2,838	(32)

		$111,173	$(5,245)	$83,379	$(306)

Indefinite-lived intangible assets:
Trademarks		$437,055		$29,573
Brands		—		43,505
Supplier lists		—		2,567
Domain names		—		480

		$437,055		$76,125

      The Company finalized the valuation of intangible assets acquired in connection with the Acquisition during the second quarter of 2004. As of December 27, 2003, an allocation of the value of the intangible assets was made based upon a preliminary valuation. In the final valuation, the fair market value of the

SIMMONS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)
identifiable intangible assets was $597.3 million, whereas in the preliminary valuation the fair market value was $178.9 million. The difference in the valuation amounts was primarily attributable to the following differences in methodology and assumptions:

•	In the final valuation, identifiable intangibles included trademarks, patented and unpatented technology, contractual and non-contractual customer base, and non-compete agreements. In the preliminary valuation, identifiable intangibles included trademarks, patents, customer contracts, non-compete agreements, licenses, contract sales, employment contracts, equipment leases, software, brands, supplier lists and domain names.

•	The preliminary valuation did not fully consider the Acquisition discount rate in determining the asset discount rates, nor were all income streams captured. However, in the final valuation, the discount rate was considered and all income streams captured.
      In accordance with EITF Issue 90-12, Allocating Basis to Individual Assets and Liabilities for Transactions within the Scope of Issue No. 88-16, a step-up of identifiable intangible assets to fair value was recorded in purchase accounting for the remaining interest in Simmons Company acquired by THL and Fenway. As a result of the increase in the fair value of the identifiable intangible assets, the amount of carryover basis reflected as a deemed dividend increased $47.7 million to a total deemed dividend of $148.1 million.
      In connection with the Acquisition, goodwill was assigned to the wholesale and retail segments in the amount of $475.7 million and $17.0 million, respectively. During the second quarter of 2004, the Company sold a portion of its retail segment, Mattress Gallery. No gain or loss was recorded on the sale since Mattress Gallery was recorded at fair value in connection with the Acquisition. Goodwill for the retail segment decreased by $4.0 million as a result of the sale of Mattress Gallery.
      In connection with the acquisition of certain assets of Simmons Juvenile, Inc., the Company allocated the purchase price to the assets acquired and liabilities assumed based on their estimated fair values. The intangible assets acquired included non-contractual customer base of $8.8 million, with a weighted average life of eleven years, and trademarks of $9.2 million, with an indefinite life. The goodwill of $0.7 million related to this acquisition was assigned to the wholesale segment.
      The aggregate amortization expense associated with the definite-lived intangible assets for the year ended December 25, 2004 was $4.9 million. The estimated amortization expense for definite-lived intangible assets for the next five years is as follows (amounts in thousands):

2005	$5,693
2006	5,669
2007	5,058
2008	5,058
2009	5,058
      In connection with the acquisition of Sleep Country in 2000, the Company recorded $40.5 million of goodwill. The goodwill represented the excess of the purchase price over the fair value of assets acquired and was being amortized on a straight line basis over a fifteen year period prior to the adoption of SFAS 142. In the fourth quarter of 2002, Sleep Country recognized a goodwill impairment of $20.3 million. The review of the goodwill for impairment was necessary due to the continued weakness in the retail economy at that time and the failure of Sleep Country to reach the sales and profit levels included in its original impairment test as of January 1, 2002.

SIMMONS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)
NOTE H—ACCRUED LIABILITIES
      Accrued liabilities consisted of the following as of December 25, 2004 and December 27, 2003 (amounts in thousands):

	2004	2003

Accrued wages and benefits	$17,008	$20,230
Accrued advertising and incentives	29,775	21,612
Accrued interest	11,296	1,238
Other accrued expenses	10,959	10,868

	$69,038	$53,948

NOTE I—LONG-TERM DEBT
      Long-term debt consisted of the following at December 25, 2004 and December 27, 2003 (amounts in thousands):

	2004	2003

Senior Credit Facility:
New Revolving Loan	$—	$3,275
Tranche B Term Loan	—	405,000
Tranche C Term Loan	396,600	—

Total Senior Credit Facility	396,600	408,275
Senior Unsecured Term Loan	140,000	140,000
Industrial Revenue Bonds, 7.00%, due 2017	9,700	9,700
Industrial Revenue Bonds, 4.01%, due 2016	3,800	4,000
Banco Santander Loan, 4.34%, due 2013	1,902	2,116
7.875% Senior Subordinated Notes due 2014	200,000	200,000
10.0% Senior Discount Notes due 2014, net of discount of $103,404	165,596	—
10.25% Series B Senior Subordinated Notes due 2009	—	5,284
Other, including capital lease obligations	137	878

	917,735	770,253
Less current portion	(4,124)	(9,512)

	$913,611	$760,741

      In connection with the Acquisition on December 19, 2003, Simmons Bedding entered into a senior credit facility, a senior unsecured term loan facility, and issued 7.875% senior subordinated notes, the aggregate proceeds of which repaid the outstanding amounts under the Predecessor Company’s senior credit facility, notes payable to former shareholders, a junior subordinated payment-in-kind note, and a portion of the 10.25% senior subordinated notes.
      The senior credit facility provides for a $75.0 million revolving credit facility. The revolving credit facility will expire on the earlier of (a) December 19, 2009 or (b) such other date as the revolving credit commitments there under terminate in accordance with the terms of the senior credit facility. The senior credit facility also provided for a $405.0 million tranche B term loan facility. The Company prepaid $8.4 million of the tranche B term loan in 2004.

SIMMONS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)
      On August 27, 2004, Simmons Bedding amended and restated the senior credit facility to, among other things:

•	Refinance its then existing $396.6 million tranche B term loan with a tranche C term loan priced at LIBOR + 250 basis points, a 25 basis point decline from its existing borrowing rates;

•	Amend its existing annual capital spending limitation from $20 million to $30 million; and

•	Amend the limitation on indebtedness of the Company to allow for the incurrence of permitted indebtedness up to a total leverage ratio of 6.75:1.00, provided that, its indirect subsidiary, Simmons Bedding’s leverage ratio is less than 5.50:1.00.
      As of December 25, 2004, Simmons Bedding had availability to borrow $64.9 million under the revolving credit facility after giving effect to $10.1 million that was reserved for Simmons Bedding’s reimbursement obligations with respect to outstanding letters of credit. The remaining availability under the revolving credit facility may be utilized to meet Simmons Bedding’s current working capital requirements, including issuance of stand-by and trade letters of credit. Simmons Bedding also may utilize the remaining availability under the revolving credit facility to fund distributions, acquisitions and capital expenditures. Simmons Bedding incurs a commitment fee of 0.5% per annum on the unused portion of its revolving credit facility.
      The terms of the senior credit facility require a mandatory prepayment of its tranche C term loan of $3.7 million based upon the Consolidated Excess Cash Flows (as defined in the senior credit facility) for the year ended December 25, 2004. Such prepayment of debt was made in March 2005 and will result in the Company’s next quarterly principal payment being in March 2006.
      The senior credit facility requires Simmons Bedding to maintain certain financial ratios including cash interest coverage and total leverage ratios. The senior credit facility also contains covenants which, among other things, limit capital expenditures, the incurrence of additional indebtedness, investments, dividends, transactions with affiliates, asset sales, mergers and consolidations, prepayments of other indebtedness, liens and encumbrances and other matters customarily restricted in such agreements. As of December 25, 2004, Simmons Bedding was in compliance with all of its financial covenants.
      The senior unsecured term loan facility provides for a $140.0 million senior unsecured term loan. The senior unsecured term loan has a final scheduled maturity date of June 17, 2012.
      The senior credit facility and the senior unsecured term loan bear interest at Simmons Bedding’s choice of the Eurodollar Rate or Base Rate (both as defined), plus the applicable interest rate margins as follows:

	Eurodollar	Base
	Rate	Rate

Revolving Credit Facility	2.50%	1.50%
Tranche C Term Loan	2.50%	1.50%
Senior Unsecured Term Loan	3.75%	2.75%
      The weighted average interest rates per annum in effect as of December 25, 2004 for the tranche C term loan and senior unsecured term loan were 3.97% and 5.125%, respectively.
      The use of interest rate risk management instruments, such as collars and swaps, is required under the terms of the senior credit facility. Simmons Bedding is required to maintain protection against fluctuations in interest rates, and may do so through utilizing Eurodollar rate loans having twelve-month interest periods or through one or more interest rate agreements. The Simmons Bedding has developed and implemented a policy to utilize extended Eurodollar contracts to minimize the impact of near term

SIMMONS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)
Eurodollar rate increases. For $325.0 million of the tranche C term loan and the $140.0 million senior unsecured term loan, the Simmons Bedding has set the interest rate utilizing twelve-month Eurodollar rate loans which fixed the Eurodollar rate at 1.375% through January 26, 2005 for approximately 86% of floating rate debt outstanding as of December 25, 2004. On January 26, 2005, Simmons Bedding set the interest rate for $155.0 million of the tranche C term loan and the $140.0 million senior unsecured term loan utilizing twelve-month Eurodollar rate loans which fixed the Eurodollar rate at 3.25% through January 26, 2006. Additionally, to further address interest rate risk, the Company has an interest rate cap agreement for a notional amount of $170.0 million, which capped the Eurodollar rate at 5.0% for the period from January 26, 2005 through January 26, 2006.
      On April 12, 2004 the remaining 10.25% series B senior subordinated notes outstanding were repurchased at 105.125% of the principal amount thereof for a total payment of $5.3 million.
      On December 19, 2003 in connection with the Acquisition, Simmons Bedding completed a financing, which consisted of the sale of $200.0 million of 7.875% senior subordinated notes due 2014 (the “Notes”). The Notes bear interest at the rate of 7.875% per annum, which is payable semi-annually in cash in arrears on January 15 and July 15. The Notes mature on January 15, 2014. The Notes are subordinated in right of payment to all existing and future senior indebtedness of Simmons Bedding.
      At any time prior to January 17, 2007, Simmons Bedding may redeem up to 40% of the aggregate principal amount of the Notes at a price of 107.875% in connection with an Equity Offering, as defined. With the exception of an Equity Offering, the Notes are redeemable at the option of Simmons Bedding beginning January 15, 2009 at prices decreasing from 103.938% of the principal amount thereof to par on January 15, 2012 and thereafter. Simmons Bedding is not required to make mandatory redemption or sinking fund payments with respect to the Notes.
      The indenture for the Notes requires Simmons Bedding and its subsidiaries to comply with certain restrictive covenants, including a restriction on dividends, and limitations on the incurrence of indebtedness, certain payments and distributions, and sales of Simmons Bedding’s assets and stock.
      On December 15, 2004, the Company completed a private placement of $269.0 million aggregate principal amount at maturity of 10% senior discount notes due 2014 (the “Discount Notes”) with an effective yield of 10.2%. The aggregate gross proceeds from the issuance of the Discount Notes was $165.1 million. The proceeds from the offering were used to make a dividend distribution to holders of class A stock of the Company and to pay expenses related to the sale and distribution of the Discount Notes. The Discount Notes bear interest at the rate of 10.0% per annum, which will be payable semi-annually in cash in arrears on June 15 and December 15 of each year commencing on June 15, 2010. Prior to December 15, 2009, interest will accrue on the Discount Notes in the form of an increase in the accreted value of the Discount Notes. The Company’s ability to make payments on the Discount Notes is dependent on the earnings and distribution of funds from Simmons Bedding.
      If any of the Discount Notes are outstanding on June 15, 2010, the Company will redeem for cash a portion of each Discount Note then outstanding in an amount equal to the Mandatory Principal Redemption Amount (as defined) plus a premium equal to 5.0% (one-half of the coupon) of the Mandatory Principal Redemption Amount. No partial redemption or repurchase of the Discount Notes pursuant to any other provision of the indenture will alter the obligation of the Company to make this redemption with respect to any Discount Notes then outstanding.
      The fair value of the Company’s long-term debt is estimated based on the current rates offered for debt of similar terms and maturities. All long-term debt approximates fair value as of December 25, 2004.

SIMMONS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)
      Future maturities of long-term debt, inclusive of the Discount Notes discount of $103.4 million payable in 2014, as of December 25, 2004 are as follows (amounts in thousands):

2005	$4,124
2006	2,889
2007	4,488
2008	4,463
2009	4,463
Thereafter	1,000,711

$1,021,138

      The Notes are fully and unconditionally guaranteed, on a joint and several basis, and on an unsecured, senior subordinated basis by all the Company’s active domestic subsidiaries. All the subsidiary guarantors are 100% owned by the Company. The following Supplemental Consolidating Condensed Financial Statements provide additional guarantor/non-guarantor information.
SUPPLEMENTAL CONSOLIDATING CONDENSED STATEMENTS OF OPERATIONS
For the Year Ended December 25, 2004

		Issuer and Guarantors

		Simmons
	Simmons	Bedding	Guarantor	Non-Guarantor
	Company	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated

	(in thousands)
Net sales	$—	$(64,018)	$920,717	$13,194	$—	$869,893
Cost of products sold		1,195	461,073	9,984	—	472,252

Gross profit	—	(65,213)	459,644	3,210	—	397,641

Operating expenses:
Selling, general and administrative expenses	2	201,828	113,879	2,046	—	317,755
Plant closure charges	—	—	3,068	—	—	3,068
Amortization of intangibles	—	3,318	1,615	—	—	4,933
Intercompany fees	—	(289,562)	288,488	1,074	—	—
Transaction expense	895	1,098				1,993
Licensing fees	—	(1,036)	(7,989)	(597)	—	(9,622)

	897	(84,354)	399,061	2,523	—	318,127

Operating income (loss)	(897)	19,141	60,583	687	—	79,514
Interest expense (income), net	458	42,903	795	60	—	44,216
Income from subsidiaries	(24,614)	(35,947)	(24,614)	—	85,175	—

Income before income taxes	23,259	12,185	84,402	627	(85,175)	35,298
Income tax expense (benefit)	(515)	(12,429)	24,286	182	—	11,524

Net income	$23,774	$24,614	$60,116	$445	$(85,175)	$23,774

SIMMONS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)
SUPPLEMENTAL CONSOLIDATING CONDENSED STATEMENTS OF OPERATIONS
For the Period From December 20, 2003 through December 27, 2003

		Issuer and Guarantors

		Simmons
	Simmons	Bedding	Guarantor	Non-Guarantor
	Company	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated

	(in thousands)
Net sales	$—	$(1,363)	$9,946	$134	$—	$8,717
Cost of products sold	—	26	7,023	98	—	7,147

Gross profit	—	(1,389)	2,923	36	—	1,570

Operating expenses:
Selling, general and administrative expenses	—	2,262	2,090	90	—	4,442
Plant closure charges	—	—	449	—	—	449
Amortization of intangibles	—	305	6	—	—	311
Intercompany fees	—	126	(134)	8	—	—
Licensing fees	—	—	(276)	—	—	(276)

	—	2,693	2,135	98	—	4,926

Operating income (loss)	—	(4,082)	788	(62)	—	(3,356)
Interest expense (income), net	—	4,537	123	1	—	4,661
Income from subsidiaries	7,190	(246)	—	—	(6,944)	—

Income (loss) before income taxes	(7,190)	(8,373)	665	(63)	6,944	(8,017)
Income tax expense (benefit)	—	(1,183)	355	1	—	(827)

Net income (loss)	$(7,190)	$(7,190)	$310	$(64)	$6,944	$(7,190)

SIMMONS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)
SUPPLEMENTAL CONSOLIDATING CONDENSED STATEMENTS OF OPERATIONS
For the Period From December 29, 2002 through December 19, 2003

	Issuer and Guarantors

	Simmons
	Bedding	Guarantor	Non-Guarantor
	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated

	(In thousands)
Net sales	$(46,100)	$832,212	$11,504	$—	$797,616
Cost of products sold	1,116	399,483	8,191	—	408,790

Gross profit	(47,216)	432,729	3,313	—	388,826

Operating expenses:
Selling, general and administrative expenses	257,517	113,224	2,254	—	372,995
Amortization of intangibles	—	306	—	—	306
Plant closure charges	—	1,336	—	—	1,336
Transaction expenses	22,399	—	—	—	22,399
Intercompany fees	(255,065)	254,101	964	—	—
Licensing fees	(1,007)	(8,649)	(705)	—	(10,361)

	23,844	360,318	2,513	—	386,675

Operating income (loss)	(71,060)	72,411	800	—	2,151
Interest expense (income), net	44,003	1,079	10	—	45,092
Income from subsidiaries	47,142	—	—	(47,142)	—

Income (loss) before income taxes	(67,921)	71,332	790	(47,142)	(42,941)
Income tax expense (benefit)	(33,825)	24,734	246	—	(8,845)

Net income (loss)	$(34,096)	$46,598	$544	$(47,142)	$(34,096)

SIMMONS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)
SUPPLEMENTAL CONSOLIDATING CONDENSED STATEMENTS OF OPERATIONS
For the Year Ended December 29, 2002

	Issuer and Guarantors

	Simmons
	Bedding	Guarantor	Non-Guarantor
	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated

	(in thousands)
Net sales	$(48,065)	$743,047	$13,613	$—	$708,595
Cost of products sold	492	360,019	9,106	—	369,617

Gross profit	(48,557)	383,028	4,507	—	338,978

Operating expenses:
Selling, general and administrative expenses	184,262	97,289	2,613	—	284,164
Goodwill impairment	—	20,285	—	—	20,285
Amortization of intangibles	—	981	265	—	1,246
Intercompany fees	(260,419)	259,321	1,098	—	—
Licensing fees	(874)	(7,633)	(495)	—	(9,002)

	(77,031)	370,243	3,481	—	296,693

Operating income	28,474	12,785	1,026	—	42,285
Interest expense, net	29,142	2,827	31	—	32,000
Income from subsidiaries	1,024	—	—	(1,024)	—

Income (loss) before income taxes	(1,692)	9,958	995	1,024	10,285
Income tax expense (benefit)	(1,081)	12,569	517	—	12,005

Income (loss) before minority interest	(611)	(2,611)	478	1,024	(1,720)
Minority interest in loss	—	(1,109)	—	—	(1,109)

Net income (loss)	$(611)	$(1,502)	$478	$1,024	$(611)

SIMMONS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)
SUPPLEMENTAL CONSOLIDATED CONDENSED BALANCE SHEETS
As of December 25, 2004

		Issuer and Guarantors

		Simmons
	Simmons	Bedding	Guarantor	Non-Guarantor
	Company	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated

	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$352	$15,923	$7,333	$598	$—	$24,206
Accounts receivable	—	—	82,936	2,497	—	85,433
Inventories	—	—	32,622	678	—	33,300
Other	—	10,426	11,646	577	—	22,649

Total current assets	352	26,349	134,537	4,350	—	165,588

Property, plant and equipment, net	—	11,276	46,370	5,196	—	62,842
Goodwill and other intangibles, net	—	69,284	962,320	65	—	1,031,669
Other assets	3,170	20,165	21,015	807	—	45,157
Net investment in and advances to (from) subsidiaries	258,115	910,121	391,648	19	(1,559,903)	—

	$261,637	$1,037,195	$1,555,890	$10,437	$(1,559,903)	$1,305,256

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$—	$3,655	$241	$228	$—	$4,124
Accounts payable and accrued liabilities	64	48,413	72,349	2,597	—	123,423

Total current liabilities	64	52,068	72,590	2,825	—	127,547

Long-term debt	165,596	732,945	13,381	1,689	—	913,611
Deferred income taxes	(6,851)	(14,353)	168,663	465	—	147,924
Other non-current liabilities	—	5,927	4,527	400	2,492	13,346

Total liabilities	158,809	776,587	259,161	5,379	2,492	1,202,428

Stockholders’ equity	102,828	260,608	1,296,729	5,058	(1,562,395)	102,828

	$261,637	$1,037,195	$1,555,890	$10,437	$(1,559,903)	$1,305,256

Note: The Company has revised its presentation of the previously reported supplemental consolidating condensed guarantor and non-guarantor subsidiaries’ balance sheets as of December 25, 2004 to reflect the following:

•	The change in classification of a $515.0 million credit balance previously reported in the Guarantor subsidiaries’ line item “net investment in and advances to (from) affiliates” and a $515.0 million debit balance previously reported in the Guarantor subsidiaries’ “stockholder’s equity”, to the Eliminations line items “net investment in and advances to (from) affiliates” and “stockholder’s equity”. The adjustment relates principally to the push down of certain purchase accounting adjustments to subsidiaries;

•	The correction of intercompany balances previously netted in error against the Guarantor subsidiaries’, Non-Guarantor subsidiaries’, and Eliminations line item “stockholder’s equity” totaling a $491.9 million credit balance, a $1.7 million debit balance, and a $490.2 million debit balance, respectively. The amounts have been correctly classified in this revised presentation in the line items “net investment in and advances to (from) affiliates” and “stockholder’s equity”; and

•	The combining of a $366.1 million credit balance previously reported in the Guarantor subsidiaries’ line item “net due to (from) subs” and a $366.1 million debit balance previously reported in the Eliminations line item “net due to (from) subs” into the line item “net investment in and advances to (from) affiliates”.

     The net effect of the above changes in classification and corrections was to increase Guarantor subsidiaries’ total assets by $640.8 million, decrease the Non-Guarantor subsidiaries’ total assets by $1.7 million and decrease the Eliminations total assets by $639.1 million. The change in classifications, combining of balance sheet line items and corrections had no effect on the audited consolidated balance sheet as of December 25, 2004.

SIMMONS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)
SUPPLEMENTAL CONSOLIDATED CONDENSED BALANCE SHEETS
As of December 27, 2003

		Issuer and Guarantors

		Simmons
	Simmons	Bedding	Guarantor	Non-Guarantor
	Company	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated

	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$—	$615	$667	$2,388	$—	$3,670
Accounts receivable	—	784	62,934	2,150	—	65,868
Inventories	—	—	30,495	860	—	31,355
Other	—	9,898	20,795	1,460	—	32,153

Total current assets	—	11,297	114,891	6,858	—	133,046

Property, plant and equipment, net	—	9,500	39,353	4,375	—	53,228
Goodwill and other intangibles, net	—	926,090	25,338	—	—	951,428
Other assets	—	22,722	22,695	—	—	45,417
Net investment in and advances to subsidiaries	280,277	164,895	54,868	—	(500,040)	—

	$280,277	$1,134,504	$257,145	$11,233	$(500,040)	$1,183,119

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$—	$8,322	$958	$232	$—	$9,512
Accounts payable and accrued liabilities	—	12,428	79,535	4,005	—	95,968

Total current liabilities	—	20,750	80,493	4,237	—	105,480

Long-term debt	—	745,238	13,575	1,928	—	760,741
Deferred income taxes	—	24,545	(1,222)	396	—	23,719
Other non-current liabilities	—	9,532	2,955	415	—	12,902
Net due to (from) subsidiaries	—	54,162	—	706	(54,868)	—

Total liabilities	—	854,227	95,801	7,682	(54,868)	902,842

Deferred compensation	19,800	—	—	—	—	19,800
Stockholders’ equity	260,477	280,277	161,344	3,551	(445,172)	260,477

	$280,277	$1,134,504	$257,145	$11,233	$(500,040)	$1,183,119

SIMMONS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)
SUPPLEMENTAL CONSOLIDATING CONDENSED STATEMENTS OF CASH FLOWS
For the Year Ended December 25, 2004

		Issuer and Guarantors

		Simmons
	Simmons	Bedding	Guarantor	Non-Guarantor
	Company	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated

	(in thousands)
Net cash provided by (used in) operating activities	$(831)	$(12,347)	$79,910	$2,897	$—	$69,629

Cash flows from investing activities:
Purchase of property, plant and equipment, net	—	(2,775)	(14,350)	(1,081)	—	(18,206)
Proceeds from sale of Mattress Gallery	—	6,327	—		—	6,327
Purchase of Simmons Juvenile Products	—	(19,685)	—	—	—	(19,685)
Other, net	—	2,844	—	—	—	2,844

Net cash used in investing activities	—	(13,289)	(14,350)	(1,081)	—	(28,720)

Cash flows from financing activities:
Repayment of long-term obligations	—	(16,962)	(910)	(242)	—	(18,114)
Receipt from (distribution to) subsidiaries	2,528	58,933	(57,984)	(3,477)	—	—
Proceeds from issuance of discount notes	165,143	—	—	—	—	165,143
Dividend to shareholders of common stock	(162,665)	—	—	—	—	(162,665)
Debt issuance costs	(3,174)	(1,027)	—	—	—	(4,201)
Repurchase of common stock	(650)	—	—	—	—	(650)
Proceeds from issuance of successor common stock	1	—	—	—	—	1

Net cash provided by (used in) financing activities	1,183	40,944	(58,894)	(3,719)	—	(20,486)

Net effect of exchange rate change	—	—	—	113	—	113
Change in cash and cash equivalents	352	15,308	6,666	(1,790)	—	20,536
Cash and cash equivalents:
Beginning of period	—	615	667	2,388	—	3,670

End of period	$352	$15,923	$7,333	$598	$—	$24,206

SIMMONS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)
SUPPLEMENTAL CONSOLIDATING CONDENSED STATEMENTS OF CASH FLOWS
For the Period from December 20, 2003 through December 27, 2003

		Issuer and Guarantors

		Simmons
	Simmons	Bedding	Guarantor	Non-Guarantor
	Company	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated

	(in thousands)
Net cash provided by (used in) operating activities	$—	$(4,624)	$991	$140	$—	$(3,493)

Cash flows from investing activities:
Payments to the sellers	(327,553)	(697,883)	—	—	327,553	(697,883)
Payments to option holder	—	(73,545)	—	—	—	(73,545)
Payment of acquisition costs	—	(44,452)	—	—	—	(44,452)

Net cash used in investing activities	(327,553)	(815,880)	—	—	327,553	(815,880)

Cash flows from financing activities:
Borrowings on long-term obligations	—	525,020	—	—	—	525,020
Equity transactions	327,553	327,553	—	—	(327,553)	327,553
Debt issuance costs	—	(31,090)	—	—	—	(31,090)

Net cash provided by financing activities	327,553	821,483	—	—	(327,553)	821,483

Net effect of exchange rate change	—	—	—	17	—	17
Change in cash and cash equivalents	—	979	991	157	—	2,127
Cash and cash equivalents:
Beginning of period	—	(364)	(324)	2,231	—	1,543

End of period	$—	$615	$667	$2,388	$—	$3,670

SIMMONS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)
SUPPLEMENTAL CONSOLIDATING CONDENSED STATEMENTS OF CASH FLOWS
For the Period from December 29, 2002 through December 19, 2003

	Issuer and Guarantors

	Simmons
	Bedding	Guarantor	Non-Guarantor
	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated

	(in thousands)
Net cash provided by operating activities	$35,222	$21,493	$3,314	$—	$60,029

Cash flows from investing activities:
Purchase of property, plant and equipment, net	(4,657)	(4,057)	(39)	—	(8,753)
Purchase of intangible assets	—	(1,720)	—	—	(1,720)

Net cash used in investing activities	(4,657)	(5,777)	(39)	—	(10,473)

Cash flows from financing activities:
Repayment of long-term obligations	(28,846)	(18,861)	(238)	—	(47,945)
Equity transactions	(4,399)	—	(2,984)	—	(7,383)

Net cash used in financing activities	(33,245)	(18,861)	(3,222)	—	(55,328)

Net effect of exchange rate change	—	—	207	—	207
Change in cash and cash equivalents	(2,680)	(3,145)	260	—	(5,565)
Cash and cash equivalents:
Beginning of period	2,316	2,821	1,971	—	7,108

End of period	$(364)	$(324)	$2,231	$—	$1,543

SIMMONS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)
SUPPLEMENTAL CONSOLIDATING CONDENSED STATEMENTS OF CASH FLOWS
For the Year Ended December 28, 2002

	Issuer and Guarantors

	Simmons
	Bedding	Guarantor	Non-Guarantor
	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated

	(in thousands)
Net cash provided by operating activities	$38,935	$30,605	$6,065	$—	$75,605

Cash flows from investing activities:
Purchase of property, plant and equipment, net	(4,804)	(3,061)	(96)	—	(7,961)
Other, net	(3,460)	—	—	—	(3,460)

Net cash used in investing activities	(8,264)	(3,061)	(96)	—	(11,421)

Cash flows from financing activities:
Repayment of long-term obligations	(49,302)	(8,200)	(1,126)	—	(58,628)
Proceeds from long-term debt	1,123	—	—	—	1,123
Receipt from (distribution to) subsidiaries	23,332	(19,911)	(3,421)	—	—
Repurchase of common stock	(2,246)		—	—	(2,246)
Payments of financing costs	(570)	—	—	—	(570)

Net cash used in financing activities	(27,663)	(28,111)	(4,547)	—	(60,321)

Net effect of exchange rate change	—	—	(19)	—	(19)
Change in cash and cash equivalents	3,008	(567)	1,403	—	3,844
Cash and cash equivalents:
Beginning of period	(692)	3,388	568	—	3,264

End of period	$2,316	$2,821	$1,971	$—	$7,108

NOTE J—LEASES AND OTHER COMMITMENTS
      The Company leases certain manufacturing facilities, retail locations and equipment under operating leases. The Company’s commitments under capital leases are not material enough to necessitate separate disclosure. The Company’s wholesale segment rent expense was $21.5 million, $0.5 million, $18.7 million and $17.8 million for 2004, Successor ’03, Predecessor ’03 and 2002, respectively. The Company’s retail segment rent expense was $10.6 million, $0.4 million, $15.0 million and $10.6 million for 2004, Successor ’03, Predecessor ’03 and 2002, respectively.
      The following is a schedule of the future minimum rental payments required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of December 25, 2004 (amounts in thousands):

	Wholesale	Retail
	Segment	Segment

2005	$15,406	$5,592
2006	12,538	4,908
2007	9,734	3,921
2008	6,851	3,038
2009	5,112	2,207
Thereafter	7,606	2,515

	$57,247	$22,181

SIMMONS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)
      The Company has the option to renew certain manufacturing facility leases, with the longest renewal period extending through 2014. Most of the operating leases provide for increased rent through increases in general price levels.
      The Company has guaranteed the payment of certain store and warehouse leases of Mattress Gallery. The leases expire over various periods through 2010. The aggregate amount of the unpaid lease payments as of December 25, 2004 was $2.1 million.
      The Company’s wholesale segment has various purchase commitments with certain suppliers in which the Company is committed to purchase approximately $15 million of raw materials from these vendors in 2005. If the Company does not reach the committed level of purchases, various additional payments could be required to be paid to these suppliers or certain sales volume rebates could be lost.
NOTE K—TERMINATION OF DEFERRED COMPENSATION PLAN
      In connection with the Acquisition, certain members of management deferred $19.8 million of their proceeds from the Acquisition into a deferred compensation plan of the Company. The deferred proceeds were invested in Deemed Shares. The Deemed Shares had a put option that gave the holder the right for cash settlement under certain circumstances outside the Company’s control. Accordingly, the deferred compensation plan was recorded as a liability of the Company and was marked to market based upon a quarterly valuation of the fair value of the common stock of the Company. The changes in the market value of the liability were recorded as non-cash stock compensation expense of the Company. As of the date of termination, the Company had recorded a $3.3 million increase in the market value of the liability related to the Deemed Shares.
      The Company terminated the deferred compensation plan on June 3, 2004 by issuing 197,998 shares of Class A common stock in exchange for Deemed Shares held by the participants in the deferred compensation plan. The issuance of the Class A common stock created additional paid in capital of $29.4 million resulting from the contribution of the deferred compensation liability of $23.1 million and the establishment of a deferred tax asset of $6.3 million. The deferred tax asset was established on the compensation expense recognized for tax purposes in connection with the termination of the deferred compensation plan.
NOTE L—DIVIDEND
      On December 15, 2004, the Company issued Discount Notes with an aggregate gross proceeds of $165.1 million. The Company used the proceeds from the Discount Notes issuance to pay a dividend of $162.7 million to Class A common stockholders of record on December 15, 2004. The payment reduced the Company’s retained earnings (as computed through the end of November) to zero resulting in $147.4 million being recorded as a return of capital.
NOTE M—LICENSING
      The Company licenses internationally the Beautyrest® and Simmons® marks and many of its other trademarks, processes and patents generally on an exclusive long-term basis to third-party manufacturers which produce and distribute conventional bedding products within their designated territories. These licensing agreements allow the Company to reduce exposure to political and economic risks abroad by minimizing investments in those markets. The Company has seventeen foreign licensees and ten sub-licensees with operations in Argentina, Australia, Brazil, Canada, Chile, Colombia, Dominican Republic, El Salvador, England, France, Hong Kong, Israel, Italy, Jamaica, Japan, Korea, Mexico, Morocco, New Zealand, Oman, Panama, Singapore, South Africa, Sweden, Taiwan, and Venezuela. These foreign licensees have rights to sell Simmons-branded products in approximately 100 countries.

SIMMONS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)
      Additionally, the Company has ten domestic third-party licensees and one sub-licensee. Some of these licensees manufacture and distribute juvenile furniture and healthcare-related bedding and furniture, primarily on long-term or automatically renewable terms. Additionally, the Company has licensed the Simmons® mark and other trademarks, generally for limited terms, to manufacturers of upholstered furniture, airbeds, feather and down comforters, synthetic comforter sets, pillows, mattress pads, blankets, bed frames, futons, and other related products.
      Licensing fees are recorded as earned, based upon the sales of licensed products by the Company’s licensees. For 2004, Successor “03, Predecessor ’03 and 2002 the Company’s licensing agreements as a whole generated royalties and technology fees of approximately $9.6 million, $0.3 million, $10.4 million and $9.0 million, respectively.
NOTE N—PLANT CLOSURE AND START-UP COSTS
      In September 2003, the Company announced its plans to optimize its manufacturing network by opening two new manufacturing facilities in Hazleton, Pennsylvania, and Waycross, Georgia and closing its manufacturing facility in Jacksonville, Florida in December 2003. Additionally, the Company relocated its manufacturing facility in Auburn, Washington to a new manufacturing facility in Sumner, Washington in November 2003. The Company incurred plant closure charges of $0.4 million and $1.3 million in Successor ’03 and Predecessor ’03, respectively, of severance, retention, rent, and transfer of equipment costs related to the closure of the Jacksonville manufacturing facility.
      In 2004, as part of the Company’s manufacturing optimization strategy, the Company closed its Columbus, Ohio and Piscataway, New Jersey manufacturing facilities in April and December, respectively. The Company incurred plant closure charges of approximately $3.1 million of severance, retention, rent, scrapping of inventory, and the dismantling and transfer of equipment costs in 2004 related to the closure of the Columbus and Piscataway manufacturing facilities.
      During 2004, the Company settled obligations in connection with the closure of manufacturing facilities completed in 2003 and 2004. Activity with respect to these obligations is as follows (amounts in thousands):

	Balance at			Balance at
	December 28,			December 19,
	2002	Adjustments	Spending	2003

Non-cancelable lease obligations and other facility closing costs	$—	$359,270	$(359,270)	$—
Severance	—	214,081	—	214,081
Other	—	763,155	(423,395)	339,760

Total	$—	$1,336,506	$(782,665)	$553,841

	Balance at			Balance at
	December 19,			December 27,
	2003	Adjustments	Spending	2003

Non-cancelable lease obligations and other facility closing costs	$—	$64,500	$—	$64,500
Severance	214,081	—	(26,827)	187,254
Other	339,760	384,485	(213,434)	510,811

Total	$553,841	$448,985	$(240,261)	$762,565

SIMMONS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

	Balance at			Balance at
	December 27,			December 25,
	2003	Adjustments	Spending	2004

Non-cancelable lease obligations and other facility closing costs	$64,500	$345,313	$(267,604)	$142,209
Severance	187,254	303,073	(490,327)	—
Other	510,811	2,505,021	(2,601,252)	414,580

Total	$762,565	$3,153,407	$(3,359,183)	$556,789

      The Company opened the new manufacturing facilities in Hazleton, Pennsylvania and Waycross, Georgia on March 15, 2004 and August 9, 2004, respectively. The Company incurred approximately $10.5 million of non-recurring start-up costs, net of local and state training grants, related to the openings in 2004. The start-up costs include travel and relocation, rent, utilities, repair and maintenance, and training expenses totaling $5.0 million which are included in cost of products sold, and incremental distribution costs of $5.5 million which are included in selling, general and administrative expenses. The incremental distribution expense resulted from the extra miles driven to temporarily service customers, that were previously serviced by the Company’s closed manufacturing facilities, by our existing manufacturing facilities.
NOTE O—STOCK OPTION PLANS
      Prior to the Acquisition, the Company had various incentive plans which provided stock options for shares of common stock of the Company to directors, executive officers, certain members of management and consultants. The stock options were granted at prices which were equal to the market value of the common stock on the date of grant, expired after ten years, and vested ratably over a four or five year period based upon the achievement of an annual Adjusted EBITDA target. The incentive plan provided for issuance of regular options (“Regular Options”) and superincentive options (“Superincentive Options”). Regular Options were subject to certain time and performance vesting restrictions and Superincentive Options vested only in connection with the consummation of a change of control or initial public offering of the Company and the attainment by stockholders affiliated with Fenway of certain internal rate of return objectives.
      Under APB 25, because the vesting of the plan options was dependent upon achieving an annual Adjusted EBITDA target, the ultimate number of vested shares, and therefore the measurement date, was not currently determinable. Accordingly, the Company recorded estimated non-cash stock compensation expense over the service period based upon the intrinsic value of the options as they were earned by the employees.
      Additionally, the option holders could, under certain circumstances, require the Company to repurchase the shares underlying vested options. Therefore, the Company recorded additional adjustments to non-cash stock compensation expense for changes in the intrinsic value of vested Regular Options in a manner similar to a stock appreciation right. The accounting for awards of stock-based compensation where an employee can compel the entity to settle the award by transferring cash or other assets to employees rather than by issuing equity instruments is substantially the same under SFAS 123 and APB 25. Accordingly, SFAS 123 pro-forma disclosures were not presented.
      As a result of the Acquisition, the vesting of the issued and outstanding Regular and Superincentive stock options under the Company’s various incentive plans was accelerated. On December 19, 2003, the Company repurchased the vested options for $95.4 million, which satisfied the accrued stock compensation liability of the Company. The Company recorded non-cash stock compensation expense of approximately

SIMMONS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)
$68.4 million and $15.6 million during Predecessor ’03 and 2002, respectively. In conjunction with the Acquisition, all stock option plans were terminated.
      Activity for Regular and Superincentive Options (all non-qualified stock options) during 2003 and 2002 follows:

		Weighted
		Average
	Number of	Exercise
	Shares	Price

Shares outstanding at December 29, 2001	5,518,942	$6.58
Granted	410,750	$13.45
Forfeited	(862,064)	$6.78
Cancelled	(219,404)	$4.39

Shares outstanding at December 28, 2002	4,848,224	$7.23
Granted	—	$—
Forfeited	(178,125)	$7.08
Cancelled	(166,875)	$7.11

Shares outstanding at December 19, 2003	4,503,224	$7.24

NOTE P—INCOME TAXES
      The components of the provision for income taxes are as follows (amounts in thousands):

	Successor		Predecessor

	2004	2003	2003	2002

Current tax provision:
Federal	$110	$—	$—	—
State	230	—	—	250
Foreign	131	—	241	475

	471	—	241	725
Deferred tax provision
Federal	10,318	(762)	(8,037)	10,014
State	651	(65)	(1,055)	1,225
Foreign	51	—	6	41

	11,020	(827)	(9,086)	11,280

Benefit applied to reduce goodwill	33	—	—	—

Income tax expense (benefit)	$11,524	$(827)	$(8,845)	$12,005

SIMMONS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)
      The reconciliation of the statutory federal income tax rate to the effective income tax rate for 2004, Successor ’03, Predecessor ’03, and 2002 provision for income taxes is as follows (amounts in thousands):

	Successor		Predecessor

	2004	2003	2003	2002

Income taxes at federal statutory rate	$12,354	$(2,806)	$(15,029)	$3,600
State income taxes, net of federal benefit	737	(67)	(705)	1,433
General business tax credits	(474)	—	—	(1,500)
Valuation allowance, net of reversals	—	159	(1,033)	7,915
Reversal of other tax accruals	(4,799)	—	—	—
Expired net operating loss benefits	4,113	—	—	—
Deferred tax rate reduction	(401)
Non-deductible interest expense	—	1,225	4,309	454
Foreign intercompany dividends	—	630	1,041	—
Non-deductible transaction costs	—	—	6,742	—
Tax loss benefits not previously provided	—	—	(4,354)	—
Other, net	(6)	32	184	103

	$11,524	$(827)	$(8,845)	$12,005

      Components of the Company’s net deferred income tax liability as of December 25, 2004 and December 27, 2003 are as follows (amounts in thousands):

	2004	2003

Current deferred income taxes:
Accounts receivable and inventory reserves	$799	$1,030
Accrued liabilities, not currently deductible	3,215	4,674
Prepaids and other assets not currently taxable	(1,727)	(1,790)
Inventory bases differences	158	(2,941)

Current deferred income tax assets	2,445	973
Non-current deferred income taxes:
Property bases differences	(5,738)	(3,555)
Intangibles bases differences	(193,286)	(52,290)
Retirement accruals	1,394	1,578
Net operating loss carryforwards	49,456	38,303
Income tax credit carryforwards	7,319	2,183
Other noncurrent accrued liabilities, not currently deductible	302	31
Valuation allowance	(7,371)	(9,969)

Noncurrent deferred income tax liabilities	(147,924)	(23,719)

Net deferred income tax liability	$(145,479)	$(22,746)

      As of December 25, 2004, the Company had carryforward net operating losses for federal income tax purposes of $134.5 million, including $15.3 million of carryforward losses generated by Sleep Country that are subject to use limitations imposed by the Internal Revenue Code, and carryforward state net operating losses of $78.0 million. Both the federal and state carryforward net operating losses expire on various dates through 2023.

SIMMONS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)
      As of December 25, 2004, the Company had $2.6 million of general business tax credits and $2.6 million of foreign tax credits available to offset future payments of U.S. federal income taxes. These credits will expire in varying amounts between 2009 and 2024. The Company also had $1.9 million of state income tax credits, which will begin to expire in 2007, and $0.2 million of tax credits available to offset future payments of foreign income taxes, which can be carried forward indefinitely.
      The realization of net deferred tax assets is dependent upon future profitable operations and future reversals of existing temporary differences. Although realization is not assured, the Company believes it is more likely than not that most of the net recorded benefits will be realized through the reduction of future taxable income. However, due to the uncertainty regarding the realization of certain tax carryforwards, the Company recorded a valuation allowance of $7.4 million against the deferred tax assets related to Sleep Country’s carryforward net operating losses and the Company’s state income tax credits and foreign income tax credits as of December 25, 2004. The Company had a valuation allowance of $10.0 million against Sleep Country’s net deferred tax assets as of December 27, 2003. Based on the Company’s recent history of earnings and expectation of future profits, the Company has determined that the Sleep Country’s net deferred tax assets, excluding net operating losses, will more likely than not be realized, and, accordingly, the valuation allowance was reduced by $4.6 million during 2004. Since the valuation allowance was recorded as part of the Acquisition purchase accounting, the reduction of the valuation allowance in 2004 was accounted for as a reduction of the goodwill for the Company’s retail segment.
      Cumulative undistributed earnings of the Company’s international subsidiaries totaled approximately $2.7 million as of December 25, 2004. Because these earnings are expected to be permanently reinvested, no U.S. deferred income tax has been recorded.
NOTE Q—RETIREMENT PLANS

Simmons 401(k) Plan
      The Company has a defined contribution 401(k) plan for substantially all employees other than employees subject to collective bargaining agreements. Employees with 12 weeks of employment who have reached age 18 are permitted to participate in the plan. Generally, employees covered by collective bargaining agreements are not permitted to participate in the plan, unless the collective bargaining agreement expressly provides for participation. Eligible participants may make salary deferral contributions up to 17% of eligible compensation, subject to applicable tax limitations. The Company makes employer non-elective contributions, currently 3% of an employee’s eligible compensation, once an employee completes one year of service. All employer non-elective contributions are immediately vested and not subject to forfeiture.
      The Company also provides for an additional employer matching contribution of 50 cents on each employee dollar contributed up to 6% of the employee’s pay (subject to current tax limitations). The additional matching contribution is provided to participants who complete 1,000 hours of service and are employed on the last day of each plan year. The additional matching contribution vests 20% per year over five years.
      In 2004, Successor ’03, Predecessor ’03 and 2002, the Company made contributions to the plan of $3.8 million, $0.1 million, $3.9 million and $3.0 million, respectively, in the aggregate.

Sleep Country 401(k) Plan and Profit Sharing Plan
      The Company sponsors a 401(k) savings plan and profit sharing plan for all full-time employees of Sleep Country with at least three months of service. Annually, the Company may contribute a discretionary match based on a percentage of the employee’s 401(k) deferral. The Company’s

SIMMONS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)
contributions to these plans for 2004 were $0.2 million. Contributions to these plans in Successor ’03, Predecessor ’03 and 2002 were not material.

Other Plans
      Certain union employees participate in multi-employer pension plans sponsored by their respective unions. Amounts charged to pension cost, representing the Company’s required contributions to these plans for 2004, Successor ’03, Predecessor ’03 and 2002 were $1.9 million, not material, $2.1 million and $2.0 million, respectively.
      The Company had accrued $3.2 million as of December 25, 2004 and $3.0 million as of December 27, 2003 for a supplemental executive retirement plan for a former executive. Such amounts are included in other non-current liabilities in the accompanying consolidated balance sheets.

Retiree Health and Life Insurance Coverage
      The Company accrues the cost of providing postretirement benefits, including medical and life insurance coverage, during the active service period of the employee. Such amounts are included in other non-current liabilities in the accompanying consolidated balance sheets.
      In 2000, the Company limited eligibility for retiree health care benefits to employees who had become or did become eligible (by reaching age 55 with 15 years of service) by December 31, 2001. The Company currently allows former non-union employees who obtained age 55 and had 15 years of service as of December 31, 2001, and their spouses, to continue to receive health insurance coverage under our self-insured medical plan through age 65. The premiums for such coverage are paid by the former non-union employees. There is no current retiree health coverage for participants age 65 and over. This plan is unfunded.
      The Company also provides for the continuance of term life insurance under our group life insurance for a grandfathered group of former employees. The aggregate annual premiums for this coverage is not significant and are paid by the Company. This liability is unfunded.
      The Company had an accrued postretirement benefit obligation of $0.5 million and $0.7 million as of December 25, 2004 and December 27, 2003, respectively. In connection with the Acquisition, the accrued postretirement benefit obligation was adjusted to the difference between the projected benefit obligation and the fair value of the plan assets as of December 19, 2003. The Company had postretirement benefit income of $0.2 million and $0.3 million for 2004 and Predecessor ’03, respectively.
NOTE R—CONTINGENCIES
      From time to time, the Company has been involved in various legal proceedings. The Company believes that all other litigation is routine in nature and incidental to the conduct of the Company’s business, and that none of this other litigation, if determined adversely to the Company, would have a material adverse effect on the Company’s financial condition or results of its operations.
NOTE S—RELATED PARTY TRANSACTIONS
      In connection with the Acquisition, the Company entered into a management agreement (“THL management agreement”) with THL pursuant to which THL renders certain advisory and consulting services to the Company and each of its subsidiaries. In consideration of those services, the Company agreed to pay THL management fees equal to the greater of $1.5 million or an amount equal to 1.0% of the consolidated earnings before interest, taxes, depreciation and amortization of Simmons Bedding for such fiscal year, but before deduction of any such fee. The fees are paid semi-annually.

SIMMONS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)
      The Company and Fenway had entered into a management agreement (the “Fenway Advisory Agreement”) pursuant to which Fenway provided strategic advisory services to the Company. In exchange for advisory services, the Company had agreed to pay Fenway (i) annual management fees of the greater of 0.25% of net sales for the prior fiscal year or 2.5% of Adjusted EBITDA for the prior fiscal year, not to exceed $3.0 million; (ii) fees in connection with the consummation of any acquisition transactions for Fenway’s assistance in negotiating such transactions; and (iii) certain fees and expenses, including legal and accounting fees and any out-of-pocket expenses, incurred by Fenway in connection with providing services to the Company. In conjunction with the Acquisition, the Fenway Advisory Agreement was terminated.
      Sleep Country, Fenway and Boston Gardens Advisors, LLC (“Boston Gardens”) entered into a management agreement (the “Sleep Country Advisory Agreement”) pursuant to which Fenway and Boston Gardens provided strategic advisory services to Sleep Country. In conjunction with the merger of Simmons Bedding Company and Sleep Country on February 28, 2003, the Sleep Country Advisory Agreement was terminated.
      Included in selling, general and administrative expenses in the accompanying Consolidated Statements of Operations for 2004, Successor ’03, Predecessor ’03 and 2002 was $1.7 million, $0.1 million, $2.8 million and $2.4 million, respectively, related to the management fees for services provided by THL and Fenway to the Company and its subsidiaries.
      In connection with the Acquisition, the Company agreed to pay an affiliate of THL a transaction fee equal to $20.0 million plus all out-of-pocket expenses incurred by THL relating to the Acquisition and the related financing.
      Mr. Eitel owns a motor yacht that he made available to the Company for 25 days in 2004 for use as a venue for corporate and other functions. As compensation for the use of Mr. Eitel’s motor yacht, commencing November 1, 2003, the Company paid compensation to the captain of Mr. Eitel’s motor yacht in the amount of $80,000 per year, plus benefits. In fiscal year 2004, the total amount of salary and benefits paid under this agreement was approximately $92,000. On January 1, 2005, the Company ceased compensating the captain of Mr. Eitel’s motor yacht, but will continue to use the motor yacht as a venue for corporate and other functions. Mr. Eitel will be reimbursed solely for any out of pocket expenses associated with the functions.
      Rousch Consulting Group, Inc., wholly owned by Edward L. Rousch, the husband of our Executive Vice President—Human Resources and Assistant Secretary Rhonda C. Rousch, provided consulting services to the Company in 2004, Predecessor ’03, and 2002. The Company made aggregate payments to Rousch Consulting Group, Inc. of approximately $156,000, $0, $160,000 and $126,000, inclusive of out-of-pocket expenses of approximately $30,000, $0, $45,000 and $14,000, respectively, in 2004, Successor ’03, Predecessor ’03, and 2002, respectively.
NOTE T—SEGMENT INFORMATION
      Operating segments are generally organized internally by whether the products are sold to a reseller or to an end consumer. The Company operates in two business segments, wholesale bedding and retail bedding.
      The wholesale bedding segment consists of (i) the manufacture, sale and distribution of premium-branded bedding products to retail customers and institutional users of bedding products, such as the hospitality industry; (ii) the manufacture, sale and distribution of branded juvenile bedding and related soft good products; (iii) the licensing of intellectual property to domestic and international companies that manufacture and sell the Company’s premium-branded bedding products or products which complement the bedding products manufactured by the Company; (iv) the sale to consumers of product returns, off-

SIMMONS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)
quality product and excess inventory through retail outlet stores and (v) the operating expenses of the holding company.
      The retail bedding segment currently operates specialty sleep stores in Oregon and Washington that sell to consumers principally premium-branded bedding products. On May 1, 2004, the Company sold its retail bedding subsidiary, Mattress Gallery (see Note D to the consolidated financial statements for further explanation).
      The Company evaluates segment performance and allocates resources based on net sales and Adjusted EBITDA. Adjusted EBITDA differs from the term “EBITDA” as it is commonly used. In addition to adjusting net income to exclude interest expense, income taxes, depreciation and amortization, Adjusted EBITDA also adjusts net income by excluding items or expenses not typically excluded in the calculation of “EBITDA” such as management fees, variable stock compensation expenses, and other unusual or non-recurring items as defined by Simmons Bedding’s Senior Credit Facility. Management believes the aforementioned approach is the most informative representation of how management evaluates performance. Adjusted EBITDA does not represent net income or cash flow from operations as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs.

SIMMONS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)
      The following tables summarize segment information as of and for December 25, 2004, Successor ’03, Predecessor ’03, and December 28, 2002:
Successor
December 25, 2004

	Wholesale
	Bedding	Retail	Eliminations	Totals

	(in thousands)
Net sales to external customers	$788,908	$80,985	$—	$869,893
Intersegment net sales	19,465	—	(19,465)	—
Adjusted EBITDA	125,845	4,598	(343)	130,100
Depreciation and amortization expense	22,084	1,100	(100)	23,084
Expenditures for long-lived assets	17,174	1,032	—	18,206
Segment assets	1,281,434	25,381	(1,559)	1,305,256
Reconciliation of EBITDA and Adjusted
EBITDA to net income:
Net income	$25,479	$(1,462)	$(243)	$23,774
Depreciation and amortization	22,084	1,100	(100)	23,084
Income taxes	11,676	(152)	—	11,524
Interest expense, net	44,098	118	—	44,216
Interest income	141	—	—	141

EBITDA	103,478	(396)	(343)	102,739
Plant opening, closing charges	13,549	—	—	13,549
Management fees	1,702	—	—	1,702
Management severance	190	—	—	190
Non-cash stock compensation	3,347	—	—	3,347
Litigation and insurance	(650)	—	—	(650)
Transaction related expenditures, including cost of products sold	4,484	4,313	—	8,797
Other	(255)	681	—	426

Adjusted EBITDA	$125,845	$4,598	$(343)	$130,100

SIMMONS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)
Successor 2003

	Wholesale
	Bedding	Retail	Eliminations	Totals

	(in thousands)
Net sales to external customers	$6,509	$2,208	$—	$8,717
Intersegment net sales	346	—	(346)	—
Adjusted EBITDA	(826)	(85)	307	(604)
Depreciation and amortization expense	638	18	—	656
Expenditures for long-lived assets	—	—	—	—
Segment assets	1,142,939	38,638	1,542	1,183,119
Reconciliation of EBITDA and Adjusted EBITDA to net income:
Net income	$(6,824)	$(673)	$307	$(7,190)
Depreciation and amortization	638	18	—	656
Income taxes	(827)	—	—	(827)
Interest expense, net	4,657	4	—	4,661
Interest income	4	—	—	4

EBITDA	(2,352)	(651)	307	(2,696)
Non-cash stock compensation expense	—	—	—	—
Management fees	49	—	—	49
Plant opening, closing charges	286	—	—	286
Management severance	—	—	—	—
Non-recurring litigation and insurance	—	—	—	—
Transaction expenses	1,161	566	—	1,727
Other	30	—	—	30

Adjusted EBITDA	$(826)	$(85)	$307	$(604)

SIMMONS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)
Predecessor 2003

	Wholesale
	Bedding	Retail	Eliminations	Totals

	(in thousands)
Net sales to external customers	$701,935	$95,681	$—	$797,616
Intersegment net sales	32,228	—	(32,228)	—
Adjusted EBITDA	120,583	5,135	(818)	124,900
Depreciation and amortization expense	21,464	595	—	22,059
Expenditures for long-lived assets	7,130	1,661	—	8,791
Reconciliation of EBITDA and Adjusted EBITDA to net income:
Net income	$(35,169)	$1,891	$(818)	$(34,096)
Depreciation and amortization	21,464	595	—	22,059
Income taxes	(8,845)	—	—	(8,845)
Interest expense, net	44,408	684	—	45,092
Interest income	197	—	—	197

EBITDA	22,055	3,170	(818)	24,407
Non-cash stock compensation expense	68,415	—	—	68,415
Transaction expenses	22,190	209	—	22,399
Plant opening, closing charges	3,057	—	—	3,057
Non-recurring litigation and insurance	1,894	—	—	1,894
Non-recurring retail segment charges	—	432	—	432
Management fees	1,513	1,331	—	2,844
Management severance	661	—	—	661
Other	791	—	—	791

Adjusted EBITDA	$120,576	$5,142	$(818)	$124,900

SIMMONS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)
December 28, 2002

	Wholesale
	Bedding	Retail	Eliminations	Totals

	(in thousands)
Net sales to external customers	$636,826	$71,769	$—	$708,595
Intersegment net sales	22,131	—	(22,131)	—
Adjusted EBITDA	104,347	(460)	(990)	102,897
Depreciation and amortization expense	18,147	1,371	(468)	19,050
Goodwill impairment	—	20,285	—	20,285
Expenditures for long-lived assets	6,323	1,638	—	7,961
Segment assets	405,298	39,733	(34,000)	411,031
Reconciliation of EBITDA and Adjusted
EBITDA to net income (loss):
Net income (loss)	$26,901	$(26,990)	$(522)	$(611)
Depreciation and amortization, including goodwill impairment	18,147	21,656	(468)	39,335
Income taxes	12,005	—	—	12,005
Interest expense, net	29,558	2,442	—	32,000
Interest income	193	—	—	193

EBITDA	86,804	(2,892)	(990)	82,922
Non-cash stock compensation expense	15,561	—	—	15,561
Non-recurring litigation and insurance	1,304	—	—	1,304
Non-recurring retail segment charges	—	148	—	148
Management fees	69	2,284	—	2,353
Other	609	—	—	609

Adjusted EBITDA	$104,347	$(460)	$(990)	$102,897

      In the “Eliminations” column of each period presented above, the segment assets consist primarily of investments in subsidiaries, receivables and payables, and gross wholesale bedding profit in ending retail inventory. The segment operating income (loss) has been adjusted to eliminate the wholesale bedding profit in ending retail inventory.

SIMMONS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)
NOTE U—SUMMARY OF QUARTERLY FINANCIAL DATA (UNAUDITED)
      Although not required, following is a condensed summary of consolidated quarterly results for 2004 and 2003. The results of operations for the 2003 fourth quarter represent the mathematical addition of the historical amounts for the predecessor period (September 28, 2003 through December 19, 2003) and the successor period (December 20, 2003 through December 27, 2003) and are not indicative of the results that would have actually been obtained if the Acquisition had occurred on September 28, 2003.

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

	(in thousands)
2004:
Net sales	$223,320	$201,795	$238,221	$206,557
Gross profit	103,455	91,550	111,171	91,465
Operating income	17,289	20,197	25,442	16,586
Net income	3,965	5,958	9,411	4,440

2003:
Net sales	$186,615	$199,299	$217,924	$202,495
Gross profit	88,382	94,561	104,491	102,962
Operating income (loss)	19,908	12,591	24,361	(58,065)
Net income (loss)	7,480	3,485	15,573	(67,824)

SIMMONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME
(In thousands)

	Six Months Ended

	June 25,	June 26,
	2005	2004

Net sales	$413,624	$425,115
Cost of products sold	231,422	230,110

Gross profit	182,202	195,005

Operating expenses:
Selling, general and administrative expenses	152,286	158,866
Plant closure charges	40	764
Amortization of intangibles	2,858	2,289
Transaction expenses	177	662
Licensing fees	(4,866)	(5,062)

	150,495	157,519

Operating income	31,707	37,486
Interest expense, net	33,773	21,981

Income (loss) before income taxes	(2,066)	15,505
Income tax expense (benefit)	(933)	5,582

Net income (loss)	(1,133)	9,923
Other comprehensive income:
Foreign currency translation adjustment	(6)	(10)

Comprehensive income (loss)	$(1,139)	$9,913

The accompanying notes are an integral part of these
unaudited condensed consolidated financial statements.

SIMMONS COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	June 25,	December 25,
	2005	2004*

	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$31,368	$24,206
Accounts receivable, less allowances for doubtful receivables, discounts, and returns of $5,024 and $5,131	71,915	85,433
Inventories	32,482	33,300
Deferred income taxes	1,448	2,445
Other current assets	17,893	20,204

Total current assets	155,106	165,588

Property, plant and equipment, net	60,034	62,842
Goodwill	492,560	488,686
Intangible assets, net	540,125	542,983
Other assets	42,019	45,157

	$1,289,844	$1,305,256

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$839	$4,124
Accounts payable	51,657	54,385
Accrued liabilities	56,162	69,038

Total current liabilities	108,658	127,547

Non-current liabilities:
Long-term debt	920,355	913,611
Deferred income taxes	145,559	147,924
Other	13,887	13,346

Total liabilities	1,188,459	1,202,428

Commitments and contingencies (Note J)
Common stockholders’ equity:
Class A common stock, $.01 par value:
Authorized — 4,000,000 shares
Issued and outstanding — 3,867,596 and 3,871,805 shares	39	39
Class B common stock, $.01 par value:
Authorized — 688,235 shares
Issued and outstanding — 686,990 and 687,707 shares	7	7
Additional paid-in capital	102,164	102,149
Retained earnings	190	1,323
Accumulated other comprehensive income	124	130
Deferred compensation	(193)	(170)
Treasury stock, at cost; 10,710 and 6,501 shares of class A and 1,245 and 528 shares of class B common stock	(946)	(650)

Total common stockholders’ equity	101,385	102,828

	$1,289,844	$1,305,256

*	Derived from the Company’s 2004 audited Consolidated Financial Statements.
The accompanying notes are an integral part of these
unaudited condensed consolidated financial statements.

SIMMONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Six Months Ended

	June 25,	June 26,
	2005	2004

Cash flows from operating activities:
Net income (loss)	$(1,133)	$9,923
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,121	10,719
Provision for bad debts, net	(107)	2,542
Provision for deferred income taxes	(1,363)	4,274
Non-cash interest expense	9,457	908
Non-cash stock compensation expense	—	3,308
Net changes in operating assets and liabilities:
Accounts receivable	13,625	(11,553)
Inventories	818	3,108
Other current assets	2,311	5,774
Accounts payable	(2,728)	7,616
Accrued liabilities	(12,835)	7,140
Other, net	(2,820)	(4,636)

Net cash provided by operating activities	18,346	39,123

Cash flows from investing activities:
Purchases of property, plant and equipment	(2,586)	(6,728)
Proceeds from the sale of Gallery Corp., net	—	6,495
Purchase of certain assets of Simmons Juvenile Products, Inc.	(3,337)	—
Other, net	—	105

Net cash used in investing activities	(5,923)	(128)

Cash flows from financing activities:
Payments of deferred financing fees	(125)	(601)
Payments of senior credit facility, net	(4,668)	(11,675)
Payments of other debt	(158)	(6,002)
Purchase of treasury stock	(304)	—

Net cash used in financing activities	(5,255)	(18,278)

Net effect of exchange rate changes on cash	(6)	(10)

Change in cash and cash equivalents	7,162	20,707
Cash and cash equivalents, beginning of period	24,206	3,670

Cash and cash equivalents, end of period	$31,368	$24,377

The accompanying notes are an integral part of these
unaudited condensed consolidated financial statements.

SIMMONS COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

A.	Basis of Presentation
      For purposes of this report, the “Company” refers to Simmons Company and its subsidiaries, collectively. These interim condensed consolidated financial statements of the Company are unaudited, and have been prepared in accordance with GAAP for interim financial information and the rules and regulations of the Securities and Exchange Commission (“Commission”). The accompanying unaudited condensed consolidated financial statements contain all adjustments, which, in the opinion of management, are necessary to present fairly the financial position of the Company as of June 25, 2005, and its results of operations and cash flows for the period presented herein. All adjustments in the period presented herein are normal and recurring in nature unless otherwise disclosed. Operating results for the period ended June 25, 2005 are not necessarily indicative of future results that may be expected for the fiscal year ending December 31, 2005 or for any future period.
      The Company operates on a 52/53 week fiscal year ending on the last Saturday in December. Fiscal year 2005 is a 53 week year, whereas fiscal year 2004 was a 52 week year. The fourth quarter of fiscal year 2005 will be comprised of 14 weeks, whereas each of the first, second and third quarters are comprised of 13 weeks.
      The preparation of unaudited condensed consolidated financial statements in conformity with GAAP includes some amounts that are based upon management estimates and judgments. Future actual results could differ from such current estimates.

B.	Inventories
      A summary of inventories follows (in thousands):

	June 25,	December 25,
	2005	2004

Raw materials	$17,419	$18,135
Work-in-progress	1,049	1,236
Finished goods	9,577	9,934
Inventory held at retail stores	4,437	3,995

	$32,482	$33,300

C.	Acquisitions and Dispositions
      In December 2003, THL Bedding Company, a wholly owned subsidiary of the Company and an affiliate of Thomas H. Lee Partners, L.P., acquired Simmons Holdings, Inc. for approximately $1.115 billion, including related acquisition costs (the “Acquisition”). Concurrently with the closing of this transaction on December 19, 2003, each of THL Bedding Company and the operating company of Simmons Holdings, Inc., then named Simmons Company, merged with and into Simmons Holdings, Inc. with Simmons Holdings, Inc. continuing as the surviving corporation (now known as Simmons Bedding Company).
      The Company sold its Mattress Gallery retail operations in a stock transaction on May 1, 2004 to PCM for cash proceeds of $6.3 million plus the cancellation of all intercompany debt with the exception of current trade payables owed by Mattress Gallery to the Company. The cancellation of intercompany debt was recorded as a capital contribution to Mattress Gallery. No gain or loss was recorded on the sale since Mattress Gallery was recorded at fair value in connection with the Acquisition. As of June 25, 2005, the Company continued to guarantee approximately $1.3 million of Mattress Gallery’s obligations under certain store leases that expire over various periods through 2010. The Company does not record a liability

SIMMONS COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)
for this obligation on the condensed consolidated balance sheet. In connection with the sale, the Company entered into a supply agreement through April 2009 with PCM.
      Prior to the sale of Mattress Gallery, the Company did not reflect Mattress Gallery’s results of operations as discontinued operations since the Company has an ongoing interest in the cash flows of the operations through the long-term supply agreement. For the six months ended June 26, 2004, Mattress Gallery’s net sales and net loss were $12.9 million and $(3.3) million, respectively.
      On August 27, 2004, one of the Company’s then current subsidiaries, Simmons Juvenile, acquired certain assets and liabilities of the crib mattress and related soft goods business of Simmons Juvenile, Inc., a then-current licensee of the Company, for $19.7 million in cash, including transaction costs (the “Juvenile Acquisition”), plus contingent consideration based on Simmons Juvenile’s operating performance for the six months ended February 2005. The Company paid $3.3 million of contingent consideration in the second quarter of 2005 and adjusted the purchase price allocation by such payment. On May 3, 2005, Simmons Juvenile merged with and into The Simmons Manufacturing Co., LLC, with The Simmons Manufacturing Co., LLC continuing as the surviving corporation.
      Simmons Juvenile, Inc. manufactured and sold Simmons branded crib mattresses and related soft goods to the U.S. infant market. The Juvenile Acquisition provides the Company access to the U.S. infant market.
      The Company recorded the Juvenile Acquisition using the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based on their estimated fair market values. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed as of the date of the acquisition, adjusted for the contingent consideration paid in 2005 (in thousands):

Current assets	$3,665
Property, plant and equipment	23
Goodwill	4,034
Intangibles	18,000

Total assets acquired	25,722

Current liabilities	(2,476)
Non-current liabilities	(224)

Total liabilities assumed	(2,700)

Purchase price	$23,022

      The intangible assets acquired include non-contractual customer agreements of $8.8 million and trademarks of $9.2 million. The non-contractual customer agreements have a weighted average life of eleven years. The trademarks have an indefinite life. The goodwill was assigned to the Company’s wholesale segment. The tax-deductible goodwill was $6.3 million and is expected to be deductible for tax purposes over 15 years. The tax benefit associated with the excess of tax-deductible goodwill over the reported amount of goodwill will be recognized when realized on the Company’s tax return and will reduce the reported amount of goodwill associated with the Juvenile Acquisition. There were no pre-acquisition contingencies related to the Juvenile Acquisition.
      The Juvenile Acquisition is not considered significant to the Company’s balance sheets and statements of operations; therefore, pro forma information has not been presented.

SIMMONS COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

D.	Goodwill
      The changes in the carrying amount of goodwill for the six months ended June 25, 2005 are as follows (in thousands):

	Wholesale
	Bedding	Retail	Consolidated

Balance as of December 25, 2004	$476,394	$12,292	$488,686
Juvenile Acquisition contingent consideration (see Note C)	3,337	—	3,337
Tax benefit allocated to reduce goodwill	(46)	—	(46)
Adjustment of pre-acquisition tax liability	583	—	583

Balance as of June 25, 2005	$480,268	$12,292	$492,560

      During the second quarter of 2005, the Company changed its estimate of the ultimate treatment by a tax authority of certain tax contingencies that existed as of the date of the Acquisition. This change in estimate resulted in an increase in the Company’s goodwill and tax liability.

E.	Warranties
      The Company’s wholesale segment warranty policy provides a 10-year non-prorated warranty service period on all first quality conventional bedding products. The Company’s juvenile bedding products have warranty periods ranging from five years to a lifetime. The Company’s policy is to accrue the estimated cost of warranty coverage at the time the sale is recorded. The following table presents a reconciliation of the Company’s warranty liability for the six months ended June 25, 2005 and June 26, 2004 (in thousands):

	For the
	Six Months Ended

	June 25,	June 26,
	2005	2004

Balance at beginning of period	$3,699	$3,803
Additional warranties issued	2,085	2,295
Warranty settlements	(2,919)	(2,090)
Revisions of estimate	1,315	138

Balance at end of period	$4,180	$4,146

SIMMONS COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

F.	Long-Term Debt
      A summary of long-term debt follows (in thousands):

	June 25,	December 25,
	2005	2004

Senior credit facility:
Revolving loan	$—	$—
Tranche C term loan	391,932	396,600

Total senior credit facility	391,932	396,600
Senior unsecured term loan	140,000	140,000
Industrial revenue bonds, 7.00%, due 2017	9,700	9,700
Industrial revenue bonds, 4.34%, due 2016	3,800	3,800
Banco Santander loan, 4.34%, due 2013	1,796	1,902
7.875% senior subordinated notes due 2014	200,000	200,000
10.0% Senior Discount Notes due 2014, net of discount $95,119	173,881	165,596
Other, including capital lease obligations	85	137

	921,194	917,735
Less current portion	(839)	(4,124)

	$920,355	$913,611

      As of June 25, 2005, the Company had availability to borrow $64.9 million under the revolving loan after giving effect to $10.1 million that was reserved for the Company’s reimbursement obligations with respect to outstanding letters of credit. The remaining availability under the revolving loan may be utilized to meet the Company’s current working capital requirements, including issuance of stand-by and trade letters of credit. The Company also may utilize the remaining availability under the revolving loan to fund distributions, acquisitions and capital expenditures.
      Depending on Simmons Bedding’s leverage ratio, the Company may be required to prepay the tranche C term loan with up to 50% of Simmons Bedding’s excess cash flow (as defined in the senior credit facility) from each fiscal year. As a result of Simmons Bedding’s fiscal year 2004 excess cash flow, the Company made a $3.7 million mandatory prepayment on the tranche C term loan in March 2005. The Company prepaid $1.0 million of the tranche C term loan in the second quarter of 2005. The next quarterly principal payment required on the tranche C term loan will be in June 2006.
      The senior credit facility and the senior unsecured term loan bear interest at the Company’s choice of the Eurodollar Rate or Base Rate (both as defined), plus the applicable interest rate margins as follows:

	Eurodollar	Base
	Rate	Rate

Revolving loan	2.50%	1.50%
Tranche C term loan	2.50%	1.50%
Senior unsecured term loan	3.75%	2.75%
      The weighted average interest rates per annum in effect as of June 25, 2005 for the tranche C term loan and senior unsecured term loan were 5.84% and 7.00%, respectively.
      The Company has developed and implemented a policy to utilize extended Eurodollar contracts to minimize the impact of near term Eurodollar rate increases. For approximately $325 million of the tranche C term loan and $140 million of the senior unsecured term loan, the Company set the interest rate at the twelve month Eurodollar Rate on January 26, 2005, which fixed the Eurodollar Rate at 3.25%

SIMMONS COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)
through January 26, 2006. To further address interest rate risk, the Company has an interest rate cap agreement for a notional amount of $170 million which capped the Eurodollar Rate at 5.0% for the period of January 26, 2005 through January 26, 2006. The interest rate cap agreement has not been designated for hedge accounting and, accordingly, any changes in the fair value are recorded in interest expense. The fair value of the interest rate cap agreement is less than $0.3 million. The execution of these debt instruments resulted in the Company fixing the interest rate through January 26, 2005 on approximately 87% of its floating rate debt as of June 25, 2005.
      On December 15, 2004, the Company completed a private placement of $269.0 million aggregate principal amount at maturity of Discount Notes with an effective yield of 10.2%. The aggregate gross proceeds from the issuance of the Discount Notes was $165.1 million. The proceeds from the offering were used to make a dividend distribution to holders of class A stock of the Company and to pay expenses related to the sale and distribution of the Discount Notes. The Discount Notes bear interest at the rate of 10.0% per annum, which will be payable semi-annually in cash in arrears on June 15 and December 15 of each year commencing on June 15, 2010. Prior to December 15, 2009, interest will accrue on the Discount Notes in the form of an increase in the accreted value of the Discount Notes. The Company’s ability to make payments on the Discount Notes is dependent on the earnings and distribution of funds from Simmons Bedding.
      If any of the Discount Notes are outstanding on June 15, 2010, the Company will redeem for cash a portion of each Discount Note then outstanding in an amount equal to the Mandatory Principal Redemption Amount (as defined) plus a premium equal to 5.0% (one-half of the coupon) of the Mandatory Principal Redemption Amount. No partial redemption or repurchase of the Discount Notes pursuant to any other provision of the indenture will alter the obligation of the Company to make this redemption with respect to any Discount Notes then outstanding.
      The 7.875% senior subordinated notes due 2014 are fully and unconditionally guaranteed, on a joint and several basis, and on an unsecured, senior subordinated basis by all the Company’s active domestic subsidiaries. All the subsidiary guarantors are 100% owned by the Company. The following supplemental consolidating condensed financial statements provide additional guarantor/non-guarantor information.

SIMMONS COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)
SUPPLEMENTAL CONSOLIDATING CONDENSED STATEMENTS OF OPERATIONS
For the Six Months Ended June 25, 2005

	Issuer and Guarantors

		Simmons
	Simmons	Bedding	Guarantor	Non-Guarantor
	Company	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated

	(in thousands)
Net sales	$—	$(33,817)	$442,133	$5,308	$—	$413,624
Cost of products sold	—	593	226,917	3,912	—	231,422

Gross profit	—	(34,410)	215,216	1,396	—	182,202

Operating expenses:
Selling, general and administrative expenses	160	100,349	50,650	1,127	—	152,286
Plant closure charges	—	—	40	—	—	40
Amortization of intangibles	—	1,615	1,243	—	—	2,858
Intercompany fees	—	(142,807)	142,348	459	—	—
Transaction expenses	—	171	6	—	—	177
Licensing fees	—	(529)	(4,009)	(328)	—	(4,866)

	160	(41,201)	190,278	1,258	—	150,495

Operating income (loss)	(160)	6,791	24,938	138	—	31,707
Interest expense, net	8,381	24,940	400	52	—	33,773
Income from subsidiaries	4,162	23,711	4,162	—	(32,035)	—

Income (loss) before income taxes	(4,379)	5,562	28,700	86	(32,035)	(2,066)
Income tax expense (benefit)	(3,246)	1,400	1,039	(126)	—	(933)

Net income (loss)	$(1,133)	$4,162	$27,661	$212	$(32,035)	$(1,133)

SIMMONS COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)
SUPPLEMENTAL CONSOLIDATING CONDENSED STATEMENTS OF OPERATIONS
For the Six Months Ended June 26, 2004

	Issuer and Guarantors

		Simmons
	Simmons	Bedding	Guarantor	Non-Guarantor
	Company	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated

	(in thousands)
Net sales	$—	$(31,230)	$450,959	$5,386	$—	$425,115
Cost of products sold	—	594	225,581	3,935	—	230,110

Gross profit	—	(31,824)	225,378	1,451	—	195,005

Operating expenses:
Selling, general and administrative expenses	—	101,239	56,598	1,029	—	158,866
Plant closure charges	—	—	764	—	—	764
Amortization of intangibles	—	661	1,628	—	—	2,289
Intercompany fees	—	(106,880)	106,417	463	—	—
Transaction expenses	—	162	500	—	—	662
Licensing fees	—	(520)	(4,259)	(283)	—	(5,062)

	—	(5,338)	161,648	1,209	—	157,519

Operating income (loss)	—	(26,486)	63,730	242	—	37,486
Interest expense, net	—	21,563	397	21	—	21,981
Income from subsidiaries	9,923	39,406	9,923	—	(59,252)	—

Income (loss) before income taxes	9,923	(8,643)	73,256	221	(59,252)	15,505
Income tax expense (benefit)	—	(18,566)	24,070	78	—	5,582

Net income (loss)	$9,923	$9,923	$49,186	$143	$(59,252)	$9,923

SIMMONS COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)
SUPPLEMENTAL CONSOLIDATING CONDENSED BALANCE SHEETS
As of June 25, 2005

	Issuer and Guarantors

		Simmons
	Simmons	Bedding	Guarantor	Non-Guarantor
	Company	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated

	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$—	$14,793	$15,204	$1,371	$—	$31,368
Accounts receivable	—	565	69,157	2,193	—	71,915
Inventories	—	—	31,600	882	—	32,482
Other	—	8,043	10,738	560	—	19,341

Total current assets	—	23,401	126,699	5,006	—	155,106

Property, plant and equipment, net	—	11,018	43,915	5,101	—	60,034
Goodwill and other intangibles, net	—	67,688	964,932	65	—	1,032,685
Other assets	3,218	19,451	18,698	652	—	42,019
Net investment in and advances to subsidiaries	261,987	912,914	400,550	(1,771)	(1,573,680)	—

	$265,205	$1,034,472	$1,554,794	$9,053	$(1,573,680)	$1,289,844

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$—	$395	$226	$218	$—	$839
Accounts payable and accrued liabilities	35	44,729	61,643	1,412	—	107,819

Total current liabilities	35	45,124	61,869	1,630	—	108,658

Long-term debt	173,881	731,538	13,354	1,582	—	920,355
Deferred income taxes	(10,096)	(13,073)	168,551	177	—	145,559
Other non-current liabilities	—	6,120	4,597	402	2,768	13,887

Total liabilities	163,820	769,709	248,371	3,791	2,768	1,188,459

Stockholders’ equity	101,385	264,763	1,306,423	5,262	(1,576,448)	101,385

	$265,205	$1,034,472	$1,554,794	$9,053	$(1,573,680)	$1,289,844

SIMMONS COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)
SUPPLEMENTAL CONSOLIDATING CONDENSED STATEMENTS OF CASH FLOWS
For the Six Months Ended June 25, 2005

	Issuer and Guarantors

		Simmons
	Simmons	Bedding	Guarantor	Non-Guarantor
	Company	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated

	(in thousands)
Net cash provided by (used in) operating activities	$(202)	$4,901	$14,517	$(870)	$—	$18,346

Cash flows from investing activities:
Purchase of property, plant and equipment, net	—	(1,364)	(1,201)	(21)	—	(2,586)
Purchase of Simmons Juvenile Products	—	—	(3,337)	—	—	(3,337)

Net cash used in investing activities	—	(1,364)	(4,538)	(21)	—	(5,923)

Cash flows from financing activities:
Payments of deferred financing fees	(125)	—	—	—	—	(125)
Repayment of long-term obligations	—	(4,667)	(41)	(118)	—	(4,826)
Receipts from (distribution to) affiliates	279	—	(2,069)	1,790	—	—
Purchase of treasury stock	(304)	—	—	—	—	(304)

Net cash provided by (used in) financing activities	(150)	(4,667)	(2,110)	1,672	—	(5,255)

Net effect of exchange rate change	—	—	—	(6)	—	(6)

Change in cash and cash equivalents	(352)	(1,130)	7,869	775	—	7,162
Cash and cash equivalents:
Beginning of period	352	15,923	7,333	598	—	24,206

End of period	$—	$14,793	$15,202	$1,373	$—	$31,368

SIMMONS COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)
SUPPLEMENTAL CONSOLIDATING CONDENSED STATEMENTS OF CASH FLOWS
For the Six Months Ended June 26, 2004

	Issuer and Guarantors

		Simmons
	Simmons	Bedding	Guarantor	Non-Guarantor
	Company	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated

	(in thousands)
Net cash provided by (used in) operating activities	$(925)	$(32,692)	$69,117	$1,773	$—	$39,123

Cash flows from investing activities:
Purchase of property, plant and equipment, net	—	(2,899)	(2,852)	(977)	—	(6,728)
Proceeds from sale of Mattress Gallery	—	6,495	—	—	—	6,495
Other, net	—	105	—	—	—	105

Net cash used in investing activities	—	3,701	(2,852)	(977)	—	(128)

Cash flows from financing activities:
Repayment of long-term obligations	—	(16,960)	(601)	(116)	—	(17,677)
Receipt from (distribution to) affiliates	925	66,127	(63,402)	(1,800)	—	—
Deferred financing fees	—	(601)	—	—	—	(601)

Net cash provided by (used in) financing activities	925	48,566	(64,003)	(1,916)	—	(18,278)

Net effect of exchange rate change	—	—	—	(10)	—	(10)

Change in cash and cash equivalents	—	19,575	2,262	(1,130)	—	20,707
Cash and cash equivalents:
Beginning of period	—	615	667	2,388	—	3,670

End of period	$—	$20,190	$2,929	$1,258	$—	$24,377

G.	Segment Information
      The Company’s operating segments are generally organized internally by whether the products are sold to a reseller or to an end consumer. The Company has aggregated similar operating segments into two reportable segments: (1) wholesale bedding and (2) retail bedding.
      The wholesale bedding segment consists of (i) the manufacture, sale and distribution of premium bedding products to retail customers and institutional users of bedding products, such as the hospitality industry; (ii) the manufacture and distribution of branded juvenile bedding and related soft good products; (iii) the licensing of intellectual property to domestic and international companies that manufacture and sell the Company’s premium-branded bedding products or products which complement the bedding products manufactured by the Company; and (iv) the sale to consumers of product returns, off-quality product and excess inventory through retail outlet stores.
      The retail bedding segment currently operates specialty sleep stores in Oregon and Washington that sell to consumers principally premium-branded bedding products. On May 1, 2004, the Company sold its retail bedding subsidiary, Mattress Gallery (see Note C to the condensed consolidated financial statements for further explanation).
      The Company evaluates segment performance and allocates resources based on net sales and Adjusted EBITDA. Adjusted EBITDA differs from the term “EBITDA” as it is commonly used. In addition to adjusting net income to exclude interest expense, income taxes, depreciation and amortization, Adjusted EBITDA also adjusts net income by excluding items or expenses not typically excluded in the calculation

SIMMONS COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)
of “EBITDA” such as management fees, non-cash stock compensation expenses, and other unusual or non-recurring items as defined by the Company’s senior credit facility. Management believes the aforementioned approach is the most informative representation of how management evaluates performance. Adjusted EBITDA does not represent net income or cash flow from operations as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs.
      The following tables summarize segment information:
Six Months Ended June 25, 2005

	Wholesale
	Bedding	Retail	Eliminations	Totals

	(in thousands)
Net sales to external customers	$375,734	$37,890	$—	$413,624
Intersegment net sales	6,563	—	(6,563)	—
Adjusted EBITDA	43,475	3,653	170	47,298
Depreciation and amortization expense	12,370	753	—	13,123
Expenditures for long-lived assets	2,156	430	—	2,586
Segment assets	$1,263,943	$27,406	$(1,505)	$1,289,844
Reconciliation of EBITDA and Adjusted EBITDA to net income (loss):
Net income (loss)	$(3,041)	$1,738	$170	$(1,133)
Depreciation and amortization	12,370	753	—	13,123
Income taxes	(1,898)	965	—	(933)
Interest expense, net	33,767	6	—	33,773
Interest income	47	1	—	48

EBITDA	41,245	3,463	170	44,878
Reorganization costs	1,345	—	—	1,345
Management fees	563	190	—	753
Management severance	105	—	—	105
Transaction expenses	177	—	—	177
Plant closing costs	40	—	—	40

Adjusted EBITDA	$43,475	$3,653	$170	$47,298

SIMMONS COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)
Six Months Ended June 26, 2004
(In thousands)

	Wholesale
	Bedding	Retail	Eliminations	Totals

Net sales to external customers	$380,810	$44,305	$—	$425,115
Intersegment net sales	14,027	—	(14,027)	—
Adjusted EBITDA	64,848	1,617	(261)	66,204
Depreciation and amortization expense	10,300	417	—	10,717
Expenditures for long-lived assets	6,052	676	—	6,728
Segment assets	1,243,320	29,945	(2,106)	1,271,159
Reconciliation of EBITDA and Adjusted EBITDA to net income (loss):
Net income (loss)	$14,368	$(4,184)	$(261)	$9,923
Depreciation and amortization	10,300	417	—	10,717
Income taxes	5,968	(386)	—	5,582
Interest expense, net	21,883	98	—	21,981
Interest income	75	—	—	75

EBITDA	52,594	(4,055)	(261)	48,278
Non-cash stock compensation expense	3,308	—	—	3,308
Transaction related expenditures, including cost of products sold	2,640	3,844	—	6,484
Plant opening, closing charges	6,951	—	—	6,951
Mattress Gallery transaction expenses	162	500	—	662
Other expenses	(807)	1,328	—	521

Adjusted EBITDA	$64,848	$1,617	$(261)	$66,204

H.	People Realignment Plan
      In connection with a Company cost savings initiative, a people realignment plan for the Company’s salaried associates was implemented in the second and third quarters of 2005. The people realignment plan consisted of three phases. In the first phase, a voluntary early retirement program was offered to eligible salaried associates. Those associates participating in the early retirement program were offered benefits including severance payments and continued health insurance. The Company recorded the costs of the early retirement program when associates accepted the offer, which was during the second quarter of 2005. The cost of this early retirement program was $0.7 million and is reflected in selling, general and administrative expense in the accompanying condensed consolidated statement of operations.
      The second and third phases of the people realignment plan included voluntary and involuntary permanent reductions of the Company’s salaried associates. Associates terminated under these two phases were offered certain benefits which included severance payments, outplacement services and health insurance. The Company recorded the costs of the voluntary permanent terminations once the associate offered their resignation and the Company accepted, which was in the third quarter of 2005. The Company recorded the costs of the involuntary permanent terminations once the Company determined the final number of employees to be involuntarily separated and the plan was communicated to the associates, which was in the third quarter of 2005. The costs of the second and third phases of the people realignment

SIMMONS COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)
plan are currently estimated to be $1.7 million in the aggregate and will be recorded in the Company’s third quarter 2005 condensed consolidated statement of operations.
      The Company anticipates the people realignment plan will result in annualized compensation, fringe and benefit savings of approximately $5.0 million.

I.	Plant Closing and Opening Charges
      The Company’s Columbus, Ohio manufacturing facility was closed in April 2004. The Company incurred plant closure charges of approximately $0.8 million of severance, retention, rent, and transfer of equipment costs during the second quarter of fiscal year 2004 related to this closing. The Company wrote off inventory and incurred other miscellaneous charges of $0.2 million as a result of the closure of the plant, which was included in cost of goods sold during the second quarter of 2004. Additionally, the Company dismantled and abandoned equipment resulting in a $0.2 million charge to selling, general and administrative expenses during the second quarter of 2004.
      The Company opened a new manufacturing facility in Hazleton, Pennsylvania on March 15, 2004. The Company incurred non-recurring start-up costs, net of local and state training grants, related to the openings of approximately $5.8 million for the six months ended June 26, 2004. The start-up costs include travel and relocation, rent, utilities, repair and maintenance, and training expenses totaling $3.2 million for the six months ended June 26, 2004, which are included in cost of products sold, and incremental distribution costs of $2.6 million for the six months ended June 26, 2004, which are included in selling, general and administrative expenses. The incremental distribution expense resulted from the extra miles driven to service the customers that were previously serviced by the Company’s closed manufacturing facilities.
      In May 2005 and at the end of the lease term, the Company moved its juvenile manufacturing facility formerly located in Oshkosh, Wisconsin to a temporary manufacturing facility. The Company anticipates moving to a permanent facility in Neenah, Wisconsin during the third quarter of 2005.

J.	Contingencies
      From time to time, the Company has been involved in various legal proceedings. The Company believes that all current litigation is routine in nature and incidental to the conduct of the Company’s business, and that none of this litigation, if determined adversely to the Company, would have a material adverse effect on the Company’s financial condition or results of its operations.

K.	Accounting Pronouncements
      In December 2004, the Financial Accounting Standards Board issued SFAS No. 123 (Revised 2004), Share-Based Payment — An Amendment of FAS 123 and FAS 95, (“SFAS 123R”). SFAS 123R requires that compensation cost relating to share-based payment transactions be recognized in financial statements based upon the fair value of the award. SFAS 123R eliminates the option to account for the cost of stock-based compensation using the intrinsic value method as allowed under APB Opinion No. 25, Accounting for Stock Issued to Employees. The Company is considered a non-public entity as defined by SFAS 123R. SFAS 123R is effective for non-public entities for fiscal years beginning after December 15, 2005. The Company expects to adopt SFAS 123R as of the beginning of its fiscal year 2006. The Company does not anticipate that SFAS 123R will have a material effect on its consolidated financial statements.

SIMMONS COMPANY AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)
      In December 2004, the Financial Accounting Standards Board issued SFAS No. 153, Exchanges of Nonmonetary Assets — An Amendment of APB Opinion No. 29, (“SFAS 153”). SFAS 153, in contrast to APB No. 29, requires exchanges of nonmonetary assets to be accounted for based on the fair market value of the assets exchanged, rather than at their historical cost. The provisions of SFAS 153 are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005 and companies must apply the standard prospectively. The Company expects to adopt SFAS 153 as of the beginning of fiscal year 2006 and does not anticipate that SFAS 153 will have a material effect on its consolidated financial statements.

          No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to exchange only the notes offered hereby, but only under circumstances and in jurisdiction where it is lawful to do so. The information contained in this prospectus is current only as of its date. Until                     , 2005, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments of subscriptions.

$269,000,000
Simmons Company
Offer to Exchange all Outstanding
$269,000,000 principal amount at
maturity of 10% Senior Discount
Notes due 2014
for
$269,000,000 principal
amount at maturity of 10% Senior
Discount Notes due 2014
registered under the
Securities Act of 1933

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.
      Section 145 of the Delaware General Corporation Law (“Section 145”) permits indemnification of our officers and directors under certain limitations. Section 145 also provides that a corporation has the power to maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145.
      Article Six of the Registrant’s Certificate of Incorporation provides for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent not prohibited by the Delaware General Corporation Law. The rights to indemnity thereunder continue as to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of the heirs, executors and administrators of the person. In addition, expenses incurred by a director or executive officer in defending any civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Registrant (or was serving at the Registrant’s request as a director or officer of another corporation) shall be paid by the Registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Registrant as authorized by the relevant section of the Delaware General Corporation Law.
      As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Registrant’s Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be personally liable for monetary damages for breach of the directors’ fiduciary duty as directors to the Registrant and its stockholders. This provision in the Certificate of Incorporation does not eliminate the directors’ fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, pursuant to Section 102(b)(7) of the Delaware General Corporation Law each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Registrant for acts or omission not in good faith or involving international misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of Stock repurchases or redemptions that are unlawful under Section 174 of the Delaware General Corporation Law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.
      The Registrant has entered into indemnification agreements with each of its directors and executive officers. Generally, the indemnification agreements attempt to provide the maximum protection permitted by Delaware law as it may be amended from time to time. Moreover, the indemnification agreements provide for certain additional indemnification. Under such additional indemnification provisions, however, an individual will not receive indemnification for judgments, settlements or expenses if he or she is found liable to the Registrant (expect to the extent the court determines he or she is fairly and reasonably entitled to indemnity for expenses), for settlements not approved by the Registrant or for settlements and expenses if the settlement is not approved by the court. The indemnification agreements provide for the Registrant to advance to the individual any and all reasonable expenses (including legal fees and expenses) incurred in investigating or defending any such action, suit or proceeding. In order to receive an advance of expenses, the individual must submit to the Registrant copies of invoices presented to him or her for such expenses. Also, the individual must repay such advances upon a final judicial decision that he or she is not entitled to indemnification.
      At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the Registrant in which indemnification is being sought, nor is the Registrant aware of any threatened litigation that may result in a claim for indemnification by any director, officer, employee or other agent of the Registrant.

Item 21.	Exhibits.

(a)	Exhibits:
      The following exhibits are filed with or incorporated by reference into this Form S-4. For the purposes of this exhibit index, references to “Simmons Bedding” include Simmons Bedding, both prior to and following the transactions that occurred on December 19, 2003. The exhibits which are denominated by an asterisk (*) were previously filed as a part of, and are hereby incorporated by reference from either the (i) Registration Statement on Form S-4 under the Securities Act of 1933 for Simmons Bedding, File No. 333-76723 (referred to as “1999 S-4”), (ii) Registration Statement on Form S-4 under the Securities Act of 1933 for Simmons Bedding, File No. 333-113861 (referred to as “2004 S-4”), (iii) Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 for Simmons Bedding (referred to as “9/30/00 10-Q”), (iv) Annual Report on Form 10-K for the year ended December 29, 2001 for Simmons Bedding (referred to as “2001 10-K”), (v) Quarterly Report on Form 10-Q for the quarter ended March 30, 2002 for Simmons Bedding (referred to as “3/30/02 10-Q”), (vi) Quarterly Report on Form 10-Q for the quarter ended June 29, 2002 for Simmons Bedding (referred to as “6/29/02 10-Q”), (vii) Quarterly Report on Form 10-Q for the quarter ended September 28, 2002 for Simmons Bedding (referred to as “9/28/02 10-Q”), (viii) Annual Report on Form 10-K for the year ended December 28, 2002 for Simmons Bedding (referred to as “2002 10-K”), (ix) Annual Report on Form 10-K for the year ended December 27, 2003 for Simmons Bedding (referred to as “2003 10-K”) (x) Current Report on Form 8-K filed September 2, 2004 for Simmons Bedding (referred to as “9/02/04 8-K”), (xi) Annual Report on Form 10-K for the year ended December 25, 2004 for Simmons Bedding (“2004 10-K”), (xii) Registration Statement on Form S-4 under the Securities Act of 1933 for Simmons Company, File No. 333-124138, (xiii) Current Report on Form 8-K filed August 4, 2005 for Simmons Bedding (referred to as “8/4/05 8-K”), or (xiv) Current Report on Form 8-K filed August 12, 2005 for Simmons Bedding (referred to as “8/12/05 8-K”). Exhibits filed herewith have been denoted by a pound sign (#).

EXHIBIT INDEX

Exhibit
Number	Description

*2.1	Agreement and Plan of Merger dated as of December 19, 2003, by and between THL Bedding Company and Simmons Holdings, Inc. (2003 10-K)
*2.2	Agreement and Plan of Merger dated as of December 19, 2003, by and between Simmons Company and Simmons Holdings, Inc. (2003 10-K)
*3.1	Amended and Restated Certificate of Incorporation of Simmons Company (2005 S-4).
*3.1.1	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of THL Bedding Holding Company (2005 S-4).
*3.2	Certificate of Ownership and Merger of Simmons Company with and into Simmons Holdings, Inc. (2003 10-K)
#3.3	Amended and Restated By-laws of Simmons Company.
*4.1	Indenture (including form of note) dated as of December 19, 2003, among Simmons Bedding Company (f/k/a THL Bedding Company), the Guarantors party thereto and Wells Fargo Bank Minnesota, National Association, as trustee. (2003 10-K)
*4.2	Indenture (including form of note) dated as of December 15, 2004 between Simmons Company and Wells Fargo Bank, National Association, as trustee (2005 S-4).
*4.3	Exchange and Registration Rights Agreement dated December 15, 2004 among Simmons Company and the Initial Purchasers (2005 S-4).
#5.1	Opinion of Weil, Gotshal & Manges LLP regarding the validity of the securities offered hereby.
*10.1	Labor Agreement between Simmons Bedding and The United Steel Workers, Local No. 2401 for all production at the Atlanta, Georgia plant of Simmons Bedding excluding office workers, supervisors, foremen, inspectors, watchmen, plant guards, departmental coordinators, carload checkers or persons in any way identified with management for the period from October 16, 2001 to October 15, 2005 (2001 10-K).
*10.2	Labor Agreement between Simmons Bedding and The United Steel Workers, Local No. 515U for all employees at the Los Angeles, California plant of Simmons Bedding excluding executives, sales employees, office workers, and supervisors for the period from October 16, 2001 to October 15, 2005 (2001 10-K).
*10.3	Lease Agreement at Concourse between Concourse I, Ltd., as Landlord, and Simmons Bedding, as Tenant, dated as of April 20, 2000, as amended (9/30/00 10-Q).
*10.4	Lease between Beaver Ruin Business Center-Phase V between St. Paul Properties, Inc., as Landlord, and Simmons Bedding, as Tenant, dated as of October 19, 1994, as amended by Addendum to Lease, dated as of September 1, 1995 (1999 S-4).
*10.5	Loan Agreement, dated as of November 1, 1982, between the City of Janesville, Wisconsin and Simmons Bedding, as successor by merger to Simmons Manufacturing Company, Inc., relating to $9,700,000 City of Janesville, Wisconsin Industrial Development Revenue Bond, Series A (1999 S-4).
*10.6	Loan Agreement between the City of Shawnee and Simmons Bedding relating to the Indenture of Trust between City of Shawnee, Kansas and State Street Bank and Trust Company of Missouri, N.A., as Trustee, dated as of December 1, 1996 relating to $5,000,000 Private Activity Revenue Bonds, Series 1996 (1999 S-4).
*10.7	Loan Agreement dated as of December 12, 1997 between Simmons Caribbean Bedding, Inc. and Banco Santander Puerto Rico (1999 S-4).
*10.8	Simmons Retirement Savings Plan adopted February 1, 1987, as amended and restated January 1, 2002 (3/30/02 10-Q).
*10.8.1	First Amendment to the Simmons Retirement Savings Plan effective for years beginning after December 31, 2001 (3/30/02 10-Q).
*10.9	Retirement Plan for Simmons Company Employees adopted October 31, 1987, as amended and restated May 1, 1997 (3/30/02 10-Q).

Exhibit
Number	Description

*10.9.1	First Amendment to the Retirement Plan for Simmons Company Employees effective for years ending after December 31, 2001 (3/30/02 10-Q).
*10.10	Stock Purchase Agreement dated as of November 17, 2003, by and among Simmons Holdings, Inc., THL Bedding Company and the sellers named therein. (2003 10-K)
*10.11	ESOP Stock Sale Agreement dated as of November 21, 2003, by and among Simmons Holdings, Inc., State Street Bank and Trust Company, solely in its capacity as trustee, of the Simmons Company Employee Stock Ownership Trust, and THL Bedding Company. (2003 10-K)
*10.12	Amendment to Employee Stock Ownership Plan Trust Agreement dated as of December 16, 2003, between Simmons Company and State Street Bank and Trust Company, as trustee under the Trust Agreement. (2003 10-K)
*10.13	Management Agreement dated as of December 19, 2003, by and between Simmons Company and THL Managers V, LLC. (2003 10-K)
*10.14	Senior Manager Restricted Stock Agreement dated as of December 19, 2003, between THL Bedding Company and Charles R. Eitel. (2003 10-K)
*10.16	Senior Manager Restricted Stock Agreement dated as of December 19, 2003, between THL Bedding Company and William S. Creekmuir. (2003 10-K)
*10.17	Senior Manager Restricted Stock Agreement dated as of December 19, 2003, between THL Bedding Company and Rhonda C. Rousch. (2003 10-K)
*10.18	Restricted Stock Agreement dated as of December 19, 2003, between THL Bedding Holding Company and the Persons named therein. (2003 10-K)
*10.19	THL Bedding Holding Company Equity Incentive Plan. (2003 10-K)
*10.20	THL Bedding Holding Company Deferred Compensation Plan. (2003 10-K)
*10.21	Employment Agreement dated as of December 19, 2003, among THL Bedding Holding Company, Simmons Company and Charles R. Eitel. (2003 10-K)
*10.23	Employment Agreement dated as of December 19, 2003, among THL Bedding Holding Company, Simmons Company and William S. Creekmuir. (2003 10-K)
*10.24	Employment Agreement dated as of December 19, 2003, among THL Bedding Holding Company, Simmons Company and Rhonda C. Rousch. (2003 10-K)
*10.25	Management Subscription and Stock Purchase Agreement dated as of December 19, 2003, by and among THL Bedding Holding Company and the Persons named therein. (2003 10-K)
*10.26	Amended and Restated Credit and Guaranty Agreement, dated as of August 27, 2004, among Simmons Bedding Company, as Company, THL-SC Bedding Company and certain subsidiaries of the Company, as Guarantors, the financial institutions listed therein, as Lenders, UBS Securities LLC, as Joint Lead Arranger and as Co-Syndication Agent, Deutsche Bank AG, New York Branch, as Administrative Agent and Collateral Agent, General Electric Capital Corporation, as Co-Documentation Agent, CIT Lending Services Corporation, as Co-Documentation Agent, and Goldman Sachs Credit Partners L.P., as Sole Bookrunner, a Joint Lead Arranger and as Co- Syndication Agent (9/02/04 8-K)
*10.27	Senior Unsecured Term Loan and Guaranty Agreement, dated December 19, 2003, among THL Bedding Company, as Company, THL-SC Bedding Company and certain subsidiaries of the Company, as Guarantors, the financial institutions listed therein, as Lenders, Goldman Sachs Credit Partners L.P., as Sole Bookrunner, a Joint Lead Arranger and as Co-Syndication Agent, UBS Securities LLC, as Joint Lead Arranger and as Co-Syndication Agent, and Deutsche Bank AG, New York Branch, as Administrative Agent. (2003 10-K)
*10.28	Assumption Agreement, dated December 19, 2003, made by Simmons Holdings, Inc., Simmons Company and certain subsidiaries of Simmons, a Guarantors, in favor of Deutsche Bank, AG, New York Branch, as Administrative Agent for banks and other financial institutions or entities, the Lenders, parties to the Credit Agreement and Term Loan Agreement. (2003 10-K)

Exhibit
Number	Description

*10.29	Pledge and Security Agreement dated December 19, 2003, between each of the grantors party thereto and Deutsche Bank AG, New York Branch, as the Collateral Agent. (2003 10-K)
*10.30	2002 Stock Option Plan (2002 10-K)
*10.31	Simmons Company Employee Stock Ownership Plan adopted January 31, 1998, as amended and restated December 29, 2001 (3/30/02 10-Q).
*10.31.1	First Amendment to the Simmons Company Employee Stock Ownership Plan effective for years ending after December 31, 2001 (3/30/02 10-Q)
*10.32	Offer of Employment dated as of July 14, 2005, among Simmons Bedding and Robert P. Burch (8/4/05 8-K)
*10.32.1	Non-Compete Agreement dated as of July 14, 2005, among Simmons Bedding and Robert P. Burch (8/4/05 8-K)
*10.32.2	Relocation Agreement dated as of July 14, 2005, among Simmons Bedding and Robert P. Burch (8/4/05 8-K)
*10.33	Offer of Employment dated as of August 3, 2005, among Simmons Bedding and Stephen G. Fendrich (8/12/05 8-K)
*10.33.1	Non-Compete Agreement dated as of August 3, 2005, among Simmons Bedding and Stephen G. Fendrich (8/12/05 8-K)
*10.33.2	Relocation Agreement dated as of August 3, 2005, among Simmons Bedding and Stephen G. Fendrich (8/12/05 8-K)
*10.34	General Release and Separation Agreement dated as of August 9, 2005, among Simmons Bedding, Simmons Company and Robert W. Hellyer (8/12/05 8-K)
#12.1	Computation of ratio of earnings to fixed charges
#21.1	Subsidiaries of Simmons Company
#23.1	Consent of PricewaterhouseCoopers LLP
#23.2	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1)
#23.3	Consent of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.
*24.1	Power of Attorney (included on the signature pages hereto)
*25.1	Statement of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of 1939 of Wells Fargo Bank, National Association (2005 S-4)

Item 22.	Undertakings
      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
      The undersigned registrants hereby undertake:

(1) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(2) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(A) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(B) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(C) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(3) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the exchange offer.

(5) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of the receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, Simmons Company has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 26th day of August, 2005.

Simmons Company

By:	/s/ William S. Creekmuir

William S. Creekmuir
Executive Vice President and
Chief Financial Officer
(principal financial officer)
      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 26th day of August, 2005.

/s/ Charles R. Eitel Charles R. Eitel	Chief Executive Officer and Chairman of the Board of Directors (principal executive officer)

/s/ Todd M. Abbrecht Todd M. Abbrecht	Director

/s/ Robin Burns-McNeill Robin Burns-McNeill	Director

/s/ William P. Carmichael William P. Carmichael	Director

/s/ David A. Jones David A. Jones	Director

/s/ B. Joseph Messner B. Joseph Messner	Director

/s/ Albert L. Prillaman Albert L. Prillaman	Director

/s/ Scott A. Schoen Scott A. Schoen	Director

/s/ George R. Taylor George R. Taylor	Director

/s/ Mark F. Chambless Mark F. Chambless	Vice President & Corporate Controller; (principal accounting officer)

SIMMONS BEDDING COMPANY
SCHEDULE II — VALUATION ACCOUNTS
Valuation Accounts

	Col. B			Col. E
	Balance at			Balance at
	Beginning of	Col. C	Col. D	End of
Col. A Description	Period	Additions	Deductions	Period

Six Months ended June 25, 2005
Doubtful accounts	$2,488	$4	$276	$2,216
Discounts and returns, net	2,644	164	—	2,808

	$5,132	$168	$276	$5,024

Fiscal year ended December 25, 2004
Doubtful accounts	$2,920	$2,479	$2,911	$2,488
Discounts and returns, net	2,040	604	—	2,644

	$4,960	$3,083	$2,911	$5,132

For the period from December 20, 2003 to December 27, 2003
Doubtful accounts	$2,867	$1,110	$1,057	$2,920

Discounts and returns, net	2,040	—	—	2,040

	$4,907	$1,110	$1,057	$4,960

For the period from December 29, 2002 to December 19, 2003
Doubtful accounts	$3,134	$2,730	$2,997	$2,867
Discounts and returns, net	2,152	—	112	2,040

	$5,286	$2,730	$3,109	$4,907

Fiscal year ended December 28, 2002
Doubtful accounts	$1,879	$3,082	$1,827	$3,134
Discounts and returns, net	2,885	—	733	2,152

	$4,764	$3,082	$2,560	$5,286

EXHIBIT INDEX

(a)	Exhibits:
      The following exhibits are filed with or incorporated by reference into this Form S-4. For the purposes of this exhibit index, references to “Simmons Bedding” include Simmons Bedding, both prior to and following the transactions that occurred on December 19, 2003. The exhibits which are denominated by an asterisk (*) were previously filed as a part of, and are hereby incorporated by reference from either the (i) Registration Statement on Form S-4 under the Securities Act of 1933 for Simmons Bedding, File No. 333-76723 (referred to as “1999 S-4”), (ii) Registration Statement on Form S-4 under the Securities Act of 1933 for Simmons Bedding, File No. 333-113861 (referred to as “2004 S-4”), (iii) Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 for Simmons Bedding (referred to as “9/30/00 10-Q”), (iv) Annual Report on Form 10-K for the year ended December 29, 2001 for Simmons Bedding (referred to as “2001 10-K”), (v) Quarterly Report on Form 10-Q for the quarter ended March 30, 2002 for Simmons Bedding (referred to as “3/30/02 10-Q”), (vi) Quarterly Report on Form 10-Q for the quarter ended June 29, 2002 for Simmons Bedding (referred to as “6/29/02 10-Q”), (vii) Quarterly Report on Form 10-Q for the quarter ended September 28, 2002 for Simmons Bedding (referred to as “9/28/02 10-Q”), (viii) Annual Report on Form 10-K for the year ended December 28, 2002 for Simmons Bedding (referred to as “2002 10-K”), (ix) Annual Report on Form 10-K for the year ended December 27, 2003 for Simmons Bedding (referred to as “2003 10-K”) (x) Current Report on Form 8-K filed September 2, 2004 for Simmons Bedding (referred to as “9/02/04 8-K”), (xi) Annual Report on Form 10-K for the year ended December 25, 2004 for Simmons Bedding (“2004 10-K”), (xii) Registration Statement on Form S-4 under the Securities Act of 1933 for Simmons Company, File No. 333-124138 (referred to as “2005 S-4”), (xiii) Current Report on Form 8-K filed August 4, 2005 for Simmons Bedding (referred to as “8/4/05 8-K”), or (xiv) Current Report on Form 8-K filed August 12, 2005 for Simmons Bedding (referred to as “8/12/05 8-K”). Exhibits filed herewith have been denoted by a pound sign (#).
EXHIBIT INDEX

Exhibit
Number	Description

*2.1	Agreement and Plan of Merger dated as of December 19, 2003, by and between THL Bedding Company and Simmons Holdings, Inc. (2003 10-K)
*2.2	Agreement and Plan of Merger dated as of December 19, 2003, by and between Simmons Company and Simmons Holdings, Inc. (2003 10-K)
*3.1	Amended and Restated Certificate of Incorporation of Simmons Company. (2005 S-4)
*3.1.1	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of THL Bedding Holding Company. (2005 S-4)
*3.2	Certificate of Ownership and Merger of Simmons Company with and into Simmons Holdings, Inc. (2003 10-K)
#3.3	Amended and Restated By-laws of Simmons Company.
*4.1	Indenture (including form of note) dated as of December 19, 2003, among Simmons Bedding Company (f/k/a THL Bedding Company), the Guarantors party thereto and Wells Fargo Bank Minnesota, National Association, as trustee. (2003 10-K)
*4.2	Indenture (including form of note) dated as of December 15, 2004 between Simmons Company and Wells Fargo Bank, National Association, as trustee. (2005 S-4)
*4.3	Exchange and Registration Rights Agreement dated December 15, 2004 among Simmons Company and the Initial Purchasers. (2005 S-4)
#5.1	Opinion of Weil, Gotshal & Manges LLP regarding the validity of the securities offered hereby.

Exhibit
Number	Description

*10.1	Labor Agreement between Simmons Bedding and The United Steel Workers, Local No. 2401 for all production at the Atlanta, Georgia plant of Simmons Bedding excluding office workers, supervisors, foremen, inspectors, watchmen, plant guards, departmental coordinators, carload checkers or persons in any way identified with management for the period from October 16, 2001 to October 15, 2005 (2001 10-K).
*10.2	Labor Agreement between Simmons Bedding and The United Steel Workers, Local No. 515U for all employees at the Los Angeles, California plant of Simmons Bedding excluding executives, sales employees, office workers, and supervisors for the period from October 16, 2001 to October 15, 2005 (2001 10-K).
*10.3	Lease Agreement at Concourse between Concourse I, Ltd., as Landlord, and Simmons Bedding, as Tenant, dated as of April 20, 2000, as amended (9/30/00 10-Q).
*10.4	Lease between Beaver Ruin Business Center-Phase V between St. Paul Properties, Inc., as Landlord, and Simmons Bedding, as Tenant, dated as of October 19, 1994, as amended by Addendum to Lease, dated as of September 1, 1995 (1999 S-4).
*10.5	Loan Agreement, dated as of November 1, 1982, between the City of Janesville, Wisconsin and Simmons Bedding, as successor by merger to Simmons Manufacturing Company, Inc., relating to $9,700,000 City of Janesville, Wisconsin Industrial Development Revenue Bond, Series A (1999 S-4).
*10.6	Loan Agreement between the City of Shawnee and Simmons Bedding relating to the Indenture of Trust between City of Shawnee, Kansas and State Street Bank and Trust Company of Missouri, N.A., as Trustee, dated as of December 1, 1996 relating to $5,000,000 Private Activity Revenue Bonds, Series 1996 (1999 S-4).
*10.7	Loan Agreement dated as of December 12, 1997 between Simmons Caribbean Bedding, Inc. and Banco Santander Puerto Rico (1999 S-4).
*10.8	Simmons Retirement Savings Plan adopted February 1, 1987, as amended and restated January 1, 2002 (3/30/02 10-Q).
*10.8.1	First Amendment to the Simmons Retirement Savings Plan effective for years beginning after December 31, 2001 (3/30/02 10-Q).
*10.9	Retirement Plan for Simmons Company Employees adopted October 31, 1987, as amended and restated May 1, 1997 (3/30/02 10-Q).
*10.9.1	First Amendment to the Retirement Plan for Simmons Company Employees effective for years ending after December 31, 2001 (3/30/02 10-Q).
*10.10	Stock Purchase Agreement dated as of November 17, 2003, by and among Simmons Holdings, Inc., THL Bedding Company and the sellers named therein. (2003 10-K)
*10.11	ESOP Stock Sale Agreement dated as of November 21, 2003, by and among Simmons Holdings, Inc., State Street Bank and Trust Company, solely in its capacity as trustee, of the Simmons Company Employee Stock Ownership Trust, and THL Bedding Company. (2003 10-K)
*10.12	Amendment to Employee Stock Ownership Plan Trust Agreement dated as of December 16, 2003, between Simmons Company and State Street Bank and Trust Company, as trustee under the Trust Agreement. (2003 10-K)
*10.13	Management Agreement dated as of December 19, 2003, by and between Simmons Company and THL Managers V, LLC. (2003 10-K)
*10.14	Senior Manager Restricted Stock Agreement dated as of December 19, 2003, between THL Bedding Company and Charles R. Eitel. (2003 10-K)
*10.16	Senior Manager Restricted Stock Agreement dated as of December 19, 2003, between THL Bedding Company and William S. Creekmuir. (2003 10-K)
*10.17	Senior Manager Restricted Stock Agreement dated as of December 19, 2003, between THL Bedding Company and Rhonda C. Rousch. (2003 10-K)
*10.18	Restricted Stock Agreement dated as of December 19, 2003, between THL Bedding Holding Company and the Persons named therein. (2003 10-K)

Exhibit
Number	Description

*10.19	THL Bedding Holding Company Equity Incentive Plan. (2003 10-K)
*10.20	THL Bedding Holding Company Deferred Compensation Plan. (2003 10-K)
*10.21	Employment Agreement dated as of December 19, 2003, among THL Bedding Holding Company, Simmons Company and Charles R. Eitel. (2003 10-K)
*10.23	Employment Agreement dated as of December 19, 2003, among THL Bedding Holding Company, Simmons Company and William S. Creekmuir. (2003 10-K)
*10.24	Employment Agreement dated as of December 19, 2003, among THL Bedding Holding Company, Simmons Company and Rhonda C. Rousch. (2003 10-K)
*10.25	Management Subscription and Stock Purchase Agreement dated as of December 19, 2003, by and among THL Bedding Holding Company and the Persons named therein. (2003 10-K)
*10.26	Amended and Restated Credit and Guaranty Agreement, dated as of August 27, 2004, among Simmons Bedding Company, as Company, THL-SC Bedding Company and certain subsidiaries of the Company, as Guarantors, the financial institutions listed therein, as Lenders, UBS Securities LLC, as Joint Lead Arranger and as Co-Syndication Agent, Deutsche Bank AG, New York Branch, as Administrative Agent and Collateral Agent, General Electric Capital Corporation, as Co-Documentation Agent, CIT Lending Services Corporation, as Co-Documentation Agent, and Goldman Sachs Credit Partners L.P., as Sole Bookrunner, a Joint Lead Arranger and as Co-Syndication Agent (9/02/04 8-K)
*10.27	Senior Unsecured Term Loan and Guaranty Agreement, dated December 19, 2003, among THL Bedding Company, as Company, THL-SC Bedding Company and certain subsidiaries of the Company, as Guarantors, the financial institutions listed therein, as Lenders, Goldman Sachs Credit Partners L.P., as Sole Bookrunner, a Joint Lead Arranger and as Co-Syndication Agent, UBS Securities LLC, as Joint Lead Arranger and as Co-Syndication Agent, and Deutsche Bank AG, New York Branch, as Administrative Agent. (2003 10-K)
*10.28	Assumption Agreement, dated December 19, 2003, made by Simmons Holdings, Inc., Simmons Company and certain subsidiaries of Simmons, a Guarantors, in favor of Deutsche Bank, AG, New York Branch, as Administrative Agent for banks and other financial institutions or entities, the Lenders, parties to the Credit Agreement and Term Loan Agreement. (2003 10-K)
*10.29	Pledge and Security Agreement dated December 19, 2003, between each of the grantors party thereto and Deutsche Bank AG, New York Branch, as the Collateral Agent. (2003 10-K)
*10.30	2002 Stock Option Plan (2002 10-K)
*10.31	Simmons Company Employee Stock Ownership Plan adopted January 31, 1998, as amended and restated December 29, 2001 (3/30/02 10-Q)
*10.31.1	First Amendment to the Simmons Company Employee Stock Ownership Plan effective for years ending after December 31, 2001 (3/30/02 10-Q)
*10.32	Offer of Employment dated as of July 14, 2005, among Simmons Bedding and Robert P. Burch (8/4/05 8-K)
*10.32.1	Non-Compete Agreement dated as of July 14, 2005, among Simmons Bedding and Robert P. Burch (8/4/05 8-K)
*10.32.2	Relocation Agreement dated as of July 14, 2005, among Simmons Bedding and Robert P. Burch (8/4/05 8-K)
*10.33	Offer of Employment dated as of August 3, 2005, among Simmons Bedding and Stephen G. Fendrich (8/12/05 8-K)
*10.33.1	Non-Compete Agreement dated as of August 3, 2005, among Simmons Bedding and Stephen G. Fendrich (8/12/05 8-K)
*10.33.2	Relocation Agreement dated as of August 3, 2005, among Simmons Bedding and Stephen G. Fendrich (8/12/05 8-K)

Exhibit
Number	Description

*10.34	General Release and Separation Agreement dated as of August 9, 2005, among Simmons Bedding, Simmons Company and Robert W. Hellyer (8/12/05 8-K)
#12.1	Computation of ratio of earnings to fixed charges
#21.1	Subsidiaries of Simmons Company
#23.1	Consent of PricewaterhouseCoopers LLP
#23.2	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1)
#23.3	Consent of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.
*24.1	Power of Attorney (included on the signature pages hereto)
*25.1	Statement of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of 1939 of Wells Fargo Bank, National Association (2005 S-4)